AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON April 30, 2003
                         Registration  Nos.     2-92633
                                        811-04087
      ====================================================================
     SECURITIES  AND  EXCHANGE  COMMISSION
     Washington,  D.C.  20549

     FORM  N-1A

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933     [ ]
               Post-Effective  Amendment  No. 44             [X]
                                       and
         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [ ]
          Amendment  No.  47                  [X]


                                EXETER FUND, INC.
                _________________________________________________
               (Exact name of registrant as specified in charter)

                                1100 Chase Square
                            Rochester, New York 14604
               ___________________________________________________
               (Address of Principal Executive Offices) (Zip Code)

               Registrant's Telephone Number, Including Area Code (585) 325-6880

                                B. Reuben Auspitz
                              c/o Exeter Fund, Inc.
                                1100 Chase Square
                               Rochester, NY 14604

                     (Name and Address of Agent For Service)
                                   Copies to:

                            Richard W. Grant, Esquire
                          Morgan, Lewis & Bockius, LLP
                                 1701 Market St.
                             Philadelphia, PA 19103
       =====================================================================
It  is  proposed  that  this  filing  will  become  effective:
     /  X  /  immediately  upon  filing  pursuant  to  paragraph  (b)
/   /  on  [date]  pursuant  to  paragraph  (b)
/   /  60  days  after  filing  pursuant  to  paragraph  (a)
/  /  on  May  1,2003  pursuant  to  paragraph  (a)  of  Rule  485
     /   /  75  days  after  filing  pursuant  to  paragraph  (a)(2)
/   /  on  (date)  pursuant  to  paragraph  (a)(2)  of  Rule  485

If  appropriate,  check  the  following  box:

     /   /  this  post-effective amendment designates a new effective date for a
previously                          filed  post-effective  amendment.

Title  of  Securities  Being  Registered:
                            Investment Company Shares
..=============================================================================


Prospectus
May  1,  2003
Exeter  Fund,  Inc.

Diversified Tax Exempt Series The Securities and Exchange Commission has not approved or disapproved these securities or determined whether this prospectus is accurate or complete. Any statement to the contrary is a crime.

Exeter  Fund,  Inc.

(This  page  intentionally  left  blank)




Contents

Page

Goals, Strategies, and Risks                 4
More About the Series' Investments           6
Management                                   7
How to Buy, Exchange, and Redeem Shares      8
Investment and Account Information          10
Dividends, Distributions, and Taxes         12
Financial Highlights                        13

Goals,  Strategies,  and  Risks

Investment  Goal
Provide as high a level of current income exempt from federal income tax as the Advisor believes is consistent with the preservation of capital.

Investment  Strategies
The Series invests primarily in municipal bonds and other securities the income from which is exempt from federal income tax. The Series will, under normal circumstances, invest at least 80% of its net assets in securities the income from which is exempt from federal income tax, including the Alternative Minimum Tax. The main issuers of these securities are state and local agencies. In selecting investments for the Series, the Advisor attempts to balance the Series' goals of high income and capital preservation. With this approach, the Advisor attempts to build a portfolio that it believes provides the opportunity to earn current income; however, the Advisor will only purchase investment grade securities, or those securities determined by the Advisor to be of equivalent quality, and will maintain other selection criteria in an attempt to avoid permanent capital loss.

Maturity The Series is not subject to any maturity restrictions but will vary its maturity depending on the Advisor's outlook for interest rates.

Credit Quality The Series' investments will be limited to investment grade securities, those rated BBB or above by S&P or Baa or above by Moody's or determined by the Advisor to be of equivalent quality.

Bond Selection Process The Advisor emphasizes those bond market sectors and selects for the Series those securities that it believes offer yields sufficient to compensate the investor for the risks specific to the security or sector. In analyzing the relative attractiveness of sectors and individual securities, the Advisor considers:
-  The  interest  rate  sensitivity  of  each  security.
- The narrowing or widening of interest rate spreads between sectors, securities of different credit quality or securities of different maturities.

Principal  Risks  of  Investing  in  the  Series
As with most bond funds, the value of your investment will fluctuate with changes in interest rates. This means that you could lose money on your investment in the Series or the Series could underperform if any of the following occurs:

- Interest rates go up, which will make bond prices go down and reduce the value of the Series' portfolio. The risk will be higher when the Series is invested in longer-term bonds than when it is invested in bonds with shorter maturities, because longer-term bonds are generally more sensitive to interest rate changes. Changes in the value of portfolio securities will not affect interest income derived from those securities, but will affect the value of the Series' portfolio.
- The issuer of a bond owned by the Series defaults on its obligation to pay principal or interest or has its credit rating downgraded.
- The Advisor's judgments about the attractiveness, relative value or potential appreciation of a particular security or sector prove to be incorrect.

In addition to the general risks of bond funds, the Series is subject to the risk that its market segment (tax exempt securities) may underperform other fixed income market segments or the fixed income markets as a whole.

Summary  of  Past  Performance
The bar chart and total return table provide some indication of the risks of investing in the Series. The bar chart shows changes in the performance of the Series for each full calendar year since its inception. The total return table shows how the average annual total returns for the Series for different periods compared to those of the Merrill Lynch Intermediate Municipal Bond Index. The Merrill Lynch Intermediate Municipal Bond Index is a market value weighted
measure  of  approximately   255  investment  grade municipal bonds
issued  across  the  United  States.

Diversified  Tax  Exempt  Series
%  Total  Return

[BAR CHART SHOWING THE PERCENT TOTAL RETURN FOR THE DIVERSIFIED TAX EXEMPT SHARES PORTFOLIO FOR 1995, 1996, 1997, 1998, 1999, 2000, 2001 and 2002
WITH CALENDAR YEARS ENDED DECEMBER 31ST: THE RESULTS ARE 1995, 16.29; 1996, 3.33; 1997, 7.92%; 1998, 5.49%; 1999, -4.67%; 2000, 12.92%; 2001, 3.72%; AND
2002,  9.21%
Calendar  Years  Ended  December  31

Average  Annual  Total  Returns
(For  the  periods  ended  December  31,  2002)



                                             Since Inception
                          1 Year   5 Years   on 2/14/94

Return Before Taxes        9.21%     5.16%      5.27%
Return After Taxes
on Distributions          9.03%      5.12%      5.24%
Return After Taxes
on Distributions
and Sale of Series
Shares                    7.32%     4.95%       5.05%
Index:
(reflects no deduction
for fees, expenses, or
taxes)
Merrill Lynch
Intermediate
Municipal Bond Index     10.48%    6.23%       6.00%



Quarterly  Returns
Highest:  6.48%  in  1st  quarter  1995
Lowest:  -2.48%  in  2nd  quarter  1999

Past performance does not necessarily indicate how the Series will perform in the future.
After-tax returns reflect the historical highest individual federal marginal income tax rates and do not reflect state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns reflect past tax effects and are not predictive of future tax effects. After-tax returns are not relevant to those investing through 401(k) plans, IRAs or other tax-deferred arrangements.

Fees  and  Expenses  of  the  Series
This table describes the fees and expenses you may pay if you invest in shares of the Series.

     Diversified  Tax  Exempt  Series




Shareholder fees (paid directly from your investment)        None1
Annual Fund operating expenses (expenses that are
deducted from assets of the Series)
Management fee                                               0.50%
Distribution and service (Rule 12b-1) fees                    None
Other expenses                                               0.32%
Total annual fund operating expenses                         0.82%




1A wire charge, currently $15, may be deducted from the amount of a wire redemption payment made at the request of a shareholder. A shareholder may effect up to four (4) exchanges in a twelve (12) month period without charge. Subsequent exchanges are subject to a fee of $15.

The  example  below  assumes  that:
-  You  invest  $10,000  for  the  periods  shown
-  The  Series'  operating  expenses  remain  the  same
-  Your  investment  has  a  5%  return  each  year
Although your actual costs may be higher or lower, under these assumptions your costs would be:




After 1 Year    After 3 Years    After 5 Years   After 10 Years
        $84             $262             $455         $1,014



This example is intended to help you compare the cost of investing in the Series with the cost of investing in other mutual funds.

More  About  the  Series'  Investments

Principal  Investments
Tax exempt securities The Series may invest in fixed income securities of any maturity or duration. These securities may be issued by a state and its political subdivisions, agencies and instrumentalities or by other governmental entities. These issuers may also be located in the District of Columbia, Puerto Rico, and other U.S. territories and possessions. As a fundamental policy, the Series will, under normal circumstances, invest at least 80% of its net assets in securities the income from which is exempt from federal income tax, including the Alternative Minimum Tax.

Taxable  investments   The  Series  may  invest in taxable investments,
including obligations of the U.S. government, its agencies or instrumentalities; obligations issued by governmental issuers in other states, the interest on which would be exempt from federal income tax; or other fixed income securities the Advisor considers appropriate. The Series may also invest in money market instruments or hold its assets in cash. These investments may lead the Series to make a taxable distribution to shareholders.

Additional  Investment  Risks
Lower-rated investment grade securities The Series limits its investments to investment grade securities, or those securities determined by the Advisor to be of equivalent quality. Securities with the lowest ratings within the investment grade categories carry more risk than those with the highest ratings. When the Series invests in securities in the lower rating categories, the achievement of its goals is more dependent on the Advisor's ability than would be the case if the Series were to invest in higher-rated securities. The Advisor seeks to minimize this risk through investment analysis and attention to current developments in interest rates and economic conditions. If a security purchased by the Series is downgraded below investment grade after purchase, the Advisor will review the security to determine if it remains an appropriate investment.

Defensive  Investing
The Series may depart from its principal investment strategies by taking temporary defensive positions in response to adverse market, economic or political conditions. If the Series takes a temporary defensive position, it may be unable to achieve its investment goals.

Investment  Goal
The Series' investment goal (described on Page 4 under "Goals, Strategies, and Risks") is a fundamental policy and may not be changed without obtaining the approval of the Series' shareholders. The Series might not succeed in achieving its goal.

Management

The  Advisor
The Series' advisor is Exeter Asset Management, a division of Manning & Napier Advisors, Inc., 1100 Chase Square, Rochester, New York 14604. Manning & Napier Advisors, Inc. was founded in 1970, and it manages approximately $6.5 billion for individual and institutional investors. The Advisor is responsible for the day-to-day operations of the Series and generally is responsible for supervision of the Series' overall business affairs, service providers and officers.

A team made up of investment professionals and analysts makes all of the Series' investment decisions.

Management  Fees
In return for the services it provides to the Series, the Advisor receives an annual management fee, which is computed daily and payable monthly at an annual rate of 0.50% of the Series' average daily net assets. The Advisor has contractually agreed to limit the Series' total operating expenses to a total of 0.85% of the Series' average daily net assets. This contractual waiver will
remain  in  effect  at  least  until   April  30,  2004  and may be
extended. The Advisor received its full management fee for the fiscal year ended December 31, 2002.

Clients for whom the Advisor provides advisory services pursuant to separate investment advisory contracts will be separately credited by the Advisor an amount equal to the portion of their client advisory fee attributable to the portion of their assets invested in the Series.

The Advisor may use its own resources to engage in activities that may promote the sale of the Series, including payments to third parties who provide shareholder support servicing and distribution assistance. Investors may be charged a fee if they effect transactions through a broker or agent.

The  Distributor
The distributor of the Series' shares is Manning & Napier Investor Services, Inc. Shares are offered to investors who purchase shares directly from the distributor or through certain registered investment advisors.

Shares of the Series are not subject to any distribution or shareholder servicing fees. The Advisor may, from its own resources, defray or absorb costs relating to distribution, including compensation of employees who are involved in distribution.

Discretionary  Account  Management
Shares of the Series may be used from time to time as an investment for advisory clients of the Advisor who utilize discretionary account management services provided by the Advisor or its affiliates. From time to time, these discretionary accounts may hold a substantial portion of the outstanding shares of the Series, and transactions in shares of the Series for such accounts may have an impact upon the size and operations of the Series.

How  to  Buy,  Exchange,  and  Redeem  Shares

Discretionary  Clients
For discretionary account management clients of the Advisor or its affiliates, investment decisions pertaining to purchases and sales of fund shares are made at the Advisor's discretion pursuant to authorization received from clients. The instructions provided below apply to all other investors.

How  to  Buy  Shares
The minimum initial investment is $2,000, and the minimum for each additional investment is $100. The minimum investment requirements are lower for participants in the Automatic Investment Plan, which is described below. These investment minimums may be waived at the Advisor's discretion. The Fund reserves the right to reject purchase orders or to stop offering its shares without notice to shareholders.

Check  Acceptance  Policy
The Fund reserves the right to reject certain forms of payment for share purchases. The Fund maintains a check acceptance policy for share purchases. Investments that are not received in an acceptable form will be returned. Checks must be made payable to the Exeter Fund, Inc. and must be in U.S. dollars. The Fund will not accept cash, third party checks, starter checks, travelers checks, credit card checks or money orders.
The Fund will not accept a P.O. Box as a primary address. A physical address must be used. A P.O. Box may be used as a mailing address only. Shareholder information is subject to independent identity verification and may be shared, as permitted by law and the Fund's Privacy Policy, for identifying and reporting suspected money laundering and terrorist activity. Please review your account application for additional information.

By  Mail
Opening  an  account
- Send a check payable to Exeter Fund, Inc. with the completed original account application.
The  address  is:
Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454
-  To  request  an  account  application,  call  the  Fund  at  1-800-466-3863.

Adding  to  an  account
- Send a check payable to Exeter Fund, Inc. and a letter of instruction with the name of the Series to be purchased and the account name and number to the above address.

By  Wire
Opening  or  adding  to  an  account
- After the Fund has received your completed account application, you may wire funds to open or add shares to your account. Before sending a wire, call 1-800-466-3863 to place an order and obtain wire instructions.

By  Telephone
Adding  to  an  Account
- You may use the Telephone Purchase feature to add to an existing Exeter Fund account. To use this service, call 1-800-466-3863 to request a debit from your pre-authorized checking account. Your bank must be a member of the Automated Clearing House (ACH) to use this feature. Any purchases made through this feature will generally be posted to your Exeter Fund account two business days after your call.

Automatic  Investment  Plan
You may participate in the Automatic Investment Plan by completing the applicable section of the account application or contacting the Fund. Through the plan, you can authorize transfers of a specified amount from your bank account into the Series on a regular basis. The minimum amount of each investment is $25. If you have insufficient funds in your account to complete a transfer, your bank may charge you a fee.

How  to  Exchange  Shares
You may exchange shares of the Series for the same class of shares of any other Series of the Fund currently available for direct investment if the registration of both accounts is identical. Please read the prospectus of the Series into which you wish to exchange prior to requesting the exchange. The minimum exchange amount is $1,000 (or all the shares in your account, if less than $1,000). You may exchange up to 4 times during any 12-month period without paying a sales charge or any other fee. For any additional exchanges, you may be charged $15 per exchange. The Fund may refuse any exchange order and may alter, limit or suspend its exchange privilege on 60 days' notice. An exchange involves a taxable redemption of shares surrendered in the exchange.

By  Mail
- Send a letter of instruction to Exeter Fund, Inc., at the address on the opposite page, signed by each registered account owner, exactly as your names appear on the account registration.
- Provide the name of the current Series, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.

By  Telephone
- Unless you have declined telephone privileges, call the Fund at 1-800-466-3863.
- Provide the name of the current Series, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.
-  We  may  ask for identification, and all telephone transactions are recorded.

How  to  Redeem  Shares
The Fund may postpone payment of redemption proceeds for up to seven days, or suspend redemptions to the extent permitted by law. If you recently purchased your shares by check, redemption proceeds may not be available until your check has cleared (which may take up to 10 days from your date of purchase). Likewise, certain types of account maintenance, such as address changes, result in a seven-day hold during which any redemption requests must include a Medallion Guarantee.

By  Mail
- Send a letter of instruction to Exeter Fund, Inc., at the address on the opposite page signed by each registered account owner, exactly as your names appear in the account registration.
- State the name of the Series and the number of shares or dollar amount to be sold.
-  Provide  the  account  number.
-   Medallion  Guarantees  may  be  required.
-  Additional  documentation  may  be  required  (call  the  Fund  for details).

By  Telephone
-  Unless  you  have  declined  telephone privileges, call us at 1-800-466-3863.
- State the name of the Series and the number of shares or dollar amount to be sold.
-  Provide  your  account  number.
-  We  may  ask  for  identification,  and  all  telephone  calls  are recorded.
- Redemption proceeds from sales requested by telephone will be sent only to the address of record or a bank account that is already on file with us.
-  Amounts  over  $100,000  may  only  be sent to a pre-designated bank account.

Investment  and  Account  Information

More  about  Purchases,  Exchanges,  and  Redemptions
 All orders to purchase, exchange, or redeem shares must be sent to us at the address on Page 8 or to an authorized financial intermediary. Transaction requests received in good order (i.e., with all required information, signatures and documentation) before the close of regular trading on the New York Stock Exchange (NYSE) on a business day will be executed at that day's share price. The close of regular trading is typically 4:00 p.m. Eastern time, although it may be earlier. The Fund is open for business each day the NYSE is open. Orders received in good order after the close of regular trading will be executed at the next business day's price. All orders must include the required documentation and signatures, and all purchase orders must be accompanied by proper payment.

The Fund has authorized several financial intermediaries to accept purchase and redemption orders on its behalf, and those intermediaries are authorized to designate other intermediaries to accept purchase and redemption orders on the Fund's behalf. The Fund will be deemed to have received an order when an authorized financial intermediary or its authorized designee accepts the order. Orders placed with an authorized financial intermediary will be processed at the share price of the Series next computed after they are received in good order by the financial intermediary or its designee.

The Series' distributor imposes no sales charge on purchases and redemptions of shares of the Series; however, your financial intermediary may charge you a transaction fee on purchases and redemptions.

Telephone  Transactions
When you place a purchase, exchange, or redemption order by telephone, we may record the call, request identifying information, or take other steps designed to prevent fraudulent orders. We are not responsible for any losses that may occur as long as we follow procedures reasonably designed to ensure that an order appears genuine.

Accounts  with  Low  Balances
If your account falls below $1,000 due to the redemption of shares, the Fund may ask you to bring your account up to the minimum requirement. If your account is still below $1,000 after 60days, the Fund may close your account and send you the redemption proceeds.

In-Kind  Purchases  and  Redemptions
Securities you own may be used to purchase shares of the Series. The Advisor will determine if acquiring the securities is consistent with the Series' goals and policies. If accepted, the securities will be valued the same way the Series values securities it already owns.

The Fund may make payment for shares redeemed in part by giving you portfolio securities. As a redeeming shareholder, you will pay transaction costs to dispose of these securities.

 Medallion  Guarantees
A   Medallion  Guarantee  will be required for a written request to sell shares if the proceeds are to be sent to an address other than the address of record or to a bank account that is not already on file with us. A
 Medallion Guarantee will also be required to change the account registration, for written redemption requests for amounts over $100,000, or for certain other requests.

 A Medallion Guarantee is a type of signature guarantee that can be obtained from most brokers, banks, savings institutions or credit unions. A Medallion Guarantee is a formal certification offered by firms participating in the Medallion Stamp Program that guarantees a signature is original and authentic. Please note that we cannot accept notarization by a notary public.

Valuation  of  Shares
The Series offers its shares at the net asset value (NAV) per share of the Series. The Series calculates its NAV once daily as of the close of regular trading on the NYSE (generally 4:00 p.m. Eastern time) on each day the exchange is open. If the exchange closes early, the Series will accelerate the calculation of NAV and transaction deadlines to that time.

The Series values the securities in its portfolio on the basis of valuations provided by independent pricing services. If quotations are not readily available, or the Advisor deems them to be unreliable, the Series may value its assets by a method that the directors believe accurately reflects fair value. If the Series uses fair value to price securities, it may value those securities higher or lower than another mutual fund that uses market quotations to price the same securities.

Communicating  with  the  Exeter  Fund
Please call the Fund Services Department at 1-800-466-3863 with all inquiries or requests for telephone transactions. We are available business days from 8:30 a.m. to 5:00 p.m. Eastern time.

Applications, investment checks, and written transaction requests should be sent to the following address:
Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454

Inquiries about your account and requests for account information should be sent to the following address:

Exeter  Fund,  Inc.
P.O.  Box  41118
Rochester,  NY  14604

Automated account information, such as share prices and your account balance, is available through the Exeter Fund's Voice Response System at 1-800-593-4353. This system is available 24 hours a day, 7 days a week.

Dividends,  Distributions,  and  Taxes

Dividends  and  Distributions
The  Series  generally:
-  Pays  dividends  four  times a year, in March, June, September, and December.
- Makes capital gains distributions, if any, once a year, typically in December.

The Series may pay additional distributions and dividends at other times if necessary for the Series to avoid a federal tax.

Capital gain distributions and dividends are reinvested in additional shares of the Series. Alternatively, you can instruct the Fund in writing or by telephone to have your capital gains and/or dividends paid in cash. You can change your choice at any time to be effective as of the next distribution or dividend, except that any change given to the transfer agent after the record date will not be effective until the next distribution or dividend is made. No interest will accrue on amounts represented by uncashed distribution or redemption checks.

Taxes
Dividends are paid from income earned on the Series' portfolio holdings as well as interest on its cash investments. Distributions of capital gain will be treated as long-term or short-term depending on how long the Series held the securities sold, without regard to how long you owned shares of the Series.




Transaction                              Federal Tax Status
Redemption or exchange of shares         Usually taxable as capital gain or
                                         loss; long-term only if shares
                                         owned more than one year

Long-term capital gain distributions     Taxable as long-term capital gain

Short-term capital gain distributions    Taxable as ordinary income

Dividends                                Taxable as ordinary income

Tax Exempt Income                         Exempt from federal
                                         income tax



The Series intends to pay exempt-interest dividends quarterly. Exempt-interest dividends are exempt from regular federal income tax, but they may have other tax consequences, including alternative minimum tax. The Series may invest a portion of its assets in securities that generate income that is not exempt from federal income tax.

Depending upon the extent of the Series' activities in those states and localities in which its offices are maintained or in which its agents or independent contractors are located, the Series may be subject to the tax laws of such states or localities. While the Series expects to pay income that is exempt from federal income tax, this income may be subject to taxation under the income or other tax laws of any state or local taxing authority. The laws of the several states and local taxing authorities vary with respect to the taxation of such interest income, and each holder of shares of the Series is advised to consult his own tax advisor in that regard. The Series will report annually the percentage of interest income received during the preceding year on tax exempt obligations, and on a state-by-state basis, the source of that income.

After the end of each year, the Series will provide you with information about the distributions and dividends that you received and any redemptions of shares during the previous year. In calculating your gain or loss on any sale of shares, note that your tax basis in your shares is increased by the amounts of dividends and distributions that you have reinvested in the Series. Dividends and distributions are taxable as described above whether received in cash or reinvested.

If you do not provide the Series with your correct taxpayer identification number and any required certifications, you may be subject to backup withholding of 30% of your distributions, dividends and redemption proceeds.

Because each shareholder's circumstances are different and special tax rules may apply, you should consult with your tax adviser about your investment in the Series and your receipt of dividends, distributions or redemption proceeds.

Financial  Highlights

The financial highlights table is intended to help you understand the Series' financial performance for the past five years. Certain information reflects financial results for a single share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Series (assuming reinvestment of all dividends and distributions). This information has been audited by PricewaterhouseCoopers LLP, whose report, along with the Series' financial statements, is included in the annual report, which is available upon request.

Diversified  Tax  Exempt  Series






                                                                   FOR THE YEARS ENDED
                                               12/31/02      12/31/01    12/31/00    12/31/99    12/31/98
                                              ------------  ----------  ----------  ----------  ----------

PER SHARE DATA (FOR A SHARE OUTSTANDING
THROUGHOUT EACH YEAR):

NET ASSET VALUE - BEGINNING OF YEAR           $   10.54   $   10.57   $    9.74   $   10.73   $   10.59
                                              -----------  ----------  ----------  ----------  ----------


Income from investment operations:
Net investment income                             0.44        0.45        0.43        0.48        0.43
Net realized and unrealized gain (loss) on
investments                                       0.51       (0.06)       0.81       (0.97)       0.14
                                              -----------  ----------  ----------  ----------  ----------
Total from investment operations                  0.95        0.39        1.24       (0.49)       0.57
                                              -----------  ----------  ----------  ----------  ----------


Less distributions to shareholders:
From net investment income                       (0.41)      (0.41)      (0.41)      (0.49)      (0.42)
From net realized gain on investments            (0.08)      (0.01)         --       (0.01)      (0.01)
                                              -----------  ----------  ----------  ----------  ----------
Total distributions to shareholders              (0.49)      (0.42)      (0.41)      (0.50)      (0.43)
                                              -----------  ----------  ----------  ----------  ----------


NET ASSET VALUE - END OF YEAR                 $  11.00   $   10.54   $   10.57   $    9.74   $   10.73
                                              ===========  ==========  ==========  ==========  ==========

Total return1                                     9.21%       3.72%      12.92%     (4.67%)       5.49%

RATIOS (TO AVERAGE NET ASSETS)/SUPPLEMENTAL
DATA:
Expenses                                          0.82%       0.78%       0.76%       0.68%       0.69%
Net investment income                             4.07%       4.26%       4.55%       4.50%       4.19%

Portfolio turnover                               11%          3%          1%          6%          5%

NET ASSETS - END OF YEAR (000's omitted)      $  55,169   $  53,266   $  46,649   $  29,761   $  34,570
                                              ===========  ==========  ==========  ==========  ==========



1Represents aggregate total return for the year indicated, and assumes reinvestment of distributions.

(This  page  intentionally  left  blank)

Exeter  Fund,  Inc.

Exeter  Fund,  Inc.
Diversified  Tax  Exempt  Series

Shareholder Reports and the Statement of Additional Information (SAI) Annual and semiannual reports to shareholders provide additional information about the Series' investments. These reports discuss the market conditions and investment strategies that significantly affected the Series' performance during its last fiscal year. The SAI provides more detailed information about the Series. It is incorporated by reference into this prospectus.

How  to  Obtain  These  Reports  and  Additional  Information
- You may obtain shareholder reports and the SAI or other information about the Series without charge by calling 1-800-466-3863 or sending written requests to Exeter Fund, Inc., P.O. Box 41118, Rochester, New York 14604. Note that this address should not be used for transaction requests.
- You may review and copy shareholder reports, the prospectus and SAI at the Securities and Exchange Commission's Public Reference Room in Washington, D.C. Information about the public reference room may be obtained by calling 1-202-942-8090. You can get copies of these materials for a fee by writing to the Public Reference Section of the Commission, Washington, D.C. 20549-0102 or by e-mail to publicinfo@sec.gov. You can get the same reports and information free from the EDGAR Database on the SEC's Internet web site (http://www.sec.gov).

If someone makes a statement about the Series that is not in this prospectus, you should not rely upon that information. Neither the Series nor its distributor is offering to sell shares of the Series to any person to whom the Series may not lawfully sell its shares.

Investment  Company  Act  file  no.  811-04087

Exeter  Fund,  Inc.
For  fund  information  and  all  service:
P.O.  Box  41118
Rochester,  NY  14604
Toll-Free  800-466-3863
For  deposits  and  all  transactions:
P.O.  Box  182454
Columbus,  OH  43218-2454

Exeter  Fund,  Inc.

Prospectus
May  1,  2003

Ohio  Tax  Exempt  Series

The Securities and Exchange Commission has not approved or disapproved these securities or determined whether this prospectus is accurate or complete. Any statement to the contrary is a crime.

Exeter  Fund,  Inc.

(This  page  intentionally  left  blank)

Contents




                                             Page
Goals, Strategies, and Risks                    4
More About the Series' Investments              6
Management                                      7
How to Buy, Exchange, and Redeem Shares         8
Investment and Account Information             10
Dividends, Distributions, and Taxes            12
Financial Highlights                           13

Goals,  Strategies,  and  Risks

Investment  Goal
Provide as high a level of current income exempt from federal income tax and Ohio State personal income tax as the Advisor believes is consistent with the preservation of capital.

Investment  Strategies
The Series invests primarily in municipal bonds and other securities the income from which is exempt from federal income tax and Ohio State personal income tax. The Series will, under normal circumstances, invest at least 80% of its net assets in securities the income from which is exempt from federal and Ohio income tax, including the Alternative Minimum Tax. The main issuers of these securities are state and local agencies in Ohio. In selecting investments for the Series, the Advisor attempts to balance the Series' goals of high income and capital preservation. With this approach, the Advisor attempts to build a portfolio that it believes provides the opportunity to earn current income; however, the Advisor will only purchase investment grade securities, or those determined by the Advisor to be of equivalent quality, and will maintain other selection criteria in an attempt to avoid permanent capital loss.

Maturity The Series is not subject to any maturity restrictions but will vary its maturity depending on the Advisor's outlook for interest rates.

Credit Quality The Series' investments will be limited to investment grade securities, those rated BBB or above by S&P or Baa or above by Moody's or determined by the Advisor to be of equivalent quality.

Bond Selection Process The Advisor emphasizes those bond market sectors and selects for the Series those securities that it believes offer yields sufficient to compensate the investor for the risks specific to the security or sector. In analyzing the relative attractiveness of sectors and individual securities, the Advisor considers:
-  The  interest  rate  sensitivity  of  each  security.
- The narrowing or widening of interest rate spreads between sectors, securities of different credit quality or securities of different maturities.

Principal  Risks  of  Investing  in  the  Series
As with most bond funds, the value of your investment will fluctuate with changes in interest rates. This means that you could lose money on your investment in the Series or the Series could underperform if any of the following occurs:
- Interest rates go up, which will make bond prices go down and reduce the value of the Series' portfolio. The risk will be higher when the Series is invested in longer-term bonds than when it is invested in bonds with shorter maturities, because longer-term bonds are generally more sensitive to interest rate changes. Changes in the value of portfolio securities will not affect interest income derived from those securities, but will affect the value of the Series' portfolio.
- The issuer of a bond owned by the Series defaults on its obligation to pay principal or interest or has its credit rating downgraded.
- The Advisor's judgments about the attractiveness, relative value or potential appreciation of a particular security or sector prove to be incorrect.

In addition to the general risks of bond funds, this Series has the following special risks:
- Concentration in Ohio tax exempt securities may lead to more volatility than if the Series invested in securities from a number of different states.
- The Series is sensitive to political, economic, or demographic developments within the state, public authorities, or political subdivisions.
- The Series is subject to the risk that its market segment (Ohio tax exempt securities) may underperform other fixed income market segments or the fixed income markets as a whole.

Summary  of  Past  Performance
The bar chart and total return table provide some indication of the risks of investing in the Series. The bar chart shows changes in the performance of the Series for each full calendar year since its inception. The total return table shows how the average annual total returns for the Series for different periods compared to those of the Merrill Lynch Intermediate Municipal Bond Index. The Merrill Lynch Intermediate Municipal Bond Index is a market value weighted
measure  of  approximately   255  investment  grade municipal bonds
issued  across  the  United  States.

Ohio  Tax  Exempt  Series
%  Total  Return
[BAR CHART SHOWING THE PERCENT TOTAL RETURN FOR OHIO TAX EXEMPT SERIES PORTFOLIO FOR 1995, 1996, 1997, 1998, 1999, 2000, 2001 and 2002 WITH CALENDAR
YEARS ENDED DECEMBER 31ST: THE RESULTS ARE: 1995, 17.14; 1996, 3.16; 1997, 7.92%; 1998, 5.35%; 1999, -5.07%; 2000, 12.21%; 2001, 4.18%; AND 2002, 8.22%

Calendar  Years  Ended  December  31




Average Annual Total Returns
(For the periods ended December 31, 2002)

                                                   Since Inception
                           1 Year      5 Years        on 2/14/94
Return Before Taxes        8.22%        4.81%           5.03%
Return After Taxes
on Distributions           8.19%        4.77%           5.01%
Return After Taxes
on Distributions
and Sale of Series
Shares                     6.55%        4.67%           4.85%

Index:
(reflects  no  deduction  for  fees,  expenses,  or  taxes)
Merrill  Lynch  Intermediate
Municipal  Bond  Index      10.48%        6.23%           6.00%



Quarterly  Returns  (during  years  shown  in  bar  chart)
Highest:  7.36%  in  1st  quarter  1995
Lowest:  -2.50%  in  2nd  quarter  1999


Past performance does not necessarily indicate how the Series will perform in the future.
After-tax returns reflect the historical highest individual federal marginal income tax rates and do not reflect state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns reflect past tax effects and are not predictive of future tax effects. After-tax returns are not relevant to those investing through 401(k) plans, IRAs or other tax-deferred arrangements.

Fees  and  Expenses  of  the  Series
This table describes the fees and expenses you may pay if you invest in shares of the Series.
                              Ohio  Tax  Exempt  Series




Shareholder fees (paid directly from your investment)          None1
Annual fund operating expenses (expenses that are deducted
from assets of the Series)
Management fee                                                 0.50%
Distribution and service (Rule 12b-1) fees                      None
Other expenses                                                 1.03%
Total annual fund operating expenses                           1.53%
Less fee waivers and expense reimbursements                  (0.68)%2
Net Expenses                                                    0.85%




1A wire charge, currently $15, may be deducted from the amount of a wire redemption payment made at the request of a shareholder. A shareholder may effect up to four (4) exchanges in a twelve (12) month period without charge. Subsequent exchanges are subject to a fee of $15.
2The Advisor has contractually agreed to limit its fees and reimburse expenses to the extent necessary so that the Series' total annual fund operating expenses do not exceed 0.85% of the Series' average daily net assets. This contractual waiver will remain in effect until at least April 30, 2004 and may be extended.

The  example  below  assumes  that:
-  You  invest  $10,000  for  the  periods  shown
-  The  Series'  operating  expenses  remain  the  same
-  Your  investment  has  a  5%  return  each  year

Although your actual costs may be higher or lower, under these assumptions your costs would be:





After 1 Year     After 3 Years      After 5 Years      After 10 Years
$87*                  $417*             $770*              $1,766*




*Based  on  contractual  limitation/reimbursement  of  expenses for year 1 only.

This example is intended to help you compare the cost of investing in the Series with the cost of investing in other mutual funds.

More  About  the  Series'  Investments

Principal  Investments
Tax exempt securities The Series may invest in fixed income securities of any maturity or duration. These securities may be issued by the State of Ohio and its political subdivisions, agencies and instrumentalities or by other governmental entities. These issuers may also be located in the District of Columbia, Puerto Rico, and other U.S. territories and possessions. As a fundamental policy, the Series will, under normal circumstances, invest at least 80% of its net assets in securities the income from which is exempt from federal and Ohio income tax, including the Alternative Minimum Tax.

Taxable  investments   The  Series  may  invest in taxable investments,
including obligations of the U.S. government, its agencies or instrumentalities; obligations issued by governmental issuers in other states, the interest on which would be exempt from federal income tax; or other fixed income securities the Advisor considers appropriate. The Series may also invest
in   money  market  instruments  or  hold its assets in cash. These investments  may lead the Series to make a taxable distribution to shareholders.

Additional information regarding concentration in Ohio tax exempt securities This Series will be particularly sensitive to economic and political developments in the State of Ohio. Constitutional or statutory requirements may limit the state's power to raise revenues or increase taxes and to meet its obligations. In addition, changes to Ohio laws or regulations may impair the ability of issuers of municipal securities to repay principal or to pay interest. The amount of information about the condition of an issuer of Ohio tax exempt securities may not be as extensive as information regarding a corporate issuer whose securities are publicly traded.

Additional  Investment  Risks
Lower-rated investment grade securities The Series limits its investments to investment grade securities, or those securities determined by the Advisor to be of equivalent quality. Securities with the lowest ratings within
the  investment  grade   categories carry more risk than those with
the highest ratings. When the Series invests in Ohio securities in the lower rating categories, the achievement of its goals is more dependent on the Advisor's ability than would be the case if the Series were to invest in higher-rated securities. The Advisor seeks to minimize this risk through investment analysis and attention to current developments in interest rates and economic conditions. If a security purchased by the Series is downgraded below investment grade after purchase, the Advisor will review the security to determine if it remains an appropriate investment.

Defensive  Investing
The Series may depart from its principal investment strategies by taking temporary defensive positions in response to adverse market, economic or political conditions. If the Series takes a temporary defensive position, it may be unable to achieve its investment goals.

Investment  Goal
The Series' investment goal (described on page 4 under "Goals, Strategies, and Risks") is a fundamental policy and may not be changed without obtaining the approval of the Series' shareholders. The Series might not succeed in achieving its goal.

Management

The  Advisor
The Series' Advisor is Exeter Asset Management, a division of Manning & Napier Advisors, Inc., 1100 Chase Square, Rochester, New York 14604. Manning & Napier Advisors, Inc. was founded in 1970, and it manages approximately $6.5 billion for individual and institutional investors. The Advisor is responsible for the day-to-day operations of the Series and generally is responsible for supervision of the Series' overall business affairs, service providers and officers.

A team made up of investment professionals and analysts makes all of the Series' investment decisions.

Management  Fees
In return for the services it provides to the Series, the Advisor receives an annual management fee, which is computed daily and payable monthly at an annual rate of 0.50% of the Series' average daily net assets. The Advisor has contractually agreed to limit the Series' total operating expenses to a total of 0.85% of the Series' average daily net assets. This contractual waiver will remain in effect at least until April 30, 2004 and may be extended. Due to fee waivers and expense reimbursements, the Advisor did not receive any of its management fee for the fiscal year ended December 31, 2002.

Clients for whom the Advisor provides advisory services pursuant to separate investment advisory contracts will be separately credited by the Advisor an amount equal to the portion of their client advisory fee attributable to the portion of their assets invested in the Series.

The Advisor may use its own resources to engage in activities that may promote the sale of the Series, including payments to third parties who provide shareholder support servicing and distribution assistance. Investors may be charged a fee if they effect transactions through a broker or agent.

The  Distributor
The distributor of the Series' shares is Manning & Napier Investor Services, Inc. Shares are offered to investors who purchase shares directly from the distributor or through certain registered investment advisors.

Shares of the Series are not subject to any distribution or shareholder servicing fees. The Advisor may, from its own resources, defray or absorb costs relating to distribution, including compensation of employees who are involved in distribution.

Discretionary  Account  Management
Shares of the Series may be used from time to time as an investment for advisory clients of the Advisor who utilize discretionary account management services provided by the Advisor or its affiliates. From time to time, these discretionary accounts may hold a substantial portion of the outstanding shares of the Series, and transactions in shares of the Series for such accounts may have impact upon the size and operations of the Series.

How  to  Buy,  Exchange,  and  Redeem  Shares

Discretionary  Clients
For discretionary account management clients of the Advisor or its affiliates, investment decisions pertaining to purchases and sales of fund shares are made at the Advisor's discretion pursuant to authorization received from clients. The instructions provided below apply to all other investors.

How  to  Buy  Shares
The minimum initial investment is $2,000, and the minimum for each additional investment is $100. The minimum investment requirements are lower for participants in the Automatic Investment Plan, which is described below. These investment minimums may be waived at the Advisor's discretion. The Fund reserves the right to reject purchase orders or to stop offering its shares without notice to shareholders.

Check  Acceptance  Policy
The Fund reserves the right to reject certain forms of payment for share purchases. The Fund maintains a check acceptance policy for share purchases. Investments that are not received in an acceptable form will be returned. Checks must be made payable to the Exeter Fund, Inc. and must be in U.S. dollars. The Fund will not accept cash, third party checks, starter checks, travelers checks, credit card checks or money orders.

The Fund will not accept a P.O. Box as a primary address. A physical address must be used. A P.O. Box may be used as a mailing address only. Shareholder information is subject to independent identity verification and may be shared, as permitted by law and the Fund's Privacy Policy, for identifying and reporting suspected money laundering and terrorist activity. Please review your account application for additional information.

By  Mail
Opening  an  account
- Send a check payable to Exeter Fund, Inc. with the completed original account application.

The  address  is:
Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454

-  To  request  an  account  application,  call  the  Fund  at  1-800-466-3863.

Adding  to  an  account
- Send a check payable to Exeter Fund, Inc. and a letter of instruction with the name of the Series to be purchased and the account name and number to the above address.

By  Wire
Opening  or  adding  to  an  account
- After the Fund has received your completed account application, you may wire funds to open or add shares to your account. Before sending a wire, call 1-800-466-3863 to place an order and obtain wire instructions.

By  Telephone
Adding  to  an  Account
- You may use the Telephone Purchase feature to add to an existing Exeter Fund account. To use this service, call 1-800-466-3863 to request a debit from your pre-authorized checking account. Your bank must be a member of the Automated Clearing House (ACH) to use this feature. Any purchases made through this feature will generally be posted to your Exeter Fund account two business days after your call.

Automatic  Investment  Plan
You may participate in the Automatic Investment Plan by completing the applicable section of the account application or contacting the Fund. Through the plan, you can authorize transfers of a specified amount from your bank account into the Series on a regular basis. The minimum amount of each investment is $25. If you have insufficient funds in your account to complete a transfer, your bank may charge you a fee.

How  to  Exchange  Shares
You may exchange shares of the Series for the same class of shares of any other Series of the Fund currently available for direct investment if the registration of both accounts is identical. Please read the prospectus of the Series into which you wish to exchange prior to requesting the exchange. The minimum exchange amount is $1,000 (or all the shares in your account, if less than $1,000). You may exchange up to 4 times during any 12-month period without paying a sales charge or any other fee. For any additional exchanges, you may be charged $15 per exchange. The Fund may refuse any exchange order and may alter, limit or suspend its exchange privilege on 60 days' notice. An exchange involves a taxable redemption of shares surrendered in the exchange.

By  Mail
- Send a letter of instruction to Exeter Fund, Inc., at the address on the opposite page, signed by each registered account owner, exactly as your names appear on the account registration.
- Provide the name of the current Series, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.

By  Telephone
- Unless you have declined telephone privileges, call the Fund at 1-800-466-3863.
- Provide the name of the current Series, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.
-  We  may  ask for identification, and all telephone transactions are recorded.

How  to  Redeem  Shares
The Fund may postpone payment of redemption proceeds for up to seven days, or suspend redemptions to the extent permitted by law. If you recently purchased your shares by check, redemption proceeds may not be available until your check has cleared (which may take up to 10 days from your date of purchase). Likewise, certain types of account maintenance, such as address changes, result in a seven-day hold during which any redemption requests must include a Medallion Guarantee.

By  Mail
- Send a letter of instruction to Exeter Fund, Inc., at the address on the opposite page signed by each registered account owner, exactly as your names appear in the account registration.
- State the name of the Series and number of shares or dollar amount to be sold.
-  Provide  the  account  number.
-   Medallion  Guarantees  may  be  required.
-  Additional  documentation  may  be  required  (call  the  Fund  for details).

By  Telephone
-  Unless  you  have  declined  telephone privileges, call us at 1-800-466-3863.
- State the name of the Series and number of shares or dollar amount to be sold.
-  Provide  your  account  number.
-  We  may  ask  for  identification,  and  all  telephone  calls  are recorded.
- Redemption proceeds from sales requested by telephone will be sent only to the address of record or a bank account that is already on file with us.
-  Amounts  over  $100,000  may  only  be sent to a pre-designated bank account.

Investment  and  Account  Information

 More  about  Purchases,  Exchanges,  and  Redemptions
All orders to purchase, exchange, or redeem shares must be sent to us at the address on page 8 or to an authorized financial intermediary. Transaction requests received in good order (i.e., with all required information, signatures and documentation) before the close of regular trading on the New York Stock Exchange (NYSE) on a business day will be executed at that day's share price. The close of regular trading is typically 4:00 p.m. Eastern time, although it may be earlier. The Fund is open for business each day the NYSE is open. Orders received in good order after the close of regular trading will be executed at the next business day's price. All orders must include the required documentation and signatures, and all purchase orders must be accompanied by proper payment.

The Fund has authorized several financial intermediaries to accept purchase and redemption orders on its behalf, and those intermediaries are authorized to designate other intermediaries to accept purchase and redemption orders on the Fund's behalf. The Fund will be deemed to have received an order when an authorized financial intermediary or its authorized designee accepts the order. Orders placed with an authorized financial intermediary will be processed at the share price of the Series next computed after they are received in good order by the financial intermediary or its designee.

The Series' distributor imposes no sales charge on purchases and redemptions of shares of the Series; however, your financial intermediary may charge you a transaction fee on purchases and redemptions.

Telephone  Transactions
When you place a purchase, exchange, or redemption order by telephone, we may record the call, request identifying information, or take other steps designed to prevent fraudulent orders. We are not responsible for any losses that may occur as long as we follow procedures reasonably designed to ensure that an order appears genuine.

Accounts  with  Low  Balances
If your account falls below $1,000 due to the redemption of shares, the Fund may ask you to bring your account up to the minimum requirement. If your account is still below $1,000 after 60days, the Fund may close your account and send you the redemption proceeds.

In-Kind  Purchases  and  Redemptions
Securities you own may be used to purchase shares of the Series. The Advisor will determine if acquiring the securities is consistent with the Series' goals and policies. If accepted, the securities will be valued the same way the Series values securities it already owns.
The Fund may make payment for shares redeemed in part by giving you portfolio securities. As a redeeming shareholder, you will pay transaction costs to dispose of these securities.

 Medallion  Guarantees
A   Medallion  Guarantee  will be required for a written request to sell shares if the proceeds are to be sent to an address other than the address of record or to a bank account that is not already on file with us. A
 Medallion Guarantee will also be required to change the account registration, for written redemption requests for amounts over $100,000, or for certain other requests.

 A Medallion Guarantee is a type of signature guarantee that can be obtained from most brokers, banks, savings institutions or credit unions. A Medallion Guarantee is a formal certification offered by firms participating in the Medallion Stamp Program that guarantees a signature is original and authentic. Please note that we cannot accept notarization by a notary public.

Valuation  of  Shares
The Series offers its shares at the net asset value (NAV) per share of the Series. The Series calculates its NAV once daily as of the close of regular trading on the NYSE (generally 4:00 p.m. Eastern time) on each day the exchange is open. If the exchange closes early, the Series will accelerate the calculation of NAV and transaction deadlines to that time.

The Series values the securities in its portfolio on the basis of valuations provided by independent pricing services. If quotations are not readily available, or the Advisor deems them to be unreliable, the Series may value its assets by a method that the directors believe accurately reflects fair value. If the Series uses fair value to price securities, it may value those securities higher or lower than another mutual fund that uses market quotations to price the same securities.

Communicating  with  the  Exeter  Fund
Please call the Fund Services Department at 1-800-466-3863 with all inquiries or requests for telephone transactions. We are available business days from 8:30 a.m. to 5:00 p.m. Eastern time.

Applications, investment checks, and written transaction requests for direct investors should be sent to the following address:
Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454

Inquiries about your account and requests for account information should be sent to the following address:
Exeter  Fund,  Inc.
P.O.  Box  41118
Rochester,  NY  14604
Automated account information, such as share prices and your account balance, is available through the Exeter Fund's Voice Response System at 1-800-593-4353. This system is available 24 hours a day, 7 days a week.

Dividends,  Distributions,  and  Taxes

Dividends  and  Distributions
The  Series  generally:
-  Pays  dividends  four  times a year, in March, June, September, and December.
- Makes capital gains distributions, if any, once a year, typically in December.

The Series may pay additional distributions and dividends at other times if necessary for the Series to avoid a federal tax.

Capital gain distributions and dividends are reinvested in additional shares of the Series. Alternatively, you can instruct the Fund in writing or by telephone to have your capital gains and/or dividends paid in cash. You can change your choice at any time to be effective as of the next distribution or dividend, except that any change given to the transfer agent after the record date will not be effective until the next distribution or dividend is made. No interest will accrue on amounts represented by uncashed distribution or redemption checks.

Taxes
Dividends are paid from income earned on the Series' portfolio holdings as well as interest on its cash investments. Distributions of capital gain will be treated as long-term or short-term depending on how long the Series held the securities sold, without regard to how long you owned shares of the Series.




Transaction                               Federal Tax Status
Redemption or exchange of shares          Usually taxable as capital gain or
                                          loss; long-term only if shares
                                          owned more than one year
Long-term capital gain distributions      Taxable as long-term capital gain
Short-term capital gain distributions     Taxable as ordinary income
Dividends                                 Taxable as ordinary income
Tax Exempt Income                          Exempt from federal
                                          income tax



The Series intends to pay exempt-interest dividends quarterly. Exempt-interest dividends are exempt from regular federal income tax, but they may have other tax consequences, including alternative minimum tax. Under Ohio law, dividends that are derived from interest payments on Ohio obligations are also exempt from Ohio State income tax, Ohio school district income taxes, and Ohio municipal income taxes for individuals who reside in Ohio. The Series may invest a portion of its assets in securities that generate income that is not exempt from federal or state income tax.

Distributions of capital gains are exempt from Ohio State income tax, Ohio school district income taxes, and Ohio municipal income taxes, and the net income base of the Ohio corporation franchise tax to the extent that they are due to profit made on the sale, exchange, or other disposition by the Series of Ohio State securities.

After the end of each year, the Series will provide you with information about the distributions and dividends that you received and any redemptions of shares during the previous year. In calculating your gain or loss on any sale of shares, note that your tax basis in your shares is increased by the amounts of dividends and distributions that you have reinvested in the Series. Dividends and distributions are taxable as described above whether received in cash or reinvested.

If you do not provide the Series with your correct taxpayer identification number and any required certifications, you may be subject to backup withholding of 30% of your distributions, dividends and redemption proceeds.

Because each shareholder's circumstances are different and special tax rules may apply, you should consult with your tax adviser about your investment in the Series and your receipt of dividends, distributions or redemption proceeds.

Page

Financial  Highlights

The financial highlights table is intended to help you understand the Series' financial performance for the past five years. Certain information reflects financial results for a single share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Series (assuming reinvestment of all dividends and distributions). This information has been audited by PricewaterhouseCoopers LLP, whose report, along with the Series' financial statements, is included in the annual report, which is available upon request.

Ohio  Tax  Exempt  Series





                                                                                      FOR THE YEARS ENDED
                                                                      12/31/02     12/31/01    12/31/00    12/31/99    12/31/98
                                                                     ---------    ----------  ----------  ----------  ----------
PER SHARE DATA (FOR A SHARE OUTSTANDING
THROUGHOUT EACH YEAR):

NET ASSET VALUE - BEGINNING OF YEAR                                  $   10.31    $  10.29     $ 9.56      $ 10.66     $ 10.53
                                                                     ----------    ---------  ---------   ----------  ----------

Income from investment operations:
Net investment income                                                    0.41        0.46        0.44        0.49        0.43
Net realized and unrealized gain (loss) on investments                   0.43       (0.03)       0.70       (1.02)       0.13
                                                                     ----------    ---------  ---------   ----------  ----------
Total from investment operations                                         0.84        0.43        1.14       (0.53)       0.56
                                                                     ----------    ---------  ---------   ----------  ----------


Less distributions to shareholders:
From net investment income                                              (0.40)      (0.41)      (0.41)      (0.49)      (0.43)
From net realized gain on investments                                   (0.01)          -           -       (0.08)          -
                                                                     ----------    ---------  ---------   ----------  ----------
Total distributions to shareholders                                     (0.41)      (0.41)      (0.41)      (0.57)      (0.43)
                                                                     ----------    ---------  ---------   ----------  ----------
NET ASSET VALUE - END OF YEAR                                        $  10.74      $  10.31    $ 10.29     $ 9.56      $ 10.66
                                                                     ==========    ==========  =========  ==========  ==========

Total return1                                                           8.22%         4.18%      12.21%     (5.07%)      5.35%

RATIOS (TO AVERAGE NET ASSETS)/SUPPLEMENTAL
DATA:
Expenses*                                                                0.85%       0.85%       0.85%       0.83%       0.79%
Net investment income                                                    4.09%       4.27%       4.57%       4.39%       4.10%

Portfolio turnover                                                          8%          9%         14%          4%          5%

NET ASSETS - END OF YEAR (000's omitted)                             $  11,785     $  9,833    $ 9,431    $  7,359    $  12,569
                                                                     ==========    ==========  =========  ==========  ==========




* The investment advisor did not impose all or a portion of its management fee and in some years paid a portion of the Series' expenses. If these expenses had been incurred by the Series, the expense ratio (to average net assets) would have been increased as follows:

                                                                      0.68%         0.74%      0.43%        N/A          N/A



1Represents aggregate total return for the year indicated, and assumes reinvestment of distributions. Total return would have been lower had certain expenses not been waived or reimbursed during the year.

(This  page  intentionally  left  blank)

Exeter  Fund,  Inc.

Exeter  Fund,  Inc.
Ohio  Tax  Exempt  Series

Shareholder Reports and the Statement of Additional Information (SAI) Annual and semiannual reports to shareholders provide additional information about the Series' investments. These reports discuss the market conditions and investment strategies that significantly affected the Series' performance during its last fiscal year. The SAI provides more detailed information about the Series. It is incorporated by reference into this prospectus.

How  to  Obtain  These  Reports  and  Additional  Information
- You may obtain shareholder reports and the SAI or other information about the Series without charge by calling 1-800-466-3863 or sending written requests to Exeter Fund, Inc., P.O. Box 41118, Rochester, New York 14604. Note that this address should not be used for transaction requests.

- You may review and copy shareholder reports, the prospectus and SAI at the Securities and Exchange Commission's Public Reference Room in Washington, D.C. Information about the public reference room may be obtained by calling 1-202-942-8090. You can get copies of these materials for a fee by writing to the Public Reference Section of the Commission, Washington, D.C. 20549-0102 or by e-mail to publicinfo@sec.gov. You can get the same reports and information free from the EDGAR Database on the SEC's Internet web site (http://www.sec.gov).

If someone makes a statement about the Series that is not in this prospectus, you should not rely upon that information. Neither the Series nor its distributor is offering to sell shares of the Series to any person to whom the Series may not lawfully sell its shares.
Investment  Company  Act  file  no.  811-04087

Exeter  Fund,  Inc.

For  fund  information  and  all  service:
P.O.  Box  41118
Rochester,  NY  14604
Toll-Free  800-466-3863

For  deposits  and  all  transactions:
P.O.  Box  182454
Columbus,  OH  43218-2454

Exeter  Fund,  Inc.

Prospectus
May  1,  2003
Exeter  Fund,  Inc.
New  York  Tax  Exempt  Series

The Securities and Exchange Commission has not approved or disapproved these securities or determined whether this prospectus is accurate or complete. Any statement to the contrary is a crime.

Exeter  Fund,  Inc.

(This  page  intentionally  left  blank)

Contents




                                              Page
Goals, Strategies, and Risks                    4
More About the Series' Investments              6
Management                                      7
How to Buy, Exchange, and Redeem Shares         8
Investment and Account Information             10
Dividends, Distributions, and Taxes            12
Financial Highlights                           13

Goals,  Strategies,  and  Risks

Investment  Goal
Provide as high a level of current income exempt from federal income tax and New York State personal income tax as the Advisor believes is consistent with the preservation of capital.

Investment  Strategies
The Series invests primarily in municipal bonds and other securities the income from which is exempt from federal income tax and New York State personal income tax. The Series will, under normal circumstances, invest at least 80% of its net assets in securities the income from which is exempt from federal and New York income tax, including the Alternative Minimum Tax. The main issuers of these securities are state and local agencies in New York. In selecting investments for the Series, the Advisor attempts to balance the Series' goals of high income and capital preservation. With this approach, the Advisor attempts to build a portfolio that it believes provides the opportunity to earn current income; however, the Advisor will only purchase investment grade securities, or those securities determined by the Advisor to be of equivalent quality, and will maintain other selection criteria in an attempt to avoid permanent capital loss.

Maturity The Series is not subject to any maturity restrictions but will vary its maturity depending on the Advisor's outlook for interest rates.

Credit Quality The Series' investments will be limited to investment grade securities, those rated BBB and above by S&P or Baa or above by Moody's, or determined by the Advisor to be of equivalent quality.

Bond Selection Process The Advisor emphasizes those bond market sectors and selects for the Series those securities that it believes offer yields sufficient to compensate the investor for the risks specific to the security or sector. In analyzing the relative attractiveness of sectors and individual securities, the Advisor considers:
-  The  interest  rate  sensitivity  of  each  security.
- The narrowing or widening of interest rate spreads between sectors, securities of different credit quality or securities of different maturities.

Principal  Risks  of  Investing  in  the  Series
As with most bond funds, the value of your investment will fluctuate with changes in interest rates. This means that you could lose money on your investment in the Series or the Series could underperform if any of the following occurs:
- Interest rates go up, which will make bond prices go down and reduce the value of the Series' portfolio. This risk will be higher when the Series is invested in longer-term bonds than when it is invested in bonds with shorter maturities, because longer-term bonds are generally more sensitive to interest rate changes. Changes in the value of portfolio securities will not affect interest income derived from those securities, but will affect the value of the Series' portfolio.
- The issuer of a bond owned by the Series defaults on its obligation to pay principal or interest or has its credit rating downgraded.
- The Advisor's judgments about the attractiveness, relative value or potential appreciation of a particular security or sector prove to be incorrect.

In addition to the general risks of bond funds, this Series has the following special risks:
- Concentration in New York tax exempt securities may lead to more volatility than if the Series invested in securities from a number of different states.
- The Series is sensitive to political, economic, or demographic developments within the state, public authorities, or political subdivisions, particularly the New York City area.
- The Series is subject to the risk that its market segment (New York tax exempt securities) may underperform other fixed income market segments or the fixed income markets as a whole.
- Both New York State and New York City have experienced financial and budgetary difficulties in the past. Future financial and budgetary problems could adversely affect all issuers of New York tax exempt securities.

Summary  of  Past  Performance
The bar chart and total return table provide some indication of the risks of investing in the Series. The bar chart shows changes in the performance of the Series for each full calendar year since its inception. The total return table shows how the average annual total returns for the Series for different periods compared to those of the Merrill Lynch Intermediate Municipal Bond Index. The Merrill Lynch Intermediate Municipal Bond Index is a market value weighted
measure  of  approximately   255  investment  grade municipal bonds
issued  across  the  United  States.

New  York  Tax  Exempt  Series
%  Total  Return
[BAR CHART SHOWING THE PERCENT TOTAL RETURN FOR NEW YORK TAX EXEMPT SERIES PORTFOLIO FOR 1995, 1996, 1997, 1998, 1999, 2000, 2001 and 2002 WITH
CALENDAR YEARS ENDED DECEMBER 31ST: THE RESULTS ARE: 1995, 16.78%; 1996, 3.32%; 1997, 8.33%; 1998, 5.53%; 1999, -3.92%; 2000, 12.24%; 2001, 3.96%; AND 2002,
9.81%

Calendar  Years  Ended  December  31

Average  Annual  Total  Returns
(For  the  periods  ended  December  31,  2002)




                                                   Since Inception
                           1 Year     5 Years      on 1/17/94
Return Before Taxes         9.81%      5.37%           5.25%
Return After Taxes
on Distributions            9.71%      5.35%           5.24%
Return After Taxes
on Distributions
and Sale of Series
Shares                      7.70%      5.14%           5.05%


Index:
(reflects  no  deduction  for  fees,  expenses,  or  taxes)
Merrill  Lynch  Intermediate
Municipal  Bond  Index        10.48%     6.23%           5.96%




Quarterly  Returns  (during  years  shown  in  bar  chart)
Highest:     6.69%  in  1st  quarter  1995
Lowest:          -2.34%  in  2nd  quarter  1999

Past performance does not necessarily indicate how the Series will perform in the future.
After-tax returns reflect the historical highest individual federal marginal income tax rates and do not reflect state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns reflect past tax effects and are not predictive of future tax effects. After-tax returns are not relevant to those investing through 401(k) plans, IRAs or other tax-deferred arrangements.

Fees  and  Expenses  of  the  Series
This table describes the fees and expenses you may pay if you invest in shares of the Series.
                         New  York  Tax  Exempt  Series




Shareholder fees (paid directly from your investment)            None1
Annual fund operating expenses (expenses that are deducted
from assets of the Series)
Management fee                                                   0.50%
Distribution and service (Rule 12b-1) fees                        None
Other expenses                                                   0.23%
Total annual fund operating expenses                             0.73%




1A wire charge, currently $15, may be deducted from the amount of a wire redemption payment made at the request of a shareholder. A shareholder may effect up to four exchanges in a twelve-month period without charge; subsequent exchanges are subject to a fee of $15.

The  example  below  assumes  that:
-  You  invest  $10,000  for  the  periods  shown
-  The  Series'  operating  expenses  remain  the  same
-  Your  investment  has  a  5%  return  each  year

Although your actual costs may be higher or lower, under these assumptions your costs would be:




After 1 Year        After 3 Years       After 5 Years       After 10 Years
75                     $233                $406                  $906




This example is intended to help you compare the cost of investing in the Series with the cost of investing in other mutual funds.

More  About  the  Series'  Investments

Principal  Investments
Tax exempt securities The Series may invest in fixed income securities of any maturity or duration. These securities may be issued by the State of New York and its political subdivisions, agencies and instrumentalities or by other governmental entities. These issuers may also be located in the District of Columbia, Puerto Rico, and other U.S. territories and possessions. As a fundamental policy, the Series will, under normal circumstances, invest at least 80% of its net assets in securities the income from which is exempt from federal and New York State income tax, including the Alternative Minimum Tax.

Taxable  investments   The  Series  may  invest in taxable investments,
including obligations of the U.S. government, its agencies or instrumentalities; obligations issued by governmental issuers in other states, the interest on which would be exempt from federal income tax; or other fixed income securities the Advisor considers appropriate. The Series may also invest in money market instruments or hold its assets in cash. These investments may lead the Series to make a taxable distribution to shareholders.

Additional information regarding concentration in New York tax exempt securities This Series will be particularly sensitive to economic and political developments in the State of New York. Constitutional or statutory requirements may limit the state's power to raise revenues or increase taxes and to meet its obligations. In addition, changes to New York laws or regulations may impair the ability of issuers of municipal securities to repay principal or to pay interest. The amount of information about the condition of an issuer of New York tax exempt securities may not be as extensive as information regarding a corporate issuer whose securities are publicly traded.

Additional  Investment  Risks
Lower-rated investment grade securities The Series limits its investments to investment grade securities, or those securities determined by the Advisor to be of equivalent quality. Securities with the lowest ratings within
the  investment  grade   categories carry more risk than those with
the highest ratings. When the Series invests in New York securities in the lower rating categories, the achievement of its goals is more dependent on the Advisor's ability than would be the case if the Series were to invest in higher-rated securities. The Advisor seeks to minimize this risk through investment analysis and attention to current developments in interest rates and economic conditions. If a security purchased by the Series is downgraded below investment grade after purchase, the Advisor will review the security to determine if it remains an appropriate investment.

Defensive  Investing
The Series may depart from its principal investment strategies by taking temporary defensive positions in response to adverse market, economic or political conditions. If the Series takes a temporary defensive position, it may be unable to achieve its investment goals.

Investment  Goal
The Series' investment goal (described on page 4 under "Goals, Strategies, and Risks") is a fundamental policy and may not be changed without obtaining the approval of the Series' shareholders. The Series might not succeed in achieving its goal.

Management

The  Advisor
The Series' advisor is Exeter Asset Management, a division of Manning & Napier Advisors, Inc., 1100 Chase Square, Rochester, New York 14604. Manning & Napier Advisors, Inc. was founded in 1970, and it manages approximately $6.5 billion for individual and institutional investors. The Advisor is responsible for the day-to-day operations of the Series and generally is responsible for supervision of the Series' overall business affairs, service providers and officers.

A team made up of investment professionals and analysts makes all of the Series' investment decisions.

Management  Fees
In return for the services it provides to the Series, the Advisor receives an annual management fee, which is computed daily and payable monthly at an annual rate of 0.50% of the Series' average daily net assets. The Advisor has contractually agreed to limit the Series' total operating expenses to a total of 0.85% of the Series' average daily net assets. This contractual waiver will remain in effect at least until April 30, 2004 and may be extended. The Advisor received its full management fee for the fiscal year ended December 31, 2002.

Clients for whom the Advisor provides advisory services pursuant to separate investment advisory contracts will be separately credited by the Advisor an amount equal to the portion of their client advisory fee attributable to the portion of their assets invested in the Series.

The Advisor may use its own resources to engage in activities that may promote the sale of the Series, including payments to third parties who provide shareholder support servicing and distribution assistance. Investors may be charged a fee if they effect transactions through a broker or agent.

The  Distributor
The distributor of the Series' shares is Manning & Napier Investor Services, Inc. Shares of the Series are offered to investors who purchase shares directly from the distributor or through certain registered investment advisors.

Shares of the Series are not subject to any distribution or shareholder servicing fees. The Advisor may, from its own resources, defray or absorb costs relating to distribution, including compensation of employees who are involved in distribution.

Discretionary  Account  Management
Shares of the Series may be used from time to time as an investment for advisory clients of the Advisor who utilize discretionary account management services provided by the Advisor or its affiliates. From time to time, these discretionary accounts may hold a substantial portion of the outstanding shares of the Series, and transactions in shares of the Series for such accounts may have an impact upon the size and operations of the Series.

How  to  Buy,  Exchange,  and  Redeem  Shares

Discretionary  Clients
For discretionary account management clients of the Advisor or its affiliates, investment decisions pertaining to purchases and sales of fund shares are made at the Advisor's discretion pursuant to authorization received from clients. The instructions provided below apply to all other investors.

How  to  Buy  Shares
The minimum initial investment is $2,000, and the minimum for each additional investment is $100. The minimum investment requirements are lower for participants in the Automatic Investment Plan, which is described below. These investment minimums may be waived at the Advisor's discretion. The Fund reserves the right to reject purchase orders or to stop offering its shares without notice to shareholders.

Check  Acceptance  Policy
The Fund reserves the right to reject certain forms of payment for share purchases. The Fund maintains a check acceptance policy for share purchases. Investments that are not received in an acceptable form will be returned. Checks must be made payable to the Exeter Fund, Inc. and must be in U.S. dollars. The Fund will not accept cash, third party checks, starter checks, travelers checks, credit card checks or money orders.

The Fund will not accept a P.O. Box as a primary address. A physical address must be used. A P.O. Box may be used as a mailing address only. Shareholder information is subject to independent identity verification and may be shared, as permitted by law and the Fund's Privacy Policy, for identifying and reporting suspected money laundering and terrorist activity. Please review your account application for additional information.

By  Mail
Opening  an  account
- Send a check payable to Exeter Fund, Inc. with the completed original account application.

The  address  is:
Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454

- To request an account application, call the Fund at 1-800-466-3863. Adding to an account
- Send a check payable to Exeter Fund, Inc. and a letter of instruction with the name of the Series to be purchased and the account name and number to the above address.

By  Wire
Opening  or  adding  to  an  account
- After the Fund has received your completed account application, you may wire funds to open or add shares to your account. Before sending a wire, call 1-800-466-3863 to place an order and obtain wire instructions.

By  Telephone
Adding  to  an  Account
- You may use the Telephone Purchase feature to add to an existing Exeter Fund account. To use this service, call 1-800-466-3863 to request a debit from your pre-authorized checking account. Your bank must be a member of the Automated Clearing House (ACH) to use this feature. Any purchases made through this feature will generally be posted to your Exeter Fund account two business days after your call.

Automatic  Investment  Plan
You may participate in the Automatic Investment Plan by completing the applicable section of the account application or contacting the Fund. Through the plan, you can authorize transfers of a specified amount from your bank account into the Series on a regular basis. The minimum amount of each investment is $25. If you have insufficient funds in your account to complete a transfer, your bank may charge you a fee.

How  to  Exchange  Shares
You may exchange shares of the Series for the same class of shares of any other Series of the Fund currently available for direct investment if the registration of both accounts is identical. Please read the prospectus of the Series into which you wish to exchange prior to requesting the exchange. The minimum exchange amount is $1,000 (or all the shares in your account, if less than $1,000). You may exchange up to 4 times during any 12-month period without paying a sales charge or any other fee. For any additional exchanges, you may be charged $15 per exchange. The Fund may refuse any exchange order and may alter, limit or suspend its exchange privilege on 60 days' notice. An exchange involves a taxable redemption of shares surrendered in the exchange.

By  Mail
- Send a letter of instruction to Exeter Fund, Inc., at the address on the opposite page, signed by each registered account owner, exactly as your names appear on the account registration.
- Provide the name of the current Series, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.

By  Telephone
- Unless you have declined telephone privileges, call the Fund at 1-800-466-3863.
- Provide the name of the current Series, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.
-  We  may  ask for identification, and all telephone transactions are recorded.

How  to  Redeem  Shares
The Fund may postpone payment of redemption proceeds for up to seven days, or suspend redemptions to the extent permitted by law. If you recently purchased your shares by check, redemption proceeds may not be available until your check has cleared (which may take up to 10 days from your date of purchase). Likewise, certain types of account maintenance, such as address changes, result in a seven-day hold during which any redemption requests must include a Medallion Guarantee.

By  Mail
- Send a letter of instruction to Exeter Fund, Inc., at the address on the opposite page signed by each registered account owner, exactly as your names appear in the account registration.
- State the name of the Series and number of shares or dollar amount to be sold.
-  Provide  the  account  number.
-   Medallion  Guarantees  may  be  required.
-  Additional  documentation  may  be  required  (call  the  Fund  for details).

By  Telephone
-  Unless  you  have  declined  telephone privileges, call us at 1-800-466-3863.
- State the name of the Series and number of shares or dollar amount to be sold.
-  Provide  your  account  number.
-  We  may  ask  for  identification,  and  all  telephone  calls  are recorded.
- Redemption proceeds from sales requested by telephone will be sent only to the address of record or a bank account that is already on file with us.
-  Amounts  over  $100,000  may  only  be sent to a pre-designated bank account.

Investment  and  Account  Information

 More  about  Purchases,  Exchanges,  and  Redemptions
All orders to purchase, exchange, or redeem shares must be sent to us at the address on page 8 or to an authorized financial intermediary. Transaction requests received in good order (i.e., with all required information, signatures and documentation) before the close of regular trading on the New York Stock Exchange (NYSE) on a business day will be executed at that day's share price. The close of regular trading is typically 4:00 p.m. Eastern time, although it may be earlier. The Fund is open for business each day the NYSE is open. Orders received in good order after the close of regular trading will be executed at the next business day's price. All orders must include the required documentation and signatures, and all purchase orders must be accompanied by proper payment.

The Fund has authorized several financial intermediaries to accept purchase and redemption orders on its behalf, and those intermediaries are authorized to designate other intermediaries to accept purchase and redemption orders on the Fund's behalf. The Fund will be deemed to have received an order when an authorized financial intermediary or its authorized designee accepts the order. Orders placed with an authorized financial intermediary will be processed at the share price of the Series next computed after they are received in good order by the financial intermediary or its designee.

The Series' distributor imposes no sales charge on purchases and redemptions of shares of the Series; however, your financial intermediary may charge you a transaction fee on purchases and redemptions.

Telephone  Transactions
When you place a purchase, exchange, or redemption order by telephone, we may record the call, request identifying information, or take other steps designed to prevent fraudulent orders. We are not responsible for any losses that may occur as long as we follow procedures reasonably designed to ensure that an order appears genuine.

Accounts  with  Low  Balances
If your account falls below $1,000 due to the redemption of shares, the Fund may ask you to bring your account up to the minimum requirement. If your account is still below $1,000 after 60 days, the Fund may close your account and send you the redemption proceeds.

In-Kind  Purchases  and  Redemptions
Securities you own may be used to purchase shares of the Series. The Advisor will determine if acquiring the securities is consistent with the Series' goals and policies. If accepted, the securities will be valued the same way the Series values securities it already owns.

The Fund may make payment for shares redeemed in part by giving you portfolio securities. As a redeeming shareholder, you will pay transaction costs to dispose of these securities.

 Medallion  Guarantees
A   Medallion  Guarantee  will be required for a written request to sell shares if the proceeds are to be sent to an address other than the address of record or to a bank account that is not already on file with us. A
 Medallion Guarantee will also be required to change the account registration, for written redemption requests for amounts over $100,000, or for certain other requests.

 A Medallion Guarantee is a type of signature guarantee that can be obtained from most brokers, banks, savings institutions or credit unions. A Medallion Guarantee is a formal certification offered by firms participating in the Medallion Stamp Program that guarantees a signature is original and authentic. Please note that we cannot accept notarization by a notary public.

Valuation  of  Shares
The Series offers its shares at the net asset value (NAV) per share of the Series. The Series calculates its NAV once daily as of the close of regular trading on the NYSE (generally 4:00 p.m. Eastern time) on each day the exchange is open. If the exchange closes early, the Series will accelerate the calculation of NAV and transaction deadlines to that time.

The Series values the securities in its portfolio on the basis of valuations provided by independent pricing services. If quotations are not readily available, or the Advisor deems them to be unreliable, the Series may value its assets by a method that the directors believe accurately reflects fair value. If the Series uses fair value to price securities, it may value those securities higher or lower than another mutual fund that uses market quotations to price the same securities.

Communicating  with  the  Exeter  Fund
Please call the Fund Services Department at 1-800-466-3863 with all inquiries or requests for telephone transactions. We are available business days from 8:30 a.m. to 5:00 p.m. Eastern time.

Applications, investment checks, and written transaction requests for direct investors should be sent to the following address:

Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454

Inquiries about your account and requests for account information should be sent to the following address:

Exeter  Fund,  Inc.
P.O.  Box  41118
Rochester,  NY  14604

Automated account information, such as share prices and your account balance, is available through the Exeter Fund's Voice Response System at 1-800-593-4353. This system is available 24 hours a day, 7 days a week.

Dividends,  Distributions,  and  Taxes

Dividends  and  Distributions
The  Series  generally:
-  Pays  dividends  four  times a year, in March, June, September, and December.
- Makes capital gains distributions, if any, once a year, typically in December.

The Series may pay additional distributions and dividends at other times if necessary for the Series to avoid a federal tax.

Capital gain distributions and dividends are reinvested in additional shares of the Series. Alternatively, you can instruct the Fund in writing or by telephone to have your capital gains and/or dividends paid in cash. You can change your choice at any time to be effective as of the next distribution or dividend, except that any change given to the transfer agent after the record date will not be effective until the next distribution or dividend is made. No interest will accrue on amounts represented by uncashed distribution or redemption checks.

Taxes
Dividends are paid from income earned on the Series' portfolio holdings as well as interest on its cash investments. Distributions of capital gain will be treated as long-term or short-term depending on how long the Series held the securities sold, without regard to how long you owned shares of the Series.




Transaction                                Federal Tax Status
Redemption or exchange of shares          Usually taxable as capital gain or
                                          loss; long-term only if shares
                                          owned more than one year
Long-term capital gain distributions      Taxable as long-term capital gain
Short-term capital gain distributions     Taxable as ordinary income
Dividends                                 Taxable as ordinary income
Tax Exempt Income                         Exempt from federal
                                          income tax



The Series intends to pay exempt-interest dividends quarterly. Exempt-interest dividends are exempt from regular federal income tax, but they may have other tax consequences, including alternative minimum tax. Under New York law, dividends that are derived from interest payments on New York obligations are also exempt from New York State and New York City income tax for individuals who reside in New York. The Series may invest a portion of its assets in securities that generate income that is not exempt from federal or state income tax.

After the end of each year, the Series will provide you with information about the distributions and dividends that you received and any redemptions of shares during the previous year. In calculating your gain or loss on any sale of shares, note that your tax basis in your shares is increased by the amounts of dividends and distributions that you have reinvested in the Series. Dividends and distributions are taxable as described above whether received in cash or reinvested.

If you do not provide the Series with your correct taxpayer identification number and any required certifications, you may be subject to backup withholding of 30% of your distributions, dividends and redemption proceeds.

Because each shareholder's circumstances are different and special tax rules may apply, you should consult with your tax adviser about your investment in the Series and your receipt of dividends, distributions or redemption proceeds.

Financial  Highlights
The financial highlights table is intended to help you understand the Series' financial performance for the past five years. Certain information reflects financial results for a single share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Series (assuming reinvestment of all dividends and distributions). This information has been audited by PricewaterhouseCoopers LLP, whose report, along with the Series' financial statements, is included in the annual report, which is available upon request.

New  York  Tax  Exempt  Series






                                                                 FOR THE YEARS ENDED
                                               12/31/02      12/31/01    12/31/00    12/31/99    12/31/98
                                              ------------  ----------  ----------  ----------  ----------

PER SHARE DATA (FOR A SHARE OUTSTANDING
THROUGHOUT EACH YEAR):

NET ASSET VALUE - BEGINNING OF YEAR             $ 10.36      $ 10.36     $  9.62     $ 10.51     $ 10.37
                                              ------------  ----------  ----------  ----------  ----------

Income from investment operations:
Net investment income                              0.46         0.46        0.43        0.46        0.43
Net realized and unrealized gain (loss) on
investments                                        0.54        (0.05)       0.73       (0.87)       0.14
                                              ------------  ----------  ----------  ----------  ----------
Total from investment operations                   1.00         0.41        1.16       (0.41)       0.57
                                              ------------  ----------  ----------  ----------  ----------

Less distributions to shareholders:
From net investment income                        (0.42)       (0.41)      (0.42)      (0.47)      (0.43)
From net realized gain on investments             (0.05)          -          --        (0.01)         --
                                              ------------  ----------  ----------  ----------  ----------
Total distributions to shareholders               (0.47)       (0.41)      (0.42)      (0.48)      (0.43)
                                              ------------  ----------  ----------  ----------  ----------
NET ASSET VALUE - END OF YEAR                   $ 10.89      $ 10.36     $ 10.36     $  9.62     $ 10.51
                                              ============  ==========  ==========  ==========  ==========

Total return1                                      9.81%        3.96%      12.24%     (3.92%)       5.53%

RATIOS (TO AVERAGE NET ASSETS)/SUPPLEMENTAL
DATA:
Expenses                                           0.73%        0.72%       0.68%       0.60%       0.61%
Net investment income                              4.20%        4.23%       4.51%       4.45%       4.17%

Portfolio turnover                                  6%           7%          8%          0%          3%

NET ASSETS - END OF YEAR (000's omitted)        $  63,961   $  66,295   $  66,443   $  51,311   $  60,772
                                              ============  ==========  ==========  ==========  ==========



1Represents aggregate total return for the year indicated, and assumes reinvestment of distributions.

(This  page  intentionally  left  blank)

Exeter  Fund,  Inc.

Exeter  Fund,  Inc.
New  York  Tax  Exempt  Series

Shareholder Reports and the Statement of Additional Information (SAI) Annual and semiannual reports to shareholders provide additional information about the Series' investments. These reports discuss the market conditions and investment strategies that significantly affected the Series' performance during its last fiscal year. The SAI provides more detailed information about the Series. It is incorporated by reference into this prospectus.

How  to  Obtain  These  Reports  and  Additional  Information
- You may obtain shareholder reports and the SAI or other information about the Series without charge by calling 1-800-466-3863 or sending written requests to Exeter Fund, Inc., P.O. Box 41118, Rochester, New York 14604. Note that this address should not be used for transaction requests.

- You may review and copy shareholder reports, the prospectus and SAI at the Securities and Exchange Commission's Public Reference Room in Washington, D.C. Information about the public reference room may be obtained by calling 1-202-942-8090. You can get copies of these materials for a fee by writing to the Public Reference Section of the Commission, Washington, D.C. 20549-0102 or by e-mail to publicinfo@sec.gov. You can get the same reports and information free from the EDGAR Database on the SEC's Internet web site (http://www.sec.gov).

If someone makes a statement about the Series that is not in this prospectus, you should not rely upon that information. Neither the Series nor its distributor is offering to sell shares of the Series to any person to whom the Series may not lawfully sell its shares.

Investment  Company  Act  file  no.  811-04087

Exeter  Fund,  Inc.
For  fund  information  and  all  service:
P.O.  Box  41118
Rochester,  NY  14604
Toll-Free  800-466-3863

For  deposits  and  all  transactions:
P.O.  Box  182454
Columbus,  OH  43218-2454

Exeter  Fund,  Inc.

Prospectus
May  1,  2003
Exeter  Fund,  Inc.
Small  Cap  Series
Class  A  Shares

The Securities and Exchange Commission has not approved or disapproved these securities or determined whether this prospectus is accurate or complete. Any statement to the contrary is a crime.

Exeter  Fund,  Inc.

(This  page  intentionally  left  blank)





Contents
Page
Goals, Strategies, and Risks                  4
More About the Series' Investments            6
Management                                    7
How to Buy, Exchange, and Redeem Shares       8
Investment and Account Information           10
Dividends, Distributions, and Taxes          12
Financial Highlights                         13

Goals,  Strategies,  and  Risks

Investment  Goal
Provide long-term growth by investing principally in the common stocks of companies with small market capitalizations.

Investment  Strategies
The Series will invest, under normal circumstances, at least 80% of its assets in securities of companies with small market capitalizations. The Series defines a small market capitalization company, generally, as a company whose market capitalization is similar to those companies included in the Russell 2000 Index. The Series may also invest in foreign stocks, American Depository Receipts (ADRs) and other U.S. dollar denominated securities of foreign issuers, including those in emerging markets. ADRs are securities that are listed and traded in the United States but represent an ownership interest in securities issued by a foreign issuer.
The Advisor uses a "bottom-up" strategy, focusing on individual security selection. The Advisor analyzes factors such as the management, financial condition, and market position of individual companies to select small companies that it believes will make attractive long-term investments. The Advisor looks for one or more of the following characteristics:
- Strong strategic profiles (e.g., strong market position, benefits from technology, market share gains in a mature market and high barriers to entry).
- Companies well-positioned to benefit from an anticipated upturn in an industry sub-sector due to sharply reduced competition and improving demand.
- Companies trading at very low valuations relative to fundamental or break-up value.

Principal  Risks  of  Investing  in  the  Series
As with any stock fund, the value of your investment will fluctuate in response to stock market movements. You could lose money on your investment in the Series or the Series could underperform if any of the following occurs:
-  The  U.S.  stock  market  goes  down.
-  Small  company stocks go down in value or underperform larger company stocks.
- An adverse event, such as an unfavorable earnings report, depresses the value of one or more of the Series' portfolio holdings.
- The Advisor's judgments about the attractiveness, relative value or potential appreciation of a security or strategy prove to be incorrect.
In addition to the general risks of stock funds, the Series has special risks due to its focus on small company stocks. These risks include the following:
- The stocks of small companies may be subject to more abrupt or erratic market movements than the stocks of larger companies.
- The stocks of small companies may be less marketable than the stocks of larger companies.
- Small companies may have limited product lines, markets, or financial resources, and they may depend on a small management group. As a result, small companies fail more often than larger companies.
Because the Series may invest in foreign stocks and ADRs, it is subject to the following additional risks:
- The prices of foreign common stocks may, at times, move in a different direction than the prices of U.S. common stocks.
- Because the Series' investments in foreign securities may be denominated in the currencies of the countries in which they are located, the value of the Series may be affected by changes in exchange rates between those foreign currencies and the U.S. dollar.
- Investments in emerging market countries may be more volatile than investments in more developed markets.

Summary  of  Past  Performance
The bar chart and total return table provide some indication of the risks of investing in Class A shares of the Series. The bar chart shows changes in the performance of the Class A shares of the Series for each full calendar year since its most recent activation. The total return table shows how the average annual total returns for the Class A shares of the Series for different periods compare to those of the Standard & Poor's 500 (S&P 500) Total Return Index, an unmanaged index of common stocks, and the Russell 2000 Index, an unmanaged index of small company stocks.

Small  Cap  Series-Class  A  Shares
%  Total  Return

[BAR CHART SHOWING THE PERCENT TOTAL RETURN FOR THE SMALL CAP SERIES-CLASS A SHARES PORTFOLIO FOR 1993, 1994, 1995, 1996, 1997, 1998, 1999, 2000, 2001
 and 2002 WITH CALENDAR YEARS ENDED DECEMBER 31ST: THE RESULTS ARE: 1993, 14.59%; 1994, 8.01%; 1995, 14.07; 1996, 10.06; 1997, 12.20%; 1998, -13.59%;
1999,  9.87%;  2000,  9.43%;  2001,  22.05%;  AND  2002,  -17.15%
Calendar  Years  Ended  December  31

Average  Annual  Total  Returns
(For  the  periods  ended  December  31,  2002)



                                                         Since Current
                                                            Activation
                       1 Year       5 Years     10 Years     on 4/30/92
Return Before Taxes      -17.15%       0.99%       6.30%         7.38%
Return After Taxes
on Distributions         -17.15%      -0.81%       3.81%         4.93%
Return After Taxes
on Distributions
and Sale of Series
Shares                  -10.53%       0.08%       4.18%          5.14%

Indices:
(reflect  no  deduction  for  fees,  expenses,  or  taxes)
S&P  500  Index           -22.09%     -0.58%        9.33%         9.43%
Russell  2000  Index     -20.48%     -1.36%        7.16%         8.03%



Quarterly  Returns
Highest:     21.62%  in  2nd  quarter  1997
Lowest:          -27.96%  in  3rd  quarter  1998

Past performance does not necessarily indicate how the Series will perform in the future.
After-tax returns reflect the historical highest individual federal marginal income tax rates and do not reflect state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns reflect past tax effects and are not predictive of future tax effects. After-tax returns are not relevant to those investing through 401(k) plans, IRAs or other tax-deferred arrangements.

Fees  and  Expenses  of  the  Series

This table describes the fees and expenses you may pay if you invest in shares of the Series.
     Small  Cap  Series



Shareholder fees (paid directly from your investment)        None1
Annual fund operating expenses (expenses that are
deducted from assets of the Series)
Management fee                                               1.00%
Distribution and service (Rule 12b-1) fees                    None
Other expenses                                               0.24%
Total annual fund operating expenses                     1.24%



1A wire charge, currently $15, may be deducted from the amount of a wire redemption payment made at the request of a shareholder. A shareholder may effect up to four exchanges in a twelve-month period without charge; subsequent exchanges are subject to a fee of $15.

The  example  below  assumes  that:
-  You  invest  $10,000  for  the  periods  shown
-  The  Series'  operating  expenses  remain  the  same
-  Your  investment  has  a  5%  return  each  year

Although your actual costs may be higher or lower, under these assumptions your costs would be:



After 1 Year     After 3 Years     After 5 Years        After 10 Years
      $126              $393               $681              $1,500



This example is intended to help you compare the cost of investing in the Series with the cost of investing in other mutual funds.

More  About  the  Series'  Investments

Principal  Investments
Equity Securities The Series may invest in equity securities of U.S. and foreign companies. These securities will usually be exchange-traded and over-the-counter
(OTC) common stocks, but may include preferred stocks, warrants, rights, convertible debt securities, and equity participations.

Foreign Securities The Series may invest in foreign stocks, American Depository Receipts (ADRs) and other U.S. dollar denominated securities of foreign issuers. ADRs are securities that are listed and traded in the United States but represent an ownership interest in securities issued by a foreign issuer. Prices of foreign securities may go down because of foreign government actions, political instability or the more limited availability of accurate information about foreign companies.

Additional  Investment  Risks
Emerging Market Risk The Series may be exposed to risks associated with investments in emerging market countries. Emerging market countries are generally considered to be less developed than the United States, Canada, Japan, Australia, New Zealand, and most of the nations in Western Europe. As a result, they may be more likely to experience political, social, or economic turmoil. In addition, the financial conditions of issuers in these countries may be more precarious than those in developed countries. As a result, there will tend to be a increased risk of price volatility associated with the Series' investment in emerging market countries.

Defensive  Investing
The Series may depart from its principal investment strategies by taking temporary defensive positions in response to adverse market, economic or political conditions. If the Series takes a temporary defensive position, it may be unable to achieve its investment goal.

Investment  Goal
The Series' board of directors may change the Series' investment goal (described on page 4 under "Goals, Strategies, and Risks") without obtaining the approval of the Series' shareholders. The Series might not succeed in achieving its goal.

Management

The  Advisor
The Series' advisor is Exeter Asset Management, a division of Manning & Napier Advisors, Inc., 1100 Chase Square, Rochester, New York 14604. Manning & Napier Advisors, Inc. was founded in 1970, and it manages approximately $6.5 billion for individuals and institutional investors. The Advisor is responsible for the day-to-day operations of the Series and generally is responsible for supervision of the Series' overall business affairs, service providers and officers.

A team made up of investment professionals and analysts makes all of the Series' investment decisions.

Management  Fees
In return for the services it provides to the Series, the Advisor receives an annual management fee, which is computed daily and payable monthly at an annual rate of 1.00% of the Series' average daily net assets. The Advisor received its full management fee for the fiscal year ended December 31, 2002.

Clients for whom the Advisor provides advisory services pursuant to separate investment advisory contracts will be separately credited by the Advisor an amount equal to the portion of their client advisory fee attributable to the portion of their assets invested in the Series.

The Advisor may use its own resources to engage in activities that may promote the sale of the Series, including payments to third parties who provide shareholder support servicing and distribution assistance. Investors may be charged a fee if they effect transactions through a broker or agent.

The  Distributor
The distributor of the Series' shares is Manning & Napier Investor Services, Inc. Class A shares of the Series are offered to investors who purchase shares directly from the distributor or through certain registered investment advisors. Class A shares of the Series are not subject to any distribution or shareholder servicing fees.

The Advisor may, from its own resources, defray or absorb costs relating to distribution, including compensation of employees who are involved in distribution.

Discretionary  Account  Management
Shares of the Series may be used from time to time as an investment for advisory clients of the Advisor who utilize discretionary account management services provided by the Advisor or its affiliates. From time to time, these discretionary accounts may hold a substantial portion of the outstanding shares of the Series, and transactions in shares of the Series for such accounts may have an impact upon the size and operations of the Series.

How  to  Buy,  Exchange,  and  Redeem  Shares

Discretionary  Clients
For discretionary account management clients of the Advisor or its affiliates, investment decisions pertaining to purchases and sales of fund shares are made at the Advisor's discretion pursuant to authorization received from clients. The instructions provided below apply to all other investors.

How  to  Buy  Shares
The minimum initial investment is $2,000, and the minimum for each additional investment is $100. The minimum investment requirements are lower for participants in the Automatic Investment Plan, which is described below. These investment minimums may be waived at the Advisor's discretion. The Fund reserves the right to reject purchase orders or to stop offering its shares without notice to shareholders.

Check  Acceptance  Policy
The Fund reserves the right to reject certain forms of payment for share purchases. The Fund maintains a check acceptance policy for share purchases. Investments that are not received in an acceptable form will be returned. Checks must be made payable to the Exeter Fund, Inc. and must be in U.S. dollars. The Fund will not accept cash, third party checks, starter checks, travelers checks, credit card checks or money orders.
The Fund will not accept a P.O. Box as a primary address. A physical address must be used. A P.O. Box may be used as a mailing address only. Shareholder information is subject to independent identity verification and may be shared, as permitted by law and the Fund's Privacy Policy, for identifying and reporting suspected money laundering and terrorist activity. Please review your account application for additional information.

By  Mail
Opening  an  account
- Send a check payable to Exeter Fund, Inc. with the completed original account application.

The  address  is:
Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454

-  To  request  an  account  application,  call  the  Fund  at  1-800-466-3863.

Adding  to  an  account
- Send a check payable to Exeter Fund, Inc. and a letter of instruction with the name of the Series to be purchased and the account name and number to the above address.

By  Wire
Opening  or  adding  to  an  account
- After the Fund has received your completed account application, you may wire funds to open or add shares to your account. Before sending a wire, call 1-800-466-3863 to place an order and obtain wire instructions.

By  Telephone
Adding  to  an  Account
- You may use the Telephone Purchase feature to add to an existing Exeter Fund account. To use this service, call 1-800-466-3863 to request a debit from your pre-authorized checking account. Your bank must be a member of the Automated Clearing House (ACH) to use this feature. Any purchases made through this feature will generally be posted to your Exeter Fund account two business days after your call.

Automatic  Investment  Plan
You may participate in the Automatic Investment Plan by completing the applicable section of the account application or contacting the Fund. Through the plan, you can authorize transfers of a specified amount from your bank account into the Series on a regular basis. The minimum amount of each investment is $25. If you have insufficient funds in your account to complete a transfer, your bank may charge you a fee.

How  to  Exchange  Shares
You may exchange shares of the Series for Class A shares of any other Series of the Fund currently available for direct investment if the registration of both accounts is identical. Please read the prospectus of the Series into which you wish to exchange prior to requesting the exchange. The minimum exchange amount is $1,000 (or all the shares in your account, if less than $1,000). You may exchange up to 4 times during any 12-month period without paying a sales charge or any other fee. For any additional exchanges, you may be charged $15 per exchange. The Fund may refuse any exchange order and may alter, limit or suspend its exchange privilege on 60 days' notice. An exchange involves a taxable redemption of shares surrendered in the exchange.

By  Mail
- Send a letter of instruction to Exeter Fund, Inc., at the address on the opposite page, signed by each registered account owner, exactly as your names appear on the account registration.
- Provide the name of the current Series, the class of shares, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.
By  Telephone
- Unless you have declined telephone privileges, call the Fund at 1-800-466-3863.
- Provide the name of the current Series, the class of shares, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.
-  We  may  ask for identification, and all telephone transactions are recorded.

How  to  Redeem  Shares
The Fund may postpone payment of redemption proceeds for up to seven days, or suspend redemptions to the extent permitted by law. If you recently purchased your shares by check, redemption proceeds may not be available until your check has cleared (which may take up to 10 days from your date of purchase). Likewise, certain types of account maintenance, such as address changes, result in a seven-day hold during which any redemption requests must include a Medallion Guarantee.

By  Mail
- Send a letter of instruction to Exeter Fund, Inc., at the address on the opposite page signed by each registered account owner, exactly as your names appear in the account registration.
- State the name of the Series, the class, and the number of shares or dollar amount to be sold.
-  Provide  the  account  number.
-   Medallion  Guarantees  may  be  required.
-  Additional  documentation  may  be  required  (call  the  Fund  for details).

By  Telephone
-  Unless  you  have  declined  telephone privileges, call us at 1-800-466-3863.
- State the name of the Series, the class, and the number of shares or dollar amount to be sold.
-  Provide  your  account  number.
-  We  may  ask  for  identification,  and  all  telephone  calls  are recorded.
- Redemption proceeds from sales requested by telephone will be sent only to the address of record or a bank account that is already on file with us.
-  Amounts  over  $100,000  may  only  be sent to a pre-designated bank account.

Investment  and  Account  Information

More  about  Purchases,  Exchanges,  and  Redemptions
All orders to purchase, exchange, or redeem shares must be sent to us at the address on page 8 or to an authorized financial intermediary. Transaction requests received in good order (i.e., with all required information, signatures and documentation) before the close of regular trading on the New York Stock Exchange (NYSE) on a business day will be executed at that day's share price. The close of regular trading is typically 4:00 p.m. Eastern time, although it may be earlier. The Fund is open for business each day the NYSE is open. Orders received in good order after the close of regular trading will be executed at the next business day's price. All orders must include the required documentation and signatures, and all purchase orders must be accompanied by proper payment.
The Fund has authorized several financial intermediaries to accept purchase and redemption orders on its behalf, and those intermediaries are authorized to designate other intermediaries to accept purchase and redemption orders on the Fund's behalf. The Fund will be deemed to have received an order when an authorized financial intermediary or its authorized designee accepts the order. Orders placed with an authorized financial intermediary will be processed at the share price of the Series next computed after they are received in good order by the financial intermediary or its designee.
The Series' distributor imposes no sales charge on purchases and redemptions of shares of the Series; however, your financial intermediary may charge you a transaction fee on purchases and redemptions.

Telephone  Transactions
When you place a purchase, exchange, or redemption order by telephone, we may record the call, request identifying information, or take other steps designed to prevent fraudulent orders. We are not responsible for any losses that may occur as long as we follow procedures reasonably designed to ensure that an order appears genuine.

Accounts  with  Low  Balances
If your account falls below $1,000 due to the redemption of shares, the Fund may ask you to bring your account up to the minimum requirement. If your account is still below $1,000 after 60days, the Fund may close your account and send you the redemption proceeds.

In-Kind  Purchases  and  Redemptions
Securities you own may be used to purchase shares of the Series. The Advisor will determine if acquiring the securities is consistent with the Series' goals and policies. If accepted, the securities will be valued the same way the Series values securities it already owns.
The Fund may make payment for shares redeemed in part by giving you portfolio securities. As a redeeming shareholder, you will pay transaction costs to dispose of these securities.

Medallion  Guarantees
     A Medallion Guarantee will be required for a written request to sell shares if the proceeds are to be sent to an address other than the address of record or to a bank account that is not already on file with us. A Medallion Guarantee will also be required to change the account registration, for written redemption requests for amounts over $100,000, or for certain other requests.

A Medallion Guarantee is a type of signature guarantee that can be obtained from most brokers, banks, savings institutions or credit unions. A Medallion Guarantee is a formal certification offered by firms participating in the Medallion Stamp Program that guarantees a signature is original and authentic. Please note that we cannot accept notarization by a notary public.

Valuation  of  Shares
The Series offers its shares at the net asset value (NAV) per share of the Series. NAV is calculated separately for each class of shares. The Series calculates its NAV once daily as of the close of regular trading on the New York Stock Exchange (generally 4:00 p.m. Eastern time) on each day the exchange is open. If the exchange closes early, the Series will accelerate the calculation of NAV and transaction deadlines to that time.

The Series values the securities in its portfolio on the basis of market quotations and valuations provided by independent pricing services. If quotations are not readily available, the Advisor deems them to be unreliable, or the value of a security has been materially affected by events occurring after the closing of a foreign exchange, the Series may value its assets by a method that the directors believe accurately reflects fair value. If the Series uses fair value to price securities, it may value those securities higher or lower than another mutual fund that uses market quotations to price the same securities.

Communicating  with  the  Exeter  Fund
Please call the Fund Services Department at 1-800-466-3863 with all inquiries or requests for telephone transactions. We are available business days from 8:30 a.m. to 5:00 p.m. Eastern time.

Applications, investment checks, and written transaction requests should be sent to the following address:
Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454

Inquiries about your account and requests for account information should be sent to the following address:
Exeter  Fund,  Inc.
P.O.  Box  41118
Rochester,  NY  14604

Automated account information, such as share prices and your account balance, is available through the Exeter Fund's Voice Response System at 1-800-593-4353. This system is available 24 hours a day, 7 days a week.

Dividends,  Distributions,  and  Taxes

Dividends  and  Distributions
The  Series  generally:
-  Pays  dividends  once  a  year,  in  December
- Makes capital gains distributions, if any, once a year, typically in December.

The Series may pay additional distributions and dividends at other times if necessary for the Series to avoid a federal tax.

Capital gain distributions and dividends are reinvested in additional shares of the same class that you hold. Alternatively, you can instruct the Fund in writing or by telephone to have your capital gains and/or dividends paid in cash. You can change your choice at any time to be effective as of the next distribution or dividend, except that any change given to the transfer agent after the record date will not be effective until the next distribution or dividend is made. No interest will accrue on amounts represented by uncashed distribution or redemption checks.

Taxes
Dividends are paid from income earned on the Series' portfolio holdings as well as interest on its cash investments. Distributions of capital gain will be treated as long-term or short-term depending on how long the Series held the securities sold, without regard to how long you owned shares of the Series.



Transaction                               Federal Tax Status
Redemption or exchange of shares          Usually taxable as capital gain or
                                          loss; long-term only if shares
                                          owned more than one year

Long-term capital gain distributions      Taxable as long-term capital gain

Short-term capital gain distributions     Taxable as ordinary income

Dividends                                  Taxable as ordinary income



If you are a taxable investor, you may want to avoid buying shares when the Series is about to declare a capital gain distribution or a dividend, because it will be taxable to you even though it may actually be a return of a portion of your investment.

After the end of each year, the Series will provide you with information about the distributions and dividends that you received and any redemptions of shares during the previous year. In calculating your gain or loss on any sale of shares, note that your tax basis in your shares is increased by the amounts of dividends and distributions that you have reinvested in the Series. Dividends and distributions are taxable as described above whether received in cash or reinvested.

If you do not provide the Series with your correct taxpayer identification number and any required certifications, you may be subject to backup withholding of 30% of your distributions, dividends, and redemption proceeds.

Because each shareholder's circumstances are different and special tax rules may apply, you should consult with your tax adviser about your investment in the Series and your receipt of dividends, distributions or redemption proceeds.

Financial  Highlights

The financial highlights tables are intended to help you understand the Series' financial performance for the past five years. Certain information reflects financial results for a single share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Series (assuming reinvestment of all dividends and distributions). This information has been audited by PricewaterhouseCoopers LLP, whose report, along with the Series' financial statements, is included in the annual report, which is available upon request.

Small  Cap  Series  Class  A  Shares



                                                                        FOR THE YEARS ENDED
                                                          12/31/02    12/31/01    12/31/00    12/31/99    12/31/98
                                                         ----------  ----------  ----------  ----------  ----------

PER SHARE DATA (FOR A SHARE OUTSTANDING
THROUGHOUT EACH YEAR):

NET ASSET VALUE - BEGINNING OF YEAR                     $  11.49   $   10.57   $   10.53   $    9.64   $   12.05
                                                        ----------  ----------  ----------  ----------  ----------

Income from investment operations:
Net investment income (loss)                               (0.03)       -- 2        0.03        0.07        0.05
Net realized and unrealized gain (loss) on investments     (1.94)       2.26        0.90        0.88       (1.77)
                                                        ----------  ----------  ----------  ----------  ----------
Total from investment operations                           (1.97)       2.26        0.93        0.95       (1.72)
                                                        ----------  ----------  ----------  ----------  ----------


Less distributions to shareholders:
From net investment income                                   -        -- 2        (0.09)      (0.06)         --
From net realized gain on investments                        -        (1.34)      (0.80)          -       (0.69)
                                                        ----------  ----------  ----------  ----------  ----------
Total distributions to shareholders                          -        (1.34)      (0.89)      (0.06)      (0.69)
                                                        ----------  ----------  ----------  ----------  ----------
NET ASSET VALUE - END OF YEAR                            $  9.52    $ 11.49     $ 10.57    $  10.53     $  9.64
                                                        ==========  ==========  ==========  ==========  ==========
Total return1                                             (17.15%)    22.05%       9.43%       9.87%     (13.59%)

RATIOS (TO AVERAGE NET ASSETS)/SUPPLEMENTAL
DATA:
Expenses                                                    1.24%        1.19%       1.14%       1.09%       1.09%
Net investment income (loss)                               (0.28%)       0.01%       0.24%       0.61%       0.44%

Portfolio turnover                                           70%          88%         56%         92%         81%

NET ASSETS - END OF YEAR (000's omitted)                 $  95,772   $ 108,525   $  94,748   $  91,301   $  99,666
                                                       ===========  ==========  ==========  ==========  ==========



1Represents aggregate total return for the year indicated, and assumes reinvestment of distributions.
2Less  than  $0.01  per  share.

(This  page  intentionally  left  blank)

Exeter  Fund,  Inc.

Exeter  Fund,  Inc.
Small  Cap  Series  -  Class  A  Shares

Shareholder Reports and the Statement of Additional Information (SAI) Annual and semiannual reports to shareholders provide additional information about the Series' investments. These reports discuss the market conditions and investment strategies that significantly affected the Series' performance during its last fiscal year. The SAI provides more detailed information about the Series. It is incorporated by reference into this prospectus.

How  to  Obtain  These  Reports  and  Additional  Information
- You may obtain shareholder reports and the SAI or other information about the Series without charge by calling 1-800-466-3863 or sending written requests to Exeter Fund, Inc., P.O. Box 41118, Rochester, New York 14604. Note that this address should not be used for transaction requests. - You may review and copy shareholder reports, the prospectus and SAI at the Securities and Exchange Commission's Public Reference Room in Washington, D.C. Information about the public reference room may be obtained by calling 1-202-942-8090. You can get copies of these materials for a fee by writing to the Public Reference Section of the Commission, Washington, D.C. 20549-0102 or by e-mail to publicinfo@sec.gov.
You can get the same reports and information free from the EDGAR Database on the SEC's Internet web site (http://www.sec.gov).
If someone makes a statement about the Series that is not in this prospectus, you should not rely upon that information. Neither the Series nor its distributor is offering to sell shares of the Series to any person to whom the Series may not lawfully sell its shares. Investment Company Act file no. 811-04087

Exeter  Fund,  Inc.
For  fund  information  and  all  service:
P.O.  Box  41118
Rochester,  NY  14604
Toll-Free  800-466-3863
For  deposits  and  all  transactions:
P.O.  Box  182454
Columbus,  OH  43218-2454

Exeter  Fund,  Inc.

Prospectus
May  1,  2003
Exeter  Fund,  Inc.
Small  Cap  Series
Class  B,  C,  D  and  E  Shares

The Securities and Exchange Commission has not approved or disapproved these securities or determined whether this prospectus is accurate or complete. Any statement to the contrary is a crime.

Exeter  Fund,  Inc.

(This  page  intentionally  left  blank)

Contents



                                            Page
Goals, Strategies, and Risks                  4
More About the Series' Investments            6
Management                                    7
How to Buy, Exchange, and Redeem Shares       8
Investment and Account Information           10
Dividends, Distributions, and Taxes          12

Goals,  Strategies,  and  Risks

Investment  Goal
Provide long-term growth by investing principally in the common stocks of companies with small market capitalizations.

Investment  Strategies
The Series will invest, under normal circumstances, at least 80% of its assets in securities of companies with small market capitalizations. The Series defines a small market capitalization company, generally, as a company whose market capitalization is similar to those companies included in the Russell 2000 Index. The Series may also invest in foreign stocks, American Depository Receipts (ADRs) and other U.S. dollar denominated securities of foreign issuers, including those in emerging markets. ADRs are securities that are listed and traded in the United States but represent an ownership interest in securities issued by a foreign issuer.
The Advisor uses a "bottom-up" strategy, focusing on individual security selection. The Advisor analyzes factors such as the management, financial condition, and market position of individual companies to select small companies that it believes will make attractive long-term investments. The Advisor looks for one or more of the following characteristics:
- Strong strategic profiles (e.g., strong market position, benefits from technology, market share gains in a mature market and high barriers to entry).
- Companies well-positioned to benefit from an anticipated upturn in an industry sub-sector due to sharply reduced competition and improving demand.
- Companies trading at very low valuations relative to fundamental or break-up value.

Principal  Risks  of  Investing  in  the  Series
As with any stock fund, the value of your investment will fluctuate in response to stock market movements. You could lose money on your investment in the Series or the Series could underperform if any of the following occurs:
-  The  U.S.  stock  market  goes  down.
-  Small  company stocks go down in value or underperform larger company stocks.
- An adverse event, such as an unfavorable earnings report, depresses the value of one or more of the Series' portfolio holdings.
- The Advisor's judgments about the attractiveness, relative value or potential appreciation of a security or strategy prove to be incorrect.
In addition to the general risks of stock funds, the Series has special risks due to its focus on small company stocks. These risks include the following:
- The stocks of small companies may be subject to more abrupt or erratic market movements than the stocks of larger companies.
- The stocks of small companies may be less marketable than the stocks of larger companies.
- Small companies may have limited product lines, markets, or financial resources, and they may depend on a small management group. As a result, small companies fail more often than larger companies.
Because the Series may invest in foreign stocks and ADRs, it is subject to the following additional risks:
- The prices of foreign common stocks may, at times, move in a different direction than the prices of U.S. common stocks.
- Because the Series' investments in foreign securities may be denominated in the currencies of the countries in which they are located, the value of the Series may be affected by changes in exchange rates between those foreign currencies and the U.S. dollar.
- Investments in emerging market countries may be more volatile than investments in more developed markets.

Summary  of  Past  Performance

The bar chart and total return table provide some indication of the risks of investing in the Series. No Class B, C, D or E shares were outstanding during the past year. The bar chart shows changes in the performance of the Class A shares of the Series for each full calendar year since its inception. The Class A Shares are not offered in this prospectus. Because the Class B, C, D and E shares of the Series invest in the same portfolio of securities, returns for these classes will be substantially similar to those of the Class A shares. Performance will be different only to the extent that the Class B, C, D and E shares have higher expenses.
The total return table shows how the average annual total returns for the Class A shares of the Series for different periods compare to those of the Standard & Poor's 500 (S&P 500) Total Return Index, an unmanaged index of common stocks, and the Russell 2000 Index, an unmanaged index of small company stocks.

Small  Cap  Series-Class  A  Shares
%  Total  Return

[BAR CHART SHOWING THE PERCENT TOTAL RETURN FOR THE SMALL CAP SERIES-CLASS A SHARES PORTFOLIO FOR 1993, 1994, 1995, 1996, 1997, 1998, 1999, 2000, 2001
 and 2002 WITH CALENDAR YEARS ENDED DECEMBER 31ST: THE RESULTS ARE: 1993, 14.59%; 1994, 8.01%; 1995, 14.07%; 1996, 10.06%; 1997, 12.20%; 1998, -13.59%;
1999,  9.87%;  2000,  9.43%;  2001,  22.05%;  AND  2002,  -17.15%
Calendar  Years  Ended  December  31

Average  Annual  Total  Returns
(For  the  periods  ended  December  31,  2002)



                                                     Since Current Activation
                         1 Year   5 Years    10 Years      on 4/30/92
Return Before Taxes      -17.15%    0.99%      6.30%         7.38%
Return After Taxes
on Distributions         -17.15%   -0.81%      3.81%         4.93%
Return After Taxes
on Distributions
and Sale of Series
Shares                   -10.53%    0.08%     4.18%          5.14%

Indices:
(reflect  no  deduction  for  fees,  expenses,  or  taxes)
S&P  500  Index            -22.09%   -0.58%     9.33%         9.43%
Russell  2000  Index      -20.48%   -1.36%     7.16%         8.03%



Quarterly  Returns
Highest:     21.62%  in  2nd  quarter  1997
Lowest:          -27.96%  in  3rd  quarter  1998

Past performance does not necessarily indicate how the Series will perform in the future.
After-tax returns reflect the historical highest individual federal marginal income tax rates and do not reflect state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns reflect past tax effects and are not predictive of future tax effects. After-tax returns are not relevant to those investing through 401(k) plans, IRAs or other tax-deferred arrangements.

Fees  and  Expenses  of  the  Series

This table describes the fees and expenses you may pay if you invest in shares of the Series.




Small Cap Series
                                                         Class B   Class C   Class D   Class E
Shareholder fees (paid directly from your investment)1   None      None      None      None
Annual fund operating expenses
(expenses that are deducted from assets of the Series)
Management fee                                              1.00%     1.00%     1.00%     1.00%
Distribution and service (Rule 12b-1) fees                  1.00%     0.75%     0.50%     0.25%
Other expenses                                              0.24%     0.24%     0.24%     0.24%
Total annual fund operating expenses                        2.24%     1.99%     1.74%     1.49%





1A wire charge, currently $15, may be deducted from the amount of a wire redemption payment made at the request of a shareholder. A shareholder may effect up to four exchanges in a twelve-month period without charge; subsequent exchanges are subject to a fee of $15.

The  example  below  assumes  that:
-  You  invest  $10,000  for  the  periods  shown
-  The  Series'  operating  expenses  remain  the  same
-  Your  investment  has  a  5%  return  each  year

Although your actual costs may be higher or lower, under these assumptions your costs would be:




                                                                    Class B      Class C   Class D   Class E
1 Years                                                                $    227  $    202  $    177  $  152
3 Years                                                                $    700  $    624  $    548  $  471
5 Years                                                                $  1,200  $  1,073  $    944  $  813
10 Years                                                               $  2,575  $  2,317  $  2,052  $1,779




This example is intended to help you compare the cost of investing in the Series with the cost of investing in other mutual funds.

More  About  the  Series'  Investments

Principal  Investments
Equity Securities The Series may invest in equity securities of U.S. and foreign companies. These securities will usually be exchange-traded and over-the-counter
(OTC) common stocks, but may include preferred stocks, warrants, rights, convertible debt securities, and equity participations.

Foreign Securities The Series may invest in foreign stocks, American Depository Receipts (ADRs) and other U.S. dollar denominated securities of foreign issuers. ADRs are securities that are listed and traded in the United States but represent an ownership interest in securities issued by a foreign issuer. Prices of foreign securities may go down because of foreign government actions, political instability or the more limited availability of accurate information about foreign companies.

Additional  Investment  Risks
Emerging Market Risk The Series may be exposed to risks associated with investments in emerging market countries. Emerging market countries are generally considered to be less developed than the United States, Canada, Japan, Australia, New Zealand, and most of the nations in Western Europe. As a result, they may be more likely to experience political, social, or economic turmoil. In addition, the financial conditions of issuers in these countries may be more precarious than those in developed countries. As a result, there will tend to be a increased risk of price volatility associated with the Series' investment in emerging market countries.

Defensive  Investing
The Series may depart from its principal investment strategies by taking temporary defensive positions in response to adverse market, economic or political conditions. If the Series takes a temporary defensive position, it may be unable to achieve its investment goal.

Investment  Goal
The Series' board of directors may change the Series' investment goal (described on page 4 under "Goals, Strategies, and Risks") without obtaining the approval of the Series' shareholders. The Series might not succeed in achieving its goal.

Management

The  Advisor
The Series' advisor is Exeter Asset Management, a division of Manning & Napier Advisors, Inc., 1100 Chase Square, Rochester, New York 14604. Manning & Napier Advisors, Inc. was founded in 1970, and it manages approximately $6.5 billion for individuals and institutional investors. The Advisor is responsible for the day-to-day operations of the Series and generally is responsible for supervision of the Series' overall business affairs, service providers and officers.

A team made up of investment professionals and analysts makes all of the Series' investment decisions.

Management  Fees
In return for the services it provides to the Series, the Advisor receives an annual management fee, which is computed daily and payable monthly at an annual rate of 1.00% of the Series' average daily net assets. The Advisor received its full management fee for the fiscal year ended December 31, 2002.

Clients for whom the Advisor provides advisory services pursuant to separate investment advisory contracts will be separately credited by the Advisor an amount equal to the portion of their client advisory fee attributable to the portion of their assets invested in the Series.

The Advisor may use its own resources to engage in activities that may promote the sale of the Series, including payments to third parties who provide shareholder support servicing and distribution assistance. Investors may be charged a fee if they effect transactions through a broker or agent.

The  Distributor
The distributor of the Series' shares is Manning & Napier Investor Services, Inc. Class B, C, D and E shares are offered only through a financial intermediary. Financial intermediaries include financial planners, investment advisers, broker-dealers or other financial institutions with an agreement with the distributor. You may only purchase that class of shares which your financial intermediary sells or services.

Class B shares are only available through broker-dealers who maintain an omnibus account with the distributor on behalf of investors. Class C shares are available only through financial intermediaries who establish individual shareholder accounts with the Fund in the name of investors or maintain certain types of omnibus accounts with the distributor. Class E shares are only available through financial intermediaries who provide certain shareholder services to the Fund. Class D shares are not currently available. Your financial intermediary can tell you which class of shares is available through the intermediary.

Distribution  Plans

The Fund has adopted Rule 12b-1 distribution plans for the Class B, C, D and E shares of the Series. Under the Plans, the Class B, C, D and E shares pay distribution and/or service fees (as a percentage of average daily net assets) equal to: 1.00%, 0.75%, 0.50%, and 0.25%, respectively. These fees are paid out of the Series' assets on an ongoing basis and over time may cost you more than other types of sales charges.

The Advisor may, from its own resources, defray or absorb costs relating to distribution, including compensation of employees who are involved in distribution.

Discretionary  Account  Management
Shares of the Series may be used from time to time as an investment for advisory clients of the Advisor who utilize discretionary account management services provided by the Advisor or its affiliates. From time to time, these discretionary accounts may hold a substantial portion of the outstanding shares of the Series, and transactions in shares of the Series for such accounts may have an impact upon the size and operations of the Series.

How  to  Buy,  Exchange,  and  Redeem  Shares

Discretionary  Clients
For discretionary account management clients of the Advisor or its affiliates, investment decisions pertaining to purchases and sales of fund shares are made at the Advisor's discretion pursuant to authorization received from clients. The instructions provided below apply to all other investors.

How  to  Buy  Shares
Class B, C, D and E shares are available only through your financial intermediary. You may be subject to initial and subsequent minimums established by your financial intermediary for the purchase of shares. The Fund reserves the right to reject purchase orders or to stop offering its shares without notice to shareholders.

Check  Acceptance  Policy
The Fund reserves the right to reject certain forms of payment for share purchases. The Fund maintains a check acceptance policy for share purchases. Investments that are not received in an acceptable form will be returned. Checks must be made payable to the Exeter Fund, Inc. and must be in U.S. dollars. The Fund will not accept cash, third party checks, starter checks, travelers checks, credit card checks or money orders.
The Fund will not accept a P.O. Box as a primary address. A physical address must be used. A P.O. Box may be used as a mailing address only. Shareholder information is subject to independent identity verification and may be shared, as permitted by law and the Fund's Privacy Policy, for identifying and reporting suspected money laundering and terrorist activity. Please review your account application for additional information.

Through  the  Fund
If your financial intermediary does not provide account maintenance services, contact the Fund to purchase shares.

By  Mail
Opening  an  account
- Send a check payable to Exeter Fund, Inc. with the completed original account application.

The  address  is:
Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454

-  To  request  an  account  application,  call  the  Fund  at  1-800-466-3863.

Adding  to  an  account
- Send a check payable to Exeter Fund, Inc. and a letter of instruction with the name of the Series to be purchased and the account name and number to the above address.

By  Wire
Opening  or  adding  to  an  account
- After the Fund has received your completed account application, you may wire funds to open or add shares to your account. Before sending a wire, call 1-800-466-3863 to place an order and obtain wire instructions.

By  Telephone
Adding  to  an  Account
- You may use the Telephone Purchase feature to add to an existing Exeter Fund account. To use this service, call 1-800-466-3863 to request a debit from your pre-authorized checking account. Your bank must be a member of the Automated Clearing House (ACH) to use this feature. Any purchases made through this feature will generally be posted to your Exeter Fund account two business days after your call.

Automatic  Investment  Plan
You may participate in the Automatic Investment Plan by completing the applicable section of the account application or contacting the Fund. Through the plan, you can authorize transfers of a specified amount from your bank account into the Series on a regular basis. The minimum amount of each investment is $25. If you have insufficient funds in your account to complete a transfer, your bank may charge you a fee.

How  to  Exchange  Shares
You may exchange shares of the Series for the same class of shares of any other Series of Exeter Fund currently available for direct investment if the registration of both accounts is identical. Please read the prospectus of the Series into which you wish to exchange prior to requesting the exchange. The minimum exchange amount is $1,000 (or all the shares in your account, if less than $1,000). You may exchange up to 4 times during any 12-month period without paying a sales charge or any other fee. For any additional exchanges, you may be charged $15 per exchange. The Fund may refuse any exchange order and may alter, limit or suspend its exchange privilege on 60 days' notice. An exchange involves a taxable redemption of shares surrendered in the exchange.

Through  the  Fund
If your financial intermediary provides account maintenance services, contact your financial intermediary to exchange shares. If not:

By  Mail
- Send a letter of instruction to Exeter Fund, Inc., at the address on the opposite page, signed by each registered account owner, exactly as your names appear on the account registration.
- Provide the name of the current Series, the class of shares, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.
By  Telephone
- Unless you have declined telephone privileges, call the Fund at 1-800-466-3863.
- Provide the name of the current Series, the class of shares, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.
-  We  may  ask for identification, and all telephone transactions are recorded.

How  to  Redeem  Shares
The Fund may postpone payment of redemption proceeds for up to seven days, or suspend redemptions to the extent permitted by law. If you recently purchased your shares by check, redemption proceeds may not be available until your check has cleared (which may take up to 10 days from your date of purchase). Likewise, certain types of account maintenance, such as address changes, result in a seven-day hold during which any redemption requests must include a Medallion Guarantee.

Through  the  Fund
If your financial intermediary does not provide account maintenance services, contact the Fund to redeem shares.

By  Mail
- Send a letter of instruction to Exeter Fund, Inc., at the address on the opposite page signed by each registered account owner, exactly as your names appear in the account registration.
- State the name of the Series, the class, and the number of shares or dollar amount to be sold.
-  Provide  the  account  number.
-   Medallion  Guarantees  may  be  required.
-  Additional  documentation  may  be  required  (call  the  Fund  for details).

By  Telephone
-  Unless  you  have  declined  telephone privileges, call us at 1-800-466-3863.
- State the name of the Series, the class, and the number of shares or dollar amount to be sold.
-  Provide  your  account  number.
-  We  may  ask  for  identification,  and  all  telephone  calls  are recorded.
- Redemption proceeds from sales requested by telephone will be sent only to the address of record or a bank account that is already on file with us.
-  Amounts  over  $100,000  may  only  be sent to a pre-designated bank account.

Investment  and  Account  Information

More  about  Purchases,  Exchanges,  and  Redemptions
All orders to purchase, exchange, or redeem shares must be sent to us at the address on page 8 or to an authorized financial intermediary. Transaction requests received in good order (i.e., with all required information, signatures and documentation) before the close of regular trading on the New York Stock Exchange (NYSE) on a business day will be executed at that day's share price. The close of regular trading is typically 4:00 p.m. Eastern time, although it may be earlier. The Fund is open for business each day the NYSE is open. Orders received in good order after the close of regular trading will be executed at the next business day's price. All orders must include the required documentation and signatures, and all purchase orders must be accompanied by proper payment.
The Fund has authorized several financial intermediaries to accept purchase and redemption orders on its behalf, and those intermediaries are authorized to designate other intermediaries to accept purchase and redemption orders on the Fund's behalf. The Fund will be deemed to have received an order when an authorized financial intermediary or its authorized designee accepts the order. Orders placed with an authorized financial intermediary will be processed at the share price of the Series next computed after they are received in good order by the financial intermediary or its designee.
The Series' distributor imposes no sales charge on purchases and redemptions of shares of the Series; however, your financial intermediary may charge you a transaction fee on purchases and redemptions.

Telephone  Transactions
When you place a purchase, exchange, or redemption order by telephone, we may record the call, request identifying information, or take other steps designed to prevent fraudulent orders. We are not responsible for any losses that may occur as long as we follow procedures reasonably designed to ensure that an order appears genuine.

Accounts  with  Low  Balances
If your account falls below $1,000 due to the redemption of shares, the Fund may ask you to bring your account up to the minimum requirement. If your account is still below $1,000 after 60 days, the Fund may close your account and send you the redemption proceeds.

In-Kind  Purchases  and  Redemptions
Securities you own may be used to purchase shares of the Series. The Advisor will determine if acquiring the securities is consistent with the Series' goals and policies. If accepted, the securities will be valued the same way the Series values securities it already owns.
The Fund may make payment for shares redeemed in part by giving you portfolio securities. As a redeeming shareholder, you will pay transaction costs to dispose of these securities.

Medallion  Guarantees
     A Medallion Guarantee will be required for a written request to sell shares if the proceeds are to be sent to an address other than the address of record or to a bank account that is not already on file with us. A Medallion Guarantee will also be required to change the account registration, for written redemption requests for amounts over $100,000, or for certain other requests.

A Medallion Guarantee is a type of signature guarantee that can be obtained from most brokers, banks, savings institutions or credit unions. A Medallion Guarantee is a formal certification offered by firms participating in the Medallion Stamp Program that guarantees a signature is original and authentic. Please note that we cannot accept notarization by a notary public.

Valuation  of  Shares
The Series offers its shares at the net asset value (NAV) per share of the Series. NAV is calculated separately for each class of shares. The Series calculates its NAV once daily as of the close of regular trading on the NYSE (generally 4:00 p.m. Eastern time) on each day the exchange is open. If the exchange closes early, the Series will accelerate the calculation of NAV and transaction deadlines to that time.

The Series values the securities in its portfolio on the basis of market quotations and valuations provided by independent pricing services. If quotations are not readily available, the Advisor deems them to be unreliable, or the value of a security has been materially affected by events occurring after the closing of a foreign exchange, the Series may value its assets by a method that the directors believe accurately reflects fair value. If the Series uses fair value to price securities, it may value those securities higher or lower than another mutual fund that uses market quotations to price the same securities.

Communicating  with  the  Exeter  Fund
Please call the Fund Services Department at 1-800-466-3863 with all inquiries or requests for telephone transactions. We are available business days from 8:30 a.m. to 5:00 p.m. Eastern time.

Applications, investment checks, and written transaction requests should be sent to the following address:
Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454

Inquiries about your account and requests for account information should be sent to the following address:
Exeter  Fund,  Inc.
P.O.  Box  41118
Rochester,  NY  14604

Automated account information, such as share prices and your account balance, is available through the Exeter Fund's Voice Response System at 1-800-593-4353. This system is available 24 hours a day, 7 days a week.

Dividends,  Distributions,  and  Taxes

Dividends  and  Distributions
The  Series  generally:
-  Pays  dividends  once  a  year,  in  December.
- Makes capital gains distributions, if any, once a year, typically in December.

The Series may pay additional distributions and dividends at other times if necessary for the Series to avoid a federal tax.

Capital gain distributions and dividends are reinvested in additional shares of the same class that you hold. Alternatively, you can instruct the Fund in writing or by telephone to have your capital gains and/or dividends paid in cash. You can change your choice at any time to be effective as of the next distribution or dividend, except that any change given to the transfer agent after the record date will not be effective until the next distribution or dividend is made. No interest will accrue on amounts represented by uncashed distribution or redemption checks.

Taxes
Dividends are paid from income earned on the Series' portfolio holdings as well as interest on its cash investments. Distributions of capital gain will be treated as long-term or short-term depending on how long the Series held the securities sold, without regard to how long you owned shares of the Series.



Transaction                               Federal Tax Status
Redemption or exchange of shares          Usually taxable as capital gain or
                                          loss; long-term only if shares
                                          owned more than one year

Long-term capital gain distributions      Taxable as long-term capital gain

Short-term capital gain distributions     Taxable as ordinary income

Dividends                                 Taxable as ordinary income



If you are a taxable investor, you may want to avoid buying shares when the Series is about to declare a capital gain distribution or a dividend, because it will be taxable to you even though it may actually be a return of a portion of your investment.

After the end of each year, the Series will provide you with information about the distributions and dividends that you received and any redemptions of shares during the previous year. In calculating your gain or loss on any sale of shares, note that your tax basis in your shares is increased by the amounts of dividends and distributions that you have reinvested in the Series. Dividends and distributions are taxable as described above whether received in cash or reinvested.

If you do not provide the Series with your correct taxpayer identification number and any required certifications, you may be subject to backup withholding of 30% of your distributions, dividends, and redemption proceeds.

Because each shareholder's circumstances are different and special tax rules may apply, you should consult with your tax adviser about your investment in the Series and your receipt of dividends, distributions or redemption proceeds.

(This  page  intentionally  left  blank)

Exeter  Fund,  Inc.

Exeter  Fund,  Inc.
Small  Cap  Series  -  Class  B,  C,  D,  and  E  Shares

Shareholder Reports and the Statement of Additional Information (SAI) Annual and semiannual reports to shareholders provide additional information about the Series' investments. These reports discuss the market conditions and investment strategies that significantly affected the Series' performance during its last fiscal year. The SAI provides more detailed information about the Series. It is incorporated by reference into this prospectus.

How  to  Obtain  These  Reports  and  Additional  Information
- You may obtain shareholder reports and the SAI or other information about the Series without charge by calling 1-800-466-3863 or sending written requests to Exeter Fund, Inc., P.O. Box 41118, Rochester, New York 14604. Note that this address should not be used for transaction requests. - You may review and copy shareholder reports, the prospectus and SAI at the Securities and Exchange Commission's Public Reference Room in Washington, D.C. Information about the public reference room may be obtained by calling 1-202-942-8090. You can get copies of these materials for a fee by writing to the Public Reference Section of the Commission, Washington, D.C. 20549-0102 or by e-mail to publicinfo@sec.gov.
You can get the same reports and information free from the EDGAR Database on the SEC's Internet web site (http://www.sec.gov).
If someone makes a statement about the Series that is not in this prospectus, you should not rely upon that information. Neither the Series nor its distributor is offering to sell shares of the Series to any person to whom the Series may not lawfully sell its shares. Investment Company Act file no. 811-04087

Exeter  Fund,  Inc.
For  fund  information  and  all  service:
P.O.  Box  41118
Rochester,  NY  14604
Toll-Free  800-466-3863
For  deposits  and  all  transactions:
P.O.  Box  182454
Columbus,  OH  43218-2454

Exeter  Fund,  Inc.

Prospectus
May  1,  2003
Exeter  Fund,  Inc.
Technology  Series

The Securities and Exchange Commission has not approved or disapproved these securities or determined whether this prospectus is accurate or complete. Any statement to the contrary is a crime.

Exeter  Fund,  Inc.

(This  page intentionally  left  blank)

Contents





                                               Page
Goals, Strategies, and Risks                     4
Fees and Expenses of the Series                  6
More About the Series' Investments               7
Management                                       8
How to Buy, Exchange, and Redeem Shares          9
Investment and Account Information              11
Dividends, Distributions, and Taxes             13
Financial Highlights                            14

Goals,  Strategies,  and  Risks

Investment  Goal
Provide long-term growth by investing principally in the common stocks of companies in technology-based industries.

Investment  Strategies
The Series will invest, under normal circumstances, at least 80% of its assets in securities of companies in technology-based industries. The companies in which the Series may invest include those directly engaged in technology as well as those that use technological advances extensively in their product development or operations. Examples of these companies include those in the following areas: information technology, communications, and computer software and hardware. The Series may also invest in American Depository Receipts (ADRs) and other U.S. dollar denominated securities of foreign issuers, including those in emerging markets. ADRs are securities that are listed and traded in the United States but represent an ownership interest in securities issued by a foreign issuer. The Series may invest in stocks of small, large, or mid-size
companies.   A  company's security will generally be considered
appropriate for investment by the Series if, as determined by the Advisor, at least 50% of the company's assets, revenues or net income are derived from or related to technology-based industries.

The Advisor uses a "bottom-up" strategy, focusing on individual security selection. The Advisor analyzes factors such as the management, financial condition, and market position of individual companies to select companies in the technology sector that it believes will make attractive long-term investments. The Advisor looks for one or more of the following characteristics:
- Strong strategic profiles (e.g., strong market position, benefits from technology, market share gains in a mature market and high barriers to entry).
- Companies well-positioned to benefit from an anticipated upturn in an industry sub-sector due to sharply reduced competition and improving demand.
- Companies trading at very low valuations relative to fundamental or break-up value.

Principal  Risks  of  Investing  in  the  Series
As with any stock fund, the value of your investment will fluctuate in response to stock market movements. You could lose money on your investment in the Series or the Series could underperform if any of the following occurs:
-  The  U.S.  and/or  foreign  stock  markets  go  down.
- An adverse event, such as an unfavorable earnings report, depresses the value of one or more of the Series' portfolio holdings.
- The Advisor's judgments about the attractiveness, relative value or potential appreciation of a security or strategy prove to be incorrect.

In addition to the general risks of stock funds, the Series has special risks due to its concentration in securities of issuers in technology-based industries. These risks include the following:
- The stocks of technology-based companies may underperform other sectors or the market as a whole.
- The stocks of technology-based companies may experience greater price volatility than other types of common stocks.
Because the Series may invest in U.S. dollar denominated securities of foreign issuers, the Series is subject to the additional risk that the prices of foreign common stocks may, at times, move in a different direction than the prices of U.S. stocks. In addition, investments in emerging market countries may be more volatile than investments in more developed countries.

Principal  Risks  of  Investing  in  the  Series  (continued)
The Series may also have special risks due to its investments in stocks of small and mid-size companies.

These  risks  include  the  following:
- The stocks of small and mid-size companies may be subject to more abrupt or erratic market movements than the stocks of larger companies.
- The stocks of small and mid-size companies may be less marketable than the stocks of larger companies.
- Small and mid-size companies may have limited product lines, markets, or financial resources, and they may depend on a small management group. As a result, they fail more often than larger companies.

The Series is non-diversified, which means that it may invest in the securities of relatively few issuers. As a result, the Series may be susceptible to a single adverse economic or regulatory occurrence affecting one or more of these issuers, and may experience increased volatility due to its investments in those securities.

Summary  of  Past  Performance
The bar chart and total return table provide some indication of the risks of investing in the Series. The bar chart shows changes in the performance of the Series for each full calendar year during periods in which it has been active over the past ten years. The Series was previously active from August 29, 1994 to April 16, 1997. The Series was redeemed in full on April 16, 1997 and was reactivated on August 8, 2000. The total return table shows how the average annual total returns for the Series for different periods compare to those of the Standard & Poor's 500 (S&P 500) Total Return Index and the S&P 500 Information Technology Index. The S&P 500 is an unmanaged index of common stocks and the S&P 500 Information Technology Index is a sub-index of the S&P 500 that includes the stocks of companies involved in the business of technology related products and services.

Technology  Series
%  Total  Return

[BAR CHART SHOWING THE PERCENT TOTAL RETURN FOR TECHNOLOGY SERIES PORTFOLIO FOR 1995, 1996, 1997, 1998, 1999, 2000, 2001 and 2002 WITH CALENDAR YEARS
ENDED  DECEMBER  31ST:  THE  RESULTS  ARE: 1995, 40.25; 1996, 20.90; 1997, n/a*;
1998,  n/a*;  1999,  n/a*;  2000, n/a*; 2001, -17.46%; AND 2002, -36.89%
Calendar  Years  Ended  December  31

Average  Annual  Total  Returns
(For  the  periods  ended  December  31,  2002)




                                                   Since      Previous
                                                  Current     Activation
                                                 Activation  8/29/94 to
                           1 Year                 on 8/8/00   4/16/97
Return Before Taxes       -36.89%                 -33.70%    28.23%
Return After Taxes
on Distributions          -36.89%                  -33.70%   16.84%
Return After Taxes
on Distributions
and Sale of Series
Shares                     -22.65%                 -25.18%   17.86%

Indices:
(reflects  no  deduction  for  fees,  expenses,  or  taxes)
S&P  500  Index              -22.09%                 -18.38%   22.66%
S&P  500  Information
Technology  Index           -37.41%                 -41.79%   33.89%




Quarterly  Return
Highest:     31.63%  in  4th  quarter  2001
Lowest:     -32.68%  in  3rd  quarter  2001

*The Technology Series was either inactive or not active for a full calendar year; therefore, no performance information has been provided. This includes the current period of activation which commenced on August 8, 2000.

Because the Series has had several periods of activation and deactivation, its performance is not comparable to other mutual funds.

Past performance does not necessarily indicate how the Series will perform in the future.
After-tax returns reflect the historical highest individual federal marginal income tax rates and do not reflect state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns reflect past tax effects and are not predictive of future tax effects. After-tax returns are not relevant to those investing through 401(k) plans, IRAs or other tax-deferred arrangements.

Fees  and  Expenses  of  the  Series

This table describes the fees and expenses you may pay if you invest in shares of the Series.
                              Technology  Series




Shareholder fees (paid directly from your investment)          None1
Annual fund operating expenses (expenses that are deducted
from assets of the Series)
Management fee                                                 1.00%
Distribution and service (Rule 12b-1) fees                      None
Other expenses                                                 0.61%
Total annual fund operating expenses                           1.61%
Less fee waivers and expense reimbursements                 (0.41)%2
Net Expenses                                                   1.20%




1A wire charge, currently $15, may be deducted from the amount of a wire redemption payment made at the request of a shareholder. A shareholder may effect up to four exchanges in a twelve-month period without charge; subsequent exchanges are subject to a fee of $15.

2The Advisor has contractually agreed to limit its fees and reimburse expenses to the extent necessary so that the Series' total annual fund operating expenses do not exceed 1.20% of the Series' average daily net assets. This contractual waiver will remain in effect until at least April 30, 2004 and may be extended.

The  example  below  assumes  that:
-  You  invest  $10,000  for  the  periods  shown
-  The  Series'  operating  expenses  remain  the  same
-  Your  investment  has  a  5%  return  each  year

Although your actual costs may be higher or lower, under these assumptions your costs would be:






After 1 Year        After 3 Years      After 5 Years       After 10 Years
122*                   $468*              $837*                $1,877*




*Based  on  contractual  limitation/reimbursement  of  expenses for year 1 only.

This example is intended to help you compare the cost of investing in the Series with the cost of investing in other mutual funds.

More  About  the  Series'  Investments
Principal  Investments
Equity Securities The Series may invest in equity securities of U.S. and foreign companies. These securities will usually be exchange-traded and over-the-counter
(OTC) common stocks, but may include preferred stocks, warrants, rights, convertible debt securities, and equity participations.

Foreign Securities The Series may invest in ADRs and other U.S. dollar denominated securities of foreign issuers, including those in emerging markets. ADRs are securities that are listed and traded in the United States but represent an ownership interest in securities issued by a foreign issuer. Prices of foreign securities may go down because of foreign government actions, political instability or the more limited availability of accurate information about foreign companies.

Additional  Investment  Risks
Emerging Market Risk Emerging market countries are foreign countries that are generally considered to be less developed than the United States, Canada, Japan, Australia, New Zealand, and most of the nations in Western Europe. As a result, they may be more likely to experience political, social, or economic turmoil. In addition, the financial conditions of issuers in these countries may be more precarious than those in developed countries. These characteristics may result in greater price volatility for investments in emerging markets. This price volatility may be heightened by currency fluctuations relative to the U.S. dollar.

Defensive  Investing
The Series may depart from its principal investment strategies by taking temporary defensive positions in response to adverse market, economic or political conditions. If the Series takes a temporary defensive position, it may be unable to achieve its investment goal.

Investment  Goal
The Series' investment goal (described on page 4 under "Goals, Strategies, and Risks") is a fundamental policy and may not be changed without obtaining the approval of the Series' shareholders. The Series might not succeed in achieving its goal.

Management

The  Advisor
The Series' advisor is Exeter Asset Management, a division of Manning & Napier Advisors, Inc., 1100 Chase Square, Rochester, New York 14604. Manning & Napier Advisors, Inc. was founded in 1970, and it manages approximately $6.5 billion for individual and institutional investors. The Advisor is responsible for the day-to-day operations of the Series and generally is responsible for supervision of the Series' overall business affairs, service providers and officers.

A team made up of investment professionals and analysts makes all of the Series' investment decisions.

Management  Fees
In return for the services it provides to the Series, the Advisor receives an annual management fee, which is computed daily and payable monthly at an annual rate of 1.00% of the Series' average daily net assets. The Advisor has contractually agreed to limit the Series' total operating expenses to a total of 1.20% of average daily net assets. This contractual waiver will remain in effect at least until April 30, 2004 and may be extended. Due to fee waivers and expense reimbursements, the Advisor received a management fee of
 0.59%  for  the  fiscal  year  ended  December  31,  2002.

Clients for whom the Advisor provides advisory services pursuant to separate investment advisory contracts will be separately credited by the Advisor an amount equal to the portion of their client advisory fee attributable to the portion of their assets invested in the Series.

The Advisor may use its own resources to engage in activities that may promote the sale of the Series, including payments to third parties who provide shareholder support servicing and distribution assistance. Investors may be charged a fee if they effect transactions through a broker or agent.

The  Distributor
The distributor of the Series' shares is Manning & Napier Investor Services, Inc. Shares of the Series are offered to investors who purchase shares directly from the distributor or through certain registered investment advisors. Shares of the Series are not subject to any distribution or shareholder servicing fees.

The Advisor may, from its own resources, defray or absorb costs relating to distribution, including compensation of employees who are involved in distribution.

Discretionary  Account  Management
Shares of the Series may be used from time to time as an investment for advisory clients of the Advisor who utilize discretionary account management services provided by the Advisor or its affiliates. From time to time, these discretionary accounts may hold a substantial portion of the outstanding shares of the Series, and transactions in shares of the Series for such accounts may have an impact upon the size and operations of the Series.

How  to  Buy,  Exchange,  and  Redeem  Shares

Discretionary  Clients
For discretionary account management clients of the Advisor or its affiliates, investment decisions pertaining to purchases and sales of fund shares are made at the Advisor's discretion pursuant to authorization received from clients. The instructions provided below apply to all other investors.

How  to  Buy  Shares
The minimum initial investment is $2,000, and the minimum for each additional investment is $100. The minimum investment requirements are lower for participants in the Automatic Investment Plan, which is described below. These investment minimums may be waived at the Advisor's discretion. The Fund reserves the right to reject purchase orders or to stop offering its shares without notice to shareholders.

Check  Acceptance  Policy
The Fund reserves the right to reject certain forms of payment for share purchases. The Fund maintains a check acceptance policy for share purchases. Investments that are not received in an acceptable form will be returned. Checks must be made payable to the Exeter Fund, Inc. and must be in U.S. dollars. The Fund will not accept cash, third party checks, starter checks, travelers checks, credit card checks or money orders.

The Fund will not accept a P.O. Box as a primary address. A physical address must be used. A P.O. Box may be used as a mailing address only. Shareholder information is subject to independent identity verification and may be shared, as permitted by law and the Fund's Privacy Policy, for identifying and reporting suspected money laundering and terrorist activity. Please review your account application for additional information.

By  Mail
Opening  an  account
- Send a check payable to Exeter Fund, Inc. with the completed original account application.

The  address  is:
Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454

-  To  request  an  account  application,  call  the  Fund  at  1-800-466-3863.

Adding  to  an  account
- Send a check payable to Exeter Fund, Inc. and a letter of instruction with the name of the Series to be purchased and the account name and number to the above address.

By  Wire
Opening  or  adding  to  an  account
- After the Fund has received your completed account application, you may wire funds to open or add shares to your account. Before sending a wire, call 1-800-466-3863 for wire instructions.

By  Telephone
Adding  to  an  Account
- You may use the Telephone Purchase feature to add to an existing Exeter Fund account. To use this service, call 1-800-466-3863 to request a debit from your pre-authorized checking account. Your bank must be a member of the Automated Clearing House (ACH) to use this feature. Any purchases made through this feature will be posted to your Exeter Fund account two business days after your call.

Automatic  Investment  Plan
You may participate in the Automatic Investment Plan by completing the applicable section of the account application or contacting the Fund. Through the plan, you can authorize transfers of a specified amount from your bank account into the Series on a regular basis. The minimum amount of each investment is $25. If you have insufficient funds in your account to complete a transfer, your bank may charge you a fee.
How  to  Exchange  Shares
You may exchange shares of the Series for the same class of shares of any other Series of the Fund currently available for direct investment if the registration of both accounts is identical. Please read the prospectus of the Series into which you wish to exchange prior to requesting the exchange. The minimum exchange amount is $1,000 (or all the shares in your account, if less than $1,000). You may exchange up to 4 times during any 12-month period without paying a sales charge or any other fee. For any additional exchanges, you may be charged $15 per exchange. The Fund may refuse any exchange order and may alter, limit or suspend its exchange privilege on 60 days' notice. An exchange involves a taxable redemption of shares surrendered in the exchange.

By  Mail
- Send a letter of instruction to Exeter Fund, Inc., at the address on page 9, signed by each registered account owner, exactly as your names appear on the account registration.
- Provide the name of the current Series, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.
By  Telephone
- Unless you have declined telephone privileges, call the Fund at 1-800-466-3863.
- Provide the name of the current Series, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.
- We may ask for identification, and all telephone transactions are recorded. How to Redeem Shares
The Fund may postpone payment of redemption proceeds for up to seven days, or suspend redemptions to the extent permitted by law. If you recently purchased your shares by check, redemption proceeds may not be available until your check has cleared (which may take up to 10 days from your date of purchase). Likewise, certain types of account maintenance, such as address changes, result in a seven-day hold during which any redemption request must include a Medallion Guarantee.
By  Mail
- Send a letter of instruction to Exeter Fund, Inc., at the address on page 9, signed by each registered account owner, exactly as your names appear in the account registration.
- State the name of the Series and the number of shares or dollar amount to be sold.
-  Provide  the  account  number.
-   Medallion  Guarantees  may  be  required.
- Additional documentation may be required (call the Fund for details). By Telephone
-  Unless  you  have  declined  telephone privileges, call us at 1-800-466-3863.
- State the name of the Series and the number of shares or dollar amount to be sold.
-  Provide  your  account  number.
-  We  may  ask  for  identification,  and  all  telephone  calls  are recorded.
- Redemption proceeds from sales requested by telephone will be sent only to the address of record or a bank account that is already on file with us.
-  Amounts  over  $100,000  may  only  be sent to a pre-designated bank account.

Investment  and  Account  Information

 More  about  Purchases,  Exchanges,  and  Redemptions
All orders to purchase, exchange, or redeem shares must be sent to us at the address on page 9 or to an authorized financial intermediary. Transaction requests received in good order (i.e., with all required information, signatures and documentation) before the close of regular trading on the New York Stock Exchange (NYSE) on a business day will be executed at that day's share price. The close of regular trading is typically 4:00 p.m. Eastern time, although it may be earlier. The Fund is open for business each day the NYSE is open. Orders received in good order after the close of regular trading will be executed at the next business day's price. All orders must include the required documentation and signatures, and all purchase orders must be accompanied by proper payment.

The Fund has authorized several financial intermediaries to accept purchase and redemption orders on its behalf, and those intermediaries are authorized to designate other intermediaries to accept purchase and redemption orders on the Fund's behalf. The Fund will be deemed to have received an order when an authorized financial intermediary or its authorized designee accepts the order. Orders placed with an authorized financial intermediary will be processed at the share price of the Series next computed after they are received in good order by the financial intermediary or its designee.

The Series' distributor imposes no sales charge on purchases and redemptions of shares of the Series; however, your financial intermediary may charge you a transaction fee on purchases and redemptions.

Telephone  Transactions
When you place a purchase, exchange, or redemption order by telephone, we may record the call, request identifying information, or take other steps designed to prevent fraudulent orders. We are not responsible for any losses that may occur as long as we follow procedures reasonably designed to ensure that an order appears genuine.

Accounts  with  Low  Balances
If your account falls below $1,000 due to the redemption of shares, the Fund may ask you to bring your account up to the minimum requirement. If your account is still below $1,000 after 60days, the Fund may close your account and send you the redemption proceeds.

In-Kind  Purchases  and  Redemptions
Securities you own may be used to purchase shares of the Series. The Advisor will determine if acquiring the securities is consistent with the Series' goals and policies. If accepted, the securities will be valued the same way the Series values securities it already owns.

The Fund may make payment for shares redeemed in part by giving you portfolio securities. As a redeeming shareholder, you will pay transaction costs to dispose of these securities.

 Medallion  Guarantees
A   Medallion  Guarantee  will be required for a written request to sell shares if the proceeds are to be sent to an address other than the address of record or to a bank account that is not already on file with us. A Medallion Guarantee will also be required to change the account registration, for written redemption requests for amounts over $100,000, or for certain other requests.

 A Medallion Guarantee is a type of signature guarantee that can be obtained from most brokers, banks, savings institutions or credit unions. A Medallion Guarantee is a formal certification offered by firms participating in the Medallion Stamp Program that guarantees a signature is original and authentic. Please note that we cannot accept notarization by a notary public.

Valuation  of  Shares
The Series offers its shares at the net asset value (NAV) per share of the Series. The Series calculates its NAV once daily as of the close of regular trading on the NYSE (generally 4:00 p.m. Eastern time) on each day the exchange is open. If the exchange closes early, the Series will accelerate the calculation of NAV and transaction deadlines to that time.

The Series values the securities in its portfolio on the basis of market quotations and valuations provided by independent pricing services. If quotations are not readily available, the Advisor deems them to be unreliable, or the value of a security has been materially affected by events occurring after the closing of a foreign exchange, the Series may value its assets by a method that the directors believe accurately reflects fair value. If the Series uses fair value to price securities, it may value those securities higher or lower than another mutual fund that uses market quotations to price the same securities.

Communicating  with  the  Exeter  Fund
Please call the Fund Services Department at 1-800-466-3863 with all inquiries or requests for telephone transactions. We are available business days from 8:30 a.m. to 5:00 p.m. Eastern time.

Applications, investment checks, and written transaction requests should be sent to the following address:
Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454

Inquiries about your account and requests for account information should be sent to the following address:
Exeter  Fund,  Inc.
P.O.  Box  41118
Rochester,  NY  14604

Automated account information, such as share prices and your account balance, is available through the Exeter Fund's Voice Response System at 1-800-593-4353. This system is available 24 hours a day, 7 days a week.

Dividends,  Distributions,  and  Taxes

Dividends  and  Distributions
The  Series  generally:
-  Pays  dividends  once  a  year,  in  December.
- Makes capital gains distributions, if any, once a year, typically in December.

The Series may pay additional distributions and dividends at other times if necessary for the Series to avoid a federal tax.

Capital gain distributions and dividends are reinvested in additional shares of the Series. Alternatively, you can instruct the Fund in writing or by telephone to have your capital gains and/or dividends paid in cash. You can change your choice at any time to be effective as of the next distribution or dividend, except that any change given to the transfer agent after the record date will not be effective until the next distribution or dividend is made. No interest will accrue on amounts represented by uncashed distribution or redemption checks.

Taxes
Dividends are paid from income earned on the Series' portfolio holdings as well as interest on its cash investments. Distributions of capital gain will be treated as long-term or short-term depending on how long the Series held the securities sold, without regard to how long you owned shares of the Series.




Transaction                                Federal Tax Status
Redemption or exchange of shares          Usually taxable as capital gain or
                                          loss; long-term only if shares
                                          owned more than one year
Long-term capital gain distributions      Taxable as long-term capital gain
Short-term capital gain distributions     Taxable as ordinary income
Dividends                                 Taxable as ordinary income



If you are a taxable investor, you may want to avoid buying shares when the Series is about to declare a capital gain distribution or a dividend, because it will be taxable to you even though it may actually be a return of a portion of your investment.

After the end of each year, the Series will provide you with information about the distributions and dividends that you received and any redemptions of shares during the previous year. In calculating your gain or loss on any sale of shares, note that your tax basis in your shares is increased by the amounts of dividends and distributions that you have reinvested in the Series. Dividends and distributions are taxable as described above whether received in cash or reinvested.

If you do not provide the Series with your correct taxpayer identification number and any required certifications, you may be subject to backup withholding of 30% of your distributions, dividends, and redemption proceeds.

Because each shareholder's circumstances are different and special tax rules may apply, you should consult with your tax adviser about your investment in the Series and your receipt of dividends, distributions or redemption proceeds.

Financial  Highlights

The  financial highlights tables are intended to help you understand the Series'
financial  performance   for  the  period  since  its  most  recent
activation. Certain information reflects financial results for a single share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Series (assuming reinvestment of all dividends and distributions). This information has been audited by PricewaterhouseCoopers LLP, whose report, along with the Series' financial statements, is included in the annual report, which is available upon request.

Technology  Series





                                                     FOR THE YEARS ENDED     FOR THE PERIOD
                                                                              8/8/00 1 TO
                                                    12/31/02    12/31/01       12/31/00
                                                    --------    --------      ----------

PER SHARE DATA (FOR A SHARE OUTSTANDING
THROUGHOUT EACH PERIOD):

NET ASSET VALUE - BEGINNING OF PERIOD               $ 5.91       $ 7.16         $ 10.00
                                                    --------    --------      ----------
Income from investment operations:
Net investment loss                                  (0.03)4      (0.03)          (0.02)
Net realized and unrealized loss on investments      (2.15)       (1.22)          (2.82)
                                                    --------    --------      ----------
Total from investment operations                     (2.18)       (1.25)          (2.84)
                                                    --------    --------      ----------
NET ASSET VALUE - END OF PERIOD                     $ 3.73       $ 5.91         $  7.16
                                                    ========    ========      ==========
Total return2                                       (36.89%)     (17.46%)       (28.40%)

RATIOS (TO AVERAGE NET ASSETS)/SUPPLEMENTAL DATA:
Expenses*                                             1.20%        1.20%        1.18% 3
Net investment loss                                  (0.71%)      (0.49%)     (0.71%) 3

Portfolio turnover                                     137%         63%            13%

NET ASSETS - END OF PERIOD (000'S OMITTED)          $ 10,178     $ 53,071      $ 66,624
                                                    ========     ========     ==========



*The investment advisor waived a portion of its management fee. If the full fee had been incurred by the Series, the expense ratio (to average net assets) would have been increased as follows:




0.41%  0.11%  N/A




1Recommencement  of  operations.
2Represents aggregate total return for the period indicated, and assumes reinvestment of distributions. Total return would have been lower had certain expenses not been waived or reimbursed during the period.
3Annualized.
4For presentation purposes, the net investment income per share has been calculated based on average shares outstanding during the period. Amounts shown may not accord with the change in aggregate gains and losses of portfolio securities due to the timing of purchases and redemptions of Series shares.

Exeter  Fund,  Inc.

Exeter  Fund,  Inc.
Technology  Series

Shareholder Reports and the Statement of Additional Information (SAI) Annual and semiannual reports to shareholders provide additional information about the Series' investments. These reports discuss the market conditions and investment strategies that significantly affected the Series' performance during its last fiscal year. The SAI provides more detailed information about the Series. It is incorporated by reference into this prospectus.

How  to  Obtain  These  Reports  and  Additional  Information
- You may obtain shareholder reports and the SAI or other information about the Series without charge by calling 1-800-466-3863 or sending written requests to Exeter Fund, Inc., P.O. Box 41118, Rochester, New York 14604. Note that this address should not be used for transaction requests.

- You may review and copy shareholder reports, the prospectus and SAI at the Securities and Exchange Commission's Public Reference Room in Washington, D.C. Information about the public reference room may be obtained by calling 1-202-942-8090. You can get copies of these materials for a fee by writing to the Public Reference Section of the Commission, Washington, D.C. 20549-0102 or
by  e-mail  to   publicinfo@sec.gov.
You can get the same reports and information free from the EDGAR Database on the SEC's Internet web site (http://www.sec.gov).

If someone makes a statement about the Series that is not in this prospectus, you should not rely upon that information. Neither the Series nor its distributor is offering to sell shares of the Series to any person to whom the Series may not lawfully sell its shares.

Investment  Company  Act  file  no.  811-04087

Exeter  Fund,  Inc.

For  fund  information  and  all  service:
P.O.  Box  41118
Rochester,  NY  14604
Toll-Free  800-466-3863

For  deposits  and  all  transactions:
P.O.  Box  182454
Columbus,  OH  43218-2454

Exeter  Fund,  Inc.

Prospectus
May  1,  2003
Exeter  Fund,  Inc.
World  Opportunities  Series
Class  A  Shares

The Securities and Exchange Commission has not approved or disapproved these securities or determined whether this prospectus is accurate or complete. Any statement to the contrary is a crime.

Exeter  Fund,  Inc.

(This  page  intentionally  left  blank)

Contents



Page

Goals, Strategies, and Risks                    4
Fees and Expenses of the Series          6
More About the Series' Investments              7
Management                                      8
How to Buy, Exchange, and Redeem Shares         9
Investment and Account Information             11
Dividends, Distributions, and Taxes            13
Financial Highlights                           14

Goals,  Strategies,  and  Risks

Investment  Goal
Provide long-term growth by investing principally in the common stocks of companies located around the world.

Investment  Strategies
The Series invests primarily in common stocks of companies located throughout the world. The Series may also invest in American Depository Receipts (ADRs) and other U.S. dollar denominated securities of foreign issuers. ADRs are securities that are listed and traded in the United States but represent an ownership interest in securities issued by a foreign issuer. The Series may invest in stocks of small, large, or mid-size companies both in developed countries and in emerging market countries.

The Advisor uses a "bottom-up" strategy, focusing on individual security selection to choose stocks from companies around the world. The Advisor analyzes factors such as the management, financial condition, and market position of individual companies to select companies that it believes will make attractive long-term investments. The Advisor looks for one or more of the following characteristics:
- Strong strategic profiles (e.g., strong market position, benefits from technology, market share gains in a mature market and high barriers to entry).
- Companies well-positioned to benefit from an anticipated upturn in an industry sub-sector due to sharply reduced competition and improving demand.
- Companies trading at very low valuations relative to fundamental or break-up value.

Principal  Risks  of  Investing  in  the  Series
As with any stock fund, the value of your investment will fluctuate in response to stock market movements. You could lose money on your investment in the Series or the Series could underperform if any of the following occurs:
-   Foreign  and/or  U.S.  stock  markets  go  down.
- An adverse event, such as an unfavorable earnings report, depresses the value of one or more of the Series' portfolio holdings.
- The Advisor's judgments about the attractiveness, relative value or potential appreciation of a strategy or security prove to be incorrect.

In addition to the general risks of stock funds, the Series has special risks due to its focus on foreign stocks. These risks include:
- The prices of foreign common stocks may, at times, move in a different direction than the prices of U.S. common stocks.
- Because the Series' investments in foreign securities are often denominated in the currencies of the countries in which they are located, the value of the Series may be affected by changes in exchange rates between those foreign currencies and the U.S. dollar.
- Investments in emerging market countries may be more volatile than investments in more developed markets.
The Series may also have special risks due to its investments in stocks of small and mid-size companies. These risks include the following:
- The stocks of small and mid-size companies may be subject to more abrupt or erratic market movements than the stocks of larger companies.
- The stocks of small and mid-size companies may be less marketable than the stocks of larger companies.
- Small and mid-size companies may have limited product lines, markets, or financial resources, and they may depend on a small management group. As a result, they fail more often than larger companies.

The Series is non-diversified, which means that it may invest in the securities of relatively few issuers. As a result, the Series may be more susceptible to a single adverse economic or regulatory occurrence affecting one or more of these issuers, and may experience increased volatility due to its investments in those securities.

Summary  of  Past  Performance

The bar chart and total return table provide some indication of the risks of investing in the Class A shares of the Series. The bar chart shows changes in the performance of the Class A shares of the Series for each full calendar year since its inception. The total return table shows how the average annual total returns for the Class A shares of the Series for different periods compare to those of the Morgan Stanley Capital International (MSCI) World Index and the Morgan Stanley Capital International (MSCI) All Country World Free ex US Index.

The MSCI World Index is a market-capitalization-weighted measure of the total return of 1,476 companies listed on the stock exchanges of the United States, Europe, Canada, Australia, New Zealand and the Far East. It has a very small weighting in emerging markets. The MSCI All Country World Free ex US Index is a free float adjusted market-capitalization-weighted measure of the total return of 1,756 companies listed on the stock exchanges of 48 countries, including emerging markets and excluding the United States. The Indices are denominated in U.S. dollars.

World  Opportunities  Series  -  Class  A  Shares
%  Total  Return
[BAR CHART SHOWING THE PERCENT TOTAL RETURN FOR THE WORLD OPPORTUNITIES SERIES - CLASS A SHARES PORTFOLIO FOR 1997, 1998, 1999, 2000, 2001 and
2002 WITH CALENDAR YEARS ENDED DECEMBER 31ST: THE RESULTS ARE: 1997, 7.81%; 1998, -4.38%; 1999, 42.37%; 2000, 7.96%; 2001, -0.30%; AND 2002,
-10.78%

Calendar  Years  Ended  December  31

Average  Annual  Total  Returns
(For  the  periods  ended  December  31,  2002)


                            1 Year     5 Years          Since Inception*
Return Before Taxes         -10.78%    5.50%               6.37%
Return After Taxes
on Distributions            -11.06%   -0.20%               0.95%
Return After Taxes
on Distributions
and Sale of Series
Shares                       -6.55%    2.23%               2.94%

Indices:
(reflect  no  deduction  for  fees,  expenses,  or  taxes)
MSCI  World  Index            -19.89%    -2.11%             1.36%
MSCI  All  Country  World
Free  ex  US  Index            -14.67%    -2.66%           -1.56%



Quarterly  Returns
Highest:  27.34%  in  2nd  quarter  1999
Lowest:  -19.90%  in  3rd  quarter  2002

*Performance numbers for the Series are calculated from September 6, 1996, the Series' inception date. Performance numbers for the Indices are calculated from September 30, 1996.

Past performance does not necessarily indicate how the Series will perform in the future.
After-tax returns reflect the historical highest individual federal marginal income tax rates and do not reflect state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns reflect past tax effects and are not predictive of future tax effects. After-tax returns are not relevant to those investing through 401(k) plans, IRAs or other tax-deferred arrangements.

Fees  and  Expenses  of  the  Series

This table describes the fees and expenses you may pay if you invest in shares of the Series.

World  Opportunities  Series




Shareholder fees (paid directly from your investment)           None1
Annual fund operating expenses (expenses that are
deducted from assets of the Series)
Management fee                                                 1.00%
Distribution and service (Rule 12b-1) fees                      None
Other expenses                                                 0.30%
Total annual fund operating expenses                           1.30%



1A wire charge, currently $15, may be deducted from the amount of a wire redemption payment made at the request of a shareholder. A shareholder may effect up to four exchanges in a twelve-month period without charge; subsequent exchanges are subject to a fee of $15.

The  example  below  assumes  that:
-  You  invest  $10,000  for  the  periods  shown
-  The  Series'  operating  expenses  remain  the  same
-  Your  investment  has  a  5%  return  each  year

Although your actual costs may be higher or lower, under these assumptions your costs would be:




After 1 Year    After 3 Years    After 5 Years        After 10 Years
       $132          $412              $713                 $1,568



This example is intended to help you compare the cost of investing in the Series with the cost of investing in other mutual funds.

More  About  the  Series'  Investments

Principal  Investments
Equity Securities The Series may invest in equity securities of companies located throughout the world. These securities will usually be exchange-traded and over-the-counter (OTC) common stocks, but may include preferred stocks, warrants, rights, convertible debt securities, and equity participations.

Foreign Securities The Series invests principally in the common stocks of foreign companies, ADRs and other U.S. dollar denominated securities of foreign issuers. ADRs are securities that are listed and traded in the United States but represent an ownership interest in securities issued by a foreign issuer. Prices of foreign securities may go down because of foreign government actions, political instability or the more limited availability of accurate information about foreign companies.

Currency hedging In order to attempt to manage the currency risk associated with owning and trading foreign securities, the Series may, but is not required to, hedge against changes in the value of foreign currencies relative to the U.S. dollar. The Series primarily uses forward foreign currency exchange contracts for hedging purposes. These derivatives may be used to hedge against changes in the value of foreign currencies relative to the U.S. dollar in connection with specific transactions or portfolio positions.

Additional  Investment  Risks
Emerging Market Risk The Series may be exposed to risks associated with investments in emerging market countries. Emerging market countries are foreign countries that are generally considered to be less developed than the United States, Canada, Japan, Australia, New Zealand, and most of the nations in Western Europe. As a result, they may be more likely to experience political, social, or economic turmoil. In addition, the financial conditions of issuers in these countries may be more precarious than those in developed countries. These characteristics may result in greater price volatility for investments in emerging markets. This price volatility may be heightened by currency fluctuations relative to the U.S. dollar.

Risks related to currency hedging The value of the Series' portfolio may decline if a currency is not hedged and that currency later declines with respect to the U.S. dollar. There are also additional risks because a hedging strategy relies upon the ability of the Advisor to accurately predict movements in currency exchange rates. In addition, the Series could be exposed to risk if the counterparties are unable to meet the terms of the contracts or if the value of the currency changes unfavorably to the U.S. dollar. Also, there may not be an exact relationship between changes in the prices of a forward foreign currency exchange contract and the underlying currency.

Defensive  Investing
The Series may depart from its principal investment strategies by taking temporary defensive positions in response to adverse market, economic or political conditions. If the Series takes a temporary defensive position, it may be unable to achieve its investment goal.

Investment  Goal
The Series' board of directors may change the Series' investment goal (described on page 4 under "Goals, Strategies, and Risks") without obtaining the approval of the Series' shareholders. The Series might not succeed in achieving its goal.

Management

The  Advisor
The Series' advisor is Exeter Asset Management, a division of Manning & Napier Advisors, Inc., 1100 Chase Square, Rochester, New York 14604. Manning & Napier Advisors, Inc. was founded in 1970, and it manages approximately $6.5 billion for individual and institutional investors. The Advisor is responsible for the day-to-day operations of the Series and generally is responsible for supervision of the Series' overall business affairs, service providers and officers.

A team made up of investment professionals and analysts makes all of the Series' investment decisions.

Management  Fees
In return for the services it provides to the Series, the Advisor receives an annual management fee, which is computed daily and payable monthly at an annual rate of 1.00% of the Series' average daily net assets. The Advisor received its full management fee for the fiscal year ended December 31, 2002.

Clients for whom the Advisor provides advisory services pursuant to separate investment advisory contracts will be separately credited by the Advisor an amount equal to the portion of their client advisory fee attributable to the portion of their assets invested in the Series.

The Advisor may use its own resources to engage in activities that may promote the sale of the Series, including payments to third parties who provide shareholder support servicing and distribution assistance. Investors may be charged a fee if they effect transactions through a broker or agent.

The  Distributor
The distributor of the Series' shares is Manning & Napier Investor Services, Inc. Class A shares of the Series are offered to investors who purchase shares directly from the distributor or through certain registered investment advisors.

Class A shares of the Series are not subject to any distribution or shareholder servicing fees. The Advisor may, from its own resources, defray or absorb costs relating to distribution, including compensation of employees who are involved in distribution.

Discretionary  Account  Management
Shares of the Series may be used from time to time as an investment for advisory clients of the Advisor who utilize discretionary account management services provided by the Advisor or its affiliates. From time to time, these discretionary accounts may hold a substantial portion of the outstanding shares of the Series, and transactions in shares of the Series for such accounts may have an impact upon the size and operations of the Series.

How  to  Buy,  Exchange,  and  Redeem  Shares

Discretionary  Clients
For discretionary account management clients of the Advisor or its affiliates, investment decisions pertaining to purchases and sales of fund shares are made at the Advisor's discretion pursuant to authorization received from clients. The instructions provided below apply to all other investors.

How  to  Buy  Shares
The minimum initial investment is $2,000, and the minimum for each additional investment is $100. The minimum investment requirements are lower for participants in the Automatic Investment Plan, which is described below. These investment minimums may be waived at the Advisor's discretion. The Fund reserves the right to reject purchase orders or to stop offering its shares without notice to shareholders.

Check  Acceptance  Policy
The Fund reserves the right to reject certain forms of payment for share purchases. The Fund maintains a check acceptance policy for share purchases. Investments that are not received in an acceptable form will be returned. Checks must be made payable to the Exeter Fund, Inc. and must be in U.S. dollars. The Fund will not accept cash, third party checks, starter checks, travelers checks, credit card checks or money orders.

The Fund will not accept a P.O. Box as a primary address. A physical address must be used. A P.O. Box may be used as a mailing address only. Shareholder information is subject to independent identity verification and may be shared, as permitted by law and the Fund's Privacy Policy, for identifying and reporting suspected money laundering and terrorist activity. Please review your account application for additional information.

By  Mail
Opening  an  account
- Send a check payable to Exeter Fund, Inc. with the completed original account application.

The  address  is:
Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454

-  To  request  an  account  application,  call  the  Fund  at  1-800-466-3863.

Adding  to  an  account
- Send a check payable to Exeter Fund, Inc. and a letter of instruction with the name of the Series to be purchased and the account name and number to the above address.

By  Wire
Opening  or  adding  to  an  account
- After the Fund has received your completed account application, you may wire funds to open or add shares to your account. Before sending a wire, call 1-800-466-3863 to place an order and obtain wire instructions.

By  Telephone
Adding  to  an  Account
- You may use the Telephone Purchase feature to add to an existing Exeter Fund account. To use this service, call 1-800-466-3863 to request a debit from your pre-authorized checking account. Your bank must be a member of the Automated Clearing House (ACH) to use this feature. Any purchases made through this feature will generally be posted to your Exeter Fund account two business days after your call.

Automatic  Investment  Plan

You may participate in the Automatic Investment Plan by completing the applicable section of the account application or contacting the Fund. Through the plan, you can authorize transfers of a specified amount from your bank account into the Series on a regular basis. The minimum amount of each investment is $25. If you have insufficient funds in your account to complete a transfer, your bank may charge you a fee.

How  to  Exchange  Shares
You may exchange Class A shares of the Series for Class A shares of any other Series of the Fund currently available for direct investment if the registration of both accounts is identical. Please read the prospectus of the Series into which you wish to exchange prior to requesting the exchange. The minimum exchange amount is $1,000 (or all the shares in your account, if less than $1,000). You may exchange up to 4 times during any 12-month period without paying a sales charge or any other fee. For any additional exchanges, you may be charged $15 per exchange. The Fund may refuse any exchange order and may alter, limit or suspend its exchange privilege on 60 days' notice. An exchange involves a taxable redemption of shares surrendered in the exchange.

By  Mail
- Send a letter of instruction to Exeter Fund, Inc., at the address on page 9 , signed by each registered account owner, exactly as your names appear on the account registration.
- Provide the name of the current Series, class of shares, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.

By  Telephone
- Unless you have declined telephone privileges, call the Fund at 1-800-466-3863.
- Provide the name of the current Series, class of shares, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.
-  We  may  ask for identification, and all telephone transactions are recorded.

How  to  Redeem  Shares
The Fund may postpone payment of redemption proceeds for up to seven days, or suspend redemptions to the extent permitted by law. If you recently purchased your shares by check, redemption proceeds may not be available until your check has cleared (which may take up to 10 days from your date of purchase). Likewise, certain types of account maintenance, such as address changes, result in a seven-day hold during which any redemption requests must include a Medallion Guarantee.

By  Mail
- Send a letter of instruction to Exeter Fund, Inc., at the address on page 9 , signed by each registered account owner, exactly as your names appear in the account registration.
- State the name of the Series, the class and number of shares or dollar amount to be sold.
-  Provide  the  account  number.
-   Medallion  Guarantees  may  be  required.
-  Additional  documentation  may  be  required  (call  the  Fund  for details).

By  Telephone
-  Unless  you  have  declined  telephone privileges, call us at 1-800-466-3863.
- State the name of the Series, the class and number of shares or dollar amount to be sold.
-  Provide  your  account  number.
-  We  may  ask  for  identification,  and  all  telephone  calls  are recorded.
- Redemption proceeds from sales requested by telephone will be sent only to the address of record or a bank account that is already on file with us.
-  Amounts  over  $100,000  may  only  be sent to a pre-designated bank account.

Investment  and  Account  Information

More  about  Purchases,  Exchanges,  and  Redemptions

All orders to purchase, exchange, or redeem shares must be sent to us at the address on page 9 or to an authorized financial intermediary.
Transaction requests received in good order (i.e., with all required information, signatures and documentation) before the close of regular trading on the New York Stock Exchange (NYSE) on a business day will be executed at that day's share price. The close of regular trading is typically 4:00 p.m. Eastern time, although it may be earlier. The Fund is open for business each day the NYSE is open. Orders received in good order after the close of regular trading will be executed at the next business day's price. All orders must include the required documentation and signatures, and all purchase orders must be accompanied by proper payment.

The Fund has authorized several financial intermediaries to accept purchase and redemption orders on its behalf, and those intermediaries are authorized to designate other intermediaries to accept purchase and redemption orders on the Fund's behalf. The Fund will be deemed to have received an order when an authorized financial intermediary or its authorized designee accepts the order. Orders placed with an authorized financial intermediary will be processed at the share price of the Series next computed after they are received in good order by the financial intermediary or its designee.

The Series' distributor imposes no sales charge on purchases and redemptions of Class A shares of the Series; however, your financial intermediary may charge you a transaction fee on purchases and redemptions.

Telephone  Transactions
When you place a purchase, exchange, or redemption order by telephone, we may record the call, request identifying information, or take other steps designed to prevent fraudulent orders. We are not responsible for any losses that may occur as long as we follow procedures reasonably designed to ensure that an order appears genuine.

Accounts  with  Low  Balances
If your account falls below $1,000 due to the redemption of shares, the Fund may ask you to bring your account up to the minimum requirement. If your account is still below $1,000 after 60 days, the Fund may close your account and send you the redemption proceeds.

In-Kind  Purchases  and  Redemptions
Securities you own may be used to purchase shares of the Series. The Advisor will determine if acquiring the securities is consistent with the Series' goals and policies. If accepted, the securities will be valued the same way the Series values securities it already owns.
The Fund may make payment for shares redeemed in part by giving you portfolio securities. As a redeeming shareholder, you will pay transaction costs to dispose of these securities.

Medallion  Guarantees
     A Medallion Guarantee will be required for a written request to sell shares if the proceeds are to be sent to an address other than the address of record or to a bank account that is not already on file with us. A Medallion Guarantee will also be required to change the account registration, for written redemption requests for amounts over $100,000, or for certain other requests.

A Medallion Guarantee is a type of signature guarantee that can be obtained from most brokers, banks, savings institutions or credit unions. A Medallion Guarantee is a formal certification offered by firms participating in the Medallion Stamp Program that guarantees a signature is original and authentic. Please note that we cannot accept notarization by a notary public.

Valuation  of  Shares

The Series offers its shares at the net asset value (NAV) per share of the Series. NAV is calculated separately for each class of shares. The Series calculates its NAV once daily as of the close of regular trading on the NYSE (generally 4:00 p.m. Eastern time) on each day the exchange is open. If the exchange closes early, the Series will accelerate the calculation of NAV and transaction deadlines to that time.

The Series values the securities in its portfolio on the basis of market quotations and valuations provided by independent pricing services. If quotations are not readily available, the Advisor deems them to be unreliable, or the value of a security has been materially affected by events occurring after the closing of a foreign exchange, the Series may value its assets by a method that the directors believe accurately reflects fair value. If the Series uses fair value to price securities, it may value those securities higher or lower than another mutual fund that uses market quotations to price the same securities.

The foreign securities held by the Series may be listed on foreign exchanges that trade on days when the NYSE is not open and the Series does
not  price   its  shares.  As  a  result,  the  net  asset value of
 the Series' shares may change at a time when shareholders are not able to purchase or redeem shares.

Communicating  with  the  Exeter  Fund

Please call the Fund Services Department at 1-800-466-3863 with all inquiries or requests for telephone transactions. We are available business days from 8:30 a.m. to 5:00 p.m. Eastern time.

Applications, investment checks, and written transaction requests should be sent to the following address:

Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454

Inquiries about your account and requests for account information should be sent to the following address:

Exeter  Fund,  Inc.
P.O.  Box  41118
Rochester,  NY  14604

Automated account information, such as share prices and your account balance, is available through the Exeter Fund's Voice Response System at 1-800-593-4353. This system is available 24 hours a day, 7 days a week.

Dividends,  Distributions,  and  Taxes

Dividends  and  Distributions
The  Series  generally:
-  Pays  dividends  once  a  year,  in  December.
- Makes capital gains distributions, if any, once a year, typically in December. The Series may pay additional distributions and dividends at other times if necessary for the Series to avoid a federal tax.

Capital gain distributions and dividends are reinvested in additional Class A shares of the Series. Alternatively, you can instruct the Fund in writing or by telephone to have your capital gains and/or dividends paid in cash. You can change your choice at any time to be effective as of the next distribution or dividend, except that any change given to the transfer agent after the record date will not be effective until the next distribution or dividend is made. No interest will accrue on amounts represented by uncashed distribution or redemption checks.

Taxes
Dividends are paid from income earned on the Series' portfolio holdings as well as interest on its cash investments. Distributions of capital gain will be treated as long-term or short-term depending on how long the Series held the securities sold, without regard to how long you owned shares of the Series.




Transaction                               Federal Tax Status

Redemption or exchange of shares          Usually taxable as capital gain or
                                          loss; long-term only if shares
                                          owned more than one year

Long-term capital gain distributions      Taxable as long-term capital gain

Short-term capital gain distributions     Taxable as ordinary income

Dividends                                 Taxable as ordinary income



If you are a taxable investor, you may want to avoid buying shares when the Series is about to declare a capital gain distribution or a dividend, because it will be taxable to you even though it may actually be a return of a portion of your investment.

After the end of each year, the Series will provide you with information about the distributions and dividends that you received and any redemptions of shares during the previous year. Shareholders may be able to claim a credit or deduction on their income tax returns for their pro rata portion of qualified taxes paid by the Series to foreign countries. In calculating your gain or loss on any sale of shares, note that your tax basis in your shares is increased by the amounts of dividends and distributions that you have reinvested in the Series. Dividends and distributions are taxable as described above whether received in cash or reinvested.

If you do not provide the Series with your correct taxpayer identification number and any required certifications, you may be subject to backup withholding of 30% of your distributions, dividends, and redemption proceeds. Because each shareholder's circumstances are different and special tax rules may apply, you should consult with your tax adviser about your investment in the Series and your receipt of dividends, distributions or redemption proceeds.

Financial  Highlights

The financial highlights table is intended to help you understand the Series' financial performance for the past five years. Certain information reflects financial results for a single share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Series (assuming reinvestment of all dividends and distributions). This information has been audited by PricewaterhouseCoopers LLP, whose report, along with the Series' financial statements, is included in the annual report, which is available upon request.

World  Opportunities  Series  Class  A  Shares








                                                                       FOR THE YEARS ENDED
                                                     12/31/02    12/31/01    12/31/00    12/31/99    12/31/98
                                                    ----------  ----------  ----------  ----------  ----------

PER SHARE DATA (FOR A SHARE OUTSTANDING
THROUGHOUT EACH YEAR):

NET ASSET VALUE - BEGINNING OF YEAR                  $  5.98     $  6.18     $  9.30     $ 8.55      $ 9.76
                                                    ----------  ----------  ----------  ----------  ----------

Income from investment operations:
Net investment income                                   0.06        0.06        0.42       0.39        0.12
Net realized and unrealized gain (loss) on
investments                                            (0.71)      (0.09)       0.27       3.16       (0.59)1
                                                    ----------  ----------  ----------  ----------  ----------
Total from investment operations                       (0.65)      (0.03)       0.69       3.55       (0.47)
                                                    ----------  ----------  ----------  ----------  ----------

Less distributions to shareholders:
From net investment income                                 -       (0.17)      (0.99)     (0.28)      (0.14)
From net realized gain on investments                  (0.05)          -       (2.82)     (2.52)      (0.60)
                                                    ----------  ----------  ----------  ----------  ----------
Total distributions to shareholders                    (0.05)      (0.17)      (3.81)     (2.80)      (0.74)
                                                    ----------  ----------  ----------  ----------  ----------

NET ASSET VALUE - END OF YEAR                        $  5.28     $  5.98     $  6.18     $ 9.30      $ 8.55
                                                    ==========  ==========  ==========  ==========  ==========

Total return2                                         (10.78%)     (0.30%)      7.96%     42.37%      (4.38%)

RATIOS (TO AVERAGE NET ASSETS)/SUPPLEMENTAL DATA:
Expenses                                                1.30%       1.21%       1.19%      1.15%       1.13%
Net investment income                                   1.10%       0.95%       1.61%      2.19%       2.30%

Portfolio turnover                                       41%         42%         52%        23%         52%

NET ASSETS - END OF YEAR (000's omitted)             $ 78,772    $ 83,196    $ 83,843   $ 117,248   $ 215,778
                                                    ==========  ==========  ==========  ==========  ==========


1The amount shown for a share outstanding does not correspond with the aggregate net gain on investments for the year due to timing of sales and repurchases of Series shares in relation to fluctuating market values of the investments of the Series.
2Represents aggregate total return for the period indicated, and assumes reinvestment of distributions.

Exeter  Fund,  Inc.

Exeter  Fund,  Inc.
World  Opportunities  Series  -  Class  A  Shares

Shareholder Reports and the Statement of Additional Information (SAI) Annual and semiannual reports to shareholders provide additional information about the Series' investments. These reports discuss the market conditions and investment strategies that significantly affected the Series' performance during its last fiscal year. The SAI provides more detailed information about the Series. It is incorporated by reference into this prospectus.

How  to  Obtain  These  Reports  and  Additional  Information
- You may obtain shareholder reports and the SAI or other information about the Series without charge by calling 1-800-466-3863 or sending written requests to Exeter Fund, Inc., P.O. Box 41118, Rochester, New York 14604. Note that this address should not be used for transaction requests.
- You may review and copy shareholder reports, the prospectus and SAI at the Securities and Exchange Commission's Public Reference Room in Washington, D.C. Information about the public reference room may be obtained by calling 1-202-942-8090. You can get copies of these materials for a fee by writing to the Public Reference Section of the Commission, Washington, D.C. 20549-0102 or by e-mail to publicinfo@sec.gov.
You can get the same reports and information free from the EDGAR Database on the SEC's Internet web site (http://www.sec.gov).

If someone makes a statement about the Series that is not in this prospectus, you should not rely upon that information. Neither the Series nor its distributor is offering to sell shares of the Series to any person to whom the Series may not lawfully sell its shares.

Investment  Company  Act  file  no.  811-04087

Exeter  Fund,  Inc.
For  fund  information  and  all  service:
P.O.  Box  41118
Rochester,  NY  14604
Toll-Free  800-466-3863
For  deposits  and  all  transactions:
P.O.  Box  182454
Columbus,  OH  43218-2454

Exeter  Fund,  Inc.

Prospectus
May  1,  2003
Exeter  Fund,  Inc.
World  Opportunities  Series
Class  B,  C,  D  and  E  Shares

The Securities and Exchange Commission has not approved or disapproved these securities or determined whether this prospectus is accurate or complete. Any statement to the contrary is a crime.

Exeter  Fund,  Inc.

(This  page  intentionally  left  blank)

Contents



Page

Goals, Strategies, and Risks                 4
Fees and Expenses of the Series       6
More About the Series' Investments           7
Management                                   8
How to Buy, Exchange, and Redeem Shares      9
Investment and Account Information          11
Dividends, Distributions, and Taxes         13


Goals,  Strategies,  and  Risks

Investment  Goal
Provide long-term growth by investing principally in the common stocks of companies located around the world.

Investment  Strategies
The Series invests primarily in common stocks of companies located throughout the world. The Series may also invest in American Depository Receipts (ADRs) and other U.S. dollar denominated securities of foreign issuers. ADRs are securities that are listed and traded in the United States but represent an ownership interest in securities issued by a foreign issuer. The Series may invest in stocks of small, large, or mid-size companies both in developed countries and in emerging market countries.

The Advisor uses a "bottom-up" strategy, focusing on individual security selection to choose stocks from companies around the world. The Advisor analyzes factors such as the management, financial condition, and market position of individual companies to select companies that it believes will make attractive long-term investments. The Advisor looks for one or more of the following characteristics:
- Strong strategic profiles (e.g., strong market position, benefits from technology, market share gains in a mature market and high barriers to entry).
- Companies well-positioned to benefit from an anticipated upturn in an industry sub-sector due to sharply reduced competition and improving demand.
- Companies trading at very low valuations relative to fundamental or break-up value.

Principal  Risks  of  Investing  in  the  Series
As with any stock fund, the value of your investment will fluctuate in response to stock market movements. You could lose money on your investment in the Series or the Series could underperform if any of the following occurs:
-   Foreign  and/or  U.S.  stock  markets  go  down.
- An adverse event, such as an unfavorable earnings report, depresses the value of one or more of the Series' portfolio holdings.
- The Advisor's judgments about the attractiveness, relative value or potential appreciation of a strategy or security prove to be incorrect.

In addition to the general risks of stock funds, the Series has special risks due to its focus on foreign stocks. These risks include:
- The prices of foreign common stocks may, at times, move in a different direction than the prices of U.S. common stocks.
- Because the Series' investments in foreign securities are often denominated in the currencies of the countries in which they are located, the value of the Series may be affected by changes in exchange rates between those foreign currencies and the U.S. dollar.
- Investments in emerging market countries may be more volatile than investments in more developed markets.
The Series may also have special risks due to its investments in stocks of small and mid-size companies. These risks include the following:
- The stocks of small and mid-size companies may be subject to more abrupt or erratic market movements than the stocks of larger companies.
- The stocks of small and mid-size companies may be less marketable than the stocks of larger companies.
- Small and mid-size companies may have limited product lines, markets, or financial resources, and they may depend on a small management group. As a result, they fail more often than larger companies.

The Series is non-diversified, which means that it may invest in the securities of relatively few issuers. As a result, the Series may be more susceptible to a single adverse economic or regulatory occurrence affecting one or more of these issuers, and may experience increased volatility due to its investments in those securities.

Summary  of  Past  Performance

The bar chart and total return table provide some indication of the risks of investing in the Series. No Class B, C, D or E shares were outstanding during the past year. The bar chart shows changes in the performance of the Class A shares of the Series for each full calendar year since its inception. The Class A Shares are not offered in this prospectus. Because the Class B, C, D and E shares of the Series invest in the same portfolio of securities, returns for these classes will be substantially similar to those of the Class A shares. Performance will be different only to the extent that the Class B, C, D and E
shares  have higher expenses.   The total return table shows how the average
annual total returns for the Class A shares of the Series for different periods compare to those of the Morgan Stanley Capital International (MSCI) World Index and the Morgan Stanley Capital International (MSCI) All Country World Free ex US Index.

The MSCI World Index is a market-capitalization-weighted measure of the total return of 1,476 companies listed on the stock exchanges of the United States, Europe, Canada, Australia, New Zealand and the Far East. It has a very small weighting in emerging markets. The MSCI All Country World Free ex US Index is a free float adjusted market-capitalization-weighted measure of the total return of 1,756 companies listed on the stock exchanges of 48 countries, including emerging markets and excluding the United States. The Indices are denominated in U.S. dollars.

World  Opportunities  Series  -  Class  A  Shares
%  Total  Return
[BAR CHART SHOWING THE PERCENT TOTAL RETURN FOR THE WORLD OPPORTUNITIES SERIES - CLASS A SHARES PORTFOLIO FOR 1997, 1998, 1999, 2000, 2001 and
2002 WITH CALENDAR YEARS ENDED DECEMBER 31ST: THE RESULTS ARE: 1997, 7.81%; 1998, -4.38%; 1999, 42.37%; 2000, 7.96%; 2001, -0.30%; AND 2002,
-10.78%

Calendar  Years  Ended  December  31

Average  Annual  Total  Returns
(For  the  periods  ended  December  31,  2002)


                                   1 Year      5 Years    Since Inception*
Return Before Taxes               -10.78%        5.50%       6.37%
Return After Taxes
on Distributions                  -11.06%      -0.20%       0.95%
Return After Taxes
on Distributions
and Sale of Series
Shares                            -6.55%       2.23%        2.94%

Indices:
(reflect  no  deduction  for  fees,  expenses,  or  taxes)
MSCI  World  Index                  -19.89%      -2.11%       1.36%
MSCI  All  Country  World
Free  ex  US  Index                  -14.67%      -2.66%       -1.56%



Quarterly  Returns
Highest:  27.34%  in  2nd  quarter  1999
Lowest:  -19.90%  in  3rd  quarter  2002

*Performance numbers for the Series are calculated from September 6, 1996, the Series' inception date. Performance numbers for the Indices are calculated from September 30, 1996.

Past performance does not necessarily indicate how the Series will perform in the future.
After-tax returns reflect the historical highest individual federal marginal income tax rates and do not reflect state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns reflect past tax effects and are not predictive of future tax effects. After-tax returns are not relevant to those investing through 401(k) plans, IRAs or other tax-deferred arrangements.

Fees  and  Expenses  of  the  Series

This table describes the fees and expenses you may pay if you invest in shares of the Series.



                                                         World Opportunities Series
                                                                   Class B            Class C   Class D   Class E
Shareholder fees (paid directly from your investment)1               None             None      None      None
Annual fund operating expenses
(expenses that are deducted from assets of the Series)
Management fee                                                       1.00%            1.00%     1.00%     1.00%
Distribution and service (Rule 12b-1) fees                           1.00%            0.75%     0.50%     0.25%
Other expenses                                                       0.30%            0.30%     0.30%     0.30%
Total annual fund operating expenses                                 2.30%            2.05%     1.80%     1.55%



1A wire charge, currently $15, may be deducted from the amount of a wire redemption payment made at the request of a shareholder. A shareholder may effect up to four exchanges in a twelve-month period without charge; subsequent exchanges are subject to a fee of $15.

The  example  below  assumes  that:
-  You  invest  $10,000  for  the  periods  shown
-  The  Series'  operating  expenses  remain  the  same
-  Your  investment  has  a  5%  return  each  year

Although your actual costs may be higher or lower, under these assumptions your costs would be:



                                                           Class B  Class C  Class D  Class E
1 Years                                                     $  233  $  208  $  183  $  158
3 Years                                                     $  718  $  643  $  566  $  490
5 Years                                                     $1,230  $1,103  $  975  $  845
10 Years                                                    $2,636  $2,379  $2,116  $1,845



This example is intended to help you compare the cost of investing in the Series with the cost of investing in other mutual funds.

More  About  the  Series'  Investments

Principal  Investments
Equity Securities The Series may invest in equity securities of companies located throughout the world. These securities will usually be exchange-traded and over-the-counter (OTC) common stocks, but may include preferred stocks, warrants, rights, convertible debt securities, and equity participations.

Foreign Securities The Series invests principally in the common stocks of foreign companies, ADRs and other U.S. dollar denominated securities of foreign issuers. ADRs are securities that are listed and traded in the United States but represent an ownership interest in securities issued by a foreign issuer. Prices of foreign securities may go down because of foreign government actions, political instability or the more limited availability of accurate information about foreign companies.

Currency hedging In order to attempt to manage the currency risk associated with owning and trading foreign securities, the Series may, but is not required to, hedge against changes in the value of foreign currencies relative to the U.S. dollar. The Series primarily uses forward foreign currency exchange contracts for hedging purposes. These derivatives may be used to hedge against changes in the value of foreign currencies relative to the U.S. dollar in connection with specific transactions or portfolio positions.

Additional  Investment  Risks
Emerging Market Risk The Series may be exposed to risks associated with investments in emerging market countries. Emerging market countries are foreign countries that are generally considered to be less developed than the United States, Canada, Japan, Australia, New Zealand, and most of the nations in Western Europe. As a result, they may be more likely to experience political, social, or economic turmoil. In addition, the financial conditions of issuers in these countries may be more precarious than those in developed countries. These characteristics may result in greater price volatility for investments in emerging markets. This price volatility may be heightened by currency fluctuations relative to the U.S. dollar.

Risks related to currency hedging The value of the Series' portfolio may decline if a currency is not hedged and that currency later declines with respect to the U.S. dollar. There are also additional risks because a hedging strategy relies upon the ability of the Advisor to accurately predict movements in currency exchange rates. In addition, the Series could be exposed to risk if the counterparties are unable to meet the terms of the contracts or if the value of the currency changes unfavorably to the U.S. dollar. Also, there may not be an exact relationship between changes in the prices of a forward foreign currency exchange contract and the underlying currency.

Defensive  Investing
The Series may depart from its principal investment strategies by taking temporary defensive positions in response to adverse market, economic or political conditions. If the Series takes a temporary defensive position, it may be unable to achieve its investment goal.

Investment  Goal
The Series' board of directors may change the Series' investment goal (described on page 4 under "Goals, Strategies, and Risks") without obtaining the approval of the Series' shareholders. The Series might not succeed in achieving its goal.

Management

The  Advisor
The Series' advisor is Exeter Asset Management, a division of Manning & Napier Advisors, Inc., 1100 Chase Square, Rochester, New York 14604. Manning & Napier Advisors, Inc. was founded in 1970, and it manages approximately $6.5 billion for individual and institutional investors. The Advisor is responsible for the day-to-day operations of the Series and generally is responsible for supervision of the Series' overall business affairs, service providers and officers.

A team made up of investment professionals and analysts makes all of the Series' investment decisions.

Management  Fees
In return for the services it provides to the Series, the Advisor receives an annual management fee, which is computed daily and payable monthly at an annual rate of 1.00% of the Series' average daily net assets. The Advisor received its full management fee for the fiscal year ended December 31, 2002.

Clients for whom the Advisor provides advisory services pursuant to separate investment advisory contracts will be separately credited by the Advisor an amount equal to the portion of their client advisory fee attributable to the portion of their assets invested in the Series.

The Advisor may use its own resources to engage in activities that may promote the sale of the Series, including payments to third parties who provide shareholder support servicing and distribution assistance. Investors may be charged a fee if they effect transactions through a broker or agent.

The  Distributor
The distributor of the Series' shares is Manning & Napier Investor Services, Inc. Class B, C, D and E shares are offered only through a financial intermediary. Financial intermediaries include financial planners, investment advisers, broker-dealers or other financial institutions with an agreement with the distributor. You may only purchase that class of shares which your financial intermediary sells or services.

Class B shares are only available through broker-dealers who maintain an omnibus account with the distributor on behalf of investors. Class C shares are available only through financial intermediaries who establish individual shareholder accounts with the Fund in the name of investors or maintain certain types of omnibus accounts with the distributor. Class E shares are only available through financial intermediaries who provide certain shareholder services to the Fund. Class D shares are not currently available. Your financial intermediary can tell you which class of shares is available through the intermediary.

Distribution  Plans

The Fund has adopted Rule 12b-1 distribution plans for the Class B, C, D and E shares of the Series. Under the Plans, the Class B, C, D and E shares pay distribution and/or service fees (as a percentage of average daily net assets) equal to: 1.00%, 0.75%, 0.50%, and 0.25%, respectively. These fees are paid out of the Series' assets on an ongoing basis and over time may cost you more than other types of sales charges.

The Advisor may, from its own resources, defray or absorb costs relating to distribution, including compensation of employees who are involved in distribution.

Discretionary  Account  Management
Shares of the Series may be used from time to time as an investment for advisory clients of the Advisor who utilize discretionary account management services provided by the Advisor or its affiliates. From time to time, these discretionary accounts may hold a substantial portion of the outstanding shares of the Series, and transactions in shares of the Series for such accounts may have an impact upon the size and operations of the Series.

How  to  Buy,  Exchange,  and  Redeem  Shares

Discretionary  Clients
For discretionary account management clients of the Advisor or its affiliates, investment decisions pertaining to purchases and sales of fund shares are made at the Advisor's discretion pursuant to authorization received from clients. The instructions provided below apply to all other investors.

How  to  Buy  Shares
Class B, C, D and E shares are available only through your financial intermediary. You may be subject to initial and subsequent minimums established by your financial intermediary for the purchase of shares. The Fund reserves the right to reject purchase orders or to stop offering its shares without notice to shareholders.

Check  Acceptance  Policy
The Fund reserves the right to reject certain forms of payment for share purchases. The Fund maintains a check acceptance policy for share purchases. Investments that are not received in an acceptable form will be returned. Checks must be made payable to the Exeter Fund, Inc. and must be in U.S. dollars. The Fund will not accept cash, third party checks, starter checks, travelers checks, credit card checks or money orders.

The Fund will not accept a P.O. Box as a primary address. A physical address must be used. A P.O. Box may be used as a mailing address only. Shareholder information is subject to independent identity verification and may be shared, as permitted by law and the Fund's Privacy Policy, for identifying and reporting suspected money laundering and terrorist activity. Please review your account application for additional information.

Through  the  Fund

If your financial intermediary does not provide account maintenance services, contact the Fund to purchase shares.

By  Mail
Opening  an  account
- Send a check payable to Exeter Fund, Inc. with the completed original account application.

The  address  is:
Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454

-  To  request  an  account  application,  call  the  Fund  at  1-800-466-3863.

Adding  to  an  account
- Send a check payable to Exeter Fund, Inc. and a letter of instruction with the name of the Series to be purchased and the account name and number to the above address.

By  Wire
Opening  or  adding  to  an  account
- After the Fund has received your completed account application, you may wire funds to open or add shares to your account. Before sending a wire, call 1-800-466-3863 to place an order and obtain wire instructions.

By  Telephone
Adding  to  an  Account
- You may use the Telephone Purchase feature to add to an existing Exeter Fund account. To use this service, call 1-800-466-3863 to request a debit from your pre-authorized checking account. Your bank must be a member of the Automated Clearing House (ACH) to use this feature. Any purchases made through this feature will generally be posted to your Exeter Fund account two business days after your call.

Automatic  Investment  Plan

You may participate in the Automatic Investment Plan by completing the applicable section of the account application or contacting the Fund. Through the plan, you can authorize transfers of a specified amount from your bank account into the Series on a regular basis. The minimum amount of each investment is $25. If you have insufficient funds in your account to complete a transfer, your bank may charge you a fee.

How  to  Exchange  Shares
You may exchange shares of the Series for the same class of shares of any other Series of Exeter Fund currently available for direct investment if the registration of both accounts is identical. Please read the prospectus of the Series into which you wish to exchange prior to requesting the exchange.
The minimum exchange amount is $1,000 (or all the shares in your account, if less than $1,000). You may exchange up to 4 times during any 12-month period without paying a sales charge or any other fee. For any additional exchanges, you may be charged $15 per exchange. The Fund may refuse any exchange order and may alter, limit or suspend its exchange privilege on 60 days' notice. An exchange involves a taxable redemption of shares surrendered in the exchange.

Through  the  Fund
If your financial intermediary provides account maintenance services, contact your financial intermediary to exchange shares. If not:


By  Mail
- Send a letter of instruction to Exeter Fund, Inc., at the address on page 9, signed by each registered account owner, exactly as your names appear on the account registration.
- Provide the name of the current Series, class of shares, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.

By  Telephone
- Unless you have declined telephone privileges, call the Fund at 1-800-466-3863.
- Provide the name of the current Series, class of shares, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.
-  We  may  ask for identification, and all telephone transactions are recorded.

How  to  Redeem  Shares
The Fund may postpone payment of redemption proceeds for up to seven days, or suspend redemptions to the extent permitted by law. If you recently purchased your shares by check, redemption proceeds may not be available until your check has cleared (which may take up to 10 days from your date of purchase). Likewise, certain types of account maintenance, such as address changes, result in a seven-day hold during which any redemption requests must include a Medallion Guarantee.

Through  the  Fund
If your financial intermediary does not provide account maintenance services, contact the Fund to redeem shares.


By  Mail
- Send a letter of instruction to Exeter Fund, Inc., at the address on page 9 signed by each registered account owner, exactly as your names appear in the account registration.
- State the name of the Series, the class and number of shares or dollar amount to be sold.
-  Provide  the  account  number.
-   Medallion  Guarantees  may  be  required.
-  Additional  documentation  may  be  required  (call  the  Fund  for details).

By  Telephone
-  Unless  you  have  declined  telephone privileges, call us at 1-800-466-3863.
- State the name of the Series, the class and number of shares or dollar amount to be sold.
-  Provide  your  account  number.
-  We  may  ask  for  identification,  and  all  telephone  calls  are recorded.
- Redemption proceeds from sales requested by telephone will be sent only to the address of record or a bank account that is already on file with us.
-  Amounts  over  $100,000  may  only  be sent to a pre-designated bank account.

Investment  and  Account  Information

More  about  Purchases,  Exchanges,  and  Redemptions

All orders to purchase, exchange, or redeem shares must be sent to us at the address on page 9 or to an authorized financial intermediary. Transaction requests received in good order (i.e., with all required information, signatures and documentation) before the close of regular trading on the New York Stock Exchange (NYSE) on a business day will be executed at that day's share price. The close of regular trading is typically 4:00 p.m. Eastern time, although it may be earlier. The Fund is open for business each day the NYSE is open. Orders received in good order after the close of regular trading will be executed at the next business day's price. All orders must include the required documentation and signatures, and all purchase orders must be accompanied by proper payment.

The Fund has authorized several financial intermediaries to accept purchase and redemption orders on its behalf, and those intermediaries are authorized to designate other intermediaries to accept purchase and redemption orders on the Fund's behalf. The Fund will be deemed to have received an order when an authorized financial intermediary or its authorized designee accepts the order. Orders placed with an authorized financial intermediary will be processed at the share price of the Series next computed after they are received in good order by the financial intermediary or its designee.

The Series' distributor imposes no sales charge on purchases and redemptions of shares of the Series; however, your financial intermediary may charge you a transaction fee on purchases and redemptions.

Telephone  Transactions
When you place a purchase, exchange, or redemption order by telephone, we may record the call, request identifying information, or take other steps designed to prevent fraudulent orders. We are not responsible for any losses that may occur as long as we follow procedures reasonably designed to ensure that an order appears genuine.

Accounts  with  Low  Balances
If your account falls below $1,000 due to the redemption of shares, the Fund may ask you to bring your account up to the minimum requirement. If your account is still below $1,000 after 60 days, the Fund may close your account and send you the redemption proceeds.

In-Kind  Purchases  and  Redemptions
Securities you own may be used to purchase shares of the Series. The Advisor will determine if acquiring the securities is consistent with the Series' goals and policies. If accepted, the securities will be valued the same way the Series values securities it already owns.
The Fund may make payment for shares redeemed in part by giving you portfolio securities. As a redeeming shareholder, you will pay transaction costs to dispose of these securities.

Medallion  Guarantees
     A Medallion Guarantee will be required for a written request to sell shares if the proceeds are to be sent to an address other than the address of record or to a bank account that is not already on file with us. A Medallion Guarantee will also be required to change the account registration, for written redemption requests for amounts over $100,000, or for certain other requests.

A Medallion Guarantee is a type of signature guarantee that can be obtained from most brokers, banks, savings institutions or credit unions. A Medallion Guarantee is a formal certification offered by firms participating in the Medallion Stamp Program that guarantees a signature is original and authentic. Please note that we cannot accept notarization by a notary public.

Valuation  of  Shares

The Series offers its shares at the net asset value (NAV) per share of the Series. NAV is calculated separately for each class of shares. The Series calculates its NAV once daily as of the close of regular trading on the NYSE (generally 4:00 p.m. Eastern time) on each day the exchange is open. If the exchange closes early, the Series will accelerate the calculation of NAV and transaction deadlines to that time.

The Series values the securities in its portfolio on the basis of market quotations and valuations provided by independent pricing services. If quotations are not readily available, the Advisor deems them to be unreliable, or the value of a security has been materially affected by events occurring after the closing of a foreign exchange, the Series may value its assets by a method that the directors believe accurately reflects fair value. If the Series uses fair value to price securities, it may value those securities higher or lower than another mutual fund that uses market quotations to price the same securities.

The foreign securities held by the Series may be listed on foreign exchanges that trade on days when the NYSE is not open and the Series does
not  price   its  shares.  As  a  result,  the  net  asset value of
 the Series' shares may change at a time when shareholders are not able to purchase or redeem shares.

Communicating  with  the  Exeter  Fund

Please call the Fund Services Department at 1-800-466-3863 with all inquiries or requests for telephone transactions. We are available business days from 8:30 a.m. to 5:00 p.m. Eastern time.

Applications, investment checks, and written transaction requests should be sent to the following address:

Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454

Inquiries about your account and requests for account information should be sent to the following address:

Exeter  Fund,  Inc.
P.O.  Box  41118
Rochester,  NY  14604

Automated account information, such as share prices and your account balance, is available through the Exeter Fund's Voice Response System at 1-800-593-4353. This system is available 24 hours a day, 7 days a week.

Dividends,  Distributions,  and  Taxes

Dividends  and  Distributions
The  Series  generally:
-  Pays  dividends  once  a  year,  in  December.
- Makes capital gains distributions, if any, once a year, typically in December. The Series may pay additional distributions and dividends at other times if necessary for the Series to avoid a federal tax.

Capital gain distributions and dividends are reinvested in additional shares of the same class that you hold. Alternatively, you can instruct the Fund in writing or by telephone to have your capital gains and/or dividends paid in cash. You can change your choice at any time to be effective as of the next distribution or dividend, except that any change given to the transfer agent after the record date will not be effective until the next distribution or dividend is made. No interest will accrue on amounts represented by uncashed distribution or redemption checks.

Taxes
Dividends are paid from income earned on the Series' portfolio holdings as well as interest on its cash investments. Distributions of capital gain will be treated as long-term or short-term depending on how long the Series held the securities sold, without regard to how long you owned shares of the Series.




Transaction                               Federal Tax Status

Redemption or exchange of shares         Usually taxable as capital gain or
                                         loss; long-term only if shares
                                         owned more than one year

Long-term capital gain distributions     Taxable as long-term capital gain

Short-term capital gain distributions    Taxable as ordinary income

Dividends                                Taxable as ordinary income



If you are a taxable investor, you may want to avoid buying shares when the Series is about to declare a capital gain distribution or a dividend, because it will be taxable to you even though it may actually be a return of a portion of your investment.

After the end of each year, the Series will provide you with information about the distributions and dividends that you received and any redemptions of shares during the previous year. Shareholders may be able to claim a credit or deduction on their income tax returns for their pro rata portion of qualified taxes paid by the Series to foreign countries. In calculating your gain or loss on any sale of shares, note that your tax basis in your shares is increased by the amounts of dividends and distributions that you have reinvested in the Series. Dividends and distributions are taxable as described above whether received in cash or reinvested.

If you do not provide the Series with your correct taxpayer identification number and any required certifications, you may be subject to backup withholding of 30% of your distributions, dividends, and redemption proceeds. Because each shareholder's circumstances are different and special tax rules may apply, you should consult with your tax adviser about your investment in the Series and your receipt of dividends, distributions or redemption proceeds.

Exeter  Fund,  Inc.

Exeter  Fund,  Inc.
World  Opportunities  Series  -  Class  B,  C,  D,  and  E  Shares

Shareholder Reports and the Statement of Additional Information (SAI) Annual and semiannual reports to shareholders provide additional information about the Series' investments. These reports discuss the market conditions and investment strategies that significantly affected the Series' performance during its last fiscal year. The SAI provides more detailed information about the Series. It is incorporated by reference into this prospectus.

How  to  Obtain  These  Reports  and  Additional  Information
- You may obtain shareholder reports and the SAI or other information about the Series without charge by calling 1-800-466-3863 or sending written requests to Exeter Fund, Inc., P.O. Box 41118, Rochester, New York 14604. Note that this address should not be used for transaction requests.
- You may review and copy shareholder reports, the prospectus and SAI at the Securities and Exchange Commission's Public Reference Room in Washington, D.C. Information about the public reference room may be obtained by calling 1-202-942-8090. You can get copies of these materials for a fee by writing to the Public Reference Section of the Commission, Washington, D.C. 20549-0102 or by e-mail to publicinfo@sec.gov.
You can get the same reports and information free from the EDGAR Database on the SEC's Internet web site (http://www.sec.gov).

If someone makes a statement about the Series that is not in this prospectus, you should not rely upon that information. Neither the Series nor its distributor is offering to sell shares of the Series to any person to whom the Series may not lawfully sell its shares.

Investment  Company  Act  file  no.  811-04087

Exeter  Fund,  Inc.
For  fund  information  and  all  service:
P.O.  Box  41118
Rochester,  NY  14604
Toll-Free  800-466-3863
For  deposits  and  all  transactions:
P.O.  Box  182454
Columbus,  OH  43218-2454

Exeter  Fund,  Inc.

Prospectus
 May  1,  2003
Exeter  Fund,  Inc.
International  Series

The Securities and Exchange Commission has not approved or disapproved these securities or determined whether this prospectus is accurate or complete. Any statement to the contrary is a crime.

Exeter  Fund,  Inc.

(This  page  intentionally  left  blank)

Contents



Page

Goals, Strategies, and Risks                   4
More About the Series' Investments             6
Management                                     7
How to Buy, Exchange, and Redeem Shares        8
Investment and Account Information            10
Dividends, Distributions, and Taxes           12
Financial Highlights                          13

Goals,  Strategies,  and  Risks
Investment  Goal
Provide long-term growth by investing principally in the common stocks of companies located outside the United States.

Investment  Strategies
The Series invests primarily in common stocks of foreign companies, which may be located both in developed and in emerging markets.

The Advisor examines economic trends and industry-specific factors to identify investment opportunities, such as those being created by economic and political changes taking place around the world. This approach is often called a "top-down" strategy. The Series is different from many stock funds because the Advisor's primary focus is not on individual stock selection. Rather, the Advisor seeks to identify broad trends that cut across countries or issuers and then purchases one or more stocks representing the investment trend in an attempt to benefit from that trend. For example, the Advisor sought to take advantage of the economic environment and the potential for corporate restructuring in Europe by investing in stocks of companies from a number of European countries.

The  Series  may invest in stocks of small, large, or mid-size companies.

Principal  Risks  of  Investing  in  the  Series
As with any stock fund, the value of your investment will fluctuate in response to stock market movements. You could lose money on your investment in the Series or the Series could underperform if any of the following occurs:
-  Foreign  and/or  U.S.  stock  markets  go  down.
- An adverse event, such as an unfavorable earnings report, depresses the value of one or more of the Series' portfolio holdings.
- The Advisor's judgments about the attractiveness, relative value or potential appreciation of a strategy or security prove to be incorrect.

In addition to the general risks of stock funds, the Series has special risks due to its focus on foreign stocks. These risks include:
- The prices of foreign common stocks may, at times, move in a different direction than the prices of U.S. common stocks.
- Because the Series' investments are usually denominated in the currencies of the countries in which they are located, the value of the Series may be affected by changes in exchange rates between those foreign currencies and the U.S. dollar.
- Investments in emerging market countries may be more volatile than investments in more developed markets.

The Series may also have special risks due to its investments in stocks of small and mid-size companies. These risks include the following:
- The stocks of small and mid-size companies may be subject to more abrupt or erratic market movements than the stocks of larger companies.
- The stocks of small and mid-size companies may be less marketable than the stocks of larger companies.
- Small and mid-size companies may have limited product lines, markets, or financial resources, and they may depend on a small management group. As a result, they fail more often than larger companies.

Summary  of  Past  Performance
The bar chart and total return table provide some indication of the risks of investing in the Series. The bar chart shows changes in the performance of the Series for each full calendar year since its inception. The total return table shows how the average annual total returns for different periods compare to those of the Standard & Poor's 500 (S&P 500) Total Return Index, an unmanaged index of common stocks, and the Morgan Stanley Capital International (MSCI) All Country World Free ex US Index, a free float adjusted market-capitalization-weighted measure of the total return of
 1,756 companies listed on the stock exchanges of 48 countries excluding the United States.

International  Series
%  Total  Return

[BAR CHART SHOWING THE PERCENT TOTAL RETURN FOR THE INTERNATIONAL SERIES PORTFOLIO FOR 1993, 1994, 1995, 1996, 1997, 1998, 1999, 2000, 2001 and
2002 WITH CALENDAR YEARS ENDED DECEMBER 31ST: THE RESULTS ARE: 1993, 26.05%; 1994, -14.48%; 1995, 4.14; 1996, 22.35; 1997, 27.70%; 1998, -23.63%; 1999,
27.44%;  2000,  -3.03%;  2001,  -20.48%;  AND  2002,  -14.30%
Calendar  Years  Ended  December  31

Average  Annual  Total  Returns
(For  the  periods  ended  December  31,  2002)



                                                                Since
                            1 Year      5 Years      10 Years  Inception *

Return Before Taxes        -14.30%     0.81%         6.20%     6.59%
Return After Taxes
on Distributions           -14.58%    -2.09%         3.96%     4.00%
Return After Taxes
on Distributions
and Sale of Series
Shares                      -8.61%     1.11%         5.09%     5.19%

Indices:
(reflect  no  deduction  for  fees,  expenses,  or  taxes)
S&P  500  Index               -22.09%    -0.58%        9.33%     9.66%
MSCI  All  Country  World
2002  Free  ex  US  Index       -14.67%    -2.66%        4.17%     3.51%



  *Performance numbers for the Series and the S&P 500 Index are calculated from August 27, 1992, the Series' inception date. Performance numbers for the MSCI All Country World Free ex US Index are calculated from August 31, 1992.

Quarterly  Returns
    Highest:  19.04%  in  1st  quarter  1998
Lowest:  -23.04%  in  3rd  quarter  2002

Past performance does not necessarily indicate how the Series will perform in the future. After-tax returns reflect the historical highest individual federal marginal income tax rates and do not reflect state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns reflect past tax effects and are not predictive of future tax effects. After-tax returns are not relevant to those investing through 401(k) plans, IRAs or other tax-deferred arrangements.

Fees  and  Expenses  of  the  Series
This table describes the fees and expenses you may pay if you invest in shares of the Series.

                              International  Series




 Shareholder fees (paid directly from your investment)          None1
Annual fund operating expenses (expenses that are
deducted from assets of the Series)
Management fee                                                     1.00%
Distribution and service (Rule 12b-1) fees                          None
Other expenses                                                     0.32%
Total annual fund operating expenses                           1.32%



1A wire charge, currently $15, may be deducted from the amount of a wire redemption payment made at the request of a shareholder. A shareholder may effect up to four exchanges in a twelve-month period without charge; subsequent exchanges are subject to a fee of $15.

The  example  below  assumes  that:
-  You  invest  $10,000  for  the  periods  shown
-  The  Series'  operating  expenses  remain  the  same
-  Your  investment  has  a  5%  return  each  year
Although your actual costs may be higher or lower, under these assumptions your costs would be:




 After 1 Year       After 3 Years      After 5 Years     After 10 Years
        $134               $418               $723             $1,590



This example is intended to help you compare the cost of investing in the Series with the cost of investing in other mutual funds.

More  About  the  Series'  Investments

Principal  Investments
Equity Securities The Series may invest in equity securities of foreign companies. These securities will usually be exchange-traded and over-the-counter
(OTC) common stocks, but may include preferred stocks, warrants, rights, convertible debt securities, and equity participations.

Foreign Securities The Series invests principally in the common stocks of foreign companies; however, the Series may also invest in American Depository Receipts (ADRs) and other U.S. dollar denominated securities of foreign issuers. ADRs are securities that are listed and traded in the United States but represent an ownership interest in securities issued by a foreign issuer. Prices of foreign securities may go down because of foreign government actions, political instability or the more limited availability of accurate information about foreign companies.

Currency hedging In order to attempt to manage the currency risk associated with owning and trading foreign securities, the Series may, but is not required to, use several kinds of derivative contracts. The Series primarily uses forward foreign currency exchange contracts for hedging purposes. These derivatives may be used to hedge against changes in the value of foreign currencies relative to the U.S. dollar in connection with specific transactions or portfolio positions.

Additional  Investment  Risks
Emerging Market Risk Emerging market countries are foreign countries that are generally considered to be less developed than the United States, Canada, Japan, Australia, New Zealand, and most of the nations in Western Europe. As a result, they may be more likely to experience political, social, or economic turmoil. In addition, the financial conditions of issuers in these countries may be more precarious than those in developed countries. These characteristics may result in greater price volatility for investments in emerging markets. This price volatility may be heightened by currency fluctuations relative to the U.S. dollar.

Risks related to currency hedging The value of the Series' portfolio may decline if a currency is not hedged and that currency later declines with respect to the U.S. dollar. There are also additional risks because a hedging strategy relies upon the ability of the Advisor to accurately predict movements in currency exchange rates. In addition, the Series could be exposed to risk if the counterparties are unable to meet the terms of the contracts or if the value of the currency changes unfavorably to the U.S. dollar. Also, there may not be an exact relationship between changes in the prices of a forward foreign currency exchange contract and the underlying currency.

Defensive  Investing
The Series may depart from its principal investment strategies by taking temporary defensive positions in response to adverse market, economic or political conditions. If the Series takes a temporary defensive position, it may be unable to achieve its investment goal.

Investment  Goal
The Series' investment goal (described on page 4 under "Goals, Strategies, and Risks") is a fundamental policy and may not be changed without obtaining the approval of the Series' shareholders. The Series might not succeed in achieving its goal.

Management

The  Advisor
The Series' advisor is Exeter Asset Management, a division of Manning & Napier Advisors, Inc., 1100 Chase Square, Rochester, New York 14604. Manning & Napier Advisors, Inc. was founded in 1970, and it manages approximately $6.5 billion for individual and institutional investors. The Advisor is responsible for the day-to-day operations of the Series and generally is responsible for supervision of the Series' overall business affairs, service providers and officers.

A team made up of investment professionals and analysts makes all of the Series' investment decisions.

Management  Fees
In return for the services it provides to the Series, the Advisor receives an annual management fee, which is computed daily and payable monthly at an annual rate of 1.00% of the Series' average daily net assets.

Clients for whom the Advisor provides advisory services pursuant to separate investment advisory contracts will be separately credited by the Advisor an amount equal to the portion of their client advisory fee attributable to the portion of their assets invested in the Series.

The Advisor may use its own resources to engage in activities that may promote the sale of the Series, including payments to third parties who provide shareholder support servicing and distribution assistance. Investors may be charged a fee if they effect transactions through a broker or agent.

The  Distributor
The distributor of the Series' shares is Manning & Napier Investor Services, Inc. Shares of the Series are offered to investors who purchase shares directly from the distributor or through certain registered investment advisors.

Shares of the Series are not subject to any distribution or shareholder servicing fees. The Advisor may, from its own resources, defray or absorb costs relating to distribution, including compensation of employees who are involved in distribution.

Discretionary  Account  Management
Shares of the Series may be used from time to time as an investment for advisory clients of the Advisor who utilize discretionary account management services provided by the Advisor or its affiliates. From time to time, these discretionary accounts may hold a substantial portion of the outstanding shares of the Series, and transactions in shares of the Series for such accounts may have an impact upon the size and operations of the Series.

How  to  Buy,  Exchange,  and  Redeem  Shares

Discretionary  Clients
For discretionary account management clients of the Advisor or its affiliates, investment decisions pertaining to purchases and sales of fund shares are made at the Advisor's discretion pursuant to authorization received from clients. The instructions provided below apply to all other investors.

How  to  Buy  Shares
The minimum initial investment is $2,000, and the minimum for each additional investment is $100. The minimum investment requirements are lower for participants in the Automatic Investment Plan, which is described below. These investment minimums may be waived at the Advisor's discretion. The Fund reserves the right to reject purchase orders or to stop offering its shares without notice to shareholders.

  Check  Acceptance  Policy
The Fund reserves the right to reject certain forms of payment for share purchases. The Fund maintains a check acceptance policy for share purchases. Investments that are not received in an acceptable form will be returned. Checks must be made payable to the Exeter Fund, Inc. and must be in U.S. dollars. The Fund will not accept cash, third party checks, starter checks, travelers checks, credit card checks or money orders.

The Fund will not accept a P.O. Box as a primary address. A physical address must be used. A P.O. Box may be used as a mailing address only. Shareholder information is subject to independent identity verification and may be shared, as permitted by law and the Fund's Privacy Policy, for identifying and reporting suspected money laundering and terrorist activity. Please review your account application for additional information.

By  Mail
Opening  an  account
- Send a check payable to Exeter Fund, Inc. with the completed original account application.
The  address  is:
Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454
- To request an account application, call the Fund at 1-800-466-3863. Adding to an account
- Send a check payable to Exeter Fund, Inc. and a letter of instruction with the name of the Series to be purchased and the account name and number to the above address.

By  Wire
Opening  or  adding  to  an  account
- After the Fund has received your completed account application, you may wire funds to open or add shares to your account. Before sending a wire, call 1-800-466-3863 for wire instructions.

By  Telephone
Adding  to  an  Account
- You may use the Telephone Purchase feature to add to an existing Exeter Fund account. To use this service, call 1-800-466-3863 to request a debit from your pre-authorized checking account. Your bank must be a member of the Automated Clearing House (ACH) to use this feature. Any purchases made through this
feature  will    generally  be  posted  to  your  Exeter Fund account two
business  days  after  your  call.

Automatic  Investment  Plan
You may participate in the Automatic Investment Plan by completing the applicable section of the account application or contacting the Fund. Through the plan, you can authorize transfers of a specified amount from your bank account into the Series on a regular basis. The minimum amount of each investment is $25. If you have insufficient funds in your account to complete a transfer, your bank may charge you a fee.

How  to  Exchange  Shares
You may exchange shares of the Series for the same class of shares of any other Series of the Fund currently available for direct investment if the registration of both accounts is identical. Please read the prospectus of the Series into which you wish to exchange prior to requesting the exchange.
The minimum exchange amount is $1,000 (or all the shares in your account, if less than $1,000). You may exchange up to 4 times during any 12-month period without paying a sales charge or any other fee. For any additional exchanges, you may be charged $15 per exchange. The Fund may refuse any exchange order and may alter, limit or suspend its exchange privilege on 60 days' notice. An exchange involves a taxable redemption of shares surrendered in the exchange.

By  Mail
- Send a letter of instruction to Exeter Fund, Inc., at the address on the opposite page, signed by each registered account owner, exactly as your names appear on the account registration.
- Provide the name of the current Series, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.

By  Telephone
- Unless you have declined telephone privileges, call the Fund at 1-800-466-3863.
- Provide the name of the current Series, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.
-  We  may  ask for identification, and all telephone transactions are recorded.

How  to  Redeem  Shares
The Fund may postpone payment of redemption proceeds for up to seven days, or suspend redemptions to the extent permitted by law. If you recently purchased your shares by check, redemption proceeds may not be available until your check has cleared (which may take up to 10 days from your date of purchase). Likewise, certain types of account maintenance, such as address changes, result in a seven-day hold during which any redemption request must include a Medallion Guarantee.

By  Mail
- Send a letter of instruction to Exeter Fund, Inc. at the address on the opposite page, signed by each registered account owner, exactly as your names appear in the account registration.
- State the name of the Series and the number of shares or dollar amount to be sold.
-  Provide  the  account  number.
-      Medallion  Guarantees  may  be  required.
-  Additional  documentation  may  be  required  (call  the  Fund  for details).

By  Telephone
-  Unless  you  have  declined  telephone privileges, call us at 1-800-466-3863.
- State the name of the Series and the number of shares or dollar amount to be sold.
-  Provide  your  account  number.
-  We  may  ask  for  identification,  and  all  telephone  calls  are recorded.
- Redemption proceeds from sales requested by telephone will be sent only to the address of record or a bank account that is already on file with us.
-  Amounts  over  $100,000  may  only  be sent to a pre-designated bank account.

Investment  and  Account  Information

More  about  Purchases,  Exchanges,  and  Redemptions
 All orders to purchase, exchange, or redeem shares must be sent to us at the address on page 8 or to an authorized financial intermediary. Transaction requests received in good order (i.e., with all required information, signatures and documentation) before the close of regular trading on the New York Stock Exchange (NYSE) on a business day will be executed at that day's share price. The close of regular trading is typically 4:00 p.m. Eastern time, although it may be earlier. The Fund is open for business each day the NYSE is open. Orders received in good order after the close of regular trading will be executed at the next business day's price. All orders must include the required documentation and signatures, and all purchase orders must be accompanied by proper payment.

The Fund has authorized several financial intermediaries to accept purchase and redemption orders on its behalf, and those intermediaries are authorized to designate other intermediaries to accept purchase and redemption orders on the Fund's behalf. The Fund will be deemed to have received an order when an authorized financial intermediary or its authorized designee accepts the order. Orders placed with an authorized financial intermediary will be processed at the share price of the Series next computed after they are received in good order by the financial intermediary or its designee.

The Series' distributor imposes no sales charge on purchases and redemptions of shares of the Series; however, your financial intermediary may charge you a transaction fee on purchases and redemptions.

Telephone  Transactions
When you place a purchase, exchange, or redemption order by telephone, we may record the call, request identifying information, or take other steps designed to prevent fraudulent orders. We are not responsible for any losses that may occur as long as we follow procedures reasonably designed to ensure that an order appears genuine.

Accounts  with  Low  Balances
If your account falls below $1,000 due to the redemption of shares, the Fund may ask you to bring your account up to the minimum requirement. If your account is still below $1,000 after 60days, the Fund may close your account and send you the redemption proceeds.

In-Kind  Purchases  and  Redemptions
Securities you own may be used to purchase shares of the Series. The Advisor will determine if acquiring the securities is consistent with the Series' goals and policies. If accepted, the securities will be valued the same way the Series values securities it already owns.

The Fund may make payment for shares redeemed in part by giving you portfolio securities. As a redeeming shareholder, you will pay transaction costs to dispose of these securities.

    Medallion  Guarantees
A    Medallion Guarantee will be required for a written request to sell shares if the proceeds are to be sent to an address other than the address of record or to a bank account that is not already on file with us. A
  Medallion Guarantee will also be required to change the account registration, for written redemption requests for amounts over $100,000, or for certain other requests.

    A Medallion Guarantee is a type of signature guarantee that can be obtained from most brokers, banks, savings institutions or credit unions. A Medallion Guarantee is a formal certification offered by firms participating in the Medallion Stamp Program that guarantees a signature is original and authentic. Please note that we cannot accept notarization by a notary public.

Valuation  of  Shares
The Series offers its shares at the net asset value (NAV) per share of the Series. The Series calculates its NAV once daily as of the close of regular trading on the NYSE (generally 4:00 p.m. Eastern time) on each day the exchange is open. If the exchange closes early, the Series will accelerate the calculation of NAV and transaction deadlines to that time.

The Series values the securities in its portfolio on the basis of market quotations and valuations provided by independent pricing services. If quotations are not readily available, the Advisor deems them to be unreliable, or the value of a security has been materially affected by events occurring after the closing of a foreign exchange, the Series may value its assets by a method that the directors believe accurately reflects fair value. If the Series uses fair value to price securities, it may value those securities higher or lower than another mutual fund that uses market quotations to price the same securities.

The foreign securities held by the Series may be listed on foreign exchanges that trade on days when the NYSE is not open and the Series does
not  price   its  shares.  As  a result, the net asset value of
  the Series' shares may change at a time when shareholders are not able to purchase or redeem shares.

  Communicating  with  the  Exeter  Fund

Please call the Fund Services Department at 1-800-466-3863 with all inquiries or requests for telephone transactions. We are available business days from 8:30 a.m. to 5:00 p.m. Eastern time.

Applications, investment checks, and written transaction requests should be sent to the following address:

Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454

Inquiries about your account and requests for account information should be sent to the following address:

Exeter  Fund,  Inc.
P.O.  Box  41118
Rochester,  NY  14604

Automated account information, such as share prices and your account balance, is available through the Exeter Fund's Voice Response System at 1-800-593-4353. This system is available 24 hours a day, 7 days a week.

Dividends,  Distributions,  and  Taxes

Dividends  and  Distributions
The  Series  generally:
-  Pays  dividends  once  a  year,  in  December.
- Makes capital gains distributions, if any, once a year, typically in December.

The Series may pay additional distributions and dividends at other times if necessary for the Series to avoid a federal tax.

Capital gain distributions and dividends are reinvested in additional shares of the Series. Alternatively, you can instruct the Fund in writing or by telephone to have your capital gains and/or dividends paid in cash. You can change your choice at any time to be effective as of the next distribution or dividend, except that any change given to the transfer agent after the record date will not be effective until the next distribution or dividend is made. No interest will accrue on amounts represented by uncashed distribution or redemption checks.

Taxes
  Dividends are paid from income earned on the Series' portfolio holdings as well as interest on its cash investments. Distributions of capital gain will be treated as long-term or short-term depending on how long the Series held the securities sold, without regard to how long you owned shares of the Series.




Transaction                             Federal Tax Status
Redemption or exchange of shares        Usually taxable as capital gain or
                                        loss; long-term only if shares owned
                                        more than one year
Long-term capital gain distributions    Taxable as long-term capital gain
Short-term capital gain distributions   Taxable as ordinary income
Dividends                               Taxable as ordinary income



If you are a taxable investor, you may want to avoid buying shares when the Series is about to declare a capital gain distribution or a dividend, because it will be taxable to you even though it may actually be a return of a portion of your investment.

After the end of each year, the Series will provide you with information about the distributions and dividends that you received and any redemptions of shares during the previous year. Shareholders may be able to claim a credit or deduction on their income tax returns for their pro rata portion of qualified taxes paid by the Series to foreign countries. In calculating your gain or loss on any sale of shares, note that your tax basis in your shares is increased by the amounts of dividends and distributions that you have reinvested in the Series. Dividends and distributions are taxable as described above whether received in cash or reinvested.

If you do not provide the Series with your correct taxpayer identification number and any required certifications, you may be subject to backup withholding of 30% of your distributions, dividends and redemption proceeds.

Because each shareholder's circumstances are different and special tax rules may apply, you should consult with your tax adviser about your investment in the Series and your receipt of dividends, distributions or redemption proceeds.

Financial  Highlights

The financial highlights table is intended to help you understand the Series' financial performance for the past five years. Certain information reflects financial results for a single share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Series (assuming reinvestment of all dividends and distributions). This information has been audited by PricewaterhouseCoopers LLP, whose report, along with the Series' financial statements, is included in the annual report, which is available upon request.

International  Series





                                                                              FOR THE YEARS ENDED
                                                           12/31/02    12/31/01    12/31/00    12/31/99    12/31/98
                                                         -----------  ----------  ----------  ----------  ----------

PER SHARE DATA (FOR A SHARE OUTSTANDING
THROUGHOUT EACH YEAR):

NET ASSET VALUE - BEGINNING OF YEAR                      $ 7.89      $  10.40     $  17.43   $  15.57   $   13.08
                                                        -----------  ----------  ----------  ----------  ----------

Income from investment operations:
Net investment income                                      0.07        0.05        0.04        0.11        0.10
Net realized and unrealized gain (loss) on investments    (1.20)      (2.18)      (0.83)       4.03        2.95
                                                       -----------  ----------  ----------  ----------  ----------
Total from investment operations                          (1.13)      (2.13)      (0.79)       4.14        3.05
                                                       -----------  ----------  ----------  ----------  ----------

Less distributions to shareholders:
From net investment income                                (0.07)      (0.05)      (0.03)      (0.12)      (0.11)
From net realized gain on investments                     (0.02)      (0.33)      (6.21)      (2.16)      (0.45)
                                                       -----------  ----------  ----------  ----------  ----------
Total distributions to shareholders                       (0.09)      (0.38)      (6.24)      (2.28)      (0.56)
                                                       -----------  ----------  ----------  ----------  ----------
NET ASSET VALUE - END OF YEAR                            $ 6.67     $ 7.89      $ 10.40     $ 17.43     $ 15.57
                                                       ===========  ==========  ==========  ==========  ==========
Total return1                                            (14.30%)    (20.48%)     (3.03%)     27.44%      23.63%

RATIOS (TO AVERAGE NET ASSETS)/SUPPLEMENTAL
DATA:
Expenses                                                  1.32%       1.28%       1.19%       1.12%       1.12%
Net investment income                                     0.96%       0.54%       0.28%       0.52%       0.59%

Portfolio turnover                                         5%          6%          3%          4%          0%

NET ASSETS - END OF YEAR (000's omitted)                 $ 80,945   $  84,124   $ 119,132   $ 160,670   $ 199,259
                                                        ==========  =========   ==========  ==========  ==========


1Represents aggregate total return for the year indicated, and assumes reinvestment of distributions.

(This  page  intentionally  left  blank)

Exeter  Fund,  Inc.

Exeter  Fund,  Inc.
International  Series

Shareholder Reports and the Statement of Additional Information (SAI) Annual and semiannual reports to shareholders provide additional information about the Series' investments. These reports discuss the market conditions and investment strategies that significantly affected the Series' performance during its last fiscal year. The SAI provides more detailed information about the Series. It is incorporated by reference into this prospectus.

How  to  Obtain  These  Reports  and  Additional  Information
- You may obtain shareholder reports and the SAI or other information about the Series without charge by calling 1-800-466-3863 or sending written requests to Exeter Fund, Inc., P.O. Box 41118, Rochester, New York 14604. Note that this address should not be used for transaction requests.

- You may review and copy shareholder reports, the prospectus and SAI at the Securities and Exchange Commission's Public Reference Room in Washington, D.C. Information about the public reference room may be obtained by calling 1-202-942-8090. You can get copies of these materials for a fee by writing to the Public Reference Section of the Commission, Washington, D.C. 20549-0102 or
by  e-mail  to      publicinfo@sec.gov.

You can get the same reports and information free from the EDGAR Database on the SEC's Internet web site (http://www.sec.gov).
If someone makes a statement about the Series that is not in this prospectus, you should not rely upon that information. Neither the Series nor its distributor is offering to sell shares of the Series to any person to whom the Series may not lawfully sell its shares.

Investment  Company  Act  file  no.  811-04087

Exeter  Fund,  Inc.
For  fund  information  and  all  service:
P.O.  Box  41118
Rochester,  NY  14604
Toll-Free  800-466-3863

For  deposits  and  all  transactions:
P.O.  Box  182454
Columbus,  OH  43218-2454


Exeter  Fund,  Inc.

Prospectus
May  1,  2003
Exeter  Fund,  Inc.
Life  Sciences  Series

The Securities and Exchange Commission has not approved or disapproved these securities or determined whether this prospectus is accurate or complete. Any statement to the contrary is a crime.

Exeter  Fund,  Inc.

(This  page  intentionally  left  blank)

Contents
                                         Page




Goals, Strategies, and Risks              4
Fees and Expenses of the Series           6
More About the Series' Investments        7
Management                                8
How to Buy, Exchange, and Redeem Shares   9
Investment and Account Information       11
Dividends, Distributions, and Taxes      13
Financial Highlights                     14

Goals,  Strategies,  and  Risks

Investment  Goal
Provide long-term growth by investing principally in the common stocks of companies in industries based on the life sciences and related industries.

Investment  Strategies
The Series will invest, under normal circumstances, at least 80% of its assets in securities of companies involved in the life sciences and related industries. Examples of the companies in which the Series may invest include those in the following areas: pharmaceuticals, biotechnology, medical products and supplies, health care services, and environmental services. The Series may also invest in foreign stocks and American Depository Receipts (ADRs) and other U.S. dollar denominated securities of foreign issuers. ADRs are securities that are listed and traded in the United States but represent an ownership interest in securities issued by a foreign issuer. A company's security will generally be considered appropriate for investment by the Series if, as determined by the Advisor, at least 50% of the company's assets, revenues or net income are derived from or related to the life sciences or related industries. The Series may invest in stocks of small, large, or mid-size companies and in stocks issued as part of, or shortly after, a company's initial public offering ("IPOs").

The Advisor uses in-depth analysis to identify trends within the life sciences sector and then uses a "bottom-up" strategy, focusing on individual security selection to choose stocks. The Advisor analyzes factors such as the management, financial condition, and market position of individual companies to select companies that it believes will make attractive long-term investments. The Advisor looks for one or more of the following characteristics:
- Strong strategic profiles (e.g., strong market position, benefits from technology, market share gains in a mature market and high barriers to entry).
- Companies well-positioned to benefit from an anticipated upturn in an industry sub-sector due to sharply reduced competition and improving demand.
- Companies trading at very low valuations relative to fundamental or break-up value.

Principal  Risks  of  Investing  in  the  Series
As with any stock fund, the value of your investment will fluctuate in response to stock market movements. You could lose money on your investment in the Series or the Series could underperform if any of the following occurs:
-  U.S.  and/or  foreign  stock  markets  go  down.
- An adverse event, such as an unfavorable earnings report, depresses the value of one or more of the Series' portfolio holdings.
- The Advisor's judgments about the attractiveness, relative value or potential appreciation of a strategy or security prove to be incorrect.

In addition to the general risks of stock funds, the Series has special risks due to its concentration in securities of issuers in life sciences or related industries. These risks include the following:
- The stocks of life science-related companies may underperform other sectors or the market as a whole.
- The stocks of life science-related companies may experience greater price volatility than other types of common stocks.
- Life science-related stocks may be particularly sensitive to changes in the regulatory and economic environment.

Because the Series may invest in foreign stocks and ADRs, it is subject to the following additional risks:
- The prices of foreign common stocks may, at times, move in a different direction than the prices of U.S. common stocks.
- Because the Series' investments in foreign securities may be denominated in the currencies of the countries in which they are located, the value of the Series may be affected by changes in exchange rates between those foreign currencies and the U.S. dollar.

The Series may also have special risks due to its investments in stocks of small and mid-size companies. These risks include the following:
- The stocks of small and mid-size companies may be subject to more abrupt or erratic market movements than the stocks of larger companies.

Principal  Risks  of  Investing  in  the  Series  (continued)
- The stocks of small and mid-size companies may be less marketable than the stocks of larger companies.
- Small and mid-size companies may have limited product lines, markets, or financial resources, and they may depend on a small management group. As a result, they fail more often than larger companies.

The Series may purchase shares issued as part of, or a short period after, a company's IPO, and may at times dispose of those shares shortly after their acquisition. The Series' purchase of shares issued in IPOs exposes it to the risks associated with companies that have little operating history as public companies, as well as to the risks inherent in those sectors of the market where these new issuers operate. The market for IPO issuers has been volatile, and share prices of newly-public companies have fluctuated significantly over short periods of time.

The Series is non-diversified, which means that it may invest in the securities of relatively few issuers. As a result, the Series may be more susceptible to a single adverse economic or regulatory occurrence affecting one or more of these issuers, and may experience increased volatility due to its investments in those securities.

Summary  of  Past  Performance
The bar chart and total return table provide some indication of the risks of investing in the Series. The bar chart shows changes in the performance of the Series for each full calendar year during periods in which it has been active. The Series was previously active from October 7, 1992 to September 21, 1995. The Series was redeemed in full on September 21, 1995 and was reactivated on November 5, 1999. The total return table shows how the average annual total returns for the Series for different periods compare to those of the Standard & Poor's 500 Total Return Index (S&P 500), an unmanaged index of common stocks, and the S&P 500 Health Care Index, a sub-index of the S&P 500 that includes the stocks of companies involved in the business of health care related products and services.

Life  Sciences  Series
%  Total  Return

[BAR CHART SHOWING THE PERCENT TOTAL RETURN FOR THE LIFE SCIENCE SERIES PORTFOLIO FOR 1993, 1994, 1995, 1996, 1997, 1998, 1999, 2000, 2001 and
2002 WITH CALENDAR YEARS ENDED DECEMBER 31ST: THE RESULTS ARE: 1993, 3.16%; 1994, 10.30%; 1995, n/a*; 1996, n/a*; 1997, n/a*; 1998, n/a*; 1999, n/a*; 2000,
87.31%;  2001,  11.70%;  AND  2002,  -17.93%

Calendar  Years  Ended  December  31

*The Life Sciences Series was either inactive or not active for a full calendar year; therefore, no performance information has been provided.

Because the Life Sciences Series has had several periods of activation and deactivation, its performance is not comparable to the performance of other mutual funds.


Average  Annual  Total  Returns
(For  the  periods  ended  December  31,  2002)



                                          Since
                                          Current       Previous
                            1 Year       on 11/5/99       Activation*
Return Before Taxes         -17.93%         21.59%        18.92%
Return After Taxes
on Distributions            -19.99%         13.14%        10.15%
Return After Taxes
on Distributions
and Sale of Series
Shares                      -10.17%         14.09%        12.10%


Indices:
(reflect  no  deduction  for  fees,  expenses,  or  taxes)
S&P  500  Index               -22.09%        -11.89%        14.39%
S&P  500  Health
Care  Index                  -18.82%         -3.97%        14.16%
*  for  the  period  from  12/31/92  to  9/21/95




Quarterly  Returns
Highest:  31.55%  in  3rd  quarter  2000
Lowest:  -12.53%  in  2nd  quarter  2002

Past performance does not necessarily indicate how the Series will perform in the future.
After-tax returns reflect the historical highest individual federal marginal income tax rates and do not reflect state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns reflect past tax effects and are not predictive of future tax effects. After-tax returns are not relevant to those investing through 401(k) plans, IRAs or other tax-deferred arrangements.

Fees  and  Expenses  of  the  Series
This table describes the fees and expenses you may pay if you invest in shares of the Series.
                              Life  Sciences  Series



Shareholder fees (paid directly from your investment)        None1
Annual fund operating expenses (expenses that are deducted
from assets of the Series)
Management fee                                               1.00%
Distribution and service (Rule 12b-1) fees                    None
Other expenses                                               0.20%
Total annual fund operating expenses                         1.20%




1A wire charge, currently $15, may be deducted from the amount of a wire redemption payment made at the request of a shareholder. A shareholder may effect up to four exchanges in a twelve-month period without charge; subsequent exchanges are subject to a fee of $15.

The  example  below  assumes  that:
-  You  invest  $10,000  for  the  periods  shown
-  The  Series'  operating  expenses  remain  the  same
-  Your  investment  has  a  5%  return  each  year

Although your actual costs may be higher or lower, under these assumptions your costs would be:



After 1 Year        After 3 Years      After 5 Years      After 10 Years
122                     $381                $660             $1,455




This example is intended to help you compare the cost of investing in the Series with the cost of investing in other mutual funds.

More  About  the  Series'  Investments

Principal  Investments
Equity Securities The Series may invest in equity securities of U.S. and foreign companies. These securities will usually be exchange-traded and over-the-counter
(OTC) common stocks, but may include preferred stocks, warrants, rights, convertible debt securities, and equity participations.

Other  Investments
Foreign Securities The Series may invest in ADRs and other U.S. dollar denominated securities of foreign issuers as well as in common stocks of foreign companies. ADRs are securities that are listed and traded in the United States but represent an ownership interest in securities issued by a foreign issuer. Prices of foreign securities may go down because of foreign government actions, political instability or the more limited availability of accurate information about foreign companies.

Defensive  Investing
The Series may depart from its principal investment strategies by taking temporary defensive positions in response to adverse market, economic or political conditions. If the Series takes a temporary defensive position, it may be unable to achieve its investment goal.

Investment  Goal
The Series' investment goal (described on page 4 under "Goals, Strategies, and Risks") is a fundamental policy and may not be changed without obtaining the approval of the Series' shareholders. The Series might not succeed in achieving its goal.

Management

The  Advisor
The Series' advisor is Exeter Asset Management, a division of Manning & Napier Advisors, Inc., 1100 Chase Square, Rochester, New York 14604. Manning & Napier Advisors, Inc. was founded in 1970, and it manages approximately $6.5 billion for individual and institutional investors. The Advisor is responsible for the day-to-day operations of the Series and generally is responsible for supervision of the Series' overall business affairs, service providers and officers.

A team made up of investment professionals and analysts makes all of the Series' investment decisions.

Management  Fees
In return for the services it provides to the Series, the Advisor receives an annual management fee, which is computed daily and payable monthly at an annual rate of 1.00% of the Series' average daily net assets. The Advisor received its full managment fee for the fiscal year ended December 31, 2002.

Clients for whom the Advisor provides advisory services pursuant to separate investment advisory contracts will be separately credited by the Advisor an amount equal to the portion of their client advisory fee attributable to the portion of their assets invested in the Series.

The Advisor may use its own resources to engage in activities that may promote the sale of the Series, including payments to third parties who provide shareholder support servicing and distribution assistance. Investors may be charged a fee if they effect transactions through a broker or agent.

The  Distributor
The distributor of the Series' shares is Manning & Napier Investor Services, Inc. Shares of the Series are offered to investors who purchase shares directly from the distributor or through certain registered investment advisors.

Shares of the Series are not subject to any distribution or shareholder servicing fees. The Advisor may, from its own resources, defray or absorb costs relating to distribution, including compensation of employees who are involved in distribution.

Discretionary  Account  Management
Shares of the Series may be used from time to time as an investment for advisory clients of the Advisor who utilize discretionary account management services provided by the Advisor or its affiliates. From time to time, these discretionary accounts may hold a substantial portion of the outstanding shares of the Series, and transactions in shares of the Series for such accounts may have an impact upon the size and operations of the Series.

How  to  Buy,  Exchange,  and  Redeem  Shares

Discretionary  Clients
For discretionary account management clients of the Advisor or its affiliates, investment decisions pertaining to purchases and sales of fund shares are made at the Advisor's discretion pursuant to authorization received from clients. The instructions provided below apply to all other investors.

How  to  Buy  Shares
The minimum initial investment is $2,000, and the minimum for each additional investment is $100. The minimum investment requirements are lower for participants in the Automatic Investment Plan, which is described below. These investment minimums may be waived at the Advisor's discretion. The Fund reserves the right to reject purchase orders or to stop offering its shares without notice to shareholders.

Check  Acceptance  Policy
The Fund reserves the right to reject certain forms of payment for share purchases. The Fund maintains a check acceptance policy for share purchases. Investments that are not received in an acceptable form will be returned. Checks must be made payable to the Exeter Fund, Inc. and must be in U.S. dollars. The Fund will not accept cash, third party checks, starter checks, travelers checks, credit card checks or money orders.

The Fund will not accept a P.O. Box as a primary address. A physical address must be used. A P.O. Box may be used as a mailing address only. Shareholder information is subject to independent identity verification and may be shared, as permitted by law and the Fund's Privacy Policy, for identifying and reporting suspected money laundering and terrorist activity. Please review your account application for additional information.

By  Mail
Opening  an  account
- Send a check payable to Exeter Fund, Inc. with the completed original account application.

The  address  is:
Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454

-  To  request  an  account  application,  call  the  Fund  at  1-800-466-3863.

Adding  to  an  account
- Send a check payable to Exeter Fund, Inc. and a letter of instruction with the name of the Series to be purchased and the account name and number to the above address.

By  Wire
Opening  or  adding  to  an  account
- After the Fund has received your completed account application, you may wire funds to open or add shares to your account. Before sending a wire, call 1-800-466-3863 to place an order and obtain wire instructions.

By  Telephone
Adding  to  an  Account
- You may use the Telephone Purchase feature to add to an existing Exeter Fund account. To use this service, call 1-800-466-3863 to request a debit from your pre-authorized checking account. Your bank must be a member of the Automated Clearing House (ACH) to use this feature. Any purchases made through this feature will generally be posted to your Exeter Fund account two business days after your call.

Automatic  Investment  Plan
You may participate in the Automatic Investment Plan by completing the applicable section of the account application or contacting the Fund. Through the plan, you can authorize transfers of a specified amount from your bank account into the Series on a regular basis. The minimum amount of each investment is $25. If you have insufficient funds in your account to complete a transfer, your bank may charge you a fee.

How  to  Exchange  Shares
You may exchange shares of the Series for the same class of shares of any other Series of the Fund currently available for direct investment if the registration of both accounts is identical. Please read the prospectus of the Series into which you wish to exchange prior to requesting the exchange. The minimum exchange amount is $1,000 (or all the shares in your account, if less than $1,000). You may exchange up to 4 times during any 12-month period without paying a sales charge or any other fee. For any additional exchanges, you may be charged $15 per exchange. The Fund may refuse any exchange order and may alter, limit or suspend its exchange privilege on 60 days' notice. An exchange involves a taxable redemption of shares surrendered in the exchange.

By  Mail
- Send a letter of instruction to Exeter Fund, Inc., at the address on page 9, signed by each registered account owner, exactly as your names appear on the account registration.
- Provide the name of the current Series, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.

By  Telephone
- Unless you have declined telephone privileges, call the Fund at 1-800-466-3863.
- Provide the name of the current Series, the Series to exchange into, and the dollar amount to be exchanged.
-  Provide  both  account  numbers.
-  We  may  ask for identification, and all telephone transactions are recorded.

How  to  Redeem  Shares
The Fund may postpone payment of redemption proceeds for up to seven days, or suspend redemptions to the extent permitted by law. If you recently purchased your shares by check, redemption proceeds may not be available until your check has cleared (which may take up to 10 days from your date of purchase). Likewise, certain types of account maintenance, such as address changes, result in a seven-day hold during which any redemption requests must include a Medallion Guarantee.

By  Mail
- Send a letter of instruction to Exeter Fund, Inc., at the address on page 9, signed by each registered account owner.
- State the name of the Series and the number of shares or dollar amount to be sold.
-  Provide  the  account  number.
-   Medallion  Guarantees  may  be  required.
-  Additional  documentation  may  be  required  (call  the  Fund  for details).

By  Telephone
-  Unless  you  have  declined  telephone privileges, call us at 1-800-466-3863.
- State the name of the Series and the number of shares or dollar amount to be sold.
-  Provide  your  account  number.
-  We  may  ask  for  identification,  and  all  telephone  calls  are recorded.
- Redemption proceeds from sales requested by telephone will be sent only to the address of record or a bank account that is already on file with us.
-  Amounts  over  $100,000  may  only  be sent to a pre-designated bank account.

Investment  and  Account  Information

 More  about  Purchases,  Exchanges,  and  Redemptions
All orders to purchase, exchange, or redeem shares must be sent to us at the address on page 9 or to an authorized financial intermediary. Transaction requests received in good order (i.e., with all required information, signatures and documentation) before the close of regular trading on the New York Stock Exchange (NYSE) on a business day will be executed at that day's share price. The close of regular trading is typically 4:00 p.m. Eastern time, although it may be earlier. The Fund is open for business each day the NYSE is open. Orders received in good order after the close of regular trading will be executed at the next business day's price. All orders must include the required documentation and signatures, and all purchase orders must be accompanied by proper payment.

The Fund has authorized several financial intermediaries to accept purchase and redemption orders on its behalf, and those intermediaries are authorized to designate other intermediaries to accept purchase and redemption orders on the Fund's behalf. The Fund will be deemed to have received an order when an authorized financial intermediary or its authorized designee accepts the order. Orders placed with an authorized financial intermediary will be processed at the share price of the Series next computed after they are received in good order by the financial intermediary or its designee.

The Series' distributor imposes no sales charge on purchases and redemptions of shares of the Series; however, your financial intermediary may charge you a transaction fee on purchases and redemptions.

Telephone  Transactions
When you place a purchase, exchange, or redemption order by telephone, we may record the call, request identifying information, or take other steps designed to prevent fraudulent orders. We are not responsible for any losses that may occur as long as we follow procedures reasonably designed to ensure that an order appears genuine.

Accounts  with  Low  Balances
If your account falls below $1,000 due to the redemption of shares, the Fund may ask you to bring your account up to the minimum requirement. If your account is still below $1,000 after 60days, the Fund may close your account and send you the redemption proceeds.

In-Kind  Purchases  and  Redemptions
Securities you own may be used to purchase shares of the Series. The Advisor will determine if acquiring the securities is consistent with the Series' goals and policies. If accepted, the securities will be valued the same way the Series values securities it already owns.

The Fund may make payment for shares redeemed in part by giving you portfolio securities. As a redeeming shareholder, you will pay transaction costs to dispose of these securities.

Medallion  Guarantees
A   Medallion  Guarantee  will be required for a written request to sell shares if the proceeds are to be sent to an address other than the address of record or to a bank account that is not already on file with us. A
 Medallion Guarantee will also be required to change the account registration, for written redemption requests for amounts over $100,000, or for certain other requests.

A Medallion Guarantee is a type of signature guarantee that can be obtained from most brokers, banks, savings institutions or credit unions. A Medallion Guarantee is a formal certification offered by firms participating in the Medallion Stamp Program that guarantees a signature is original and authentic. Please note that we cannot accept notarization by a notary public.

Valuation  of  Shares
The Series offers its shares at the net asset value (NAV) per share of the Series. The Series calculates its NAV once daily as of the close of regular trading on the NYSE (generally 4:00 p.m. Eastern time) on each day the exchange is open. If the exchange closes early, the Series will accelerate the calculation of NAV and transaction deadlines to that time.

The Series values the securities in its portfolio on the basis of market quotations and valuations provided by independent pricing services. If quotations are not readily available, the Advisor deems them to be unreliable, or the value of a security has been materially affected by events occurring after the closing of a foreign exchange, the Series may value its assets by a method that the directors believe accurately reflects fair value. If the Series uses fair value to price securities, it may value those securities higher or lower than another mutual fund that uses market quotations to price the same securities.

Communicating  with  the  Exeter  Fund
Please call the Fund Services Department at 1-800-466-3863 with all inquiries or requests for telephone transactions. We are available business days from 8:30 a.m. to 5:00 p.m. Eastern time.

Applications, investment checks, and written transaction requests should be sent to the following address:
Exeter  Fund,  Inc.
P.O.  Box  182454
Columbus,  OH  43218-2454

Inquiries about your account and requests for account information should be sent to the following address:
Exeter  Fund,  Inc.
P.O.  Box  41118
Rochester,  NY  14604

Automated account information, such as share prices and your account balance, is available through the Exeter Fund's Voice Response System at 1-800-593-4353. This system is available 24 hours a day, 7 days a week.

Dividends,  Distributions,  and  Taxes

Dividends  and  Distributions
The  Series  generally:
-  Pays  dividends  once  a  year,  in  December.
- Makes capital gains distributions, if any, once a year, typically in December.

The Series may pay additional distributions and dividends at other times if necessary for the Series to avoid a federal tax.

Capital  gain distributions and dividends are reinvested in additional shares of the Series . Alternatively, you can instruct the Fund in writing or by telephone to have your capital gains and/or dividends paid in cash. You can change your choice at any time to be effective as of the next distribution or dividend, except that any change given to the transfer agent after the record date will not be effective until the next distribution or dividend is made. No interest will accrue on amounts represented by uncashed distribution or redemption checks.

Taxes
Dividends are paid from income earned on the Series' portfolio holdings as well as interest on its cash investments. Distributions of capital gain will be treated as long-term or short-term depending on how long the Series held the securities sold, without regard to how long you owned shares of the Series.



Transaction                                Federal Tax Status
Redemption or exchange of shares           Usually taxable as capital gain
                                           or loss; long-term only if shares
                                           owned more than one year
Long-term capital gain distributions       Taxable as long-term capital gain
Short-term capital gain distributions      Taxable as ordinary income
Dividends                                  Taxable as ordinary income



If you are a taxable investor, you may want to avoid buying shares when the Series is about to declare a capital gain distribution or a dividend, because it will be taxable to you even though it may actually be a return of a portion of your investment.

After the end of each year, the Series will provide you with information about the distributions and dividends that you received and any redemptions of shares during the previous year. In calculating your gain or loss on any sale of shares, note that your tax basis in your shares is increased by the amounts of dividends and distributions that you have reinvested in the Series. Dividends and distributions are taxable as described above whether received in cash or reinvested.

If you do not provide the Series with your correct taxpayer identification number and any required certifications, you may be subject to backup withholding of 30% of your distributions, dividends, and redemption proceeds.

Because each shareholder's circumstances are different and special tax rules may apply, you should consult with your tax adviser about your investment in the Series and your receipt of dividends, distributions or redemption proceeds.

Financial  Highlights
The  financial  highlights  table is intended to help you understand the Series'
financial  performance  for  the   period since the Series' most recent
activation. Certain information reflects financial results for a single share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Series (assuming reinvestment of all dividends and distributions). This information has been audited by PricewaterhouseCoopers LLP, whose report, along with the Series' financial statements, is included in the annual report, which is available upon request.

Life  Sciences  Series




                                                                                           FOR THE PERIOD
                                                                    FOR THE YEARS ENDED     11/5/99 1 TO
                                                          12/31/02    12/31/01    12/31/00    12/31/99
                                                         ----------  ----------  ----------  ----------

PER SHARE DATA (FOR A SHARE OUTSTANDING THROUGHOUT
EACH PERIOD):

NET ASSET VALUE - BEGINNING OF PERIOD                    $ 12.52     $ 12.69     $ 10.80      $ 10.00
                                                         ----------  ----------  ----------   --------
Income from investment operations:
Net investment income (loss)                               (0.02)      (0.04)      (0.03)        -- 4
Net realized and unrealized gain (loss) on investments     (2.23)       1.47        9.00         0.80
                                                         ----------  ----------  ----------   --------
Total from investment operations                           (2.25)       1.43        8.97         0.80
                                                         ----------  ----------  ----------   --------


Less distributions to shareholders:
From net investment income                                  -- 4       (0.05)       -- 4          --
From net realized gain on investments                      (0.92)      (1.55)      (7.08)         --
                                                         ----------  ----------  ----------   -------
Total distributions to shareholders                        (0.92)      (1.60)      (7.08)         --
                                                         ----------  ----------  ----------   -------

NET ASSET VALUE - END OF PERIOD                          $  9.35     $ 12.52     $ 12.69      $10.80
                                                         ==========  ==========  ==========   =======

Total return2                                             (17.93%)    11.70%      87.31%        8.00%

RATIOS (TO AVERAGE NET ASSETS)/SUPPLEMENTAL DATA:
Expenses                                                   1.20%       1.14%       1.11%        1.22% 3
Net investment income (loss)                              (0.25%)     (0.36%)     (0.30%)       0.02% 3

Portfolio turnover                                          76%         120%        162%          10%

NET ASSETS - END OF PERIOD (000's omitted)              $120,245    $ 141,039    $ 138,063    $ 82,770
                                                       ==========   ===========  ==========   =========

1Recommencement  of  operations.
2Represents aggregate total return for the period indicated, and assumes reinvestment of distributions.
3Annualized.
4Less  than  $0.01  per  share.

Exeter  Fund,  Inc.

Exeter  Fund,  Inc.
Life  Sciences  Series

Shareholder Reports and the Statement of Additional Information (SAI) Annual and semi-annual reports to shareholders provide additional information about the Series' investments. These reports discuss the market conditions and investment strategies that significantly affected the Series' performance during its last fiscal year. The SAI provides more detailed information about the Series. It is incorporated by reference into this prospectus.

How  to  Obtain  These  Reports  and  Additional  Information
- You may obtain shareholder reports and the SAI or other information about the Series without charge by calling 1-800-466-3863 or sending written requests to Exeter Fund, Inc., P.O. Box 41118, Rochester, New York 14604.

- You may review and copy shareholder reports, the prospectus and SAI at the Securities and Exchange Commission's Public Reference Room in Washington, D.C. Information about the public reference room may be obtained by calling 1-202-942-8090. You can get copies of these materials for a fee by writing to the Public Reference Section of the Commission, Washington, D.C. 20549-0102 or by e-mail to publicinfo@sec.gov.
You can get the same reports and information free from the EDGAR Database on the SEC's Internet web site (http://www.sec.gov).

If someone makes a statement that is not in this prospectus about the Series, you should not rely upon that information. Neither the Series nor its distributor is offering to sell shares of the Series to any person to whom the Series may not lawfully sell its shares.

Investment  Company  Act  File  No.  811-04087

Exeter  Fund,  Inc.

For  fund  information  and  all  service:
P.O.  Box  41118
Rochester,  NY  14604
Toll-Free  800-466-3863

For  deposits  and  all  transactions:
P.O.  Box  182454
Columbus,  OH  43218-2454


Exeter  Fund,  Inc.

Prospectus
May  1,  2003

Exeter  Fund,  Inc.

Small  Cap  Series
Commodity  Series
Technology  Series
International  Series
Life  Sciences  Series
World  Opportunities  Series
High  Yield  Bond  Series
Global  Fixed  Income  Series

The Securities and Exchange Commission has not approved or disapproved these securities or determined whether this prospectus is accurate or complete. Any statement to the contrary is a crime.

Exeter  Fund,  Inc.

(This  page  intentionally  left  blank)

Contents

                                               Page



Series Overviews

Small Cap Series                                  4
Commodity Series                                  6
Technology Series                                 8
International Series                             11
Life Sciences Series                             13
World Opportunities Series                       16
High Yield Bond Series                           18
Global Fixed Income Series                       21
More About the Series' Investments               24
Management                                       26
Investment & Account Information                 27
Dividends, Distributions, and Taxes              28
Financial Highlights                             29




This  prospectus includes information on the Small Cap Series, Commodity Series,
Technology  Series,   International Series, Life Sciences Series, World
Opportunities Series, High Yield Bond Series, and Global Fixed Income Series of Exeter Fund, Inc. Shares of these Series are used in connection with an investment strategy that the Advisor and its affiliates use for discretionary investment account clients who have authorized the Advisor to acquire and dispose of Fund shares on their behalf.

Small  Cap  Series

Investment  Goal
Provide long-term growth by investing principally in the common stocks of companies with small market capitalizations.

Investment  Strategies
The Series will invest, under normal circumstances, at least 80% of its assets in securities of companies with small market capitalizations. The Series defines a small market capitalization company, generally, as a company whose market capitalization is similar to those companies included in the Russell 2000 Index. The Series may also invest in foreign stocks, American Depository Receipts (ADRs) and other U.S. dollar denominated securities of foreign issuers, including those in emerging markets. ADRs are securities that are listed and traded in the United States but represent an ownership interest in securities issued by a foreign issuer.

The Advisor uses a "bottom-up" strategy, focusing on individual security selection. The Advisor analyzes factors such as the management, financial condition, and market position of individual companies to select small companies that it believes will make attractive long-term investments. The Advisor looks for one or more of the following characteristics:

- Strong strategic profiles (e.g., strong market position, benefits from technology, market share gains in a mature market and high barriers to entry).
- Companies well-positioned to benefit from an anticipated upturn in an industry sub-sector due to sharply reduced competition and improving demand.
- Companies trading at very low valuations relative to fundamental or break-up value.

Principal  Risks  of  Investing  in  the  Series
As with any stock fund, the value of your investment will fluctuate in response to stock market movements. You could lose money on your investment in the Series or the Series could underperform if any of the following occurs:

-  The  U.S.  stock  market  goes  down.
-  Small  company stocks go down in value or underperform larger company stocks.
- An adverse event, such as an unfavorable earnings report, depresses the value of one or more of the Series' portfolio holdings.
- The Advisor's judgments about the attractiveness, relative value or potential appreciation of a security or strategy prove to be incorrect.

In addition to the general risks of stock funds, the Series has special risks due to its focus on small company stocks. These risks include the following:
- The stocks of small companies may be subject to more abrupt or erratic market movements than the stocks of larger companies.
- The stocks of small companies may be less marketable than the stocks of larger companies.
- Small companies may have limited product lines, markets, or financial resources, and they may depend on a small management group. As a result, small companies fail more often than larger companies.

Because the Series may invest in foreign stocks and ADRs, it is subject to the following additional risks:
- The prices of foreign common stocks may, at times, move in a different direction than the prices of U.S. common stocks.
- Because the Series' investments in foreign securities may be denominated in the currencies of the countries in which they are located, the value of the Series may be affected by changes in exchange rates between those foreign currencies and the U.S. dollar.
- Investments in emerging market countries may be more volatile than investments in more developed markets.

Summary  of  Past  Performance
The bar chart and total return table provide some indication of the risks of investing in Class A shares of the Series. The bar chart shows changes in the performance of the Class A shares of the Series for each full calendar year since its most recent activation. The total return table shows how the average annual total returns for the Class A shares of the Series for different periods compare to those of the Standard & Poor's 500 (S&P 500) Total Return Index, an unmanaged index of common stocks, and the Russell 2000 Index, an unmanaged index of small company stocks.

Small  Cap  Series-Class  A  Shares
%  Total  Return

[BAR CHART SHOWING THE PERCENT TOTAL RETURN FOR THE SMALL CAP SERIES-CLASS A SHARES PORTFOLIO FOR 1993, 1994, 1995, 1996, 1997, 1998, 1999, 2000, 2001
 and 2002 WITH CALENDAR YEARS ENDED DECEMBER 31ST: THE RESULTS ARE: 1993, 14.59%; 1994, 8.01%; 1995, 14.07; 1996, 10.06; 1997, 12.20%; 1998, -13.59%;
1999,  9.87%;  2000,  9.43%;  2001,  22.05%;  AND  2002,  -17.15%
Calendar  Years  Ended  December  31

Average  Annual  Total  Returns
(For  the  periods  ended  December  31,  2002)



                                                         Since Current Activation
                       1 Year       5 Years     10 Years     on 4/30/92

Return Before Taxes    -17.15%       0.99%        6.30%        7.38%
Return After Taxes
on Distributions       -17.15%      -0.81%        3.81%        4.93%
Return After Taxes
on Distributions
and Sale of Series
Shares                 -10.53%       0.08%        4.18%        5.14%

Indices:
(reflect  no  deduction  for  fees,  expenses,  or  taxes)
S&P  500  Index          -22.09%      -0.58%        9.33%        9.43%
Russell  2000  Index    -20.48%      -1.36%        7.16%        8.03%



Quarterly  Returns
Highest:     21.62%  in  2nd  quarter  1997
Lowest:     -27.96%  in  3rd  quarter  1998


Past performance does not necessarily indicate how the Series will perform in the future.

After-tax returns reflect the historical highest individual federal marginal income tax rates and do not reflect state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns reflect past tax effects and are not predictive of future tax effects. After-tax returns are not relevant to those investing through 401(k) plans, IRAs or other tax-deferred arrangements.

Fees  and  Expenses  of  the  Series
This table describes the fees and expenses you may pay if you invest in shares of the Series.
                              Small  Cap  Series



Shareholder fees (paid directly from your investment)       None
Annual fund operating expenses (expenses that are
deducted from assets of the Series)
Management fee                                             1.00%
Distribution and service (Rule 12b-1) fees                  None
Other expenses                                             0.24%
Total annual fund operating expenses                       1.24%




The  example  below  assumes  that:
-  You  invest  $10,000  for  the  periods  shown
-  The  Series'  operating  expenses  remain  the  same
-  Your  investment  has  a  5%  return  each  year

Although your actual costs may be higher or lower, under these assumptions your costs would be:




After 1 Year       After 3 Years     After 5 Years        After 10 Years
126                   $393             $681                   $1,500




This example is intended to help you compare the cost of investing in the Series with the cost of investing in other mutual funds.

Commodity  Series

Investment  Goal
Provide long-term growth by investing principally in the securities of companies in commodities-based industries.

Investment  Strategies
The Series will invest, under normal circumstances, at least 80% of its assets in securities of companies in commodity-based industries. Examples of companies in which the Series may invest include (i) those directly engaged in the production of commodities such as minerals, metals, agricultural commodities, chemicals, oil and gas, other energy or other natural resources, and (ii) companies that use commodities extensively in their products, provide services to commodities-based industries, or are otherwise affected by commodities. The Series may also invest in foreign stocks, including those in emerging markets, and American Depository Receipts (ADRs) and other U.S. dollar denominated securities of foreign issuers. ADRs are securities that are listed and traded in the United States but represent an ownership interest in securities issued by a foreign issuer. A company will be considered appropriate for investment by the Series if, as determined by the Advisor, at least 50% of the company's assets, revenues or net income are derived from or related to commodities-based industries.

The Advisor uses a "bottom-up" strategy, focusing on individual security selection. The Advisor seeks to select securities of companies that will benefit from changes in the prices of the underlying commodities.

Principal  Risks  of  Investing  in  the  Series
As with any stock fund, the value of your investment will fluctuate in response to stock market movements. You could lose money on your investment in the Series or the Series could underperform if any of the following occurs:
-  The  U.S.  and/or  foreign  stock  markets  go  down.
- An adverse event, such as an unfavorable earnings report, depresses the value of one or more of the Series' portfolio holdings.
- The Advisor's judgments about the attractiveness, relative value or potential appreciation of a security or strategy prove to be incorrect.

In addition to the general risks of stock funds, the Series has special risks due to its concentration in securities of issuers in commodity-related industries. These risks include the following:
- The stocks of commodity-related companies may underperform other sectors or the market as a whole.
- The stocks of commodity-related companies may experience greater price volatility than other types of common stocks.
- Commodity-related stocks are sensitive to changes in the prices of, and in supply and demand for, commodities. The prices, as well as supply and demand, may be affected by factors such as policies of commodity cartels, and by international economic, political and regulatory events.
- The Advisor's judgements about trends in the prices of commodities may prove to be incorrect.

In addition, because the Series may hold a significant portion of its assets in foreign securities or ADRs, it is subject to risks specific to foreign holdings. These risks include:
- The prices of foreign common stocks may, at times, move in a different direction than the prices of U.S. common stocks.
- Because the Series' investments in foreign securities are usually denominated in the currencies of the countries in which they are located, the value of the Series may be affected by changes in exchange rates between those foreign currencies and the U.S. dollar.
- Investments in emerging market countries may be more volatile than investments in more developed markets.

The Series is non-diversified, which means that it may invest in the securities of relatively few issuers. As a result, the Series may be susceptible to a single adverse economic or regulatory occurrence affecting one or more of these issuers, and may experience increased volatility due to its investments in those securities.

Summary  of  Past  Performance
This Series was not active as of the date of this prospectus; therefore, no performance information is provided.

Fees  and  Expenses  of  the  Series
This table describes the fees and expenses you may pay if you invest in shares of the Series.
     Commodity  Series



Shareholder fees (paid directly from your investment)          None
Annual fund operating expenses (expenses that are
deducted from assets of the Series)
Management fee                                                1.00%
Distribution and service (Rule 12b-1) fees                     None
Other expenses                                               0.20%1
Total annual fund operating expenses                          1.20%



1Other expenses are based on estimated amounts for the current fiscal year.

The  example  below  assumes  that:
-  You  invest  $10,000  for  the  periods  shown
-  The  Series'  operating  expenses  remain  the  same
-  Your  investment  has  a  5%  return  each  year

Although your actual costs may be higher or lower, under these assumptions your costs would be:




After 1 year         After 3 years
122                      $381



As of the date of this prospectus, this Series had never been active; therefore, the "Annual Fund Operating Expenses" presented are estimates based upon projections made by the Advisor. In addition, the Series has not calculated these expenses beyond the three year period shown.

This example is intended to help you compare the cost of investing in the Series with the cost of investing in other mutual funds.

Technology  Series

Investment  Goal
Provide long-term growth by investing principally in the common stocks of companies in technology-based industries.

Investment  Strategies
The Series will invest, under normal circumstances, at least 80% of its assets in securities of companies in technology-based industries. The companies in which the Series may invest include those directly engaged in technology as well as those that use technological advances extensively in their product development or operations. Examples of these companies include those in the following areas: information technology, communications, and computer software and hardware. The Series may also invest in American Depository Receipts (ADRs) and other U.S. dollar denominated securities of foreign issuers, including those in emerging markets. ADRs are securities that are listed and traded in the United States but represent an ownership interest in securities issued by a foreign issuer. The Series may invest in stocks of small, large, or mid-size
companies.   A  company's security will generally be considered
appropriate for investment by the Series if, as determined by the Advisor, at least 50% of the company's assets, revenues or net income are derived from or related to technology-based industries.

The Advisor uses a "bottom-up" strategy, focusing on individual security selection. The Advisor analyzes factors such as the management, financial condition, and market position of individual companies to select companies in the technology sector that it believes will make attractive long-term investments. The Advisor looks for one or more of the following characteristics:
- Strong strategic profiles (e.g., strong market position, benefits from technology, market share gains in a mature market and high barriers to entry).
- Companies well-positioned to benefit from an anticipated upturn in an industry sub-sector due to sharply reduced competition and improving demand.
- Companies trading at very low valuations relative to fundamental or break-up value.

Principal  Risks  of  Investing  in  the  Series
As with any stock fund, the value of your investment will fluctuate in response to stock market movements. You could lose money on your investment in the Series or the Series could underperform if any of the following occurs:
-  The  U.S.  and/or  foreign  stock  markets  go  down.
- An adverse event, such as an unfavorable earnings report, depresses the value of one or more of the Series' portfolio holdings.
- The Advisor's judgments about the attractiveness, relative value or potential appreciation of a security or strategy prove to be incorrect.

In addition to the general risks of stock funds, the Series has special risks due to its concentration in securities of issuers in technology-based industries. These risks include the following:
- The stocks of technology-based companies may underperform other sectors or the market as a whole.
- The stocks of technology-based companies may experience greater price volatility than other types of common stocks.

Because the Series may invest in U.S. dollar denominated securities of foreign issuers, the Series is subject to the additional risk that the prices of foreign common stocks may, at times, move in a different direction than the prices of U.S. stocks. In addition, investments in emerging market countries may be more volatile than investments in more developed countries.

The Series may also have special risks due to its investments in stocks of small and mid-size companies. These risks include the following:
- The stocks of small and mid-size companies may be subject to more abrupt or erratic market movements than the stocks of larger companies.
- The stocks of small and mid-size companies may be less marketable than the stocks of larger companies.
- Small and mid-size companies may have limited product lines, markets, or financial resources, and they may depend on a small management group. As a result, they fail more often than larger companies.

Principal  Risks  of  Investing  in  the  Series  (continued)
The Series is non-diversified, which means that it may invest in the securities of relatively few issuers. As a result, the Series may be susceptible to a single adverse economic or regulatory occurrence affecting one or more of these issuers, and may experience increased volatility due to its investments in those securities.

Summary  of  Past  Performance
The bar chart and total return table provide some indication of the risks of investing in the Series. The bar chart shows changes in the performance of the Series for each full calendar year during periods in which it has been active over the past ten years. The Series was previously active from August 29, 1994 to April 16, 1997. The Series was redeemed in full on April 16, 1997 and was reactivated on August 8, 2000. The total return table shows how the average annual total returns for the Series for different periods compare to those of the Standard & Poor's 500 (S&P 500) Total Return Index and the S&P 500 Information Technology Index. The S&P 500 is an unmanaged index of common stocks and the S&P 500 Information Technology Index is a sub-index of the S&P 500 that includes the stocks of companies involved in the business of technology related products and services.

Technology  Series
%  Total  Return
[BAR CHART SHOWING THE PERCENT TOTAL RETURN FOR TECHNOLOGY SERIES PORTFOLIO FOR 1995, 1996, 1997, 1998, 1999, 2000, 2001 and 2002 WITH CALENDAR YEARS
ENDED  DECEMBER 31ST: THE RESULTS ARE: 1995, 40.25; 1996, 20.90; 1997, n/a; 1998
n/a;  1999,  n/a;  2000,  n/a;  2001,  -17.46%;  AND  2002,  -36.89%

Calendar  Years  Ended  December  31

*The Technology Series was either inactive or not active for a full calendar year; therefore, no performance information has been provided. This includes the current period of activation which commenced on August 8, 2000.

Because the Technology Series has had several periods of activation and deactivation, its performance is not comparable to the performance of other mutual funds.

Average  Annual  Total  Returns
(For  the  periods  ended  December  31,  2002)



                                       Since             Previous
                                       Current           Activation
                                       Activation        8/29/94 to
                            1 Year     on 8/8/00         4/16/97
Return Before Taxes        -36.89%    -33.70%            28.23%
Return After Taxes
on Distributions           -36.89%    -33.70%            16.84%
Return After Taxes
on Distributions
and Sale of Series
Shares                     -22.65%    -25.18%            17.86%

Indices:
(reflects  no  deduction  for  fees,  expenses,  or  taxes)
S&P  500  Index              -22.09%    -18.38%            22.66%
S&P  500  Information
Technology  Index           -37.41%    -41.79%            33.89%




Quarterly  Return
Highest:     31.63%  in  4th  quarter  2001
Lowest:     -32.68%  in  3rd  quarter  2001

Past performance does not necessarily indicate how the Series will perform in the future.
After-tax returns reflect the historical highest individual federal marginal income tax rates and do not reflect state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns reflect past tax effects and are not predictive of future tax effects. After-tax returns are not relevant to those investing through 401(k) plans, IRAs or other tax-deferred arrangements.

Fees  and  Expenses  of  the  Series
This table describes the fees and expenses you may pay if you invest in shares of the Series.
                                   Technology  Series



Shareholder fees (paid directly from your investment)            None
Annual fund operating expenses (expenses that are deducted
from assets of the Series)
Management fee                                                  1.00%
Distribution and service (Rule 12b-1) fees                       None
Other expenses                                                  0.61%
Total annual fund operating expenses                            1.61%
Less fee waivers and expense reimbursements                  (0.41)%1
Net Expenses                                                    1.20%




1The Advisor has contractually agreed to limit its fees and reimburse expenses to the extent necessary so that the Series' total annual fund operating expenses do not exceed 1.20% of the Series' average daily net assets. This contractual waiver will remain in effect until at least April 30, 2004 and may be extended.

The  example  below  assumes  that:
-  You  invest  $10,000  for  the  periods  shown
-  The  Series'  operating  expenses  remain  the  same
-  Your  investment  has  a  5%  return  each  year
Although your actual costs may be higher or lower, under these assumptions your costs would be:



After 1 Year         After 3 Years       After 5 Years      After 10 Years
122*                     $468*               $837*           $1,877*




*Based  on  contractual  limitation/reimbursement  of  expenses for year 1 only.

This example is intended to help you compare the cost of investing in the Series with the cost of investing in other mutual funds.

International  Series

Investment  Goal
Provide long-term growth by investing principally in the common stocks of companies located outside the United States.

Investment  Strategies
The Series invests primarily in common stocks of foreign companies, which may be located both in developed and in emerging markets.

The Advisor examines economic trends and industry-specific factors to identify investment opportunities, such as those being created by economic and political changes taking place around the world. This approach is often called a "top-down" strategy. The Series is different from many stock funds because the Advisor's primary focus is not on individual stock selection. Rather, the Advisor seeks to identify broad trends that cut across countries or issuers and then purchases one or more stocks representing the investment trend in an attempt to benefit from that trend. For example, the Advisor sought to take advantage of the economic environment and the potential for corporate restructuring in Europe by investing in stocks of companies from a number of European countries.

The  Series  may invest in stocks of small, large, or mid-size companies.

Principal  Risks  of  Investing  in  the  Series
As with any stock fund, the value of your investment will fluctuate in response to stock market movements. You could lose money on your investment in the Series or the Series could underperform if any of the following occurs:
-  Foreign  and/or  U.S.  stock  markets  go  down.
- An adverse event, such as an unfavorable earnings report, depresses the value of one or more of the Series' portfolio holdings.
- The Advisor's judgments about the attractiveness, relative value or potential appreciation of a strategy or security prove to be incorrect.

In addition to the general risks of stock funds, the Series has special risks due to its focus on foreign stocks. These risks include:
- The prices of foreign common stocks may, at times, move in a different direction than the prices of U.S. common stocks.
- Because the Series' investments are usually denominated in the currencies of the countries in which they are located, the value of the Series may be affected by changes in exchange rates between those foreign currencies and the U.S. dollar.
- Investments in emerging market countries may be more volatile than investments in more developed markets.

The Series may also have special risks due to its investments in stocks of small and mid-size companies. These risks include the following:
- The stocks of small and mid-size companies may be subject to more abrupt or erratic market movements than the stocks of larger companies.
- The stocks of small and mid-size companies may be less marketable than the stocks of larger companies.
- Small and mid-size companies may have limited product lines, markets, or financial resources, and they may depend on a small management group. As a result, they fail more often than larger companies.

Summary  of  Past  Performance
The bar chart and total return table provide some indication of the risks of investing in the Series. The bar chart shows changes in the performance of the Series for each full calendar year since its inception. The total return table shows how the average annual total returns for different periods compare to those of the Standard & Poor's 500 (S&P 500) Total Return Index, an unmanaged index of common stocks, and the Morgan Stanley Capital International (MSCI) All Country World Free ex US Index, a free float adjusted market-capitalization-weighted measure of the total return of
 1,756 companies listed on the stock exchanges of 48 countries excluding the United States.

International  Series
%  Total  Return

[BAR CHART SHOWING THE PERCENT TOTAL RETURN FOR THE INTERNATIONAL SERIES PORTFOLIO FOR 1993, 1994, 1995, 1996, 1997, 1998, 1999, 2000, 2001 and
2002 WITH CALENDAR YEARS ENDED DECEMBER 31ST: THE RESULTS ARE: 1993, 26.05%; 1994, -14.48%; 1995, 4.14; 1996, 22.35; 1997, 27.70%; 1998, -23.63%; 1999,
27.44%;  2000,  -3.03%;  2001,  -20.48%;  AND  2002,  -14.30%
Calendar  Years  Ended  December  31

Average  Annual  Total  Returns
(For  the  periods  ended  December  31,  2002)



                                                            Since
                     1 Year        5 Years     10 Years     Inception *
Return Before Taxes  -14.30%        0.81%       6.20%        6.59%
Return After Taxes
on Distributions     -14.58%       -2.09%       3.96%        4.00%
Return After Taxes
on Distributions
and Sale of Series
Shares               -8.61%        1.11%       5.09%        5.19%

Indices:
(reflect  no  deduction  for  fees,  expenses,  or  taxes)
S&P  500  Index      -22.09%      -0.58%      9.33%         9.66%
MSCI  All  Country  World
Free  ex  US  Index  -14.67%      -2.66%      4.17%          3.51%




  *Performance numbers for the Series and the S&P 500 Index are calculated from August 27, 1992, the Series' inception date. Performance numbers for the MSCI All Country World Free ex US Index are calculated from August 31, 1992.

Quarterly  Returns
    Highest:  19.04%  in  1st  quarter  1998
Lowest:  -23.04%  in  3rd  quarter  2002

Past performance does not necessarily indicate how the Series will perform in the future.

After-tax returns reflect the historical highest individual federal marginal income tax rates and do not reflect state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns reflect past tax effects and are not predictive of future tax effects. After-tax returns are not relevant to those investing through 401(k) plans, IRAs or other tax-deferred arrangements.

Fees  and  Expenses  of  the  Series
This table describes the fees and expenses you may pay if you invest in shares of the Series.
                              International  Series



Shareholder fees (paid directly from your investment)           None1
Annual fund operating expenses (expenses that are deducted
from assets of the Series)
Management fee                                                  1.00%
Distribution and service (Rule 12b-1) fees                       None
Other expenses                                                  0.32%
Total annual fund operating expenses                            1.32%




The  example  below  assumes  that:
-  You  invest  $10,000  for  the  periods  shown
-  The  Series'  operating  expenses  remain  the  same
-  Your  investment  has  a  5%  return  each  year

Although your actual costs may be higher or lower, under these assumptions your costs would be:




After 1 Year       After 3 Years       After 5 Years       After 10 Years
134                   $418                 $723               $1,590




This example is intended to help you compare the cost of investing in the Series with the cost of investing in other mutual funds.

Life  Sciences  Series

Investment  Goal
Provide long-term growth by investing principally in the common stocks of companies in industries based on the life sciences and related industries.

Investment  Strategies
The Series will invest, under normal circumstances, at least 80% of its assets in securities of companies involved in the life sciences and related industries. Examples of the companies in which the Series may invest include those in the following areas: pharmaceuticals, biotechnology, medical products and supplies, health care services, and environmental services. The Series may also invest in foreign stocks and American Depository Receipts (ADRs) and other U.S. dollar denominated securities of foreign issuers. ADRs are securities that are listed and traded in the United States but represent an ownership interest in securities issued by a foreign issuer. A company's security will generally be considered appropriate for investment by the Series if, as determined by the Advisor, at least 50% of the company's assets, revenues or net income are derived from or related to the life sciences or related industries. The Series may invest in stocks of small, large, or mid-size companies and in stocks issued as part of, or shortly after, a company's initial public offering ("IPOs").

The Advisor uses in-depth analysis to identify trends within the life sciences sector and then uses a "bottom-up" strategy, focusing on individual security selection to choose stocks. The Advisor analyzes factors such as the management, financial condition, and market position of individual companies to select companies that it believes will make attractive long-term investments. The Advisor looks for one or more of the following characteristics:
- Strong strategic profiles (e.g., strong market position, benefits from technology, market share gains in a mature market and high barriers to entry).
- Companies well-positioned to benefit from an anticipated upturn in an industry sub-sector due to sharply reduced competition and improving demand.
- Companies trading at very low valuations relative to fundamental or break-up value.

Principal  Risks  of  Investing  in  the  Series
As with any stock fund, the value of your investment will fluctuate in response to stock market movements. You could lose money on your investment in the Series or the Series could underperform if any of the following occurs:
-  U.S.  and/or  foreign  stock  markets  go  down.
- An adverse event, such as an unfavorable earnings report, depresses the value of one or more of the Series' portfolio holdings.
- The Advisor's judgments about the attractiveness, relative value or potential appreciation of a strategy or security prove to be incorrect.

In addition to the general risks of stock funds, the Series has special risks due to its concentration in securities of issuers in life sciences or related industries. These risks include the following:
- The stocks of life science-related companies may underperform other sectors or the market as a whole.
- The stocks of life science-related companies may experience greater price volatility than other types of common stocks.
- Life science-related stocks may be particularly sensitive to changes in the regulatory and economic environment.

Because the Series may invest in foreign stocks and ADRs, it is subject to the following additional risks:
- The prices of foreign common stocks may, at times, move in a different direction that the prices of U.S. common stocks.
- Because the Series' investments in foreign securities may be denominated in the currencies of the countries in which they are located, the value of the Series may be affected by changes in exchange rates between those foreign currencies and the U.S. dollar.

The Series may also have special risks due to its investments in stocks of small and mid-size companies. These risks include the following:
- The stocks of small and mid-size companies may be subject to more abrupt or erratic market movements than the stocks of larger companies.

Principal  Risks  of  Investing  in  the  Series  (continued)
- The stocks of small and mid-size companies may be less marketable than the stocks of larger companies.
- Small and mid-size companies may have limited product lines, markets, or financial resources, and they may depend on a small management group. As a result, they fail more often than larger companies.

The Series may purchase shares issued as part of, or a short period after, a company's IPO, and may at times dispose of those shares shortly after their acquisition. The Series' purchase of shares issued in IPOs exposes it to the risks associated with companies that have little operating history as public companies, as well as to the risks inherent in those sectors of the market where these new issuers operate. The market for IPO issuers has been volatile, and share prices of newly-public companies have fluctuated significantly over short periods of time.

The Series is non-diversified, which means that it may invest in the securities of relatively few issuers. As a result, the Series may be more susceptible to a single adverse economic or regulatory occurrence affecting one or more of these issuers, and may experience increased volatility due to its investments in those securities.

Summary  of  Past  Performance
The bar chart and total return table provide some indication of the risks of investing in the Series. The bar chart shows changes in the performance of the Series for each full calendar year during periods in which it has been active. The Series was previously active from October 7, 1992 to September 21, 1995. The Series was redeemed in full on September 21, 1995 and was reactivated on November 5, 1999. The total return table shows how the average annual total returns for the Series for different periods compare to those of the Standard & Poor's 500 Total Return Index (S&P 500), an unmanaged index of common stocks, and the S&P 500 Health Care Index, a sub-index of the S&P 500 that includes the stocks of companies involved in the business of healthcare related products and services.

Life  Sciences  Series
%  Total  Return

[BAR CHART SHOWING THE PERCENT TOTAL RETURN FOR LIFE SCIENCE SERIES PORTFOLIO FOR 1993, 1994, 1995, 1996, 1997, 1998, 1999, 2000, 2001 and 2002 WITH
CALENDAR YEARS ENDED DECEMBER 31ST: THE RESULTS ARE: 1993, 3.16%; 1994, 10.30%; 1995, n/a*; 1996, n/a*; 1997, n/a*; 1998, n/a*; 1999 n/a*; 2000, 87.31%; 2001,
11.70%;  AND  2002,  -17.93%

Calendar  Years  Ended  December  31

*The Life Sciences Series was either inactive or not active for a full calendar year; therefore, no performance information has been provided. This includes the current period of activation which commenced on November 5, 1999.
Because the Life Sciences Series has had several periods of activation and deactivation, its performance is not comparable to the performance of other mutual funds.

Average  Annual  Total  Returns
(For  the  periods  ended  December  31,  2002)



                                             Since           Previous
                                             Current         Activation*
                                             Activation
                                   1 Year    on 11/5/99
Return Before Taxes             -17.93%      21.59%        18.92%
Return After Taxes
on Distributions                -19.99%      13.14%        10.15%
Return After Taxes
on Distributions
and Sale of Series
Shares                          -10.17%      14.09%        12.10%

Indices:
(reflect  no  deduction  for  fees,  expenses,  or  taxes)
S&P  500  Index                   -22.09%     -11.89%       14.39%
S&P  500  Health
Care  Index                      -18.82%      -3.97%       14.16%



*  for  the  period  12/31/92  to  9/21/95


Quarterly  Returns
Highest:     31.55%  in  3rd  quarter  2000
Lowest:     -12.53%  in  2nd  quarter  2002

Past performance does not necessarily indicate how the Series will perform in the future.
After-tax returns reflect the historical highest individual federal marginal income tax rates and do not reflect state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns reflect past tax effects and are not predictive of future tax effects. After-tax returns are not relevant to those investing through 401(k) plans, IRAs or other tax-deferred arrangements.

Fees  and  Expenses  of  the  Series
This table describes the fees and expenses you may pay if you invest in shares of the Series.
                              Life  Sciences  Series



Shareholder fees (paid directly from your investment)             None
Annual fund operating expenses (expenses that are deducted
from assets of the Series)
Management fee                                                   1.00%
Distribution and service (Rule 12b-1) fees                        None
Other expenses                                                   0.20%
Total annual fund operating expenses                             1.20%




The  example  below  assumes  that:
-  You  invest  $10,000  for  the  periods  shown
-  The  Series'  operating  expenses  remain  the  same
-  Your  investment  has  a  5%  return  each  year

Although your actual costs may be higher or lower, under these assumptions your costs would be:




After 1 Year      After 3 Years    After 5 Years     After 10 Years
122                   $381             $660             $1,455




This example is intended to help you compare the cost of investing in the Series with the cost of investing in other mutual funds.

World  Opportunities  Series

Investment  Goal
Provide long-term growth by investing principally in the common stocks of companies located around the world.

Investment  Strategies
The Series invests primarily in common stocks of companies located throughout the world. The Series may also invest in American Depository Receipts (ADRs) and other U.S. dollar denominated securities of foreign issuers. ADRs are securities that are listed and traded in the United States but represent an ownership interest in securities issued by a foreign issuer. The Series may invest in stocks of small, large, or mid-size companies both in developed countries and in emerging market countries.
The Advisor uses a "bottom-up" strategy, focusing on individual security selection to choose stocks from companies around the world. The Advisor analyzes factors such as the management, financial condition, and market position of individual companies to select companies that it believes will make attractive long-term investments. The Advisor looks for one or more of the following characteristics:
- Strong strategic profiles (e.g., strong market position, benefits from technology, market share gains in a mature market and high barriers to entry).
- Companies well-positioned to benefit from an anticipated upturn in an industry sub-sector due to sharply reduced competition and improving demand.
- Companies trading at very low valuations relative to fundamental or break-up value.

Principal  Risks  of  Investing  in  the  Series
As with any stock fund, the value of your investment will fluctuate in response to stock market movements. You could lose money on your investment in the Series or the Series could underperform if any of the following occurs:
-   Foreign  and/or  U.S.  stock  markets  go  down.
- An adverse event, such as an unfavorable earnings report, depresses the value of one or more of the Series' portfolio holdings.
- The Advisor's judgments about the attractiveness, relative value or potential appreciation of a strategy or security prove to be incorrect.

In addition to the general risks of stock funds, the Series has special risks due to its focus on foreign stocks. These risks include:
- The prices of foreign common stocks may, at times, move in a different direction than the prices of U.S. common stocks.
- Because the Series' investments in foreign securities are often denominated in the currencies of the countries in which they are located, the value of the Series may be affected by changes in exchange rates between those foreign currencies and the U.S. dollar.
- Investments in emerging market countries may be more volatile than investments in more developed markets.

The Series may also have special risks due to its investments in stocks of small and mid-size companies. These risks include the following:
- The stocks of small and mid-size companies may be subject to more abrupt or erratic market movements than the stocks of larger companies.
- The stocks of small and mid-size companies may be less marketable than the stocks of larger companies.
- Small and mid-size companies may have limited product lines, markets, or financial resources, and they may depend on a small management group. As a result, they fail more often than larger companies.

The Series is non-diversified, which means that it may invest in the securities of relatively few issuers. As a result, the Series may be more susceptible to a single adverse economic or regulatory occurrence affecting one or more of these issuers, and may experience increased volatility due to its investments in those securities.

Summary  of  Past  Performance
The bar chart and total return table provide some indication of the risks of investing in the Class A shares of the Series. The bar chart shows changes in the performance of the Class A shares of the Series for each full calendar year since its inception. The total return table shows how the average annual total returns for the Class A shares for different periods compare to those of the Morgan Stanley Capital International (MSCI) World Index and the Morgan Stanley Capital International (MSCI) All Country World Free ex US Index. The MSCI World Index is a market-capitalization-weighted measure of the total return of 1,476 companies listed on the stock exchanges of the United States, Europe, Canada, Australia, New Zealand and the Far East. It has a very small weighting in emerging markets. The MSCI All Country World Free ex US Index is a free float adjusted market-capitalization-weighted measure of the total return of 1,756 companies listed on the stock exchanges of 48 countries, including emerging markets and excluding the United States. The Indices are denominated in U.S. dollars.

World  Opportunities  Series-Class  A  Shares
%  Total  Return

[BAR CHART SHOWING THE PERCENT TOTAL RETURN FOR THE WORLD OPPORTUNITIES SERIES - CLASS A SHARES PORTFOLIO FOR 1997, 1998, 1999, 2000, 2001 and
2002 WITH CALENDAR YEARS ENDED DECEMBER 31ST: THE RESULTS ARE: 1997, 7.81%; 1998, -4.38%; 1999, 42.37%; 2000, 7.96%; 2001, -0.30%; AND 2002,
-10.78%

Calendar  Years  Ended  December  31

Average  Annual  Total  Returns
(For  the  periods  ended  December  31,  2002)



                                                    Since Inception
                           1 Year     5 Years       on 9/6/96*
Return Before Taxes       -10.78%     5.50%          6.37%
Return After Taxes
on Distributions          -11.06%    -0.20%          0.95%
Return After Taxes
on Distributions
and Sale of Series
Shares                     -6.55%     2.23%          2.94%

Indices:
(reflect  no  deduction  for  fees,  expenses,  or  taxes)
MSCI  World  Index          -19.89%    -2.11%          1.36%
MSCI  All  Country  World
Free  ex  US  Index          -14.67%    -2.66%         -1.56%




Quarterly  Returns
Highest:  27.34%  in  2nd  quarter  1999
Lowest:  -19.90%  in  3rd  quarter  2002

*Performance numbers for the Series are calculated from September 6, 1996, the Series' inception date. Performance numbers for the Indices are calculated from September 30, 1996.

Past performance does not necessarily indicate how the Series will perform in the future.
After-tax returns reflect the historical highest individual federal marginal income tax rates and do not reflect state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns reflect past tax effects and are not predictive of future tax effects. After-tax returns are not relevant to those investing through 401(k) plans, IRAs or other tax-deferred arrangements.

Fees  and  Expenses  of  the  Series
This table describes the fees and expenses you may pay if you invest in shares of the Series.
                         World  Opportunities  Series



Shareholder fees (paid directly from your investment)           None
Annual fund operating expenses (expenses that are deducted
from assets of the Series)
Management fee                                                 1.00%
Distribution and service (Rule 12b-1) fees                      None
Other expenses                                                 0.30%
Total annual fund operating expenses                           1.30%




The  example  below  assumes  that:
-  You  invest  $10,000  for  the  periods  shown
-  The  Series'  operating  expenses  remain  the  same
-  Your  investment  has  a  5%  return  each  year

Although your actual costs may be higher or lower, under these assumptions your costs would be:




After 1 Year       After 3 Years       After 5 Years       After 10 Years
132                    $412               $713                 $1,568




This example is intended to help you compare the cost of investing in the Series with the cost of investing in other mutual funds.

High  Yield  Bond  Series

Investment  Goal
Provide a high level of long-term total return by investing principally in non-investment grade fixed income securities that are issued by government and corporate entities.

Investment  Strategies
The Series will invest, under normal circumstances, at least 80% of its assets in bonds that are rated below investment grade and those securities that are designed to track the performance of non-investment grade securities such as derivatives. These bonds may be issued by corporations and foreign governments, including those in emerging markets. The Series may also invest a substantial part of its assets in derivative securities, in particular index total return swaps and index-linked notes. Such investments in index total return swaps and index-linked notes would be designed to track the return of a high yield bond index. The Fund may also invest in securities of other investment companies, such as open-end or closed-end management investment companies.

Maturity and Portfolio Duration The Series is not subject to any maturity or duration restrictions but will vary its average dollar weighted portfolio maturity and duration depending on the Advisor's outlook for interest rates and currency fluctuations. For example, the Advisor may invest in longer-term bonds when it expects U.S. interest rates to fall in order to realize gains for the Series. Likewise, the Advisor may invest in shorter-term bonds when it expects interest rates to rise.

Credit Quality The Series will invest primarily in non-investment grade securities, those rated below BBB by S&P or Baa by Moody's, or determined to be of equivalent quality by the Advisor. The Series may also invest, to a limited extent, in investment grade securities when the Advisor considers their "credit spread" (i.e., the difference between the bonds' yield to maturity and U.S. Treasury bonds with similar maturities) to be attractive.

Bond Selection Process The Advisor attempts to identify high-yield corporate and government sectors, as well as individual securities, that offer yields and credit spreads sufficient for the risks specific to a given sector or security. In analyzing the relative attractiveness of sectors and/or individual securities, the Advisor considers:
-  The  relevant  economic  conditions  and  sector  trends.
-  The  interest  rate  sensitivities  of the particular sectors and securities.
-  The  yield  differentials  across  sectors, credit qualities, and maturities.
- The "bottom-up" factors such as an issuer's financial status, market position, and managerial expertise.

Principal  Risks  of  Investing  in  the  Series
The value of your investment will fluctuate in response to changes in interest rates and credit spreads. You could lose money on your investment in the Series or the Series could underperform if any of the following occurs:
- The issuer of a bond owned by the Series defaults on its obligation to pay principal and/or interest, or the issuer has its credit rating downgraded; the lower the quality of the bonds, the greater this risk becomes.
- Interest rates rise or credit spreads widen, both of which will cause bond prices to fall and reduce the value of the Series' portfolio. Longer-term bonds will experience greater fluctuations than shorter-term bonds in response to interest rate changes.
- The Advisor's judgements about the attractiveness, relative value, or potential appreciation of a particular sector or security prove to be incorrect.

The Series is subject to the following risks due to its ability to invest in derivatives:
- Swaps and index-linked notes, like other derivatives, are very susceptible to changes in the market value of the underlying investments.
- Since swaps and index-linked notes are not exchange-traded, there is the risk that the party the Series contracts with may default on its obligations.
- The Series may not be able to receive amounts payable to it under the derivatives as quickly as it may be able to sell or otherwise obtain payments from other investments, so the Series' investments in swaps and index-linked notes may not be as liquid as the other Series' investments.

To the extent that the swap or index-linked note provides a return linked to a broad market index, the Advisor's judgments about sectors and individual issuers will not enable the Series to select investments or sectors that outperform the market, or avoid individual issues or sectors that are disfavored by the market.

Principal  Risks  of  Investing  in  the  Series  (continued)
The Series is subject to additional risks due to the large portion of the portfolio invested in foreign bonds. These risk include:
- The prices of foreign bonds, may, at times, move in a different direction than the prices of bonds issued in the United States.
- Because much of the Series' investments are usually denominated in the currencies of the countries in which they are located, the value of the Series may be affected by changes in exchange rates between those foreign currencies and the U.S. dollar.
- Investments in emerging market countries may be more volatile than investments in more developed markets.

To the extent the Series invests a portion of its assets in investment companies, those assets will be subject to the risks of the purchased investment company's portfolio securities. The Series also will bear its proportionate share of the expenses of the purchased investment company in addition to its own expenses.

In addition to the risks discussed above, the Series is subject to additional risks due to its emphasis on high-yield bonds:
- High-yield bonds may underperform other sectors of the bond market, or the market as a whole.
- The performance of high-yield bonds tends to be more volatile than that of other sectors of the bond market.
- Given the total size of the high-yield bond market, high-yield bonds can be less liquid than investment grade securities.

High yield bonds are low-rated corporate or government bonds. They pay higher income than higher rated bonds to compensate for the higher risk assumed by their investors. These bonds may be issued by companies that are restructuring or by smaller, less well-established companies, or by those with heavy debt loads. In addition, foreign countries with political or economic instability may issue high yield bonds. Because of the types of issuers of these bonds, they carry more risk of default than higher rated bonds. To the extent that investments in derivatives are tied to the high yield market in general, these risks will be enhanced since there would be no ability to avoid exposure to particular issues or sectors of the market.

The Series is non-diversified, which means that it may invest in the securities of relatively few issuers. As a result, the Series may be susceptible to a single adverse economic or regulatory occurrence affecting one or more of these issuers, and may experience increased volatility due to its investments in those securities.

Summary  of  Past  Performance
 This Series had not been active for a full calendar year as of the date of this prospectus; therefore, no performance information is provided.

Fees  and  Expenses  of  the  Series
This table describes the fees and expenses you may pay if you invest in shares of the Series.
                              High  Yield  Bond  Series



Shareholder fees (paid directly from your investment)            None
Annual fund operating expenses (expenses that are deducted
from assets of the Series)
Management fee                                                  1.00%
Distribution and service (Rule 12b-1) fees                       None
Other expenses                                                  0.26%1
Total annual fund operating expenses                            1.26%
Less fee waivers and expense reimbursements                   (0.06)%2
Net Expenses                                                    1.20%




1Other expenses are based on estimated amounts for the current fiscal year.
2The Advisor has contractually agreed to limit its fees and reimburse expenses to the extent necessary so that the Series' total annual fund operating expenses do not exceed 1.20% of the Series' average daily net assets. This contractual waiver will remain in effect until at least April 30, 2004 and may be extended.

The  example  below  assumes  that:
-  You  invest  $10,000  for  the  periods  shown
-  The  Series'  operating  expenses  remain  the  same
-  Your  investment  has  a  5%  return  each  year

Although your actual costs may be higher or lower, under these assumptions your costs would be:




After 1 Year        After 3 Years
122*                  $394*




 *Based on contractual limitation/reimbursement of expenses for year 1 only.

Global  Fixed  Income  Series

Investment  Goal
Provide long-term total return by investing principally in fixed income securities issued by governments, banks, corporations, and supranational entities, such as the World Bank, located anywhere in the world.

Investment  Strategies
The Series will invest, under normal circumstances, at least 80% of its assets in fixed income securities. These securities may be issued by issuers located anywhere in the world including emerging markets. The Series' portfolio will consist primarily of government debt securities and of investment grade corporate debt securities, bank debt, and money market securities. The Series may also invest a substantial portion of its assets in high-yield, high-risk bonds, commonly called junk bonds.

Maturity and Portfolio Duration The Series is not subject to any maturity or duration restrictions but will vary its average dollar-weighted portfolio maturity and duration depending on the Advisor's outlook for interest rates and currency fluctuations. For example, the Advisor may invest in longer-term bonds when it expects interest rates to fall in a given country in an attempt to realize gains for the Series. Likewise, the Advisor may invest in shorter-term bonds when it expects interest rates to rise or the currency to appreciate in a given country.

Credit Quality The Series invests primarily in investment grade securities but may invest up to 20% of its assets in lower quality bonds, commonly known as "junk bonds," those rated below BBB by S&P or Baa by Moody's, or determined to be of equivalent quality by the Advisor.

Bond Selection Process The Advisor attempts to identify bond market sectors and individual securities that offer yields sufficient for the risks specific to the sector or security. In analyzing the relative attractiveness of countries, sectors, and individual securities, the Advisor considers:
-  Relative  economic  conditions  of  each  country.
-  Interest  rate  sensitivity of particular countries, sectors, and securities.
- Differences in yields offered by bonds of different sectors, credit quality, or maturities.
-  The  impact  of  currency  changes  on  the  sectors.

Principal  Risks  of  Investing  in  the  Series
As with any bond fund, the value of your investment will fluctuate in response to interest rate movements. You could lose money on your investment in the Series or the Series could underperform if any of the following occurs:
- Interest rates go up, which will make bond prices go down and reduce the value of the Series' portfolio. Longer-term bonds will experience greater fluctuations than shorter-term bonds in response to interest rate changes.
- The issuer of a bond owned by the Series defaults on its obligation to pay principal and/or interest or has its credit rating downgraded. This risk is higher for lower quality bonds.
- The Advisor's judgments about the attractiveness, relative value, or potential appreciation of a particular sector, security, or hedging strategy prove to be incorrect.

The Series is subject to additional risks due to the large portion of the portfolio invested in foreign bonds. These risk include:
- The prices of foreign bonds may, at times, move in a different direction than the prices of bonds issued in the United States.
- Because much of the Series' investments are usually denominated in the currencies of the countries in which they are located, the value of the Series may be affected by changes in exchange rates between those foreign currencies and the U.S. dollar.
- Investments in emerging market countries may be more volatile than investments in more developed markets.

Principal  Risks  of  Investing  in  the  Series  (continued)
Because the Series may invest up to 20% of its assets in lower quality bonds, it is subject to the following additional risks:
- Lower quality bonds may underperform other sectors of the bond market, or the market as a whole.
- The performance of lower quality bonds tends to be more volatile than that of other sectors of the bond market.
- Given the total size of the lower quality bond market, these bonds can be less liquid than investment grade securities.
- The Series' investments in high-yield bonds will subject it to a substantial degree of credit risk.

The Series is non-diversified, which means that it may invest in the securities of relatively few issuers. As a result, the Series may be susceptible to a single adverse economic or regulatory occurrence affecting one or more of these issuers, and may experience increased volatility due to its investments in those securities.

Summary  of  Past  Performance
The bar chart and total return table provide some indication of the risks of investing in the Series. The bar chart shows changes in the performance of the Series for each full calendar year since its inception. The total return table shows how the average annual total returns for different periods compare to those of the Merrill Lynch Global Broad Market Index and the Merrill Lynch U.S. Treasury Bond Index. The Merrill Lynch Global Broad Market Index is a market value weighted measure of approximately 15,000 government, agency, and corporate bonds. The Merrill Lynch U.S. Treasury Bond Index is a market value weighted measure of approximately 110 U.S. Treasury bonds.

Global  Fixed  Income  Series
%  Total  Return

[BAR CHART SHOWING THE PERCENT TOTAL RETURN FOR GLOBAL FIXED INCOME SERIES - PORTFOLIO FOR 1998, 1999, 2000, 2001 and 2002 WITH CALENDAR YEARS ENDED DECEMBER 31ST: THE RESULTS ARE: 1998, 2.78%; 1999, 4.71%; 2000, 0.51%; 2001,
-0.52%;  AND  2002,  8.60%

Calendar  Years  Ended  December  31

Average  Annual  Total  Returns
(For  the  periods  ended  December  31,  2002)



                                                          Since
                                                          Inception on
                                   1 Year     5 Years     10/31/97
Return Before Taxes                8.60%      3.38%       3.66%
Return After Taxes
on Distributions                   7.82%      1.47%       1.75%
Return After Taxes
on Distributions
and Sale of Series
Shares                             5.27%      1.73%       1.96%

Indices:
(reflect  no  deduction  for  fees,  expenses,  or  taxes)
Merrill  Lynch  Global  Broad
Market  Index                      16.53%     6.34%        5.87%
Merrill  Lynch  U.S.  Treasury
Bond  Index                        11.57%     7.71%        7.78%




Quarterly  Returns
Highest:     4.46%  in  4th  quarter  2002
Lowest:     -2.18%  in  1st  quarter  2001

Past performance does not necessarily indicate how the Series will perform in the future.
After-tax returns reflect the historical highest individual federal marginal income tax rates and do not reflect state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns reflect past tax effects and are not predictive of future tax effects. After-tax returns are not relevant to those investing through 401(k) plans, IRAs or other tax-deferred arrangements.

Fees  and  Expenses  of  the  Series
This table describes the fees and expenses you may pay if you invest in shares of the Series.
                                   Global  Fixed
     Income  Series



Shareholder fees (paid directly from your investment)           None
Annual fund operating expenses (expenses that are deducted
from assets of the Series)
Management fee                                                 1.00%
Distribution and service (Rule 12b-1) fees                      None
Other expenses                                                 0.26%
Total annual fund operating expenses                           1.26%




The  example  below  assumes  that:
-  You  invest  $10,000  for  the  periods  shown
-  The  Series'  operating  expenses  remain  the  same
-  Your  investment  has  a  5%  return  each  year

Although your actual costs may be higher or lower, under these assumptions your costs would be:




After 1 Year       After 3 Years       After 5 Years        After 10 Years
128                    $400              $692                  $1,523




This example is intended to help you compare the cost of investing in the Series with the cost of investing in other mutual funds.

More  About  the  Series'  Investments

Principal  Investments
Equity Securities Each of the Series, with the exception of the High Yield Bond Series and the Global Fixed Income Series, may purchase equity securities. These equity securities will usually be exchange-traded and over-the-counter (OTC) common and preferred stocks, but may also include warrants, rights, convertible debt securities, trust certificates, partnership interests and equity participations.

Foreign Securities The International Series and World Opportunities Series invest principally in the common stocks of foreign companies. Each
Series that may invest in equity securities may invest in equity securities of foreign issuers, including those in emerging markets and ADRs. ADRs are securities that are listed and traded in the United States but represent an ownership interest in securities issued by a foreign issuer. The Global Fixed Income Series invests principally in foreign bonds and the High Yield Bond Series may also invest in foreign bonds. Prices of foreign securities may go down because of foreign government actions, political instability or the more limited availability of accurate information about foreign companies.

Fixed Income Securities The High Yield Bond Series and the Global Fixed Income Series invest primarily in a variety of fixed income investments. These securities may be issued by the U.S. government or any of its agencies, foreign governments, supranational entities such as the World Bank, and U.S. and foreign companies. Investments in fixed income securities may be of any credit quality and have all types of interest rate payment and reset terms, including fixed rate, adjustable rate, zero coupon and pay in kind.

High-Yield Bonds The High Yield Bond Series and the Global Fixed Income Series invest in high-yield bonds. High-yield bonds are lower-rated debt securities often referred to as "junk bonds." These securities offer a higher yield compared to investment grade securities, but they carry a greater degree of risk and are considered speculative by the major credit rating agencies. High-yield securities may be issued by companies that are restructuring, are smaller and less creditworthy, or are more highly indebted than other companies. In addition, foreign countries with political or economic instability may issue high yield bonds. This means that the issuer may have more difficulty making scheduled payments of principal and interest. Compared to investment grade securities, high-yield bonds are influenced more by changes in the financial and business position of the issuer than by changes in interest rates.

Currency Hedging In order to attempt to manage the currency risk associated with owning and trading foreign securities, the Series may, but are not required to, hedge against changes in the value of foreign currencies relative to the U.S. dollar. The Series primarily use forward foreign currency exchange contracts for hedging purposes. These derivatives may be used to hedge against changes in the value of foreign currencies relative to the U.S. dollar in connection with specific transactions or portfolio positions.

Derivative Securities The High Yield Bond Series may invest in swaps, in particular index total return swaps and/or index-linked notes. An index total return swap is a contract where one party exchanges a particular income stream for a corresponding income stream that replicates the credit quality and market performance of a benchmark (such as the Lehman Brothers High Yield Corporate Bond Index). Similarly, an index-linked note is a security whose coupon/total return replicates the credit quality and the market performance of a benchmark. The purpose of these investments is to provide the High Yield Bond Series with exposure to the high yield bond market as a whole without directly investing in various issues in the high yield bond market.

Additional  Investment  Risks
In addition to the principal risks discussed in the individual fund summaries, certain Series are subject to the following risks:

Emerging Market Risk The Commodity Series, High Yield Bond Series, International Series, Global Fixed Income Series, and World Opportunities Series may be exposed to risks associated with investments in emerging market countries. Emerging market countries are foreign countries that are generally considered to be less developed than the United States, Canada, Japan, Australia, New Zealand, and most of the nations in Western Europe. As a result, they may be more likely to experience political, social, or economic turmoil. In addition, the financial conditions of issuers in these countries may be more precarious than those in developed countries. These characteristics may result in greater price volatility for investments in emerging markets. This price volatility may be heightened by currency fluctuations relative to the U.S. dollar.

Risks related to currency hedging A Series that uses currency hedging will be exposed to additional risks. The value of a Series' portfolio may decline if a currency is not hedged and that currency later declines with respect to the U.S. dollar. There are also additional risks because a hedging strategy relies upon the ability of the Advisor to accurately predict movements in currency exchange rates. In addition, the Series could be exposed to risk if the counterparties are unable to meet the terms of the contracts or if the value of the currency changes unfavorably to the U.S. dollar. Also, there may not be an exact relationship between changes in the prices of a forward foreign currency exchange contract and the underlying currency.

Defensive  Investing
Each Series may depart from its principal investment strategies by taking temporary defensive positions in response to adverse market, economic or political conditions. If a Series takes a temporary defensive position, it may be unable to achieve its investment goal.

Investment  Goal
Each Series' investment goal (described under "Goals, Strategies, and Risks"), except for those of the Small Cap Series and the World Opportunities Series, are fundamental policies and may not be changed without obtaining the approval of the respective Series' shareholders. The investment goals of the Small
Cap Series and World Opportunities Series are not fundamental policies, and the board of directors may change these goals without obtaining the approval of the shareholders of these Series. The Series might not succeed in achieving their goals.

Management

The  Advisor
The Series' advisor is Exeter Asset Management, a division of Manning & Napier Advisors, Inc., 1100 Chase Square, Rochester, New York 14604. Manning & Napier Advisors, Inc. was founded in 1970, and it manages approximately $6.5 billion for individual and institutional investors. The Advisor is responsible for the day-to-day operations of the Series and generally is responsible for supervision of the Series' overall business affairs, service providers and officers.

A team made up of investment professionals and analysts makes all of the Series' investment decisions.

More  About  Discretionary  Investment  Accounts
The Advisor uses these Series to attempt to capture investment opportunities in specific market or industry sectors and to provide diversification among asset classes (for example, international stocks or small company stocks) that could not otherwise be captured efficiently and with sufficient diversification. The Advisor invests discretionary investment accounts in a sector when it believes that the market sector to which it is dedicated presents an opportunity to capture investment values or to diversify investment risk.
The Advisor's decisions on when to purchase shares for discretionary investment accounts are based on the following points:
1. The Advisor holds a strong overview for the sector, but it believes that purchasing individual securities in that sector would involve a high degree of risk.
2.  The  Advisor  believes  that  the   Series  will  provide  the
opportunity to invest in an undervalued segment of the financial markets and that this opportunity could not be efficiently captured without the use of the
 Series.
3.  The  Advisor believes that the  Series will provide the ability to diversify risk in clients' accounts through investing in a market sector or asset class (e.g., small capitalization stocks or international securities), and that this diversification could not be efficiently achieved without the use of
the   Series.

The portion of a client account invested in each Series may increase or decrease in size depending upon the number of opportunities identified for the Advisor and the client's investment objectives. Once the Advisor decides an investment opportunity has been captured, shares of the Series generally will be sold from clients' accounts. It is possible for more than one Series to be utilized at the same time, but each Series will be utilized based on an individual analysis of that sector and on the Advisor's assessment of the appropriateness of Series participation to each client's investment objectives.

As a general rule, the investment in shares of a Series on behalf of clients is limited to a maximum of 5% - or if the Advisor believes that the opportunity to capture investment values or to diversify risk among asset classes is particularly compelling, to a maximum of 10% - of the client's portfolio. For clients who have selected a fixed income investment objective, the Advisor may invest up to 25% of their portfolio in the Global Fixed Income Series. Fund shares may also be used in connection with a discretionary account mangement service that uses Fund shares as the principal underlying investment medium.

Management  Fees
In return for the services it provides to the Series, the Advisor receives a management fee, which is computed daily and payable monthly at an annual rate of 1.00% of each Series' average daily net assets. The Advisor has contractually agreed to limit total operating expenses of the Technology Series and High Yield Bond Series to a total of 1.20% of each Series' average daily net assets. This contractual waiver will remain in effect at least until April 30, 2004 and may be extended. Due to fee waivers and expense reimbursements, the Advisor received a management fee of 0.59% for its services to the Technology Series for the fiscal year ended December 31, 2002. The Commodity series and the High Yield Bond Series were not active during the 2002 fiscal year. For the fiscal year ended December 31, 2002, The Advisor received its full management fee for the Small Cap, International, Life Sciences, World Opportunities, and Global Fixed Income Series.

Clients for whom the Advisor provides advisory services pursuant to separate investment advisory contracts will be separately credited by the Advisor an amount equal to the portion of their client advisory fee attributable to the portion of their assets invested in the Series.

The Advisor may use its own resources to engage in activities that may promote the sale of the Series, including payments to third parties who provide shareholder support servicing and distribution assistance.

Investment  &  Account  Information

Offering  of  Shares
Shares of the Series are offered to persons who are discretionary investment account clients or employees of the Fund's Advisor or its affiliates. In addition, shares of the Small Cap Series, World Opportunities Series, International Series, Life Sciences Series, and Technology Series are offered to investors who purchase shares directly from the distributor. All orders to purchase shares on behalf of discretionary investment account clients will be processed at the net asset value next determined after receipt by the transfer agent of a duly completed purchase order transmitted by the Advisor to the transfer agent.

The minimum initial investment in each Series is $2,000. For investment advisory accounts held in custody by the Advisor or an affiliate of the Advisor, the minimum initial or subsequent investment in each Series is $400. For employees of the Advisor or its affiliates, the minimum initial investment is $250; this minimum is waived for participants in a systematic investment program. The Fund reserves the right to waive these minimum initial or subsequent investment requirements in its sole discretion. The Fund has the right to refuse any order. The Fund may suspend offering shares of these Series to other than discretionary accounts of the Advisor.

Manning & Napier Investor Services, Inc. acts as distributor of the Fund shares. There are no additional costs to clients for this service.

How  to  Redeem  Shares
Discretionary investment account clients wishing to rescind or modify their authorization for the Advisor to invest in the Fund on their behalf must send a letter of instructions signed by all the registered owners of the account.

All  redemption  orders  received  in  good  order   (i.e., with all required
information, signatures, and documentation) by the transfer agent before the close of regular trading on the New York Stock Exchange (NYSE) on a business day will be executed at that day's share price. The close of regular trading is typically 4:00 p.m., Eastern time, although it may be earlier. Orders received after the close of trading will be executed at the next business day's price. The Fund is open for business each day the NYSE is
open.    Proceeds  of  the sale will be forwarded to the custodian of the account.

Each Series may postpone payment of redemption proceeds for up to seven days, or suspend redemptions to the extent permitted by law. The Fund may make payment for shares in part by giving you portfolio securities. As a redeeming shareholder, you will pay transaction costs to dispose of these securities.

Valuation  of  Shares
The Series offer their shares at the net asset value (NAV) per share of the Series. The Series calculate their NAV once daily as of the close of regular trading on the NYSE (generally at 4:00 p.m., Eastern time) on each day the exchange is open. If the exchange closes early, the Series will accelerate the calculation of NAV and transaction deadlines to that time.

The Series value the securities in their portfolios on the basis of market quotations and valuations provided by independent pricing services. If quotations are not readily available, the Advisor deems them to be unreliable, or the value of a security has been materially affected by events occurring after the closing of a foreign exchange, the Series may value their assets by a method that the directors believe accurately reflects fair value. If a Series uses fair value to price securities, it may value those securities higher or lower than another fund that uses market quotations to price the same securities.

The foreign securities held by the Series may be listed on foreign exchanges that trade on days when the NYSE is not open and the Series do not price their shares. As a result, the net asset value of a Series' shares may change at a time when shareholders are not able to purchase or redeem shares.

Dividends,  Distributions,  and  Taxes

Dividends  and  Distributions
The  Series  generally:
-  Pay  dividends  once  a  year,  in  December.
-  Make capital gains distributions, if any, once a year, typically in December.

Each Series may pay additional distributions and dividends at other times if necessary for the Series to avoid a federal tax.

Capital gain distributions and dividends paid by each Series are reinvested in additional shares of the same class of that Series. Alternatively, you can instruct the Fund in writing or by telephone to have your capital gains and/or dividends paid in cash. You can change your choice at any time to be effective as of the next distribution or dividend, except that any change given to the transfer agent after the record date will not be effective until the next distribution or dividend is made. No interest will accrue on amounts represented by uncashed distribution or redemption checks.

Taxes
Dividends are paid from income earned on the Series' portfolio holdings as well as interest on its cash investments. Distributions of capital gain will be treated as long-term or short-term depending on how long the Series held the securities sold, without regard to how long you owned shares of the Series.



Transaction                                Federal Tax Status
Redemption or exchange of shares          Usually taxable as capital gain or
                                          loss; long-term only if shares
                                          owned more than one year
Long-term capital gain distributions      Taxable as long-term capital gain
Short-term capital gain distributions     Taxable as ordinary income
Dividends                                 Taxable as ordinary income




After the end of each year, the Fund will provide you with information about the distributions and dividends that you received and any redemptions of shares during the previous year. Shareholders may be able to claim a credit or deduction on their income tax returns for their pro rata portion of qualified taxes paid by a Series to foreign countries. In calculating your gain or loss on any sale of shares, note that your tax basis in your shares is increased by the amounts of dividends and distributions that you have reinvested in the Series. Dividends and distributions are taxable as described above whether received in cash or reinvested.

If you do not provide the Fund with your correct taxpayer identification number and any required certifications, you may be subject to backup withholding of 30% of your distributions, dividends, and redemption proceeds.

Because each shareholder's circumstances are different and special tax rules may apply, you should consult with your tax adviser about your investment in the Series and your receipt of dividends, distributions or redemption proceeds.

Financial  Highlights
The financial highlights tables are intended to help you understand the Series' financial performance for the past five years or, if shorter, for the period of the Series' operations. Certain information reflects financial results for a single share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Series (assuming reinvestment of all dividends and distributions). This information has been audited by PricewaterhouseCoopers LLP, whose reports, along with the Series' financial statements, are included in the annual reports, which are available upon request. No financial highlights are presented for the Commodity Series or High Yield Bond Series because those Series had never been activated as of December 31, 2002, and therefore they have no financial history.

Small  Cap  Series  -  Class  A  Shares



                                                                        FOR THE YEARS ENDED
                                                          12/31/02    12/31/01    12/31/00    12/31/99    12/31/98
                                                         ----------  ----------  ----------  ----------  ----------

PER SHARE DATA (FOR A SHARE OUTSTANDING
THROUGHOUT EACH YEAR):

NET ASSET VALUE - BEGINNING OF YEAR                     $  11.49   $   10.57   $   10.53   $    9.64   $   12.05
                                                        ----------  ----------  ----------  ----------  ----------

Income from investment operations:
Net investment income (loss)                               (0.03)       -- 2        0.03        0.07        0.05
Net realized and unrealized gain (loss) on investments     (1.94)       2.26        0.90        0.88       (1.77)
                                                        ----------  ----------  ----------  ----------  ----------
Total from investment operations                           (1.97)       2.26        0.93        0.95       (1.72)
                                                        ----------  ----------  ----------  ----------  ----------


Less distributions to shareholders:
From net investment income                                   -        -- 2        (0.09)      (0.06)         --
From net realized gain on investments                        -        (1.34)      (0.80)          -       (0.69)
                                                        ----------  ----------  ----------  ----------  ----------
Total distributions to shareholders                          -        (1.34)      (0.89)      (0.06)      (0.69)
                                                        ----------  ----------  ----------  ----------  ----------
NET ASSET VALUE - END OF YEAR                            $  9.52    $ 11.49     $ 10.57    $  10.53     $  9.64
                                                        ==========  ==========  ==========  ==========  ==========
Total return1                                             (17.15%)    22.05%       9.43%       9.87%     (13.59%)

RATIOS (TO AVERAGE NET ASSETS)/SUPPLEMENTAL
DATA:
Expenses                                                    1.24%        1.19%       1.14%       1.09%       1.09%
Net investment income (loss)                               (0.28%)       0.01%       0.24%       0.61%       0.44%

Portfolio turnover                                           70%          88%         56%         92%         81%

NET ASSETS - END OF YEAR (000's omitted)                 $  95,772   $ 108,525   $  94,748   $  91,301   $  99,666
                                                       ===========  ==========  ==========  ==========  ==========



1Represents aggregate total return for the year indicated, and assumes reinvestment of distributions.
2Less  than  $0.01  per  share.

Financial  Highlights

Technology  Series




                                                     FOR THE YEARS ENDED     FOR THE PERIOD
                                                                              8/8/00 1 TO
                                                    12/31/02    12/31/01       12/31/00
                                                    --------    --------      ----------

PER SHARE DATA (FOR A SHARE OUTSTANDING
THROUGHOUT EACH PERIOD):

NET ASSET VALUE - BEGINNING OF PERIOD               $ 5.91       $ 7.16         $ 10.00
                                                    --------    --------      ----------
Income from investment operations:
Net investment loss                                  (0.03)4      (0.03)          (0.02)
Net realized and unrealized loss on investments      (2.15)       (1.22)          (2.82)
                                                    --------    --------      ----------
Total from investment operations                     (2.18)       (1.25)          (2.84)
                                                    --------    --------      ----------
NET ASSET VALUE - END OF PERIOD                     $ 3.73       $ 5.91         $  7.16
                                                    ========    ========      ==========
Total return2                                       (36.89%)     (17.46%)       (28.40%)

RATIOS (TO AVERAGE NET ASSETS)/SUPPLEMENTAL DATA:
Expenses*                                             1.20%        1.20%        1.18% 3
Net investment loss                                  (0.71%)      (0.49%)     (0.71%) 3

Portfolio turnover                                     137%         63%            13%

NET ASSETS - END OF PERIOD (000'S OMITTED)          $ 10,178     $ 53,071      $ 66,624
                                                    ========     ========     ==========



*The investment advisor waived a portion of its management fee. If the full fee had been incurred by the Series, the expense ratio (to average net assets) would have been increased as follows:




0.41%  0.11%  N/A




1Recommencement  of  operations.
2Represents aggregate total return for the period indicated, and assumes reinvestment of distributions. Total return would have been lower had certain expenses not been waived or reimbursed during the period.
3Annualized.
4For presentation purposes, the net investment income per share has been calculated based on average shares outstanding during the period. Amounts shown may not accord with the change in aggregate gains and losses of portfolio securities due to the timing of purchases and redemptions of Series shares.

Financial  Highlights

International  Series



                                                                              FOR THE YEARS ENDED
                                                           12/31/02    12/31/01    12/31/00    12/31/99    12/31/98
                                                         -----------  ----------  ----------  ----------  ----------

PER SHARE DATA (FOR A SHARE OUTSTANDING
THROUGHOUT EACH YEAR):

NET ASSET VALUE - BEGINNING OF YEAR                      $ 7.89      $  10.40     $  17.43   $  15.57   $   13.08
                                                        -----------  ----------  ----------  ----------  ----------

Income from investment operations:
Net investment income                                      0.07        0.05        0.04        0.11        0.10
Net realized and unrealized gain (loss) on investments    (1.20)      (2.18)      (0.83)       4.03        2.95
                                                       -----------  ----------  ----------  ----------  ----------
Total from investment operations                          (1.13)      (2.13)      (0.79)       4.14        3.05
                                                       -----------  ----------  ----------  ----------  ----------

Less distributions to shareholders:
From net investment income                                (0.07)      (0.05)      (0.03)      (0.12)      (0.11)
From net realized gain on investments                     (0.02)      (0.33)      (6.21)      (2.16)      (0.45)
                                                       -----------  ----------  ----------  ----------  ----------
Total distributions to shareholders                       (0.09)      (0.38)      (6.24)      (2.28)      (0.56)
                                                       -----------  ----------  ----------  ----------  ----------
NET ASSET VALUE - END OF YEAR                            $ 6.67     $ 7.89      $ 10.40     $ 17.43     $ 15.57
                                                       ===========  ==========  ==========  ==========  ==========
Total return1                                            (14.30%)    (20.48%)     (3.03%)     27.44%      23.63%

RATIOS (TO AVERAGE NET ASSETS)/SUPPLEMENTAL
DATA:
Expenses                                                  1.32%       1.28%       1.19%       1.12%       1.12%
Net investment income                                     0.96%       0.54%       0.28%       0.52%       0.59%

Portfolio turnover                                         5%          6%          3%          4%          0%

NET ASSETS - END OF YEAR (000's omitted)                 $ 80,945   $  84,124   $ 119,132   $ 160,670   $ 199,259
                                                        ==========  =========   ==========  ==========  ==========


1Represents aggregate total return for the year indicated, and assumes reinvestment of distributions.

Financial  Highlights

Life  Sciences  Series




                                                                                           FOR THE PERIOD
                                                                    FOR THE YEARS ENDED     11/5/99 1 TO
                                                          12/31/02    12/31/01    12/31/00    12/31/99
                                                         ----------  ----------  ----------  ----------

PER SHARE DATA (FOR A SHARE OUTSTANDING THROUGHOUT
EACH PERIOD):

NET ASSET VALUE - BEGINNING OF PERIOD                    $ 12.52     $ 12.69     $ 10.80      $ 10.00
                                                         ----------  ----------  ----------   --------
Income from investment operations:
Net investment income (loss)                               (0.02)      (0.04)      (0.03)        -- 4
Net realized and unrealized gain (loss) on investments     (2.23)       1.47        9.00         0.80
                                                         ----------  ----------  ----------   --------
Total from investment operations                           (2.25)       1.43        8.97         0.80
                                                         ----------  ----------  ----------   --------


Less distributions to shareholders:
From net investment income                                  -- 4       (0.05)       -- 4          --
From net realized gain on investments                      (0.92)      (1.55)      (7.08)         --
                                                         ----------  ----------  ----------   -------
Total distributions to shareholders                        (0.92)      (1.60)      (7.08)         --
                                                         ----------  ----------  ----------   -------

NET ASSET VALUE - END OF PERIOD                          $  9.35     $ 12.52     $ 12.69      $10.80
                                                         ==========  ==========  ==========   =======

Total return2                                             (17.93%)    11.70%      87.31%        8.00%

RATIOS (TO AVERAGE NET ASSETS)/SUPPLEMENTAL DATA:
Expenses                                                   1.20%       1.14%       1.11%        1.22% 3
Net investment income (loss)                              (0.25%)     (0.36%)     (0.30%)       0.02% 3

Portfolio turnover                                          76%         120%        162%          10%

NET ASSETS - END OF PERIOD (000's omitted)              $120,245    $ 141,039    $ 138,063    $ 82,770
                                                       ==========   ===========  ==========   =========

1Recommencement  of  operations.
2Represents aggregate total return for the period indicated, and assumes reinvestment of distributions.
3Annualized.
4Less  than  $0.01  per  share.

Financial  Highlights
World  Opportunities  Series  Class  A  Shares








                                                                       FOR THE YEARS ENDED
                                                     12/31/02    12/31/01    12/31/00    12/31/99    12/31/98
                                                    ----------  ----------  ----------  ----------  ----------

PER SHARE DATA (FOR A SHARE OUTSTANDING
THROUGHOUT EACH YEAR):

NET ASSET VALUE - BEGINNING OF YEAR                  $  5.98     $  6.18     $  9.30     $ 8.55      $ 9.76
                                                    ----------  ----------  ----------  ----------  ----------

Income from investment operations:
Net investment income                                   0.06        0.06        0.42       0.39        0.12
Net realized and unrealized gain (loss) on
investments                                            (0.71)      (0.09)       0.27       3.16       (0.59)1
                                                    ----------  ----------  ----------  ----------  ----------
Total from investment operations                       (0.65)      (0.03)       0.69       3.55       (0.47)
                                                    ----------  ----------  ----------  ----------  ----------

Less distributions to shareholders:
From net investment income                                 -       (0.17)      (0.99)     (0.28)      (0.14)
From net realized gain on investments                  (0.05)          -       (2.82)     (2.52)      (0.60)
                                                    ----------  ----------  ----------  ----------  ----------
Total distributions to shareholders                    (0.05)      (0.17)      (3.81)     (2.80)      (0.74)
                                                    ----------  ----------  ----------  ----------  ----------

NET ASSET VALUE - END OF YEAR                        $  5.28     $  5.98     $  6.18     $ 9.30      $ 8.55
                                                    ==========  ==========  ==========  ==========  ==========

Total return2                                         (10.78%)     (0.30%)      7.96%     42.37%      (4.38%)

RATIOS (TO AVERAGE NET ASSETS)/SUPPLEMENTAL DATA:
Expenses                                                1.30%       1.21%       1.19%      1.15%       1.13%
Net investment income                                   1.10%       0.95%       1.61%      2.19%       2.30%

Portfolio turnover                                       41%         42%         52%        23%         52%

NET ASSETS - END OF YEAR (000's omitted)             $ 78,772    $ 83,196    $ 83,843   $ 117,248   $ 215,778
                                                    ==========  ==========  ==========  ==========  ==========


1The amount shown for a share outstanding does not correspond with the aggregate net gain on investments for the year due to timing of sales and repurchases of Series shares in relation to fluctuating market values of the investments of the Series.
2Represents aggregate total return for the period indicated, and assumes reinvestment of distributions.

Financial  Highlights
Global  Fixed  Income  Series




                                                                          FOR THE YEARS ENDED
                                                          12/31/02   12/31/01    12/31/00    12/31/99    12/31/98
                                                         ---------- ----------  ----------  ----------  ----------
PER SHARE DATA (FOR A SHARE OUTSTANDING
THROUGHOUT EACH YEAR):

NET ASSET VALUE - BEGINNING OF YEAR                      $  8.82     $  9.18     $  9.47     $ 9.66      $ 10.12
                                                         ---------- ----------  ----------  ----------  ---------

Income from investment operations:
Net investment income                                       0.39       0.49 2       0.52       0.61         0.60
Net realized and unrealized gain (loss) on investments      0.37     (0.44)2       (0.48)      (0.16)      (0.32)
                                                         ---------- ----------  ----------  ----------  ---------
Total from investment operations                            0.76        0.05        0.04        0.45        0.28
                                                         ---------- ----------  ----------  ----------  ---------
Less distributions to shareholders:
From net investment income                                 (0.18)      (0.41)      (0.33)      (0.64)      (0.63)
From net realized gain on investments                          -           -           -        -- 3       (0.11)
                                                         ---------- ----------  ----------  ----------  ---------
Total distributions to shareholders                        (0.18)      (0.41)      (0.33)      (0.64)      (0.74)
                                                         ---------- ----------  ----------  ----------  ---------
NET ASSET VALUE - END OF YEAR                            $  9.40     $  8.82    $   9.18     $  9.47     $  9.66
                                                         ========== ==========  ==========  ==========  ==========
Total return1                                               8.60%       0.52%       0.51%       4.71%       2.78%

RATIOS (TO AVERAGE NET ASSETS)/SUPPLEMENTAL
DATA:
Expenses                                                    1.26%       1.20%       1.13%       1.10%       1.10%
Net investment income                                       4.17%     5.00% 2       5.38%       5.42%       5.75%

Portfolio turnover                                           20%         21%         24%         10%         29%

NET ASSETS - END OF YEAR (000'S OMITTED)                 $ 86,292   $  83,693   $  80,497   $  91,661   $ 118,793
                                                        ========== ==========  ==========  ==========  ==========

Exeter  Fund,  Inc.

Exeter  Fund,  Inc.

Small  Cap  Series
Commodity  Series
Technology  Series
International  Series
Life  Sciences  Series
World  Opportunities  Series
High  Yield  Bond  Series
Global  Fixed  Income  Series

Shareholder Reports and the Statement of Additional Information (SAI) Annual and semiannual reports to shareholders provide additional information about the Series' investments. These reports discuss the market conditions and investment strategies that significantly affected the Series' performance during its last fiscal year. The SAI provides more detailed information about the Series. It is incorporated by reference into this prospectus.

How  to  Obtain  These  Reports  and  Additional  Information
- You may obtain shareholder reports and the SAI or other information about the Series without charge by calling
1-800-466-3863 or sending written requests to Exeter Fund, Inc., P.O. Box 41118, Rochester, New York 14604. Note that this address should not be used for transaction requests.

- You may review and copy shareholder reports, the prospectus and SAI at the Securities and Exchange Commission's Public Reference Room in Washington, D.C. Information about the public reference room may be obtained by calling 1-202-942-8090. You can get copies of these materials for a fee by writing to the Public Reference Section of the Commission, Washington, D.C. 20549-0102 or by e-mail to publicinfo@sec.gov. You can get the same reports and information free from the EDGAR Database on the SEC's Internet web site (http://www.sec.gov).

If someone makes a statement about the Series that is not in this prospectus, you should not rely upon that information. Neither the Fund nor its distributor is offering to sell shares of the Series to any person to whom the Series may not lawfully sell its shares.

Investment  Company  Act  file  no.  811-04087

Exeter  Fund,  Inc.

                                EXETER FUND, INC.

          STATEMENT OF ADDITIONAL INFORMATION DATED MAY 1, 2003



This Statement of Additional Information is not a Prospectus, and it should be read in conjunction with the Prospectus dated May 1, 2003 for each of the following Series of Exeter Fund, Inc. (the "Fund"): Small Cap Series, Commodity Series, Technology Series, High Yield Bond Series, International Series, Life Sciences Series, Global Fixed Income Series, World Opportunities Series, New York Tax Exempt Series, Ohio Tax Exempt Series and Diversified Tax Exempt Series (each a "Series"), copies of which may be obtained from Exeter Asset Management, 1100 Chase Square, Rochester, NY 14604. This SAI also relates to the Class A, B, C, D and E Shares of the Small Cap Series and the World Opportunities Series.

The Annual Reports dated December 31, 2002 are incorporated by reference and are hereby deemed to be part of this Statement of Additional Information. These Reports may be obtained without charge by calling 1-800-466-3863.



     TABLE  OF  CONTENTS






        Page

Investment Goals. . . . . . . . . . . . . . .  B-2
Investment Policies and Risks . . . . . . . .  B-2
Investment Restrictions . . . . . . . . . . .  B-29
Portfolio Turnover. . . . . . . . . . . . . .  B-33
The Fund. . . . . . . . . . . . . . . . . . .  B-34
Management. . . . . . . . . . . . . . . . . .  B-34
The Advisor . . . . . . . . . . . . . . . . .  B-42
Distribution of Fund Shares . . . . . . . . .  B-45
Custodian, Independent Accountant and Counsel  B-46
Purchases and Redemptions . . . . . . . . . .  B-46
Portfolio Transactions and Brokerage. . . . .  B-47
Net Asset Value . . . . . . . . . . . . . . .  B-49
Federal Tax Treatment of Dividends and
  Distributions . . . . . . . . . . . . . . .  B-49
Performance Information . . . . . . . . . . .  B-54
Financial Statements. . . . . . . . . . . . .  B-56
Appendix - Description of Bond Ratings. . . .  B-57




INVESTMENT  GOALS

Each of the Series' investment goals as well as its principal investment policies and strategies with respect to the composition of their respective portfolios are described in the prospectus. The following sections provide more information about those principal policies and strategies as well as information about other policies and strategies.

For the Small Cap Series and the World Opportunities Series, the investment goal is not fundamental and may be changed by the Board of Directors without shareholder approval. If there is a change in the objective of the Small Cap Series or the World Opportunities Series, shareholders will be notified thirty
(30) days prior to any such change and will be advised to consider whether the fund remains an appropriate investment in light of their then current financial position and needs. For the other Series, each Series' investment goal is fundamental, which means that the investment goal of a Series may not be changed without the approval of a "majority of the outstanding voting shares" of such Series, as such term is defined in the Investment Company Act of 1940, as amended ("1940 Act") . The New York Tax Exempt Series has a fundamental investment policy of investing at least 80% of its net assets in securities the income from which is exempt from federal and New York income tax, including the Alternative Minimum Tax, under normal circumstances. The Ohio Tax Exempt Series has a fundamental investment policy of investing at least 80% of its net assets in securities the income from which is exempt from federal and Ohio income tax, including the Alternative Minimum Tax, under normal circumstances. The Diversified Tax Exempt Series has a fundamental investment policy of investing at least 80% of its net assets in securities the income from which is exempt from federal income tax, including the Alternative Minimum Tax, under normal circumstances. These fundamental investment policies may not be changed without the approval of a "majority of the outstanding voting shares" of the Series, as such term is defined in the 1940 Act.

The investment policy of the Small Cap Series is to invest, under normal circumstances, at least 80% of its assets in companies with small market capitalizations. The investment policy of the Commodity Series is to invest, under normal circumstances, at least 80% of its assets in commodity-based industries. The investment strategy of the Technology Series is to invest, under normal circumstances, at least 80% of its assets in stocks of technology-based industries. The investment strategy of the High Yield Bond Series is to invest, under normal circumstances, at least 80% of its assets in bonds that are related below investment grade and those securities that are designed to track the performance of non-investment grade securities such as derivatives. The investment strategy of the Life Sciences Series is to invest, under normal circumstances, at least 80% of its assets in stocks of companies involved in the life sciences and related industries. Each Series will notify its shareholders at least sixty (60) days prior to any change in its respective policy.

The Small Cap Series, the International Series, the New York Tax Exempt Series, the Ohio Tax Exempt Series, and the Diversified Tax Exempt Series are diversified mutual funds. The other Series are non-diversified.

INVESTMENT  POLICIES  AND  RISKS

EQUITY  INVESTMENTS

Common  Stocks.  Each  Series,  with  the  exception  of the New York Tax Exempt
---------------
Series, the Ohio Tax Exempt Series, the Diversified Tax Exempt Series (hereinafter collectively referred to as the "Tax Exempt Series"), the High Yield Bond Series, and the Global Fixed Income Series, may purchase common stocks. The High Yield Bond Series and the Global Fixed Income Series may acquire and hold common stocks temporarily if such investments are acquired in connection with the Series' other investment activities. The Advisor expects to divest the High Yield Bond Series and the Global Fixed Income Series of any common stocks they receive promptly after their acquisition. Common stocks are shares of a corporation or other entity that entitle the holder to a pro rata share of the profits of the corporation, if any, without preference over any other shareholder or class of shareholders, including holders of the entity's preferred stock and other senior equity. Common stock usually carries with it the right to vote and frequently an exclusive right to do so.

Depository  Receipts.  Depository  Receipts  represent  an ownership interest in
--------------------
securities of foreign companies (an "underlying issuer") that are deposited with a depository. Depository Receipts are not necessarily denominated in the same currency as the underlying securities. American Depository Receipts ("ADRs"), are dollar-denominated Depository Receipts typically issued by a U.S. financial institution which evidence an ownership interest in a security or pool of securities issued by a foreign issuer. ADRs are listed and traded in the United States. Generally, Depository Receipts in registered form are designed for use in the U.S. securities market and Depository Receipts in bearer form are designed for use in securities markets outside the United States.

Depository Receipts may be "sponsored" or "unsponsored." Sponsored Depository Receipts are established jointly by a depository and the underlying issuer, whereas unsponsored Depository Receipts may be established by a depository without participation by the underlying issuer. Holders of unsponsored Depository Receipts generally bear all the costs associated with establishing unsponsored Depository Receipts. In addition, the issuers of the securities underlying unsponsored Depository Receipts are not obligated to disclose material information in the United States and, therefore, there may be less information available regarding such issuers and there may not be a correlation between such information and the market value of the Depository Receipts.

Initial  Public  Offerings.  Each  Series which may purchase common stock may
   ---------------------------
purchase shares issued as part of, or a short period after, a company's initial public offering ("IPOs"), and may at times dispose of those shares shortly after their acquisition. The Series' purchase of shares issued in IPOs exposes it to the risks associated with companies that have little operating history as public companies, as well as to the risks inherent in those sectors of the market where these new issuers operate. The market for IPO issuers has been volatile, and share prices of newly-public companies have fluctuated significantly over short periods of time.

Preferred Stocks.  Each Series may invest in preferred stocks.  Preferred stocks
-----------------
may pay a dividend at a fixed rate, and may entitle the holder to acquire the issuer's stock by exchange or purchase for a predetermined rate.

Convertible  Securities.  Each  Series  may  invest  in  securities  that  are
------------------------
convertible at either a stated price or a stated rate into underlying shares of common stock, thus enabling the investor to benefit from increases in the market price of the common stock. Convertible securities provide higher yields than the underlying equity, but generally offer lower yields than non-convertible securities of similar quality. Like bonds, the value of convertible securities fluctuates in relation to changes in interest rates and, in addition, also fluctuates in relation to the underlying common stock. The principal factor in selecting convertible bonds is the potential to benefit from movement in the stock price. There is no minimum rating standard for the debt aspects of such securities. Convertible bonds purchased by a Series may be subject to the risk of being called by the issuer.

Warrants.  Each  Series  (with  the  exception of the Global Fixed Income Series
---------
and the Tax Exempt Series) may purchase warrants. Warrants acquired by a Series entitle it to buy common stock from the issuer at a specified price and time. Warrants may be considered more speculative than certain other types of investments because they (1) do not carry rights to dividends or voting rights with respect to the securities which the warrant entitles the holder to purchase, and (2) do not represent any rights in the assets of the issuer. Warrants purchased by the Fund may or may not be listed on a national securities exchange. None of the Series permitted to invest in warrants may invest more than 5% of the value of its total net assets in warrants. Included within that amount, but not to exceed 2% of the value of the Series' net assets, may be warrants which are not listed on the New York or American Stock Exchange.

REITs.  Each  Series  may  invest  in  shares  of  real estate investment trusts
------
("REITs"), which are pooled investment vehicles that invest in real estate or real estate loans or interests. Investing in REITs involves risks similar to those associated with investing in equity securities of small capitalization companies. REITs are dependent upon management skills, are not diversified, and are subject to risks of project financing, default by borrowers, self-liquidation, and the possibility of failing to qualify for the exemption from taxation on distributed amounts under the Internal Revenue Code of 1986, as amended (the "Code").

Trust  Certificates,  Partnership  Interests  and  Equity  Participations.  Each
--------------------------------------------------------------------------
Series may invest in equity securities that are interests in non-corporate entities. These securities, which include trust certificates, partnership interests and equity participations, have different liability and tax characteristics than equity securities issued by a corporation, and thus may present additional risks to the Series. However, the investment characteristics of these securities are similar to those of traditional corporate equity securities.


FIXED  INCOME  INVESTMENTS

Corporate  Debt  Obligations.  Each  Series  may  invest  in  corporate  debt
-----------------------------
obligations issued by financial institutions and corporations. Corporate debt obligations are subject to the risk of an issuer's inability to meet principal and interest payments on the obligations and may also be subject to price volatility due to such factors as market interest rates, market perception of the creditworthiness of the issuer and general market liquidity.

U.S.  Government  Securities.  Each  Series  may  invest  in debt obligations of
-----------------------------
varying maturities issued or guaranteed by the U.S. Government, its agencies or instrumentalities. Direct obligations of the U.S. Treasury, which are backed by the full faith and credit of the U.S. Government, include a variety of Treasury securities that differ only in their interest rates, maturities and dates of issuance. U.S. Government agencies or instrumentalities which issue or guarantee securities include, but are not limited to, Fannie Mae, Export-Import Bank of the United States, Small Business Administration, Governmental National Mortgage Association ("Ginnie Mae" or "GMNA") , Federal Home Loan Banks,
Federal  Home  Loan  Mortgage  Corporation    ("Freddie Mac" or "FHLMC") ,
Federal  Land  Banks,  the  Tennessee  Valley  Authority,  and  the Student Loan
Marketing  Association    ("Sallie  Mae") .

Obligations of U.S. Government agencies and instrumentalities may or may not be supported by the full faith and credit of the United States. Some are backed by the right of the issuer to borrow from the U.S. Treasury; others by discretionary authority of the U.S. Government to purchase the agencies' obligations; while still others, such as the Student Loan Marketing Association, are supported only by the credit of the instrumentality. In the case of securities not backed by the full faith and credit of the United States, the investor must look principally to the agency or instrumentality issuing or guaranteeing the obligation for ultimate repayment, and may not be able to assert a claim against the United States itself in the event the agency or instrumentality does not meet its commitment.

A Series will invest in securities of such instrumentality only when the Fund's investment advisor, Exeter Asset Management (the "Advisor"), is satisfied that the credit risk with respect to any instrumentality is minimal.

Mortgage-Backed  Securities.  Each Series, except for the Tax Exempt Series, may
----------------------------
invest in mortgage-backed securities which represent an interest in a pool of mortgage loans. These securities are issued or guaranteed by U.S. Government agencies or instrumentalities such as the Government National Mortgage
Association ,  Fannie  Mae,  and  the  Federal  Home  Loan  Mortgage
Corporation . Obligations of GNMA are backed by the full faith and credit of the United States Government. Obligations of Fannie Mae and FHLMC are not backed by the full faith and credit of the United States Government but are considered to be of high quality since they are considered to be instrumentalities of the United States. The market value and interest yield of these mortgage-backed securities can vary due to market interest rate fluctuations and early prepayments of underlying mortgages. These securities represent ownership in a pool of federally insured mortgage loans with a maximum maturity of 30 years. However, due to scheduled and unscheduled principal payments on the underlying loans, these securities have a shorter average maturity and, therefore, less principal volatility than a comparable 30-year bond. Since prepayment rates vary widely, it is not possible to accurately predict the average maturity of a particular mortgage-backed security. The scheduled monthly interest and principal payments relating to mortgages in the pool will be "passed through" to investors. Government mortgage-backed securities differ from conventional bonds in that principal is paid back to the certificate holders over the life of the loan rather than at maturity. As a result, there will be monthly scheduled payments of principal and interest. In addition, there may be unscheduled principal payments representing prepayments on the underlying mortgages. Although these securities may offer yields higher than those available from other types of U.S. Government securities, mortgage-backed securities may be less effective than other types of securities as a means of "locking in" attractive long-term rates because of the prepayment feature. For instance, when interest rates decline, the value of these securities likely will not rise as much as comparable debt securities due to the prepayment feature. In addition, these prepayments can cause the price of a mortgage-backed security originally purchased at a premium to decline in price to its par value, which may result in a loss.

Each Series, except for the Tax Exempt Series, may also invest in collateralized mortgage obligations ("CMOs") and real estate mortgage investment conduits ("REMICs"), which are rated in one of the two top categories by Standard & Poor's Corporation ("S&P") or Moody's Investors Service ("Moody's"). CMOs are securities collateralized by mortgages, mortgage pass-throughs, mortgage pay-through bonds (bonds representing an interest in a pool of mortgages where the cash flow generated from the mortgage collateral pool is dedicated to bond repayment), and mortgage-backed bonds (general obligations of the issuers payable out of the issuer's general funds and additionally secured by a first lien on a pool of single family detached properties). Many CMOs are issued with a number of classes or series which have different maturities and are retired in sequence. Investors purchasing such CMOs in the shortest maturities receive or are credited with their pro rata portion of the scheduled payments of interest and principal on the underlying mortgages plus all unscheduled prepayments of principal up to a predetermined portion of the total CMO obligation. Until that portion of such CMO obligation is repaid, investors in the longer maturities receive interest only. Accordingly, the CMOs in the longer maturity Series are less likely than other mortgage pass-throughs to be prepaid prior to their stated maturity. Although some of the mortgages underlying CMOs may be supported by various types of insurance, and some CMOs may be backed by GNMA certificates of other mortgage pass-throughs issued or guaranteed by U.S. government agencies or instrumentalities, the CMOs themselves are not generally guaranteed.

REMICs, which were authorized under the Tax Reform Act of 1986, are private entities formed for the purpose of holding a fixed pool of mortgages secured by an interest in real property. REMICs are similar to CMOs in that they issue multiple classes of securities.

Asset-Backed  Securities.  Each  Series,  except  for the Tax Exempt Series, may
------------------------
invest in asset-backed securities. These securities, issued by trusts and special purpose corporations, are backed by a pool of assets, such as credit card and automobile loan receivables, representing the obligations of a number of different parties.

Asset-backed securities present certain risks. For instance, in the case of credit card receivables, these securities may not have the benefit of any security interest in the related collateral. Credit card receivables are generally unsecured and the debtors are entitled to the protection of a number of state and federal consumer credit laws, many of which give such debtors the right to set off certain amounts owed on the credit cards, thereby reducing the balance due. Most issuers of automobile receivables permit the servicers to retain possession of the underlying obligations. If the servicer were to sell these obligations to another party, there is a risk that the purchaser would acquire an interest superior to that of the holders of the related automobile receivables. In addition, because of the large number of vehicles involved in a typical issuance and technical requirements under state laws, the trustee for the holders of the automobile receivables may not have a proper security interest in all of the obligations backing such receivables. Therefore, there is the possibility that recoveries on repossessed collateral may not, in some cases, be available to support payments on these securities.

Asset-backed securities are often backed by a pool of assets representing the obligations of a number of different parties. To lessen the effect of failures by obligors to make payments on underlying assets, the securities may contain elements of credit support which fall into two categories: (i) liquidity protection and (ii) protection against losses resulting from ultimate default by an obligor on the underlying assets. Liquidity protection refers to the provision of advances, generally by the entity administering the pool of assets, to ensure that the receipt of payments on the underlying pool occurs in a timely fashion. Protection against losses resulting from ultimate default ensures payment through insurance policies or letters of credit obtained by the issuer or sponsor from third parties. The degree of credit support provided for each issue is generally based on historical information respecting the level of credit risk associated with the underlying assets. Delinquency or loss in excess of that anticipated or failure of the credit support could adversely affect the return on an instrument in such a security.

The estimated life of an asset-backed security varies with the prepayment experience with respect to the underlying debt instruments. The rate of such prepayments, and hence the life of an asset-backed security, will be primarily a function of current market interest rates, although other economic and demographic factors may be involved. For example, falling interest rates generally result in an increase in the rate of prepayments of mortgage loans while rising interest rates generally decrease the rate of prepayments. Consequently, asset-backed securities are subject to call risk and extension risk (described below).

High  Yield  Securities.  High yield securities are fixed income securities that
------------------------
are rated below BBB by S&P or Baa by Moody's and are considered to be "below investment grade" because they are considered to have speculative characteristics and involve greater risk of default or price changes due to changes in the issuer's credit-worthiness. The Global Fixed Income Series and the World Opportunities Series may invest up to 20% of their assets in corporate debt securities rated below investment grade. Under normal circumstances, the High Yield Bond Series will invest at least 80% of its assets in bonds rated below investment grade and similar investments. The High Yield Bond Series may invest up to 100% of its assets in corporate or government debt securities rated below investment grade. Market prices of these securities may fluctuate more than high-rated securities and they are difficult to price at times because they are more thinly traded and less liquid securities. Market prices may decline significantly in periods of general economic difficulty which may follow periods of rising interest rates. Securities in the lowest rating category may be in default. For these reasons, it is the Series' policy not to rely primarily on ratings issued by established credit rating agencies, but to utilize such ratings in conjunction with the Advisor's own independent and ongoing review of credit quality. In the event the Global Fixed Income Series or World Opportunities Series purchases an investment grade fixed income security that is subsequently downgraded to a high yield security, as discussed in this paragraph, the Advisor will review and take appropriate action with regard to the security. Each Series will also seek to minimize risk by diversifying its holdings. For a description of the above ratings, see the Appendix.

Yankee  Bonds.  Each  Series may invest in U.S. dollar-denominated bonds sold in
--------------
the United States by non-U.S. issuers ("Yankee bonds"). As compared with bonds issued in the United States, such bond issues normally carry a higher interest rate but are less actively traded.

Obligations  of  Supranational Agencies.  The Global Fixed Income Series and the
----------------------------------------
High Yield Bond Series may purchase securities issued or guaranteed by supranational agencies including, but not limited to, the following: Asian Development Bank, Inter-American Development Bank, International Bank for Reconstruction and Development (World Bank), African Development Bank, European Coal and Steel Community, European Union and the European Investment Bank. For concentration purposes, supranational entities are considered an industry.

Zero-Coupon  Bonds.   Each  of  the  Series  may  invest  in  so-called
-------------------
"zero-coupon" bonds. Zero-coupon bonds are issued at a significant discount from face value and generally pay interest only at maturity rather than at intervals during the life of the security. Each Series is required to accrue and distribute income from zero-coupon bonds on a current basis, even though it does not receive that income currently in cash. Thus, the Series may have to sell investments to obtain cash needed to make income distributions. The discount in the absence of financial difficulties of the issuer decreases as the final maturity of the security approaches. Zero-coupon bonds can be sold prior to their maturity date in the secondary market at the then prevailing market value, which depends primarily on the time remaining to maturity, prevailing level of interest rates and the perceived credit quality of the issues. The market prices of zero-coupon securities are subject to greater fluctuations in response to changes in market interest rates than bonds which pay interest currently.

Variable and Floating Rate Instruments.  Certain of the obligations purchased by
---------------------------------------
a Series may carry variable or floating rates of interest, may involve a conditional or unconditional demand feature and may include variable amount master demand notes. Such instruments bear interest at rates which are not fixed, but which vary with changes in specified market rates or indices, such as a Federal Reserve composite index. The interest rate on these securities may be reset daily, weekly, quarterly, or at some other interval, and it may have a floor or ceiling rate. There is a risk that the current interest rate on such obligations may not accurately reflect existing market interest rates.

Short-Term  Investments.  For  temporary  defensive purposes during periods when
-----------------------
the Advisor determines that market conditions warrant, each Series may depart from its investment goals and invest up to 100% of its assets in all types of money market instruments (including securities guaranteed by the U.S. Government, its agencies or instrumentalities, certificates of deposit, time deposits and bankers' acceptances issued by banks or savings and loan institutions deemed creditworthy by the Advisor, commercial paper rated A-1 by S&P or Prime-1 by Moody's, repurchase agreements involving such securities and shares of other investment companies as permitted by applicable law) and may hold a portion of its assets in cash. For a description of the above ratings, see the Appendix.

Risks  of  Fixed  Income Securities.  Investments in fixed income securities may
------------------------------------
subject  a  Series  to  risks,  including  the  following:

Interest  Rate  Risk.  When  interest  rates  decline, the market value of fixed
---------------------
income securities tends to increase. Conversely, when interest rates increase, the market value of fixed income securities tends to decline. The volatility of a security's market value will differ depending upon the security's maturity and duration, the issuer and the type of instrument.

Default Risk/Credit Risk.  Investments in fixed income securities are subject to
-------------------------
the risk that the issuer of the security could default on its obligations, causing a Series to sustain losses on such investments. A default could impact both interest and principal payments.

Call  Risk  and  Extension Risk.  Fixed income securities may be subject to both
--------------------------------
call risk and extension risk. Call risk exists when the issuer may exercise its right to pay principal on an obligation earlier than scheduled, which would cause cash flows to be returned earlier than expected. This typically results when interest rates have declined and a Series will suffer from having to reinvest in lower yielding securities. Extension risk exists when the issuer may exercise its right to pay principal on an obligation later than scheduled, which would cause cash flows to be returned later than expected. This typically results when interest rates have increased, and a Series will suffer from the inability to invest in higher yield securities.


OTHER  INVESTMENTS

Foreign  Securities.  The International Series will, under normal circumstances,
--------------------
invest at least 65% of its total assets, and expects to be fully invested, in equity securities of foreign companies. The World Opportunities Series will invest at least 65% of its assets in common stocks of companies domiciled in at least three different countries. In addition, it may also invest up to 35% of its assets in corporate debt securities of foreign issuers and in obligations issued by foreign governments or their respective agencies and instrumentalities. The Global Fixed Income Series will, under normal circumstances, have at least 65% of the value of its total assets invested in fixed income securities of issuers located in three or more countries. In addition, the Commodity Series may invest up to 100%, the Life Sciences Series may invest up to 25% of its assets, the High Yield Bond Series may invest up to 50%, and each other Series, with the exception of the Tax Exempt Series, may invest up to 10% of its assets in foreign securities which are not publicly traded in the United States. Each Series, except the Global Fixed Income Series, will invest no more than 25% of its assets in securities issued by any one foreign government. Each Series may invest without limit in equity securities of foreign issuers that are listed on a domestic securities exchange or are represented by American Depository Receipts that are listed on a domestic securities exchange or are traded in the United States on the over-the-counter market. Foreign debt securities may be denominated either in U.S. dollars or foreign currencies.

Each Series' restrictions on investment in foreign securities as described above are fundamental policies that cannot be changed without the approval of a majority, as defined in the 1940 Act, of the outstanding voting securities of the Series.

There are risks in investing in foreign securities not typically involved in domestic investing. An investment in foreign securities may be affected by changes in currency rates and in exchange control regulations. Foreign companies are frequently not subject to the accounting and financial reporting standards applicable to domestic companies, and there may be less information available about foreign issuers. There is frequently less government regulation of foreign issuers than in the United States. In addition, investments in foreign countries are subject to the possibility of expropriation or confiscatory taxation, political or social instability or diplomatic developments that could adversely affect the value of those investments. There may also be imposition of withholding taxes. Foreign financial markets may have less volume and longer settlement periods than U.S. markets which may cause liquidity problems for a Series. In addition, costs associated with transactions on foreign markets are generally higher than for transactions in the U.S. The Global Fixed Income Series' policy under which it has no limit on the amount it may invest in any one country may involve a higher degree of risk than if the Series were more diversified among countries. The special risks associated with investing in just one country include a greater effect on portfolio holdings of country-specific economic factors, currency fluctuations, and country-specific social or political factors. These risks generally are greater for investments in securities of companies in emerging markets, which are usually in the initial stages of their industrialization cycle.

Obligations of foreign governmental entities are subject to various types of governmental support and may or may not be supported by the full faith and credit of a foreign government.

A Series' investments in emerging markets can be considered speculative, and therefore may offer greater potential for gains and losses than investments in developed markets of the world. Investing in emerging market countries may entail purchasing securities issued by or on behalf of entities that are insolvent, bankrupt, in default or otherwise engaged in an attempt to reorganize or reschedule their obligations, and in entities that have little or no proven credit rating or credit history. With respect to any emerging country, there may be a greater potential for nationalization, expropriation or confiscatory taxation, political changes, government regulation, social instability or diplomatic developments (including war) which could affect adversely the economies of such countries or investments in such countries. Foreign ownership limitations also may be imposed by the charters of individual companies in emerging market countries to prevent, among other concerns, violation of foreign investment limitations. The economies of developing countries generally are heavily dependent upon international trade and, accordingly, have been and may continue to be adversely affected by trade barriers, exchange or currency controls, managed adjustments in relative currency values and other protectionist measures imposed or negotiated by the countries with which they trade. These economies also may have been, and may continue to be, adversely affected by economic conditions in the countries with which they trade.

Currency  Risks.  The  U.S.  dollar value of securities denominated in a foreign
----------------
currency will vary with changes in currency exchange rates, which can be volatile. Accordingly, changes in the value of the currency in which a Series' investments are denominated relative to the U.S. dollar will affect the Series' net asset value. Exchange rates are generally affected by the forces of supply and demand in the international currency markets, the relative merits of investing in different countries and the intervention or failure to intervene of U.S. or foreign governments and central banks. However, currency exchange rates may fluctuate based on factors intrinsic to a country's economy. Some emerging market countries also may have managed currencies, which are not free floating against the U.S. dollar. In addition, emerging markets are subject to the risk of restrictions upon the free conversion of their currencies into other currencies. Any devaluations relative to the U.S. dollar in the currencies in which a Series' securities are quoted would reduce the Series' net asset value per share.

Small  and  mid-size  company securities.  Under normal circumstances, the Small
-----------------------------------------
Cap Series will invest at least 80% of its assets in securities of companies with small market capitalizations, defined as, generally, companies whose market capitalization is similar to those companies included in the Russell 2000 Index. In addition, the Life Sciences Series and the World
Opportunities Series may invest in small company securities and the International Series may invest in small and mid-size companies. Securities of small companies often have only a small proportion of their outstanding securities held by the general public. They may have limited trading markets that may be subject to wide price fluctuations. Small and mid-size companies may have relatively small revenues and lack depth of management. Investments in such companies tend to be volatile and are therefore speculative. Small and mid-size companies may have a small share of the market for their products or services and they may provide goods or services to a regional or limited market. They may be unable to internally generate funds necessary for growth or potential development or to generate such funds through external financing on favorable terms. In addition, they may be developing or marketing new products or services for which markets are not yet established and may never become established. Such companies may have or may develop only a regional market for products or services and thus be affected by local or regional market conditions. Moreover, small and mid-size companies may have insignificant market share in their industries and may have difficulty maintaining or increasing their market share in competition with larger companies. Due to these and other factors, small and mid-size companies may suffer significant losses.

Commodity  securities.  The Commodity Series concentrates its investments in the
----------------------
securities of companies in commodity-based and related industries. Under normal circumstances, the Commodity Series will invest at least 80% of its assets in securities of companies in commodity-based industries. The special risk associated with investing in commodity and related industries are that earnings and dividends are greatly affected by changes in the prices of, and in supply and demand for, certain commodities. Prices as well as supply and demand factors can fluctuate significantly over a short period of time due to such factors as: policies of commodity cartels; changes in international politics; the regulatory environment; governmental subsidy and tax policies; weather; and the economic growth and political stability of countries which produce or consume large amounts of various commodities.

Technology  securities.  The  Technology  Series concentrates its investments in
-----------------------
the securities of companies in technology and related industries. Under normal circumstances, the Technology Series will invest at least 80% its assets in securities of companies in technology-based industries. Earnings prospects of these companies may be particularly uncertain or volatile for a variety of reasons. These companies may have limited product lines, market or financial resources, or they may be dependent upon a limited management group. Products and services they offer may not prove to be commercially successful or may be rendered obsolete by advances in science and technology. In addition, biotechnology and health care companies may be subject to extensive regulatory requirements causing considerable expense and delay. Hence, such stocks may exhibit relatively high price volatility and involve a high degree of risk.

Life sciences securities.  The Life Sciences Series concentrates its investments
-------------------------
in the securities of companies in the life sciences and related industries. Under normal circumstances, the Life Sciences Series will invest at least 80% of its assets will be concentrated in securities of companies involved in the life sciences and related industries. Earnings prospects of these companies may be uncertain or volatile for a variety of reasons. For example, the Life Sciences Series' industries are subject to substantial government regulation and, in some instances, funding or subsidies. Accordingly, changes in government policies or regulations could have a material effect on the demand and/or supply of products and services. In addition, scientific and technological advances present the risk that products and services may be subject to rapid obsolescence. Moreover, there may be significant liability risks associated with medical or environmental products and services. Further, companies in this sector face the risks associated with developing and commercializing new products including uncertainty in timing and the possibility of failure.

Derivative  Securities.  Each  Series  may from time to time, in accordance with
-----------------------
its respective investment policies, purchase certain "derivative" securities. Derivative securities are instruments that derive their value from the performance of underlying assets, interest rates, or indices, and include, but are not limited to, futures, options, swaps, index-linked notes, foreign currency exchange contracts, structured notes, and certain asset-backed and mortgage-backed securities.

Derivative securities present, to varying degrees, market risk that the performance of the underlying assets, interest rates or indices will decline; credit risk that the dealer or other counterparty to the transaction will fail to pay its obligations; volatility and leveraging risk that, if interest rates change adversely, the value of the derivative security will decline more than the assets, rates or indices on which it is based; liquidity risk that the Series will be unable to sell a derivative security when it wants to because of lack of market depth or market disruption; pricing risk that the value of a derivative security will not correlate exactly to the value of the underlying assets, rates or indices on which it is based; and operations risk that loss will occur as a result of inadequate systems and controls, human error or otherwise. Some derivative securities are more complex than others, and for those instruments that have been developed recently, data are lacking regarding their actual performance over complete market cycles.

The Advisor will evaluate the risks presented by the derivative securities purchased by the Series, and will determine, in connection with its day-to-day management of the Series, how they will be used in furtherance of the Series' investment objectives. It is possible, however, that the Advisor's evaluations will prove to be inaccurate or incomplete and, even when accurate and complete, it is possible that the Series will, because of the risks discussed above, incur loss as a result of their investments in derivative securities. For more information about the Fund's use of derivatives, see "Hedging (Derivative Transactions)" below.

The High Yield Bond Series may invest in "index total return swaps" and/or "index-linked notes" to provide exposure to the high yield bond market. An index total return swap is a contract entered into by the Series and a counterparty whereby the Series agrees to deliver a particular income stream to the counterparty in exchange for a corresponding income stream that will replicate the performance of a benchmark of high yield bonds. Swaps are privately negotiated agreements between the two counterparties. Index-linked notes are securities issued by an entity (i.e. a U.S. Agency) whose coupon or principal repayment is dependent upon the total return of given fixed income index (e.g. the Lehman High Yield Index). It is anticipated that a portion of the assets of the Series will consistently be invested in one or both of the aforementioned derivatives.

In the case of the swap, the High Yield Bond Series is subject to the counterparty's credit risk (i.e. the possibility that the counterparty will default on its obligations). This risk is somewhat mitigated by the fact that the Series' obligations to pay interest would be discharged if the counterparty defaults. In the case of the index-linked note, the Series is subject to the credit risk of the issuing entity. The Series is also subject to the risk that the swap, and to a lesser extent the index-linked note, is not liquid, and that interest payments from the counterparty and the coupon/principal repayments of the index linked note are subject to the performance of the underlying high yield benchmark.

The Series will earmark or segregate cash or liquid assets in an amount at least equal to the net amount of the excess, if any, of the Series' obligations to the counterparty in relation to the interest payments the Series is entitled to with respect to the swap.

Tax-exempt  securities.  The  New  York  Tax  Exempt  Series  has  a fundamental
-----------------------
investment policy of investing at least 80% of its net assets in securities the income from which is exempt from federal and New York income tax, including the Alternative Minimum Tax ("AMT") , under normal circumstances. The Ohio
Tax Exempt Series has a fundamental investment policy of investing at least 80% of its net assets in securities the income from which is exempt from federal and Ohio income tax, including AMT , under normal circumstances. The Diversified Tax Exempt Series has a fundamental investment policy of investing at least 80% of its net assets in securities the income from which is exempt from federal income tax, including AMT , under normal circumstances.

Each Tax Exempt Series will not invest more than 25% of its total assets in any industry. Governmental issuers of tax-exempt securities are not considered part of any "industry". However, tax-exempt securities backed only by the assets and revenues of nongovernmental users may for this purpose (and for the diversification purposes discussed above) be deemed to be issued by such nongovernmental users, and the 25% limitation would apply to such obligations.

Each of the Tax Exempt Series believes that in general the secondary market for tax-exempt securities is less liquid than that for taxable fixed-income securities. Accordingly, the ability of the Series to buy and sell securities may, at any particular time and with respect to any particular securities, be limited.

It is nonetheless possible that a Series may invest more than 25% of its assets in a broader segment of the market (but not in one industry) for tax-exempt securities, such as revenue obligations of hospitals and other health care facilities, housing agency revenue obligations, or transportation revenue obligations. This would be the case only if the Advisor determined that the yields available from obligations in a particular segment of the market justified the additional risks associated with such concentration. Although such obligations could be supported by the credit of governmental users or by the credit of nongovernmental users engaged in a number of industries, economic, business, political and other developments generally affecting the revenues of issuers (for example, proposed legislation or pending court decisions affecting the financing of such projects and market factors affecting the demand for their services or products) may have a general adverse effect on all tax-exempt securities in such a market segment.

Housing revenue bonds typically are issued by a state, county or local housing authority and are secured only by the revenues of mortgages originated by the authority using the proceeds of the bond issue. Because of the impossibility of precisely predicting demand for mortgages from the proceeds of such an issue, there is a risk that the proceeds of the issue will be in excess of demand, which would result in early retirement of the bonds by the issuer. Moreover, such housing revenue bonds depend for their repayment in part upon the cash flow from the underlying mortgages, which cannot be precisely predicted when the bonds are issued. The financing of multi-family housing projects is affected by a variety of factors, including satisfactory completion of construction, a sufficient level of occupancy, sound management, adequate rent to cover operating expenses, changes in applicable laws and governmental regulations and social and economic trends.

Health care facilities include life care facilities, nursing homes and hospitals. Bonds to finance these facilities are issued by various authorities. The bonds are typically secured by the revenues of each facility and not by state or local government tax payments. The projects must maintain adequate occupancy levels to be able to provide revenues adequate to maintain debt service payments. Moreover, in the case of life care facilities, since a portion of housing, medical care and other services may be financed by an initial deposit, there may be risk if the facility does not maintain adequate financial reserves to secure future liabilities. Life care facilities and nursing homes may be affected by regulatory cost restrictions applied to health care delivery in general, restrictions imposed by medical insurance companies and competition from alternative health care or conventional housing facilities. Hospital bond ratings are often based on feasibility studies which contain projections of expenses, revenues and occupancy levels. A hospital's income available to service its debt may be influenced by demand for hospital services, management capabilities, the service area economy, efforts by insurers and government agencies to limit rates and expenses, competition, availability and expense of malpractice insurance, and Medicaid and Medicare funding.

In recent years, nationally recognized rating organizations have reduced their ratings of a substantial number of the obligations of issuers in the health care sector of the tax-exempt securities market. Reform of the health care system is a topic of increasing discussion in the United States, with proposals ranging from reform of the existing employer-based system of insurance to a single-payer, public program. Depending upon their terms, certain reform proposals could have an adverse impact on certain health care sector issuers of tax-exempt securities.

RISK  FACTORS  RELATING  TO  NEW  YORK  TAX  EXEMPT  SECURITIES

The following information is a brief summary of certain factors affecting the economies of the State of New York and does not purport to be a complete description of such factors, nor does it represent a complete analysis of every factor affecting debt obligations of the State. The Fund has not independently verified any information contained in this section. In addition, the ratings of Moody's, S&P and Fitch, Inc. referred to below represent their opinions as to the quality of the municipal bonds they rate. It should be emphasized, however, that ratings are general and are not absolute standards of quality.

New York is the third most populous state in the nation and has a relatively high level of personal wealth. The State's economy is diverse, with a comparatively large share of the nation's finance, insurance, transportation, communications and services employment, and a relatively small share of the nation's farming and mining activity. The State's location and its excellent air transport facilities and natural harbors have made it an important link in international commerce. Travel and tourism constitute an important part of the economy. Like the rest of the nation, New York has a declining proportion of its workforce engaged in manufacturing, and an increasing proportion engaged in service industries.

The fiscal stability of New York State is related to the fiscal stability of the State's municipalities, its Agencies and Authorities (which generally finance, construct and operate revenue-producing public benefit facilities). This is due in part to the fact that Agencies, Authorities and local governments in financial trouble often seek State financial assistance. The experience has been that if New York City or any of the Agencies or Authorities suffers serious financial difficulty, the ability of the State, the City, the State's political subdivisions, the Agencies and the Authorities to obtain financing in the public credit markets and the market price of outstanding New York tax-exempt securities are adversely affected. Over the long term, the State and City face potential economic problems. The City accounts for a large portion of the State's population and personal income, and the City's financial health affects the State in numerous ways. The City continues to require significant financial assistance from the State. The City depends on State aid both to enable the City to balance its budget and to meet its cash requirements.

New York State.  On May 15, 2002, the Governor and legislative leaders announced
---------------
that they had come to an agreement on a final balanced 2002-2003 State Budget. The State Budget was enacted on May 16, 2002 and included actions to close the budget gap previously identified in the State Executive Budget plus an additional $1.4 billion gap identified in March and April 2002. The State Budget includes a series of one-time actions to close a projected budget gap. These actions included using available cash reserves and other fund balances; implementing a tax amnesty program; offering early retirement to state workers; and converting hard dollar capital financing to bonding while reducing overall capital authorizations. The State's Tax Stabilization Reserve Fund, a fund to address unforeseen budget needs, will be maintained at $710 million. Included in the State Budget is $1.0 billion tax cut targeted to job creation, victims of September 11, economic incentives to lower Manhattan and senior citizens.

Press reports in mid October 2002 indicated that the State's budget gap for the 2002-03 and 2003-04 fiscal years may have grown substantially. Furthermore, while the State Executive Budget projected potential budget gaps in fiscal years 2003-2004 and 2004-2005 the November Update now projects a substantially larger gap for 2003 - 2004. The most significant risks to the State's financial plan set forth in the State Executive Budget are the rate of layoffs related to September 11, and the impact of the event upon the City and the personal income statewide. However, experts predict that pay increases in the New York City metro area will range between 3 and 4% next year, below the 4 to 4.5% range of the last two years, thereby depressing growth in tax revenues. In addition, the occurrence of other terrorist attacks whether within or outside of New York could have a significant adverse effect on the State's economy. The volatility of the financial markets even before September 11 and its impact upon financial sector compensation and capital gains recognition by investors also represent a significant risk to the State's financial plan, as set forth in the State Executive Budget. The November Update listed additional factors which could adversely affect the State's financial situation, including: i) a slower rebound of the national and State economies which may possibly lead to a "double-dip" recession, ii) escalation of tensions in the Middle East and their impact on energy prices, iii) slowing growth in consumer spending, iv) absence of a rebound in investment spending, v) increased uncertainty regarding the timing of tax payments, and vi) further reductions in employment and compensation in the financial services industry.

The fiscal stability of the State is related to the fiscal stability of its public Authorities. Authorities have various responsibilities, including financing, constructing and/or operating revenue-producing public facilities. Authorities are not subject to the constitutional restrictions on the incurrence of debt which apply to the State itself, and may issue bonds and notes within the amounts and restrictions set forth in their legislative authorization. As of December 31, 2001, there were 17 Authorities that had outstanding debt of $100 million or more and the aggregate outstanding debt, including refunding bonds, of all Authorities was $101 billion, only a portion of which constitutes State-supported or State-related debt. Authorities generally pay their operating expenses and debt service costs from revenues generated by the projects they finance or operate, such as tolls charged for use of highways, bridges or tunnels, charges for public power, electric and gas utility services, rentals charged for housing units and charges for occupancy at medical care facilities. In addition, State legislation authorizes several financing techniques for Authorities. Also, there are statutory arrangements providing for State local assistance payments otherwise payable to localities to be made under certain circumstances to Authorities. Although the State has no obligation to provide additional assistance to localities whose local assistance payments have been paid to Authorities under these arrangements, if local assistance payments are diverted the affected localities could seek additional State assistance. Some Authorities also receive moneys from State appropriations to pay for the operating costs of certain of their programs.

S&P rates the State's general obligation bonds AA, Moody's rates the State's general obligation bonds A2, and Fitch rates the State's general obligation bonds AA. In December 2002, Moody's changed its rating of the State's outlook from positive to stable.

New  York  City.  The  Mayor  is  responsible for preparing the City's four-year
----------------
financial plan including the current financial plan for the 2003 through 2006 fiscal years. The Financial Plan projects revenues and expenditures for the 2003 fiscal year, balanced in accordance with GAAP after $677 million of discretionary and other transfers in fiscal year 2002 to pay debt service and other payments due in fiscal year 2003, and projects gaps of $3.7 billion, $4.2 billion and $4.6 billion for fiscal years 2004-2006, respectively. The Financial Plan is subject to various other uncertainties and contingencies relating to, among other factors the effects of the September 11 attack on the City's economy; realization of projected interest earnings for pension fund assets and current assumptions with respect to wages for City employees affecting the City's required pension fund contributions; the willingness of the Federal government to provide the amount of Federal aid contemplated in the Financial Plan; the impact on City revenues and expenditures of Federal and State welfare reform and any future legislation affecting Medicare or other entitlement programs; and adoption of the City's budgets by the City Council in substantially the forms submitted by the Mayor.

Implementation of the Financial Plan is dependent upon the City's ability to market its securities successfully. Implementation of the Financial Plan is also dependent upon the ability to market the securities of the Transitional Finance Authority ("TFA"), which issues debt secured by personal income tax and sales tax revenues, TSASC Inc. ("TSASC"), which issues debt secured by revenues derived from the settlement of litigation with tobacco companies, and the New York City Municipal Water Finance Authority (the "Water Authority") which issues debt secured by water and sewer revenues. The TFA and TSASC were created to assist the City in financing its capital program while keeping City indebtedness within the forecast level of the constitutional restrictions on the amount of debt the City is authorized to incur. In addition, the City issues revenue and tax anticipation notes to finance its seasonal working capital requirements. The success of projected public sales of City, Water Authority, TFA and TSASC and other bonds and notes will be subject to prevailing market conditions. Future developments concerning the City and public discussion of such developments, as well as prevailing market conditions, may affect the market for outstanding City general obligation bonds and notes. The City Comptroller and other agencies and public officials issue reports and make public statements which, among other things, state that projected revenues and expenditures may be different from those forecasted in the City Plan.

Moody's, S&P and Fitch currently rate the City's outstanding general obligation bonds A2, A and A+, respectively. In November 2001, Moody's changed its rating of the City's outlook from stable to negative. Similarly, Standard & Poor's changed its outlook for the City to negative in November 2002.

Each of the State and New York City is a defendant in numerous legal proceedings pertaining to matters incidental to the performance of routine governmental operations. The State believes that the State Plan includes sufficient reserves for the payment of judgments that may be required during the 2002-03 fiscal year. The City has estimated that its potential future liability on account of outstanding claims against it as of June 30, 2002 amounted to approximately $4.3 billion. There can be no assurance, however, that an adverse decision in any of these proceedings would not exceed the amount of all potential reserves available for the payment of judgments.

HEDGING  (DERIVATIVE  TRANSACTIONS)

All of a Series' policies regarding options discussed below are fundamental, and may only be changed by a shareholder vote.

In General.  Each Series has reserved the right, subject to authorization by the
----------
Board of Directors prior to implementation, to engage in certain strategies in an attempt to hedge the Series' portfolios, that is, to reduce the overall level of risk that normally would be expected to be associated with their investments. Each Series may write covered call options on common stocks (fixed income securities in the case of the Global Fixed Income Series); may purchase and sell (on a secured basis) put options; and may engage in closing transactions with respect to put and call options. Each Series also may purchase forward foreign currency exchange contracts to hedge currency exchange rate risk. In addition, each Series is authorized to purchase and sell stock index futures contracts and options on stock index futures contracts. Each Series is also authorized to conduct spot (i.e., cash basis) currency transactions or to use currency futures contracts and options on futures contracts and foreign currencies in order to protect against uncertainty in the future levels of foreign currency exchange rates. These strategies are primarily used for hedging purposes; nevertheless, there are risks associated with these strategies as described below.

Options  on  Securities.  As  a  means  of  protecting its assets against market
-----------------------
declines, and in an attempt to earn additional income, each Series may write covered call option contracts on its securities and may purchase call options for the purpose of terminating its outstanding obligations with respect to securities upon which covered call option contracts have been written.

When a Series writes a call option on securities which it owns, it gives the purchaser of the option the right to buy the securities at an exercise price specified in the option at any time prior to the expiration of the option. If any option is exercised, a Series will realize the gain or loss from the sale of the underlying security and the proceeds of the sale will be increased by the net premium originally received on the sale of the option. By writing a covered call option, a Series may forego, in exchange for the net premium, the opportunity to profit from an increase in the price of the underlying security above the option's exercise price. A Series will have kept the risk of loss if the price of the security declines, but will have reduced the effect of that risk to the extent of the premium it received when the option was written.

A Series will write only covered call options which are traded on national securities exchanges. Currently, call options on stocks may be traded on the Chicago Board Options Exchange and the New York, American, Pacific and Philadelphia Stock Exchanges. Call options are issued by the Options Clearing Corporation ("OCC"), which also serves as the clearing house for transactions with respect to standardized or listed options. The price of a call option is paid to the writer without refund on expiration or exercise, and no portion of the price is retained by OCC or the exchanges listed above. Writers and purchasers of options pay the transaction costs, which may include commissions charged or incurred in connection with such option transactions.

A call option is considered to be covered if the option writer owns the security underlying the call or has an absolute and immediate right to acquire that security without payment of additional cash consideration (or for additional cash consideration held in a separate account) upon conversion or exchange of other securities. A call option is also considered to be covered if the writer holds on a unit-for-unit basis a call on the same security as the call written, has the same expiration date and the exercise price of the call purchased is equal to or less than the exercise price of the call written or greater than the exercise price of the call written if the difference is maintained in cash or other liquid securities in a separate account, and marked-to-market daily. A Series will not sell (uncover) the securities against which options have been written until after the option period has expired, the option has been exercised or a closing purchase has been executed.

Options written by a Series will have exercise prices which may be below ("in-the-money"), equal to ("at-the-money") or above ("out-of-the-money") the market price of the underlying security at the time the options are written. However, a Series generally will not write so-called "deep-in-the-money" options.

The market value of a call option generally reflects the market price of the underlying security. Other principal factors affecting market value include supply and demand, dividend yield and interest rates, the price volatility of the underlying security and the time remaining until the expiration date.

If a call option written by a Series expires unexercised, the Series will realize a gain in the amount of the premium on the option, less all commissions paid. Such a gain, however, may be offset by a decline in the value of the underlying security during the option period. If a call option written by a Series is exercised, the Series will realize a gain or loss from the sale of the underlying security equal to the difference between the cost of the underlying security and the proceeds of the sale of the security (exercise price minus commission) plus the amount of the premium on the option, less all commissions paid.

Call options may also be purchased by a Series, but only to terminate (entirely or in part) a Series' obligation as a writer of a call option. This is accomplished by making a closing purchase transaction, that is, the purchase of a call option on the same security with the same exercise price and expiration date as specified in the call option which had been written previously. A closing purchase transaction with respect to calls traded on a national securities exchange has the effect of extinguishing the obligation of the writer of a call option. A Series may enter into a closing purchase transaction, for example, to realize a profit on an option it had previously written, to enable it to sell the security which underlies the option, to free itself to sell another option or to prevent its portfolio securities from being purchased pursuant to the exercise of a call. A Series may also permit the call option to be exercised. A closing transaction cannot be effected with respect to an optioned security once a Series has received a notice that the option is to be exercised.

The cost to a Series of such a closing transaction may be greater than the net premium received by a Series upon writing the original call option. A profit or loss from a closing purchase transaction will be realized depending on whether the amount paid to purchase a call to close a position is less or more than the amount received from writing the call. Any profit realized by a Series from the execution of a closing transaction may be partly or completely offset by a reduction in the market price of the underlying security.

A Series may also write secured put options and enter into closing purchase transactions with respect to such options. A Series may write secured put options on national securities exchanges to obtain, through the receipt of premiums, a greater return than would be realized on the underlying securities alone. A put option gives the purchaser of the option the right to sell, and the writer has the obligation to buy, the underlying security at the stated exercise price during the option period. The secured put writer retains the risk of loss should the market value of the underlying security decline below the exercise price of the option. During the option period, the writer of a put option may be required at any time to make payment of the exercise price against delivery of the underlying security. The operation of put options in other respects is substantially identical to that of call options. The Fund will earmark or segregate cash or liquid assets equal to the amount of the Series' assets that could be required to consummate the put options. If the value of such assets declines, additional cash or assets will be placed in the account daily so that the value of the account will equal the amount of such commitments by the Series.

A Series may write secured put options when the Advisor wishes to purchase the underlying security for a Series' portfolio at a price lower than the current market price of the security. In such event a Series would write a secured put option at an exercise price which, reduced by the premium received on the option, reflects the lower price it is willing to pay. The potential gain on a secured put option is limited to the income earned on the amount held in liquid assets plus the premium received on the option (less the commissions paid on the transaction) while the potential loss equals the difference between the exercise price of the option and the current market price of the underlying securities when the put is exercised, offset by the premium received (less the commissions paid on the transaction) and income earned on the amount held in liquid assets.

A Series may purchase put options on national securities exchanges in an attempt to hedge against fluctuations in the value of its portfolio securities and to protect against declines in the value of individual securities. Purchasing a put option allows the purchaser to sell the particular security covered by the option at a certain price (the "exercise price") at any time up to a specified future date (the "expiration date").

Purchase of a put option creates a "hedge" against a decline in the value of the underlying security by creating the right to sell the security at a specified price. Purchase of a put option requires payment of a premium to the seller of that option. Payment of this premium necessarily reduces the return available on the individual security should that security continue to appreciate in value. In return for the premium paid, a Series protects itself against substantial losses should the security suffer a sharp decline in value. In contrast to covered call option writing, where the writer obtains greater current income at the risk of foregoing potential future gains, the purchaser of a put option is in effect foregoing current income in return for reducing the risk of potential future losses.

A Series may purchase put options as a means of "locking in" profits on securities held in the portfolio. Should a security increase in value from the time it is initially purchased, a Series may seek to lock in a certain profit level by purchasing a put option. Should the security thereafter continue to appreciate in value the put option will expire unexercised and the total return on the security, if it continues to be held by a Series, will be reduced by the amount of premium paid for the put option. At the same time, a Series will continue to own the security and, should the security decline in value below the exercise price of the put option, a Series may elect to exercise the option and "put" or sell the security to the party that sold the put option to that Series at the exercise price. In this case, a Series would have a higher return on the security than would have been possible if a put option had not been purchased.

Risks  Factors  and  Certain  Other  Factors  Relating to Options.  Positions in
-----------------------------------------------------------------
options on securities may be closed only by a closing transaction, which may be made only on an exchange which provides a liquid secondary market for such options. Although a Series will write options only when the Advisor believes a liquid secondary market will exist on an exchange for options of the same security, there can be no assurance that a liquid secondary market will exist for any particular security option. If no liquid secondary market exists respecting an option position held, a Series may not be able to close an option position, which will prevent that Series from selling any security position underlying an option until the option expires and may have an adverse effect on its ability effectively to hedge its security positions. A secured put option writer who is unable to effect a closing purchase transaction would continue to bear the risk of decline in the market price of the underlying security until the option expires or is exercised. In addition, a Series would be unable to use the cash or liquid assets held as security for the put option for other investment purposes until the exercise or expiration of the option.

Possible reasons for the absence of a liquid secondary market on an exchange include the following: (i) insufficient trading; (ii) restrictions that may be imposed by an exchange on opening transactions or closing transactions or both;
(iii) trading halts, suspensions or other restrictions that may be imposed with respect to particular classes or series of contracts, or underlying securities;
(iv) unusual or unforeseen circumstances that may interrupt normal operations on an exchange; (v) the facilities of an exchange or a clearing corporation may not be adequate to handle unusual trading volume; or (vi) one or more exchanges could, for economic or other reasons, decide or be compelled at some future date to discontinue the trading of contracts (or particular classes or series of contracts), in which event the secondary market on that exchange would cease to exist, although outstanding contracts on the exchange that had been issued by a clearing corporation as a result of trades on that exchange would continue to be exercisable in accordance with their terms. There is no assurance that higher than anticipated trading activity or other unforeseen events might not, at times, render certain of the facilities of any of the clearing corporations inadequate, and thereby result in the institution by an exchange of special procedures which may interfere with timely execution of customers' orders.

Each of the exchanges on which options on securities are traded has established limitations on the number of options which may be written by any one investor or group of investors. These limitations apply regardless of whether the options are written in different accounts or through different brokers. It is possible that a Series and certain other accounts managed by the Advisor, may constitute such a group. If so, the options positions of the Series may be aggregated with those of other clients of the Advisor.

If a Series writes an over-the-counter ("OTC") option, it will enter into an arrangement with a primary U.S. government securities dealer, which would establish a formula price at which the Series would have the absolute right to repurchase that OTC option. This formula price would generally be based on a multiple of the premium received for the option, plus the amount by which the option is exercisable below the marked price of the underlying security ("in-the-money"). For an OTC option a Series writes, it will treat as illiquid (for purposes of the 10% net asset limitation on illiquid securities) an amount of assets used to cover written OTC options, equal to the formula price for the repurchase of the OTC option less the amount by which the OTC option is "in-the-money". A Series will also treat as illiquid any OTC option held by it. The Securities and Exchange Commission ("SEC") is evaluating the general issue of whether or not the OTC options should be considered to be liquid securities, and the procedure described above could be affected by the outcome of that evaluation.

Although the OCC has stated that it believes (based on forecasts provided by the exchanges on which options are traded), that its facilities are adequate to handle the volume of reasonably anticipated options transactions, and although each exchange has advised the OCC that it believes that its facilities will also be adequate to handle reasonably anticipated volume, there can be no assurance that higher than anticipated trading activity or order flow or other unforeseen events might not at times render certain of these facilities inadequate and thereby result in the institution of special trading procedures or restrictions.

A Series will pay brokerage and other transaction costs to write and purchase options on securities, including any closing transactions which the Series may execute. Therefore, frequent writing and/or purchasing of options may increase the transaction costs borne by a Series.

Stock  Index  Futures  Contracts  and  Options on Stock Index Futures Contracts.
-------------------------------------------------------------------------------
Each Series may enter into stock index futures contracts to provide: (i) a hedge for a portion of the Series' portfolio; (ii) a cash management tool; (iii) as an efficient way to implement either an increase or decrease in portfolio market exposure in response to changing market conditions. The Series may also use stock index futures as a substitute for comparable market position in the underlying securities. Although techniques other than the sale and purchase of stock index futures contracts could be used to adjust the exposure or hedge a Series' portfolio, a Series may be able to do so more efficiently and at a lower cost through the use of stock index futures contracts.

A stock index futures contract is a contract to buy or sell units of a stock index at a specified future date at a price agreed upon when the contract is made. Entering into a contract to buy units of a stock index is commonly referred to as buying or purchasing a contract or holding a long position in the index. Entering into a contract to sell units of a stock index is commonly referred to as selling a contract or holding a short position. A stock index future obligates the seller to deliver (and the purchaser to take) an amount of cash equal to a specific dollar amount times the difference between the value of a specific stock index at the close of the last trading day of the contract and the price at which the agreement is made. No physical delivery of the underlying stocks in the index is made. The Series intend to purchase and sell futures contracts on the stock index for which they can obtain the best price with consideration also given to liquidity.

The Series will not enter into a stock index futures contract or option thereon if, as a result thereof, the sum of the amount of initial margin deposits on any such futures (plus deposits on any other futures contracts and premiums paid in connection with any options or futures contracts) that do not constitute "bona fide hedging" under Commodity Futures Trading Commission ("CFTC") rules would exceed 5% of the liquidation value of the Series' total assets after taking into account unrealized profits and losses on such contracts. In addition, the value of all futures contracts sold will not exceed the total market value of the Series' portfolio. A Series will comply with guidelines established by the Securities and Exchange Commission with respect to the covering of obligations under future contracts and will earmark or segregate cash or liquid assets in the amount prescribed.

Unlike the purchase or sale of an equity security, no price is paid or received by a Series upon the purchase or sale of a stock index futures contract. Upon entering into a Futures Contract, a Series would be required to deposit into a separate account in the name of the futures broker an amount of cash or liquid securities known as "initial margin." This amount is required by the rules of the exchanges and is subject to change. The nature of initial margin in futures transactions is different from that of margin in security transactions in that futures margin does not involve the borrowing of funds by the Series to finance the transactions. Rather, initial margin is in the nature of a performance bond or good faith deposit on the contract that is returned to the Series upon termination of the futures contract, assuming all contractual obligations have been satisfied.

Subsequent payments, called "variation margin", to and from the futures broker, are made on a daily basis as the price of the underlying stock index fluctuates, making the long and short positions in the futures contract more or less valuable, a process known as "marking-to-market". For example, when the Series has purchased a stock index futures contract and the price of the underlying stock index has risen, that futures position will have increased in value and a Series will receive from the broker a variation margin payment equal to that increase in value. Conversely, when a Series has purchased a stock index futures contract and the price of the stock index has declined, the position would be less valuable and a Series would be required to make a variation payment to the broker.

The loss from investing in futures transactions is potentially unlimited. To limit such risk, a Series will not enter into stock index futures contracts for speculation and will only enter into futures contracts which are traded on established futures markets. A Series may purchase or sell stock index futures contracts with respect to any stock index, but the Advisor anticipates that it will sell stock index futures contracts with respect to indices whose movements will, in its judgment, have a significant correlation with movements in the prices of the Series' portfolio securities.

Closing out an open stock index futures contract sale or purchase is effected by entering into an offsetting stock index futures contract purchase or sale, respectively, for the same aggregate amount of identical underlying with the same delivery date. If the offsetting purchase price is less than the original sale price, the Series realize a gain; if it is more, the Series realize a loss. Conversely, if the offsetting sale price is more than the original purchase price, the Series realize a gain; if it is less, the Series realize a loss. If the Series are not able to enter into offsetting transactions, a Series will continue to be required to maintain the margin deposits on the stock index futures contract.

A Series may elect to close out some or all of its futures positions at any time prior to expiration. The purpose of making such a move would be either to reduce equity exposure represented by long futures positions or increase equity exposure represented by short futures positions. A Series may close its positions by taking opposite positions which would operate to terminate its position in the stock index futures contracts. Final determinations of variation margin would then be made, additional cash would be required to be paid or released to the Series, and the Series would realize a loss or a gain.

Stock index futures contracts may be closed out only on the exchange or board of trade where the contracts were initially traded. Although a Series intend to purchase or sell stock index futures contracts only on exchanges or boards of trade where there appears to be an active market, there is no assurance that a liquid market on an exchange or board of trade will exist at any particular time. Accordingly, it might not be possible to close a stock index futures contract, and in the event of adverse price movements, a Series would continue to be required to make daily cash payments of variation margin. However, in the event stock index futures contracts have been used to hedge portfolio securities, the Series would continue to hold securities subject to the hedge until the stock index futures contracts could be terminated. In such circumstances, an increase in the price of the securities, if any, might partially or completely offset losses on the stock index futures contract. However, as described below, there is no guarantee that the price of the securities will, in fact, correlate with price movements in the futures contract and thus provide an offset to losses on a stock index futures contract.

There are several risks in connection with the use by a Series of stock index futures contracts as a hedging device. One risk arises because of the imperfect correlation between movements in the prices of the futures contracts and movements in the prices of securities which are the subject of the hedge. The Advisor will attempt to reduce this risk by entering into stock index futures contracts on indices whose movements, in its judgment, will have a significant correlation with movements in the prices of the Series' portfolio securities sought to be hedged.

Successful use of stock index futures contracts by a Series for hedging purposes also depends on the Advisor's ability to correctly predict movements in the direction of the market. It is possible that, when a Series has sold futures to hedge its portfolio against a decline in the market, the index or indices on which the futures are written might advance and the value of securities held in the Series' portfolio might decline. If this were to occur, the Series would lose money on the futures and also would experience a decline in value in its portfolio securities. However, while this might occur to a certain degree, the Advisor believes that over time the value of the Series' portfolio will tend to move in the same direction as the securities underlying the futures, which are intended to correlate to the price movements of the portfolio securities sought to be hedged. It is also possible that if the Series were to hedge against the possibility of a decline in the market (adversely affecting stocks held in their portfolios) and stock prices instead increased, the Series would lose part or all of the benefit of increased value of those stocks that they had hedged, because they would have offsetting losses in their futures positions. In addition, in such situations, if a Series had insufficient cash, it might have to sell securities to meet its daily variation margin requirements. Such sales of securities might be, but would not necessarily be, at increased prices (which would reflect the rising market). Moreover, a Series might have to sell securities at a time when it would be disadvantageous to do so.

In addition to the possibility that there might be an imperfect correlation, or no correlation at all, between price movements in the stock index futures contracts and the portion of the portfolio to be hedged, the price movements in the futures contracts might not correlate perfectly with price movements in the underlying stock index due to certain market distortions. First, all participants in the futures market are subject to margin deposit and maintenance requirements. Rather than meeting additional margin deposit requirements, investors might close stock index futures contracts through offsetting transactions which could distort the normal relationship between the index and futures markets. Second, the margin requirements in the futures market are less onerous than margin requirements in the securities markets. Due to the possibility of price distortion in the futures market and also because of the imperfect correlation between price movements in the stock index and movements in the prices of stock index futures contracts, even a correct forecast of general market trends by the Advisor might not result in a successful hedging transaction over a very short time period.

Options on futures give the purchaser the right, in return for a premium paid, to assume a position in a futures contract (a long position if a call option and a short position if a put option), rather than to purchase or sell the stock index futures contract, at a specified exercise price at any time during the period of the option. Upon exercise of the option, the delivery of the futures position by the writer of the option to the holder of the option will be accompanied by delivery of the accumulated balance in the writer's futures margin account which represents the amount by which the market price of the stock index futures contract, at exercise, exceeds (in the case of a call) or is less than (in the case of a put) the exercise price of the option on the futures contract. Alternatively, settlement may be made totally in cash.

The Series may seek to close out an option position on an index by writing or buying an offsetting option covering the same index or contract and having the same exercise price and expiration date. The ability to establish and close out positions on such options will be subject to the development and maintenance of a liquid secondary market. It is not certain that this market will develop. See "Risk Factors and Certain Other Factors Relating to Options" above for possible reasons for the absence of a liquid secondary market on an exchange.

Futures  on  Securities.  A  futures  contract  on  a  security  is  a  binding
------------------------
contractual commitment which, if held to maturity, will result in an obligation to make or accept delivery, during a particular month, of securities having a standardized face value and rate of return. Futures contracts by law are not permitted on individual corporate securities and municipal securities but instead are traded on exempt securities, such as government securities and broad-based indexes of securities. Accordingly, these futures contracts will primarily consist of futures based on government securities (i.e., Treasury Bonds). By purchasing futures on securities, a Series will legally obligate itself to accept delivery of the underlying security and pay the agreed price; by selling futures on securities, it will legally obligate itself to make delivery of the security against payment of the agreed price. Open futures positions on securities are valued at the most recent settlement price, unless such price does not reflect the fair value of the contract, in which case the positions will be valued by or under the direction of the Board of Directors.

Positions taken in the futures markets are not normally held to maturity, but are instead liquidated through offsetting transactions which may result in a profit or a loss. While the Series' futures contracts on securities will usually be liquidated in this manner, it may instead make or take delivery of the underlying securities whenever it appears economically advantageous for the Series to do so. However, the loss from investing in futures transactions is potentially unlimited. A clearing corporation associated with the exchange on which futures on securities or currency are traded guarantees that, if still open, the sale or purchase will be performed on the settlement date.

Foreign  Currency  Transactions.  In order to protect against a possible loss on
--------------------------------
investments resulting from a decline in a particular foreign currency against the U.S. dollar or another foreign currency, each Series is authorized to enter into forward foreign currency exchange contracts. In addition, each Series is authorized to conduct spot (i.e., cash basis) currency transactions or to use currency futures contracts, options on such futures contracts, and options on foreign currencies in order to protect against uncertainty in the future levels of currency exchange rates.

Forward  Foreign  Currency Exchange Contracts. Forward foreign currency exchange
----------------------------------------------
contracts involve an obligation to purchase or sell a specified currency at a future date at a price set at the time of the contract. Forward currency contracts do not eliminate fluctuations in the values of portfolio securities but rather allow a Series to establish a rate of exchange for a future point in time. A Series may enter into forward foreign currency exchange contracts when deemed advisable by the Advisor under only two circumstances.

First, when entering into a contract for the purchase or sale of a security in a foreign currency, a Series may enter into a forward foreign currency exchange contract for the amount of the purchase or sale price to protect against variations, between the date the security is purchased or sold and the date on which payment is made or received, in the value of the foreign currency relative to the U.S. dollar or other foreign currency. This hedging technique is known as "transaction hedging".

Second, when the Advisor anticipates that a particular foreign currency may decline substantially relative to the U.S. dollar or other leading currencies, in order to reduce risk, a Series may enter into a forward contract to sell, for a fixed amount, the amount of foreign currency approximating the value of some or all of its portfolio securities denominated in such foreign currency. This hedging technique is known as "position hedging". With respect to any such forward foreign currency contract, it will not generally be possible to match precisely the amount covered by that contract and the value of the securities involved due to the changes in the values of such securities resulting from market movements between the date the forward contract is entered into and the date it matures. In addition, while forward contracts may offer protection from losses resulting from declines in the value of a particular foreign currency, they also limit potential gains which might result from increases in the value of such currency. A Series will also incur costs in connection with forward foreign currency exchange contracts and conversions of foreign currencies and U.S. dollars.

Each Series will earmark or segregate cash or liquid securities equal to the amount of that Series' assets that would be required to consummate forward contracts entered into under the second circumstance, as set forth above. For the purpose of determining the adequacy of the securities, the securities will be valued at market or fair value. If the market or fair value of such securities declines, additional cash or securities will be earmarked or segregated daily so that the value will equal the amount of such commitments by such Series.

Currency  Futures  Contracts  and  Options on Futures Contracts.  Each Series is
----------------------------------------------------------------
authorized to purchase and sell currency futures contracts and options thereon. Currency futures contracts involve entering into contracts for the purchase or sale for future delivery of foreign currencies. A "sale" of a currency futures contract (i.e., short) means the acquisition of a contractual obligation to deliver the foreign currencies called for by the contract at a specified price on a specified date. A "purchase" of a futures contract (i.e., long) means the acquisition of a contractual obligation to acquire the foreign currencies called for by the contract at a specified price on a specified date. These investment techniques will be used only to hedge against anticipated future changes in exchange rates which otherwise might either adversely affect the value of portfolio securities held by the Series or adversely affect the prices of securities which the Series intend to purchase at a later date. The loss from investing in futures transactions is potentially unlimited. To minimize this risk, such instruments will be used only in connection with permitted transaction or position hedging and not for speculative purposes. A Series will not enter into a currency futures contract or option thereon, if as a result thereof, the sum of the amount of initial margin deposits on any such futures (plus deposits on any other futures contracts and premiums paid in connection with any options or futures contracts) that do not constitute "bona fide hedging" under CFTC rules will exceed 5% of the liquidation value of the Series' total assets after taking into account unrealized profits and losses on such contracts. In addition, the value of all futures contracts sold will not exceed the total market value of the Series' portfolio. A Series will comply with guidelines established by the SEC with respect to covering of obligations under future contracts and will earmark or segregate cash and/or liquid securities in the amount prescribed.

Although a Series intends to purchase or sell futures contracts only if there is an active market for such contracts, no assurance can be given that a liquid market will exist for any particular contract at any particular time. In addition, due to the risk of an imperfect correlation between securities in the Series' portfolio that are the subject of a hedging transaction and the futures contract used as a hedging device, it is possible that the hedge will not be fully effective. For example, losses on the portfolio securities may be in excess of gains on the futures contract or losses on the futures contract may be in excess of the gains on the portfolio securities that were the subject of such hedge.

Brokerage fees are incurred when a futures contract is bought or sold and margin deposits must be maintained for such contract. Although futures contracts typically require actual delivery of and payment for financial instruments or currencies, the contracts are usually closed out before the delivery date. Closing out an open futures contract sale or purchase is effected by entering into an offsetting futures contract purchase or sale, respectively, for the same aggregate amount of the identical type of financial instrument or currency and the same delivery date. If the offsetting purchase price is less than the original sale price, a Series realizes a gain; if it is more, a Series realizes a loss. Conversely, if the offsetting sale price is more than the original purchase price, a Series realizes a gain; if it is less, a Series realizes a loss. Transaction costs must also be included in these calculations. There can be no assurance, however, that a Series will be able to enter into an offsetting transaction with respect to a particular contract at a particular time. If a Series is not able to enter into an offsetting transaction, a Series will continue to be required to maintain the margin deposits on the contract. The ability to establish and close out positions on such options is dependent on the existence of a liquid secondary market. It is not certain that a liquid market will exist for any particular futures contracts. See "Risk Factors and Certain Other Factors Relating to Options" above for possible reasons for the absence of a liquid secondary market on an exchange.

An option on a futures contract gives the purchaser the right, in return for the premium paid, to assume a position in a futures contract (a long position if a call option and a short position if a put option) at a specified price at any time during the option exercise period. The writer of the option is required upon exercise to assume an offsetting futures position (a short position if a call option and a long position if a put option). Upon exercise of the option, the assumption of offsetting futures positions by the writer and holder of the option will be accompanied by delivery of the accumulated cash balance in the writer's futures margin account which represents the amount by which the market price of the futures contract, at exercise, exceeds, in the case of a call, or is less than, in the case of a put, the exercise price of the option on the futures contract.

Call options sold by a Series with respect to futures contracts will be covered by, among other things, entering into a long position in the same contract at a price no higher than the strike price of the call option, or by ownership of the instruments underlying the futures contract, or by earmarking or segregating cash or liquid securities in an amount sufficient to fulfill the obligations undertaken by the futures contract. A put option sold by a Series is covered when, among other things, cash or liquid assets are earmarked or placed in a segregated account to fulfill the obligations undertaken.

Foreign  Currency  Options.  Each  Series,  except for the Tax Exempt Series, is
---------------------------
authorized to purchase and write put and call options on foreign currencies. A call option is a contract whereby the purchaser, in return for a premium, has the right, but not the obligation, to buy the currency underlying the option at a specified price during the exercise period. The writer of the call option, who receives the premium, has the obligation, upon exercise of the option during the exercise period, to deliver the underlying currency against payment of the exercise price. A put option is a similar contract that gives its purchaser, in return for a premium, the right to sell the underlying currency at a specified price during the term of the option. The writer of the put option, who receives the premium, has the obligation, upon exercise of the option during the option period, to buy the underlying currency at the exercise price. A Series will use currency options only to hedge against the risk of fluctuations of foreign exchange rates related to securities held in its portfolio or which it intends to purchase, and to earn a higher return by receiving a premium for writing options. Options on foreign currencies are affected by all the factors that influence foreign exchange rates and investments generally.

Risks  Associated  with Hedging Strategies.  There are risks associated with the
-------------------------------------------
hedging strategies described above, including the following: (1) the success of a hedging strategy may depend on the ability of the Advisor to accurately predict movements in the prices of individual securities, fluctuations in domestic and foreign markets and currency exchange rates, and movements in interest rates; (2) there may be an imperfect correlation between the changes in market value of the securities held by the Series and the prices of currency contracts, options, futures and options on futures; (3) there may not be a liquid secondary market for a currency contract, option, futures contract or futures option; (4) trading restrictions or limitations may be imposed by an exchange; and (5) government regulations, particularly requirements for qualification as a "regulated investment company" under the Code, may restrict trading in forward currency contracts, options, futures contracts and futures options.

Even a small investment in derivative contracts can have a big impact on stock market, currency and interest rate exposure. Derivatives can also make a Series less liquid and harder to value, especially in declining markets.

OTHER  INVESTMENT  POLICIES

Repurchase  Agreements.  Each  Series  may enter into repurchase agreements with
-----------------------
respect to portfolio securities. Under the terms of a repurchase agreement, the Series purchases securities ("collateral") from various financial institutions such as a bank or broker-dealer (a "seller") which the Advisor deems to be creditworthy, subject to the seller's agreement to repurchase them at a mutually agreed-upon date and price. The repurchase price generally equals the price paid by the Series plus interest negotiated on the basis of current short-term rates (which may be more or less than the rate on the underlying portfolio securities).

The seller under a repurchase agreement is required to maintain the value of the collateral held pursuant to the agreement at not less than 100% of the repurchase price, and securities subject to repurchase agreements are held by the Series' custodian either directly or through a securities depository. Default by the seller would, however, expose the Series to possible loss because of adverse market action or delay in connection with the disposition of the underlying securities. Repurchase agreements are considered to be loans by the Series under the 1940 Act.

Investment  Companies.  Investment company securities are securities of other
   ---------------------
open-end or closed-end investment companies. The 1940 Act generally prohibits an investment company from acquiring more than 3% of the outstanding voting shares of an investment company and limits such investments to no more than 5% of a Series' total assets in any one investment company and no more than 10% in any combination of investment companies. A Series will not invest in investment companies in excess of these limits except to the extent permitted by any rule, regulation or order of the U.S. Securities and Exchange Commission (the "SEC"). A Series may invest in investment companies managed by the Advisor or its affiliates to the extent permitted under the 1940 Act or as otherwise authorized by rule, regulation or order of the SEC. If a Series invests in investment companies managed by the Advisor, the Advisor will receive advisory fees both from the Series and the investment company managed by the Advisor. To the extent a Series invests a portion of its assets in investment companies, those assets will be subject to the risks of the purchased investment company's portfolio securities. The Series also will bear its proportionate share of the expenses of the purchased investment company in addition to its own expenses. The Series do not intend to invest in other investment companies unless, in the judgment of the Advisor, the potential benefits of such investments exceed the associated costs (which includes any investment advisory fees charged by the investment companies) relative to the benefits and costs associated with direct investments in the underlying securities. Because of restrictions on direct investment by U.S. entities in certain countries, investment in other investment companies may be the most practical or the only manner in which an international and global fund can invest in the securities markets of those countries.

Investments in closed-end investment companies may involve the payment of substantial premiums above the net asset value of such issuer's portfolio securities and are subject to limitations under the 1940 Act. A Series also may incur tax liability to the extent it invests in the stock of a foreign issuer that constitutes a "passive foreign investment company."

Exchange  Traded Funds.  Exchange Traded Funds ("ETFs") are investment companies
----------------------
that are registered under the 1940 Act as open-end funds or unit investment trusts ("UITs"). ETFs are actively traded on national securities exchanges and are generally based on specific domestic and foreign market indices. An "index-based ETF" seeks to track the performance of an index by holding in its portfolio either the contents of the index or a representative sample of the securities in the index. Because ETFs are based on an underlying basket of stocks or an index, they are subject to the same market fluctuations as these types of securities in volatile market swings.

Securities Lending.  The High Yield Bond Series may lend portfolio securities to
------------------
brokers, dealers and other financial organizations that meet capital and other credit requirements or other criteria established by the Series' Board of Directors. These loans, if and when made, may not exceed 33 1/3% of the Series' total assets taken at value (including the loan collateral). The Series will not lend portfolio securities to its investment advisor, or its affiliates unless it has applied for and received specific authority to do so from the SEC. Loans of portfolio securities will be fully collateralized by cash, letters of credit or U.S. Government Securities, and the collateral will be maintained in an amount equal to at least 100% of the current market value of the loaned securities by marking to market daily. Any gain or loss in the market price of the securities loaned that might occur during the term of the loan would be for the account of the Series.

By lending its securities, the Series may increase its income by either investing cash collateral received from the borrower in short-term instruments or obtaining a fee from the borrower when U.S. Government Securities or letters of credit are used as collateral. The Series may pay a part of the income earned to a third party (such as the Fund's custodian) for acting as the Series' securities lending agent. The Series will adhere to the following conditions whenever its portfolio securities are loaned: (i) the Series must receive at least 100% cash collateral or equivalent securities of the type discussed in the preceding paragraph from the borrower; (ii) the borrower must increase such collateral whenever the market value of the securities rises above the level of such collateral; (iii) the Series must be able to terminate the loan on demand;
(iv) the Series must receive reasonable interest on the loan, in addition to payments reflecting the amount of any dividends, interest or other distributions on the loaned securities; (v) the Series may pay only reasonable fees in connection with the loan; and, (vi) voting rights on the loaned securities may pass to the borrower, provided, however, that if a material event adversely affecting the investment occurs, the Series must terminate the loan and regain the right to vote the securities. Loans may involve certain risks in the event of default or insolvency of the borrower, including possible delays or restrictions upon the Series' ability to recover the loaned securities or dispose of the collateral for the loan, which could give rise to loss because of adverse market action, expenses and/or delays.

Short Sales.  Each Series may, within limits, engage in short sales "against the
------------
box". A short sale is the sale of borrowed securities; a short sale against the box means that a Series owns securities equivalent to those sold short. No more than 25% of the net assets (taken at current value) of a Series may be held as collateral for such sales at any one time. Such short sales can be used as a
hedge.   No  Series  currently  intends  to  engage  in short sales against  the  box.

Forward  Commitments or Purchases on a When-Issued Basis.  Each Series may enter
---------------------------------------------------------
into forward commitments or purchase securities on a when-issued basis. These securities normally are subject to settlement within 45 days of the purchase date. The interest rate realized on these securities is fixed as of the purchase date and no interest accrues to the Series before settlement. These securities are subject to market fluctuation due to changes in market interest rates. Each Series will enter into these arrangements with the intention of acquiring the securities in question and not for speculative purposes and will maintain a separate account consisting of liquid assets in an amount at least equal to the purchase price.

Investment  in  Restricted  Securities.  Each  Series  may invest in "restricted
---------------------------------------
securities" subject to the 10% net asset limitation regarding illiquid securities; however the High Yield Bond Series is subject to a 15% net asset limitation. Restricted securities are securities which were originally sold in private placements and which have not been registered under the Securities Act of 1933, as amended (the "1933 Act"). Such securities generally have been considered illiquid because they may be resold only subject to statutory restrictions and delays or if registered under the 1933 Act. The SEC adopted Rule 144A to provide for a safe harbor exemption from the registration requirements of the 1933 Act for resales of restricted securities to "qualified institutional buyers." The result has been the development of a more liquid and efficient institutional resale market for restricted securities. The
Advisor, pursuant to policies determined by the Fund's Board of Directors and subject to their oversight, may determine that Rule 144A securities are liquid.

Diversification.  The  Commodity  Series,  Technology  Series,  High  Yield Bond
---------------
Series, Life Sciences Series, Global Fixed Income Series, and World Opportunities Series are non-diversified, as defined in the 1940 Act, which means that a relatively high percentage of assets of each Series may be invested in the obligations of a limited number of issuers. The value of shares of the Series may be more susceptible to any single economic, political or regulatory occurrence than the shares of a diversified investment company would be. These Series intend to satisfy the diversification requirements necessary to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code"), which requires that the Series be diversified (i.e., not invest more than 5% of their assets in the securities in any one issuer) as to 50% of their assets.

INVESTMENT  RESTRICTIONS

Each Series has adopted certain restrictions set forth below as fundamental policies, which may not be changed without the favorable vote of the holders of a "majority" of the Fund's outstanding voting securities, which means a vote of the holders of the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more than 50% of the outstanding shares.

The following restrictions apply to all the Series with the exception of the High Yield Bond Series:

1. None of the Series may borrow money, except from a bank for temporary or emergency purposes in amounts not exceeding 10% of the Series' total assets, and the Series will not make additional investments while borrowings greater than 5% of its total assets are outstanding;

2. With respect to 75% of its total assets, the Small Cap Series, International Series, New York Tax Exempt Series, Ohio Tax Exempt Series, and Diversified Tax Exempt Series may not invest more than 5% of the value of its total assets at the time of investment in securities of any one issuer (other than obligations issued or guaranteed by the United States Government, its agencies or its instrumentalities). None of the Series may purchase more than 10% of the outstanding voting securities of any one issuer;

3. The Small Cap Series, International Series, Global Fixed Income Series, World Opportunities Series, New York Tax Exempt Series, Ohio Tax Exempt Series, and Diversified Tax Exempt Series may not invest 25% or more of the value of its total assets in securities of issuers in any one industry (other than U.S. government securities);

4. None of the Series may invest more than 10% of its total net assets in securities of issuers that are restricted from being sold to the public without registration under the Securities Act of 1933 and illiquid securities, including repurchase agreements with maturities of greater than seven days;

5. Each Series may purchase shares of closed-end (and the World Opportunities may also purchase shares of open-end) investment companies that are traded on national exchanges to the extent permitted by applicable law.

6. None of the Series may make loans, except that each may invest in debt securities and repurchase agreements;

7. None of the Series may purchase securities on margin (but a Series may obtain such short-term credits as may be necessary for the clearance of transactions);

8. None of the Series may make short sales of securities or maintain a short position, unless at all times when a short position is open it owns an equal amount of such securities or securities convertible into or exchangeable, without payment of any further consideration, for securities of the same issue as, and equal in amount to, the securities sold short (short sale against-the-box), and unless no more than 25% of a Series' net assets (taken at a current value) are held as collateral for such sales at any one time;

9. Issue senior securities or pledge its assets, except that each Series may invest in futures contracts and related options;

10. None of the Series may buy or sell commodities or commodity contracts (the Small Cap, Commodity, Technology, International, Life Sciences, Global Fixed Income, and World Opportunities Series expressly provide that forward foreign currency contracts are not considered commodities or commodity contracts for purposes of this restriction) or real estate or interest in real estate, although each Series may purchase and sell securities which are secured by real estate and securities of companies which invest or deal in real estate.

11. None of the Series may act as underwriter except to the extent that, in connection with the disposition of portfolio securities, it may be deemed to be an underwriter under certain federal securities laws;

12. None of the Series may make investments for the purpose of exercising control or management;

13. None of the Series may participate on a joint or joint and several basis in any trading account in securities;

14. None of the Series may invest in interests in oil, gas or other mineral exploration or development programs, although it may invest in the common stocks of companies which invest in or sponsor such programs;

15. None of the Series may purchase foreign securities if as a result of the purchase of such securities more than 10% of a Series' assets (25% in the case of the Life Sciences Series and 100% in the case of the International, Global Fixed Income, World Opportunities and Commodity Series) would be invested in foreign securities provided that this restriction shall not apply to foreign securities that are listed on a domestic securities exchange or represented by American depository receipts that are traded either on a domestic securities exchange or in the United States on the over-the-counter market;

16. None of the Series (except for the Global Fixed Income Series, New York Tax Exempt Series, Ohio Tax Exempt Series and Diversified Tax Exempt Series) may invest more than 5% of the value of its total net assets in warrants. Included within that amount, but not to exceed 2% of the value of the Series' net assets, may be warrants which are not listed on the New York or American Stock Exchange.

In  addition  to  the  foregoing:

17. Under the Investment Company Act of 1940 and the rules and regulations thereunder, each Series is prohibited from acquiring the securities of other investment companies if, as a result of such acquisition, such Series owns more than 3% of the total voting stock of the company; securities issued by any one investment company represent more than 5% of its total assets; or securities (other than treasury stock) issued by all investment companies represent more than 10% of the total assets of a Series. A Series' purchase of such investment companies would indirectly bear a proportionate share of the operating expenses of such investment companies, including advisory fees. None of the Series, except the World Opportunities Series, will purchase or retain securities issued by open-end investment companies (other than money market funds for temporary investment).

18. The Series' investment policies with respect to options on securities and with respect to stock index and currency futures and related options are subject to the following fundamental limitations: (1) with respect to any Series, the aggregate value of the securities underlying calls or obligations underlying puts determined as of the date options are sold shall not exceed 25% of the assets of the Series; (2) a Series will not enter into any option transaction if immediately thereafter, the aggregate premiums paid on all such options which are held at any time would exceed 20% of the total net assets of the Series; (3) the aggregate margin deposits required on all futures or options thereon held at any time by a Series will not exceed 5% of the total assets of the Series; (4) the security underlying the put or call is within the investment policies of each Series and the option is issued by the Options Clearing Corporations; and (5) the Series may buy and sell puts and calls on securities and options on financial futures if such options are listed on a national securities or commodities exchange.

19. The Series will not purchase or retain securities of an issuer if an officer or director of such issuer is an officer or director of the Fund or its investment adviser and one or more of such officers or directors of the Fund or its investment adviser owns beneficially more than 1/2% of the shares or securities of such issuer and all such directors and officers owning more than 1/2% of such shares or securities together own more than 5% of such shares or securities.

20. The Series will not purchase securities of any company which has (with predecessors) a record of less than three years continuous operation if as a result more than 5% of the Series' assets would be invested in securities of such companies.

In addition, the Commodity Series is subject to the following investment limitation which is not fundamental: The Public Utility Holding Company Act of 1935 ("PUHCA") places certain restrictions on affiliates of public utility companies as defined in PUHCA. The Commodity Series will not acquire 5% or more of the outstanding voting securities of a public utility in order to avoid imposition of these restrictions.

Except  for  the  limitation  on  borrowings, all of the above percentage
limitations   are  applicable  at  the  time of purchase.  With respect to warrants, rights, and convertible securities, a determination of compliance with the above limitations shall be made as though such warrant, right, or conversion privilege had been exercised. With respect to the limitation on illiquid securities, in the event that a subsequent change in net assets or other circumstances cause a Series to exceed its limitation, the Series will take steps to bring the aggregate amount of illiquid instruments back within the limitations as soon as reasonably practicable.

The  High  Yield  Bond  Series  may  not:

1. Purchase any securities which would cause more than 25% of the total assets of the Series, based on current value at the time of such purchase, to be invested in the securities of one or more issuers conducting their principal business activities in the same industry, provided that this limitation does not apply to investments in (a) obligations issued or guaranteed by the U.S. Government or its agencies and instrumentalities, or (b) obligations of state or municipal governments and their political subdivisions.

2. Borrow, except that the Series may (a) borrow from banks for temporary or emergency purposes, including the meeting of redemption requests which might otherwise require the untimely disposition of securities, and (b) to the extent consistent with the Series' investment objective and policies, enter into reverse repurchase agreements, forward roll transactions and similar investment techniques and strategies. To the extent it engages in transactions described in (a) and (b), the Series will be limited so that no more than 33 1/3% of its total assets (including the amount borrowed), less liabilities (not including the amount borrowed) valued at the time the borrowing is made, is derived from such transactions.

3. Make loans, except that the Series may (a) purchase or hold debt instruments in accordance with its investment objective and policies, (b) enter into repurchase agreements, and (c) loan its portfolio securities, to the fullest extent permitted under the 1940 Act, and any rules, regulation or order thereunder.

4. Purchase or sell real estate, real estate limited partnership interests, commodities or commodities contracts including futures contracts. However, subject to its permitted investments, the Series may (a) invest in securities of issuers engaged in the real estate business or the business of investing in real estate (including interests in limited partnerships owning or otherwise engaging in the real estate business or the business of investing in real estate) and securities which are secured by real estate or interests therein; (b) hold or sell real estate received in connection with securities it holds or held; or (c) trade in futures contracts (including forward foreign currency contracts) and options on futures contracts (including options on currencies) to the extent consistent with the Series' investment objective and policies.

5. Act as an underwriter of securities of other issuers except as it may be deemed an underwriter in selling a portfolio security.

6. Issue senior securities (as defined in the 1940 Act) except in connection with permitted borrowings as described in this Statement of Additional Information or as permitted by the 1940 Act, and any rule, regulation or order of the SEC thereunder.

The foregoing percentages (except the limitation on borrowing) will apply at the time of the purchase of a security.

The following non-fundamental policies apply to the High Yield Bond Series. These non-fundamental policies may be changed by the Board of Directors without shareholder approval.

The  Series  may  not:

1.     Invest  in  companies  for  the  purpose  of  exercising  control.

2. Purchase illiquid securities, i.e., securities that cannot be disposed at approximately the amount at which the Series has valued them in seven days or less (which term includes repurchase agreements and time deposits maturing in more than seven days) if, in the aggregate, more than 15% of its net assets would be invested in illiquid securities.

3. Invest more than 5% of the value of its total net assets in warrants. Included within that amount, but not to exceed 2% of the value of the Series' net assets, may be warrants which are not listed on the New York or American Stock Exchange.

4. Sell securities short unless at all times when a short position is open it owns an equal amount of such securities or securities convertible into or exchangeable, without payment of any further consideration, for securities of the same issue as, and equal in amount of, the securities sold short (short sale against the box), and unless no more than 25% of the Series' net assets (taken at a current value) are held as collateral for such sales at any one time.

5. Purchase securities on margin, except that the Series may obtain short-term credits that are necessary for the clearance of transactions, and provided that margin payments in connection with futures contracts and options on futures contracts shall not constitute purchasing securities on margin.

In  addition:

Under the Investment Company Act of 1940 and the rules and regulations thereunder, the Series is prohibited from acquiring the securities of other investment companies if, as a result of such acquisition, such Series owns more than 3% of the total voting stock of the company; securities issued by any one investment company represent more than 5% of its total assets; or securities (other than treasury stock) issued by all investment companies represent more than 10% of the total assets of the Series. The Series' purchase of such investment companies would indirectly bear a proportionate share of the operating expenses of such investment companies, including advisory fees.

The Series' investment policies with respect to options on securities and with respect to stock index and current futures and related options are subject to the following limitations: (1) with respect to the Series, the aggregate value of the securities underlying calls or obligations underlying puts determined as of the date options are sold shall not exceed 25% of the assets of the Series;
(2) the Series will not enter into any option transaction if immediately thereafter, the aggregate premiums paid on all such options which are held at any time would exceed 20% of the total net assets of the Series; (3) the aggregate margin deposits required on all futures or options thereon held at any time by the Series will not exceed 5% of the total assets of the Series; (4) the security underlying the put or call is within the investment policies of the Series and the option is used by the Options Clearing Corporations; and (5) the Series may buy and sell puts and calls on securities and options on financial futures if such options are listed on a national securities or commodities exchange.

Except or as may be specifically provided to the contrary, each of the above percentage limitations are applicable at the time of a purchase. With respect to warrants, rights, and convertible securities, a determination of compliance with the above limitations shall be made as though such warrant, right, or conversion privilege had been exercised. With respect to the limitation on illiquid securities, in the event that a subsequent change in net assets or other circumstances cause a Series to exceed its limitation, the Series will take steps to bring the aggregate amount of illiquid instruments back within the limitations as soon as reasonably practicable.


PORTFOLIO  TURNOVER

An annual portfolio turnover rate is, in general, the percentage computed by taking the lesser of purchases or sales of portfolio securities (excluding certain debt securities) for a year and dividing that amount by the monthly average of the market value of such securities during the year. Each Series expects that its long-term average turnover rate will be less than 100%.
However, turnover will in fact be determined by market conditions and opportunities, and therefore it is impossible to estimate the turnover rate with confidence.

THE  FUND

The Fund is an open-end management investment company incorporated under the laws of the State of Maryland on July 26, 1984. Prior to February 1998, the Fund was named Manning & Napier Fund, Inc. The Board of Directors may, at its own discretion, create additional Series of shares, each of which would have separate assets and liabilities.

Each share of a Series represents an identical interest in the investment portfolio of that Series and has the same rights, except that (i) each class of shares bears those distribution fees, service fees and administrative expenses applicable to the respective class of shares as a result of its sales arrangements, which will cause the different classes of shares to have different expense ratios and to pay different rates of dividends, (ii) each class has exclusive voting rights with respect to those provisions of the Series' Rule 12b-1 distribution plan which relate only to such class and (iii) the classes have different exchange privileges. As a result of each class' differing Rule 12b-1 distribution and shareholder services plan, shares of different classes of the same Series may have different net asset values per share.

The Fund does not expect to hold annual meetings of shareholders but special meetings of shareholders may be held under certain circumstances. Shareholders of the Fund retain the right, under certain circumstances, to request that a meeting of shareholders be held for the purpose of considering the removal of a Director from office, and if such a request is made, the Fund will assist with shareholder communications in connection with the meeting. The shares of the Fund have equal rights with regard to voting, redemption and liquidations. The Fund's shareholders will vote in the aggregate and not by Series or Class except as otherwise expressly required by law or when the Board of Directors determines that the matter to be voted upon affects only the interests of the shareholders of a Series or a Class. Income, direct liabilities and direct operating expenses of a Series will be allocated directly to the Series, and general liabilities and expenses of the Fund will be allocated among the Series in proportion to the total net assets of the Series by the Board of Directors. The holders of shares have no preemptive or conversion rights. Shares when issued are fully paid and non-assessable and do not have cumulative voting rights.

Shares of the Fund may not be available for purchase in every state. If a Series is not registered in a state, investments will not be accepted for the Series from shareholders in that state, and requests to exchange from another Series into that Series also will not be accepted. Please contact the Fund at 1-800-466-3863 for information about state availability.

MANAGEMENT

The overall business and affairs of the Fund are managed by the Fund's Board of Directors. The Board approves all significant agreements between the Fund and persons or companies furnishing services to the Fund, including the Fund's agreements with its investment advisor, custodian and distributor. In carrying out their duties, the Directors follow the provisions of the General Laws of the State of Maryland governing corporations. The day-to-day operations of the Fund are delegated to the Fund's officers and to the Advisor. A committee made up of investment professionals and analysts makes all the investment decisions for the Fund.

The  Directors  and  officers  of  the  Fund  are:





NAME:                                             William Manning
ADDRESS:                                          1100 Chase Square
                                                  Rochester, NY 14604
AGE:                                              66
CURRENT POSITION(S) HELD WITH FUND:               President
TERM OF OFFICE & LENGTH OF TIME SERVED:           N/A - Since 1985
PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS:      President & Treasurer(1/1970 - 4/2003),
                                                  Director & Co-founder,
                                                  Manning & Napier Advisors, Inc. (1/1970 - current),
                                                  President, Founder, CEO

NUMBER OF PORTFOLIOS OVERSEEN WITHIN FUND COMPLEX:18

OTHER DIRECTORSHIPS HELD OUTSIDE FUND COMPLEX:    KSDS, Inc.
                                                  Kent Displays, Inc.
                                                  Manning Leasing dba Williams International Air
                                                  Manning Ventures, Inc.
                                                  Mount Union College
                                                  NCADD
                                                  Symantix Corp.
---------------------------------------------------------------------------------------------------------------------------

NAME:                                             B. Reuben Auspitz*
ADDRESS:                                          1100 Chase Square
                                                  Rochester, NY 14604
AGE:                                              56
CURRENT POSITION(S) HELD WITH FUND:               Principal Executive Officer, Vice President,
                                                  Chairman & Director, Audit Committee Member
TERM OF OFFICE & LENGTH OF TIME SERVED:           N/A - Since 1984
                                                  Executive Group Member***, Executive Vice President & Director,
PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS:      Manning & Napier Advisors, Inc.
                                                  President & Director, Manning & Napier Investor Services, Inc.
                                                  Holds one or more of the following titles for various
                                                  subsidiaries and
                                                  affiliates: Director, Chairman, Treasurer or Member
NUMBER OF PORTFOLIOS OVERSEEN WITHIN FUND COMPLEX:24**
OTHER DIRECTORSHIPS HELD OUTSIDE FUND COMPLEX:    Exeter Trust Co.
---------------------------------------------------------------------------------------------------------------------------
NAME:                                             Martin Birmingham
ADDRESS:                                          1100 Chase Square
                                                  Rochester, NY 14604
AGE:                                              81
CURRENT POSITION(S) HELD WITH FUND:               Director
TERM OF OFFICE & LENGTH OF TIME SERVED:           N/A - Since 1994
PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS:      Advisory Trustee, The Freedom Forum
                                                  (nonpartisan, international foundation)

NUMBER OF PORTFOLIOS OVERSEEN WITHIN FUND COMPLEX:24**

OTHER DIRECTORSHIPS HELD OUTSIDE FUND COMPLEX:    N/A
---------------------------------------------------------------------------------------------------------------------------

NAME:                                             Harris H. Rusitzky
ADDRESS:                                          1100 Chase Square
                                                  Rochester, NY 14604
AGE:                                              68
CURRENT POSITION(S) HELD WITH FUND:               Director, Audit Committee Member
TERM OF OFFICE & LENGTH OF TIME SERVED:           N/A - Since 1985
PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS:      President, The Greening Group (business consultants)

NUMBER OF PORTFOLIOS OVERSEEN WITHIN FUND COMPLEX:24**

OTHER DIRECTORSHIPS HELD OUTSIDE FUND COMPLEX:    N/A
NAME:                                             Peter L. Faber
ADDRESS:                                          1100 Chase Square
                                                  Rochester, NY 14604
AGE:                                              65
CURRENT POSITION(S) HELD WITH FUND:               Director
TERM OF OFFICE & LENGTH OF TIME SERVED:           N/A - Since 1987

PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS:      Partner, McDermott, Will & Emery (law firm)

NUMBER OF PORTFOLIOS OVERSEEN WITHIN FUND COMPLEX:24**
OTHER DIRECTORSHIPS HELD OUTSIDE FUND COMPLEX:     New York City Partnership & Chamber of Commerce, Inc.
---------------------------------------------------------------------------------------------------------------------------



NAME:                                              Stephen B. Ashley
ADDRESS:                                           1100 Chase Square
                                                   Rochester, NY 14604
AGE:                                               63
CURRENT POSITION(S) HELD WITH FUND:                Director, Audit Committee Member
TERM OF OFFICE & LENGTH OF TIME SERVED:            N/A - Since 1996
PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS:      Chairman, Director, President & Chief Executive Officer, The Ashley Group
                                                  (property management and investment)

NUMBER OF PORTFOLIOS OVERSEEN WITHIN FUND COMPLEX: 24**

OTHER DIRECTORSHIPS HELD OUTSIDE FUND COMPLEX:     Genesee Corp.
                                                   The Ashley Group
                                                   Fannie Mae
---------------------------------------------------------------------------------------------------------------------------

NAME:                                              Christine Glavin
ADDRESS:                                           1100 Chase Square
                                                   Rochester, NY 14604
AGE:                                               36
CURRENT POSITION(S) HELD WITH FUND:                Principal Financial Officer, Chief Financial Officer, Treasurer
TERM OF OFFICE & LENGTH OF TIME SERVED:            N/A - Since 2001
PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS:       Fund Accounting Manager, Manning &
                                                   Napier Advisors, Inc.
                                                   Chief Financial Officer, Treasurer

NUMBER OF PORTFOLIOS OVERSEEN WITHIN FUND COMPLEX: 24**

OTHER DIRECTORSHIPS HELD OUTSIDE FUND COMPLEX:     N/A
---------------------------------------------------------------------------------------------------------------------------

NAME:                                              Jodi L. Hedberg
ADDRESS:                                           1100 Chase Square
                                                   Rochester, NY 14604
AGE:                                               35
CURRENT POSITION(S) HELD WITH FUND:                Corporate Secretary
TERM OF OFFICE & LENGTH OF TIME SERVED:            N/A - Since 1997
PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS:       Compliance Manager, Manning & Napier
                                                   Advisors, Inc. & Affiliates, Corporate Secretary

NUMBER OF PORTFOLIOS OVERSEEN WITHIN FUND COMPLEX: 24**

OTHER DIRECTORSHIPS HELD OUTSIDE FUND COMPLEX:      N/A
---------------------------------------------------------------------------------------------------------------------------


NAME:                                              Alaina V. Metz
ADDRESS:                                           1100 Chase Square
                                                   Rochester, NY 14604
AGE:                                               36
CURRENT POSITION(S) HELD WITH FUND:                Special Assistant Secretary
TERM OF OFFICE & LENGTH OF TIME SERVED:            N/A - Since 2002
PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS:       Vice President, BISYS Fund Services Ohio, Inc. (mutual fund servicing company)

NUMBER OF PORTFOLIOS OVERSEEN WITHIN FUND COMPLEX: 18

OTHER DIRECTORSHIPS HELD OUTSIDE FUND COMPLEX:     N/A



*Interested Director, within the meaning of the Investment Company Act of 1940 by reason of position with the investment advisor and the Fund's distributor. Mr. Auspitz serves as Executive Vice President & Director, Manning & Napier Advisors, Inc. and President and Director, Manning & Napier Investor Services, Inc, the Fund's distributor.
**Includes  portfolios  of  Exeter  Insurance  Fund,  Inc.
*** The Executive Group, which consists of five members, performs the duties of the Office of the President, effective May 2003.


EQUITY  OWNERSHIP  OF  DIRECTORS  AS  OF  12/31/02





                                                                                      Aggregate Dollar Range of
                                                                              ------------------------------------------
                                                                                       Equity Securities in All
                                                                              ------------------------------------------
                                                                                        Registered Investment
                                                                              ------------------------------------------
                                                                                        Companies Overseen by
                                                                              ------------------------------------------
Name of Director         Dollar Range of Equity Securities in the Fund        Director in Family of Investment Companies
                    --------------------------------------------------------  ------------------------------------------
Martin Birmingham
                    World Opportunities Series - Over $100,000                Over $100,000
                    --------------------------------------------------------  ------------------------------------------
Harris H. Rusitzky  Small Cap Series - between $50,001 and $100,000           Over $100,000
                    Technology Series - between $10,001 and $50,000
                    International Series - between $10,001 and $50,000
                    Life Sciences Series - between $50,001 and $100,000
                    World Opportunities Series - between $10,001 and $50,000
                    New York Tax Exempt Series - Over $100,000
                    --------------------------------------------------------
Peter L. Faber
                    Small Cap Series - between $10,001 and $50,000            Over $100,000
                    International Series - between $10,001 and $50,000
                    Life Sciences Series - between $50,001 and $100,000
                    Global Fixed Income Series - between $10,001 and $50,000
                    World Opportunities Series - between $10,001 and $50,000
                    New York Tax Exempt Series - Over $100,000
                    --------------------------------------------------------
Stephen B. Ashley    None                                                      Over $100,000
                    --------------------------------------------------------  ------------------------------------------
Reuben Auspitz       None                                                      None
                    --------------------------------------------------------  ------------------------------------------




None of the non-Interested Directors have any beneficial ownership interest in the Fund's Advisor, Manning & Napier Advisors, Inc. dba Exeter Asset Management, or its Distributor, Manning & Napier Investor Services, Inc.

The only Committee of the Fund is an Audit Committee whose members are B. Reuben Auspitz, Harris H. Rusitzky and Stephen B. Ashley. The Audit Committee meets on an annual basis, and, if necessary more frequently. The Committee met twice during the last fiscal year. The Audit Committee reviews the financial reporting process, the system of internal control, the audit process, and the Fund's process for monitoring compliance with investment restrictions and applicable laws and regulations.

Directors affiliated with the Advisor do not receive fees from the Fund. Each Director who is not affiliated with the Advisor shall receive an annual fee of $2,500. Annual fees will be calculated monthly and prorated. In addition to the annual fee, each Director who is not affiliated with the Advisor shall receive $375 per Board Meeting attended for each active Series of the Fund, plus $500 for any Committee Meeting .

COMPENSATION  TABLE  FOR  FISCAL  YEAR  ENDED  DECEMBER  31,  2002




                                                      Pension or         Estimated       Total
                                                      Retirement           Annual    Compensation
                     Position     Aggregate            Benefits           Benefits     from Fund
                       with     Compensation           Accrued              upon       and Fund
Name                Registrant    from Fund    as Part of Fund Expenses  Retirement    Complex1
------------------  ----------  -------------  ------------------------  ----------  -------------


B. Reuben Auspitz2  Director    $           0  N/A                       N/A         $           0


Martin Birmingham   Director    $      25,750  N/A                       N/A         $      32,750


Harris H. Rusitzky  Director    $      26,750  N/A                       N/A         $      34,750


Peter L. Faber      Director    $      25,750  N/A                       N/A         $      32,750


Stephen B. Ashley   Director    $      26,750  N/A                       N/A         $      34,750



1Includes compensation for service on Board of Directors of Exeter Insurance Fund, Inc.
2Interested  Director,  within the meaning of the Investment Company Act of 1940
(the "1940 Act") by reason of position with the investment advisor and the Fund's distributor.

As of April 28, 2003, the directors and officers of the Fund, as a group, owned less than 1% of the Fund.

BOARD CONSIDERATIONS IN APPROVING THE ADVISORY AGREEMENT. As discussed in the section of this SAI entitled "The Advisor," the Board continuance of the Advisory Agreement must be specifically approved at least annually (i) by the vote of the Board of Directors or by a vote of the shareholders of the Fund and
(ii) by the vote of a majority of the Board who are not parties to the Advisory Agreement or "interested persons" of any party thereto, cast in person at a meeting called for the purpose of voting on such approval. Each year, the Board of Directors calls and holds a meeting to decide whether to renew the Advisory Agreement for the upcoming year. In preparation for the meeting, the Board requests and reviews a wide variety of information from the Advisor. The Directors use this information, as well as other information that the Advisor and other Fund service providers may submit to the Board, to help them decide whether to renew the Advisory Agreement for another year.

 Prior to or at this year's meeting, the Board was provided with written materials from the Advisor about: (a) the quality of the Advisor's investment management and other services; (b) the Advisor's investment management personnel; (c) the Advisor's brokerage practices (including any soft dollar arrangements) and investment strategies; (d) the Fund's overall fees and operating expenses compared with similar mutual funds; (e) the level of the Advisor's profitability from its Fund-related operations; (f) the Advisor's policies on and compliance procedures for personal securities transactions; (g) the Advisor' reputation, expertise and resources in domestic and foreign financial markets; and (h) the Fund's performance compared with similar mutual funds.

At the meeting, representatives from the Advisor presented additional oral and written information to the Board to help the Board evaluate the Advisor's fee and other aspects of the Agreement. The Directors then discussed the written materials that the Board received before the meeting and the Advisor's oral presentation and any other information that the Board received at the meeting, and deliberated on the renewal of the Advisory Agreement in light of this information. In its deliberations, the Board did not identify any single piece of information that was all-important, controlling or determinative of its decision.

Based on the Board's deliberations and its evaluation of the information described above, the Board, including all of the independent Directors, unanimously: (a) concluded that terms of the Agreement are fair and reasonable;
(b) concluded that the Advisor's fees are reasonable in light of the services that the Advisor provides to the Fund; and (c) agreed to renew the Agreement for another year.

CODE  OF  ETHICS

The Fund, the Advisor, and the Fund's principal underwriter have each adopted a Code of Ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940. These Codes of Ethics apply to the personal investing activities of directors, officers and certain employees ("access persons"). Rule 17j-1 and the Code are designed to prevent unlawful practices in connection with the purchase or sale of securities by access persons. Under these Codes of Ethics, access persons are permitted to engage in personal securities transactions, but are required to report their personal securities transactions for monitoring purposes. In addition, certain access persons are required to obtain approval before investing in initial public offerings or private placements. A copy of the Codes of Ethics is on file with the Securities and Exchange Commission, and is available to the public.

BENEFICIAL  OWNERS

As of April 7, 2003, the following persons were the only persons who were record owners (or to the knowledge of the Fund, beneficial owners) of 5% and 25% or more of the shares of a Series. Persons who owned of record or beneficially more than 25% of a Series' outstanding shares may be deemed to control the Series within the meaning of the 1940 Act. The Fund believes that most of the shares referred to below were held by the below persons in accounts for their fiduciary, agency, or custodial customers.

Name  and  Address  of  Holder  of  Record          Percentage  of  Series
------------------------------------------          ----------------------


     New  York  Tax  Exempt  Series
     ------------------------------



Manning & Napier Advisors, Inc.  5.98%
FBO William B. Hale
1100 Chase Square
Rochester, NY 14604



                             Ohio Tax Exempt Series
                             ----------------------



Manning & Napier Advisors, Inc.   17.94%
FBO Franklin Eck
1100 Chase Square
Rochester, NY 14604

Manning & Napier Advisors, Inc.    6.18%
FBO Cinda Roudebush Living Trust
1100 Chase Square
Rochester, NY 14604



                                Technology Series
                                -----------------



Manning & Napier Advisors, Inc.  5.96%
FBO Local 365 UAW Pension Fund
1100 Chase Square
Rochester, NY 14604



                                Small Cap Series
                                ----------------



Mac & Co.                  7.80%
PO Box 3198
Mutual Fund Operations
Pittsburgh, PA 15230-3198




                           World Opportunities Series
                           --------------------------



Cherry Trust & Co.    5.86%
3033 East First Ave.
Denver, CO 80206




----
THE  ADVISOR
------------

Exeter Asset Management, a division of Manning & Napier Advisors, Inc. ("MNA"), acts as the Fund's investment advisor. Mr. William Manning controls the Advisor by virtue of his ownership of the securities of MNA. The Advisor also is generally responsible for supervision of the overall business affairs of the Fund including supervision of service providers to the Fund and direction of the Advisor's directors, officers or employees who may be elected as officers of the Fund to serve as such.

The Fund pays the Advisor for the services performed a fee at the annual rate of 0.50% of the average daily net assets of the New York Tax Exempt Series, Ohio Tax Exempt Series, and Diversified Tax Exempt Series and 1% of each other Series' average daily net assets. The advisory fee charged by the Advisor to its investment advisory clients will not include or be based on assets of such clients held in shares of the Series. As described below, the Advisor is separately compensated for acting as transfer agent and accounting services agent for the Series.

Under the Investment Advisory Agreement (the "Agreement") between the Fund and the Advisor, the Fund is responsible for its operating expenses, including: (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums; (iv) compensation and expenses of its Directors other than those affiliated with the Advisor; (v) legal and audit expenses; (vi) fees and expenses of the Fund's custodian, and accounting services agent, if obtained for the Fund from an entity other than the Advisor; (vii) expenses incidental to the issuance of its shares, including issuance on the payment of, or reinvestment of, dividends and capital gain distributions; (viii) fees and expenses incidental to the registration under federal or state securities laws of the Fund or its shares;
(ix) expenses of preparing, printing and mailing reports and notices and proxy material to shareholders of the Fund; (x) all other expenses incidental to holding meetings of the Fund's shareholders; (xi) dues or assessments of or contributions to the Investment Company Institute or any successor; and (xii) such non-recurring expenses as may arise, including litigation affecting the Fund and the legal obligations with respect to which the Fund may have to indemnify its officers and directors.

Pursuant to a separate expense limitation agreement, the Advisor has contractually agreed to waive fees and reimburse expenses so that the total
operating  expenses  for      (i) each of the Tax Exempt Series do not
exceed 0.85% of each Series' total net assets; (ii) the Technology Series do not exceed 1.20% of the Series' total net assets; and (iii) the High Yield Bond Series do not exceed 1.20% of the Series' total net assets. This agreement will remain in effect until at least April 30, 2004 and may be extended.

For periods ended December 31 (unless otherwise indicated), the aggregate total of advisory fees paid by each Series to the Advisor were as follows:






                           2000         2001         2002
                        -----------  -----------  ----------

Series                   Fees Paid   Fees Waived  Fees Paid   Fees Waived   Fees Paid   Fees Waived
----------------------  -----------  -----------  ----------  ------------  ----------  ------------


Small Cap               $  942,562   N/A          $1,079,803  N/A           $1,050,125  N/A
                        -----------  -----------  ----------  ------------  ----------  ------------

Technology              $225,398(1)  N/A          $  517,264  $     63,728  $  185,195  $    129,955
                        -----------  -----------  ----------  ------------  ----------  ------------

International           $1,275,276   N/A          $  979,447  N/A           $  849,015  N/A
                        -----------  -----------  ----------  ------------  ----------  ------------


World Opportunities     $  982,406   N/A          $  838,686  N/A           $  829,425  N/A
                        -----------  -----------  ----------  ------------  ----------  ------------


New York Tax Exempt     $  290,620   N/A          $  338,772  N/A           $  326,185  N/A
                        -----------  -----------  ----------  ------------  ----------  ------------


Ohio Tax Exempt         $    6,121   N/A          $        0  $     49,071  $        0  $     56,055
                        -----------  -----------  ----------  ------------  ----------  ------------


Diversified Tax Exempt  $    6,121   N/A          $  259,033  N/A           $  273,945  N/A
                        -----------  -----------  ----------  ------------  ----------  ------------


Global Fixed Income     $  828,011   N/A          $  833,848  N/A           $  846,700  N/A
----------------------  -----------  -----------  ----------  ------------  ----------  ------------

Life Sciences           $  983,296   N/A          $1,333,125  N/A           $1,236,130  N/A
----------------------  -----------  -----------  ----------  ------------  ----------  ------------




(1)     For  the  period August 8, 2000 (Commencement of Operations) to December
--------------------------------------------------------------------------------
31,  2000.
----------


The Agreement provides that in the event the expenses of the Fund (including the fee of the Advisor but excluding: (i) brokerage commissions; (ii) interest;
(iii) taxes; and (iv) extraordinary expenses except for those incurred by the Fund as a result of litigation in connection with a suit involving a claim for recovery by the Fund, or as a result of litigation involving a defense against a liability asserted against the Fund, provided that, if the Advisor made the decision or took the action which resulted in such claim the Advisor acted in good faith without gross negligence or misconduct, and for any indemnification paid by the Fund to its officers, directors and advisers in accordance with applicable state and federal laws as a result of such litigation) for any fiscal year exceed the limits set by applicable regulations of state securities commissions, the Advisor will reduce its fee by the amount of such excess. Any such reductions or refunds are accrued and paid in the same manner as the Advisor's fee and are subject to readjustment during the year.

The Agreement states that the Advisor shall give the Fund the benefit of its best judgment and effort in rendering services thereunder, but the Advisor shall not be liable for any loss sustained by reason of the purchase, sale or retention of any security, whether or not such purchase, sale or retention shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such purchase, sale or retention shall have been made and such other individual, firm or corporation shall have been selected in good faith. The Agreement also states that nothing contained therein shall, however, be construed to protect the Advisor against any liability to the Fund or its security holders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under the Agreement.

The Agreement also provides that it is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Fund's Registration Statement under the 1940 Act or the Securities Act of 1933 except for information supplied by the Advisor for inclusion therein; the Fund agrees to indemnify the Advisor to the full extent permitted by the Fund's Articles of Incorporation.

On April 30, 1993, the Advisor became the Fund's Transfer Agent. For servicing the Ohio Tax Exempt Series, New York Tax Exempt Series and the Diversified Tax Exempt Series in this capacity, for the fiscal year ended December 31, 2000, the Advisor received $25,091 from the Fund. Prior to March 2001, the Advisor did not charge for its Transfer Agent Services to the other Series. For servicing the Small Cap Series, Technology Series, International Series, World Opportunities Series, New York Tax Exempt Series, Ohio Tax Exempt Series, Diversified Tax Exempt Series, Global Fixed Income Series, and Life Sciences Series in this capacity for the fiscal years ended December 31, 2001 and 2002, the Advisor received $310,460 and $670,840, respectively from the Fund. Under a Master Services Agreement effective March 26, 2001, the Fund has agreed to pay the Advisor an annual fee of $22,000 per Series plus an additional $12.50 per account for providing transfer agency services to the Class A shares of the Small Cap Series and the World Opportunities Series and to the Technology Series, International Series, New York Tax Exempt Series, Ohio Tax Exempt Series, Diversified Tax Exempt Series, Global Fixed Income Series, Life Sciences Series, Commodity Series and High Yield Bond Series. Additional classes of shares within a Series will be subject to the same fees. In addition, the Fund will pay an annual fee of $10 for certain types of retirement plans. The Advisor has entered into an agreement with BISYS Fund Services Ohio, Inc., 3435 Stelzer Road, Columbus, OH 43219 under which BISYS will serve as sub-transfer agent.

Pursuant to the Master Services Agreement dated April 14, 2000, the Advisor became the Fund's accounting services agent. For these services, the Fund will pay the Advisor a fee of 0.04% of each Series' daily net assets calculated daily and payable monthly, with a minimum annual fee of $48,000 per Series. In addition, the Fund will pay the Advisor an additional annual fee of $10,000 for each additional class of a Series. For the fiscal years ended December 31, 2000, 2001 and 2002, the Fund paid the Advisor $340,583, $511,988 and
$526,145, respectively, for fund accounting services. The Advisor has entered into an agreement with BISYS Fund Services Ohio, Inc., 3435 Stelzer Road, Columbus, OH 43219 under which BISYS will serve as sub-accounting services agent.

Shares of the Series may be used from time to time as an investment for clients of the Advisor who utilize discretionary account management services provided by the Advisor or its affiliates. In connection with these services, the shares of a Series may be utilized as the principal investment medium or, for certain Series, may be used as a means of capturing an investment opportunity in a specific market or industry sectors. Once the Advisor determines that such an investment opportunity has been captured for its discretionary accounts, it generally will sell the shares of the relevant Series from such clients' accounts. The Advisor will monitor the cash flows in and out of the Series resulting from any such activity in an effort to minimize any potential negative impact upon the performance of the Series.

DISTRIBUTION  OF  FUND  SHARES
------------------------------

Manning & Napier Investor Services, Inc. (the "Distributor") acts as Distributor of the Fund shares and is located at the same address as the Advisor and the Fund. The Distributor and the Fund are parties to a distribution agreement dated May 11, 1999 (the "Distribution Agreement") which applies to each Class of shares.

The Distribution Agreement will remain in effect for a period of two years after the effective date of the agreement and is renewable annually. The Distribution Agreement may be terminated by the Distributor, by a majority vote of the
Directors who are not interested persons and have no financial interest in the Distribution Agreement ("Qualified Directors") or by a majority of the outstanding shares of the Fund upon not more than 60 days' written notice by either party or upon assignment by the Distributor. The Distributor will not
receive  compensation  for  distribution  of  Class  A  shares  of   a
Series. The Fund has adopted Plans of Distribution with respect to the Class B, C, D and E Shares (the "Plans"), pursuant to Rule 12b-1 under the 1940 Act. Currently, only the Small Cap Series and the World Opportunities Series offer multiple classes pursuant to the Plans. The Advisor may impose separate requirements in connection with employee purchases of the Class A Shares of a Series.

The  Plans
----------

The Fund has adopted each Plan in accordance with the provisions of Rule 12b-1 under the 1940 Act which regulates circumstances under which an investment company may directly or indirectly bear expenses relating to the distribution of its shares. Continuance of each Plan must be approved annually by a majority of the Directors of the Fund and by a majority of the Qualified Directors. Each Plan requires that quarterly written reports of amounts spent under the Plan and the purposes of such expenditures be furnished to and reviewed by the Directors. A Plan may not be amended to increase materially the amount which may be spent thereunder without approval by a majority of the outstanding shares of the respective class of the Fund. All material amendments of a Plan will require approval by a majority of the Directors of the Fund and of the Qualified Directors.

The Distributor expects to allocate most of its fee to investment dealers, banks or financial service firms that provide distribution, administrative and/or shareholder services ("Financial Intermediaries"). The Financial Intermediaries may provide for their customers or clients certain services or assistance, which may include, but not be limited to, processing purchase and redemption transactions, establishing and maintaining shareholder accounts regarding the Fund, and such other services as may be agreed to from time to time and as may be permitted by applicable statute, rule or regulation. The Distributor may, in its discretion, voluntarily waive from time to time all or any portion of its distribution fee and the Distributor is free to make additional payments out of its own assets to promote the sale of Fund shares.

The Distributor receives distribution and/or service fees, at the rates set forth below, for providing distribution and/or shareholder services to the Class B, C, D and E Shares. The Distributor expects to allocate most of its distribution fees and shareholder service fees to Financial Intermediaries that enter into shareholder servicing agreements ("Servicing Agreements") with the Distributor. The different Classes permit the Fund to allocate an appropriate amount of fees to a Financial Intermediary in accordance with the level of distribution and/or shareholder services it agrees to provide.

As compensation for providing distribution and shareholders services for the Class B Shares, the Distributor receives a distribution fee equal to 0.75% of the Class B Shares' average daily net assets and a shareholder servicing fee equal to 0.25% of the Class B Shares' average daily net assets. As compensation for providing distribution and shareholder services for the Class C Shares, the Distributor receives an aggregate distribution and shareholder servicing fee equal to 0.75% of the Class C Shares' average daily net assets. As compensation for providing distribution and shareholders service for the Class D Shares, the Distributor receives an aggregate distribution and shareholder servicing fee equal to 0.50% of the Class D Shares' average daily net assets. The shareholder services component of the foregoing fees for Classes C and D is limited to 0.25% of the average daily net assets of the respective class. As compensation for providing distribution services for the Class E Shares, the Distributor receives an aggregate distribution and shareholder servicing fee equal to 0.25% of the average daily net assets of the Class E Shares. The Distributor may, in its discretion, voluntarily waive from time to time all or any portion of its distribution fee.

Payments under the Plans are made as described above regardless of the Distributor's actual cost of providing distribution services and may be used to pay the Distributor's overhead expenses. If the cost of providing distribution services to the Fund is less than the payments received, the unexpended portion of the distribution fees may be retained as profit by the Distributor. The Distributor may from time to time and from its own resources pay or allow additional discounts or promotional incentives in the form of cash or other compensation (including merchandise or travel) to Financial Intermediaries and it is free to make additional payments out of its own assets to promote the sale of Fund shares. Similarly, the Advisor may, from its own resources, defray or absorb costs related to distribution, including compensation of employees who are involved in distribution.

Class B, C, D and E shares were not offered prior to the end of the Series' respective fiscal year ends, and therefore the Distributor received no compensation from the Series for such periods.

CUSTODIAN,  INDEPENDENT  ACCOUNTANT  AND  COUNSEL

The custodian for the Fund is Boston Safe Deposit and Trust Company, 135 Santilli Highway, Everett, MA 02149. The custodian holds cash, securities, and other assets of the Fund as required by the 1940 Act. Boston Safe Deposit and Trust Company may, at its own expense, employ one or more sub-custodians on behalf of the Fund, provided that Boston Safe Deposit and Trust Company shall remain liable for all its duties as custodian. The foreign sub-custodians will act as custodian for the foreign securities held by the fund.

PricewaterhouseCoopers LLP, 160 Federal Street, Boston, MA 02110 are the independent accountants for the Series. The Fund's counsel is Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103.

PURCHASES  AND  REDEMPTIONS

Check  Acceptance Policy. The Fund reserves the right to reject certain forms of
-------------------------
payment for share purchases. The Fund maintains a check acceptance policy for share purchases. Investments that are received in an unacceptable form will be returned. Checks must be made payable to the Exeter Fund, Inc. and must be in U.S. dollars. The Fund will not accept cash, third party checks, starter checks, travelers checks, credit card checks, or money orders.

Payment for shares redeemed.  Payment for shares presented for redemption may be
----------------------------
delayed more than seven days only for (1) any period (A) during which the New York Stock Exchange is closed other than customary weekend and holiday closings or (b) during which trading on the New York Stock Exchange is restricted; (2) for any period during which an emergency exists as a result of which (a) disposal by the Fund of securities owned by it is not reasonably practicable or
(b) it is not reasonably practicable for the Fund to determine the value of its net assets; or (3) for such other periods as the Securities and Exchange Commission may by order permit.

Other  Information  about  Purchases  and  Redemptions.  The Fund has authorized
-------------------------------------------------------
several brokers to accept purchase and redemption orders on its behalf, and these brokers are authorized to designate other intermediaries to accept purchase and redemption orders on the Fund's behalf. The Fund will be deemed to have received a purchase or redemption order when an authorized broker or its authorized designee accepts the order, and orders placed with an authorized broker will be processed at the share price of the appropriate Series next computed after they are accepted by the authorized broker or its designee.

PORTFOLIO  TRANSACTIONS  AND  BROKERAGE

The Agreement states that in connection with its duties to arrange for the purchase and the sale of securities held in the portfolio of the Fund by placing purchase and sale orders for the Fund, the Advisor shall select such broker-dealers ("brokers") as shall, in the Advisor's judgment, implement the policy of the Fund to achieve "best execution", i.e., prompt and efficient execution at the most favorable securities price. In making such selection, the Advisor is authorized in the Agreement to consider the reliability, integrity and financial condition of the broker, the size and difficulty in executing the order and the value of the expected contribution of the broker to the investment performance of the Fund on a continuing basis. The Advisor is also authorized to consider whether a broker provides brokerage and/or research services to the Fund and/or other accounts of the Advisor. The Fund understands that a substantial amount of its portfolio transactions may be transacted with primary market makers acting as principal on a net basis, with no brokerage commissions being paid by the Fund. Such principal transactions may, however, result in a profit to market makers. In certain instances the Advisor may make purchases of underwritten issues for the Fund at prices which include underwriting fees. The Agreement states that the commissions paid to such brokers may be higher than another broker would have charged if a good faith determination is made by the Advisor that the commission is reasonable in relation to the services provided, viewed in terms of either that particular transaction or the Advisor's overall responsibilities as to the accounts as to which it exercises investment discretion and that the Advisor shall use its judgment in determining that the amount of commissions paid are reasonable in relation to the value of brokerage and research services provided. The Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Fund, the Advisor, or any affiliate of either. Such allocation shall be in such amounts and proportions as the Advisor shall determine, and the Advisor shall report on such allocations regularly to the Fund, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

To the extent research services may be a factor in selecting brokers, such services may be in written form or through direct contact with individuals and may include information as to particular companies and securities as well as market, economic, or institutional areas and information which assists in the valuation and pricing of investments. Examples of research-oriented services for which the Advisor might utilize Fund commissions include research reports and other information on the economy, industries, sectors, groups of securities, individual companies, statistical information, political developments, technical market action, pricing and appraisal services, credit analysis, risk measurement analysis, performance and other analysis. The research which the Advisor receives for the Fund's brokerage commissions, whether or not useful to the Fund, may be useful to the Advisor in managing the accounts of the Advisor's other advisory clients. Similarly, the research received for the commissions of such accounts may be useful to the Fund.

BROKERAGE  COMMISSIONS  PAID  IN  LAST  THREE  FISCAL  YEARS




                              2000      2001      2002
                            --------  --------  --------
Small Cap Series            $244,709  $399,411  $458,711

Technology Series           $ 74,130  $ 83,629  $336,630

International Series        $ 86,233  $ 49,936  $ 34,259

World Opportunities Series  $361,143  $223,180  $162,864

Life Sciences Series        $568,873  $499,005  $407,949




DIRECTED  BROKERAGE.  For  the  fiscal  year ended December 31, 2002, the
Series paid brokerage commissions to brokers because of research services provided as follows:




                            Brokerage Commissions Directed        Aggregate of Dollar
                                  in Connection with         Amount Transactions For which
Series                        Research Services Provided       Such Commissions Were Paid
--------------------------  -------------------------------  ------------------------------
International Series        $                        34,259  $                    7,668,453
Life Sciences Series        $                       374,245  $                  155,669,928
Small Cap Series            $                       397,461  $                  109,629,750
Technology Series           $                       329,953  $                   77,553,916
World Opportunities Series  $                       155,904  $                   60,960,551





The brokerage commissions for the Technology Series during the last fiscal year were significantly higher than in previous years due to a higher level of trading in the Series during the year.

There were no brokerage commissions paid to affiliates during the last three fiscal years.

REGULAR BROKER-DEALERS. The Fund's regular broker-dealers are (1) the ten broker-dealers that received the greatest dollar amount of brokerage commissions from the Fund; (ii) the ten broker-dealers that engaged as principal in the largest dollar amount of portfolio transactions; and (iii) the ten broker-dealers that sold the largest dollar amount of Series shares. During the year ended December 31, 2002, none of the Series purchased securities issued by the Fund's regular broker-dealers.


NET  ASSET  VALUE

The net asset value is determined on each day that the New York Stock Exchange is open for trading. In determining the net asset value of the Fund's shares, common stocks that are listed on national securities exchanges and securities
traded  over  the  counter,  excluding    the  NASDAQ National Market
System, are valued at the last sale price on the exchange on which each stock is principally traded as of the close of the New York Stock Exchange (generally 4:00 p.m., Eastern time), or, in the absence of recorded sales, at the closing bid prices on such exchanges . Securities listed on the NASDAQ
National Market System are valued in accordance with the NASDAQ Official Closing Price. Unlisted securities that are not included in such NASDAQ National Market System are valued at the quoted bid prices in the over-the-counter market. All securities initially expressed in foreign currencies will be converted to U.S. dollars at the exchange rates quoted at the close of the
 London markets. Short securities positions are accounted for at value, using the same method of valuation described above. Securities and other assets for which market quotations are not readily available or for which the Advisor deems the market quotations to be unreliable are valued by appraisal at their fair value as determined in good faith by the Advisor under procedures established by and under the general supervision and responsibility of the Fund's Board of Directors. The Advisor may use a pricing service to obtain the value of the Fund's portfolio securities where the prices provided by such pricing service are believed to reflect the fair market value of such securities. The methods used by the pricing service and the valuations so established will be reviewed by the Advisor under the general supervision of the Fund's Board of Directors. Several pricing services are available, one or more of which may be used as approved by the Fund's Board of Directors.

The foreign securities held by the Series may be listed on foreign exchanges that trade on days when the NYSE is not open and the Series do not price their shares. As a result, the net asset value of a Series may change at a time when shareholders are not able to purchase or redeem shares.

If trading or events occurring in other markets after the close of the principal market in which securities are traded are expected to materially affect the value of those securities, then they may be valued at their fair value taking this trading or these events into account.

FEDERAL  TAX  TREATMENT  OF  DIVIDENDS  AND  DISTRIBUTIONS

The following is only a summary of certain tax considerations generally affecting a Series and its shareholders, and is not intended as a substitute for careful tax planning. Shareholders are urged to consult their tax advisers with specific reference to their own tax situations, including their state and local tax liabilities.

The following discussion of certain federal income tax consequences is based on the Code, and the regulations issued thereunder as in effect on the date of this Statement of Additional Information. New legislation, certain administrative changes, or court decisions may significantly change the conclusions expressed herein, and may have a retroactive effect with respect to the transactions contemplated herein.

It is the policy of each of the Series to qualify for the favorable tax treatment accorded regulated investment companies under Subchapter M of the Code. By following such policy, each of the Series expects to be relieved of federal income tax on investment company taxable income and net capital gain (the excess of net long-term capital gain over net short-term capital loss) distributed to shareholders.

In order to qualify as a regulated investment company each Series must, among other things, (1) derive at least 90% of its gross income each taxable year from dividends, interest, payments with respect to securities loans, gains from the sale or other disposition of stock, securities or foreign currencies, or other income (including gains from options, futures or forward contracts) derived with respect to its business of investing in stock, securities or currencies; and (2) diversify its holdings so that at the end of each quarter of each taxable year
(i) at least 50% of the market value of the Series' total assets is represented by cash or cash items, U.S. government securities, securities of other regulated investment companies, and other securities limited, in respect of any one issuer, to a value not greater than 5% of the value of the Series' total assets and 10% of the outstanding voting securities of such issuer, and (ii) not more than 25% of the value of its assets is invested in the securities of any one issuer (other than U.S. government securities or securities of any other regulated investment company) or of two or more issuers that the Series controls and that are engaged in the same, similar, or related trades or businesses. These requirements may restrict the degree to which the Series may engage in certain hedging transactions and may limit the range of the Series' investments. If a Series qualifies as a regulated investment company, it will not be subject to federal income tax on the part of its net investment income and net realized capital gains, if any, which it distributes each year to the shareholders, provided the Series distributes at least (a) 90% of its "investment company taxable income" (generally, net investment income plus the excess, if any, of net short-term capital gain over net long-term capital loss) and (b) 90% of its net exempt interest income (the excess of (i) its tax-exempt interest income over (ii) certain deductions attributable to that income).

If for any taxable year, a Series does not qualify as a regulated investment company under Sub-chapter M of the Code, all of its taxable income will be subject to tax at regular corporate tax rates without any deduction for distributions to shareholders and all such distributions will be taxable to shareholders as ordinary dividends to the extent of the Series' current or accumulated earnings and profits. Such distributions will generally qualify for the corporate dividends received deduction for corporate shareholders, subject to certain limitations.

If a Series fails to distribute in a calendar year at least 98% of its ordinary income for the year and 98% of its capital gain net income (the excess of short and long term capital gains over short and long term capital losses) for the one-year period ending October 31 of that year (and any retained amount from the prior year), the Series will be subject to a nondeductible 4% federal excise tax on the undistributed amounts. The Series generally intend to make sufficient distributions to avoid imposition of this tax.

Distributions declared in October, November, or December to shareholders of record during those months and paid during the following January are treated as if they were received by each shareholder on December 31 of the year in which they are declared for tax purposes.

Any gain or loss recognized on a sale, exchange or redemption of shares of a Series by a shareholder who is not a dealer in securities will generally, for individual shareholders, be treated as a long-term capital gain or loss if the shares have been held for more than one year and otherwise generally will be treated as short-term capital gain or loss. However, if shares on which a shareholder has received a net capital gain distribution are subsequently sold, exchanged or redeemed and such shares have been held for six months or less, any loss recognized will be treated as long-term capital loss to the extent of the net capital gain distribution. Long-term capital gains generally are currently taxed at a maximum rate of 20%, and short-term capital gains are currently taxed at ordinary income tax rates.

In certain cases, a Series will be required to withhold and remit to the U.S. Treasury 30% of any taxable dividends, capital gain distributions and redemption proceeds paid to a shareholder (1) who has failed to provide a correct and properly certified taxpayer identification number, (2) who is subject to backup withholding by the Internal Revenue Service, (3) who has not certified to the Fund that such shareholder is not subject to backup withholding, or
(4) who has failed to certify that he or she is a U.S. person (including a U.S. resident alien). This backup withholding is not an additional tax, and any amounts withheld may be credited against the shareholder's U.S. federal income tax liability.

Dividends paid to nonresident alien individuals and foreign entities are potentially subject to different tax treatment, including a possible U.S. federal income tax, required to be withheld by the applicable Series, at a 30% rate (or a lower rate provided by an applicable income tax treaty). Certification of foreign status by such shareholders also will generally be required to avoid backup withholding on capital gain distributions and redemption proceeds.

A Series' transactions in certain futures contracts, options, forward contracts, foreign currencies, foreign debt securities, foreign entities treated as investment companies, derivative securities and certain other investment and hedging activities will be subject to special tax rules. In a given case, these rules may accelerate income to the Series, defer losses to the Series, cause adjustments in the holding periods of the Series' assets, convert short-term capital losses into long-term capital losses, or otherwise affect the character of the Series' income. These rules could therefore affect the amount, timing, and character of distributions to shareholders. Each Series will endeavor to make any available elections pertaining to such transactions in a manner believed to be in the best interest of the Series.

The High Yield Bond Series is expected to distribute primarily ordinary income dividends derived from interest earned on its investments in debt securities. The Series may also invest in certain derivative securities, including index-linked notes. Investment by the High Yield Bond Series in securities issued at a discount or providing for deferred interest or for payment of interest in the form of additional obligations could, under special tax rules, affect the amount, timing and character of distributions to shareholders. For example, the Series could be required to recognize annually a portion of the discount (or deemed discount) at which securities were issued and distribute such portion in order to maintain its qualification as a regulated investment company. In order to generate cash to satisfy the distribution requirements of the Code, the Series may be required to dispose of portfolio securities that it otherwise would have continued to hold or to use cash flows from other sources.

Shareholders will be advised annually as to the federal income tax consequences of distributions made during the year. Certain distributions may qualify for a dividends received deduction for corporate shareholders, subject to holding period requirements and other limitations under the Code, if they are attributable to the qualifying dividend income a Series receives from a domestic corporation and are properly designated by that Series.
However, information set forth in the Prospectuses and this Statement of Additional Information which relates to taxation is only a summary of some of the important tax considerations generally affecting purchasers of shares of the Fund's Series. No attempt has been made to present a detailed explanation of the tax treatment of the Fund or its shareholders, and this discussion is not intended as a substitute for careful tax planning. Accordingly, potential purchasers of shares of a Series are urged to consult their tax advisors with specific reference to their own tax situation.

Distributions by the Fund to shareholders and the ownership of shares may be subject to state and local taxes. Therefore, shareholders are urged to consult with their tax advisors concerning the application of state and local taxes to investments in the Fund, which may differ from the federal income tax
consequences.   Many  states grant tax-free status to dividends paid to
you from interest earned on direct obligations of the U.S. government, subject in some states to minimum investment requirements that must be met by a fund. Investment in Ginnie Mae or Fannie Mae securities, bankers acceptances, commercial paper, and repurchase agreements collateralized by U.S. government securities do not generally qualify for such tax-fee treatment. The rules on exclusion of this income are different for corporate shareholders. Shareholders are urged to consult with their tax advisors regarding whether, and under what conditions, such exemption is available.

Dividends and interest received by a Series may be subject to income, withholding or other taxes imposed by foreign countries and United States possessions that would reduce the yield on each of the Series' securities. Tax conventions between certain countries and the United States may reduce or eliminate these taxes. Foreign countries generally do not impose taxes on capital gains with respect to investments by foreign investors. If more than 50% of the value of a Series' total assets at the close of its taxable year consists of securities of foreign corporations, the Series will be eligible to file an election with the Internal Revenue Service that will enable shareholders, in effect, to receive the benefit of the foreign tax credit with respect to any foreign and United States possessions' income taxes paid by the Series. Pursuant to the election, the Series will treat those taxes as dividends paid to its shareholders. Each shareholder will be required to include a proportionate share of those taxes in gross income as income received from a foreign source and must treat the amount so included as if the shareholder had paid the foreign tax directly. The shareholder may then either deduct the taxes deemed paid by him or her in computing his or her taxable income or, alternatively, use the foregoing information in calculating the foreign tax credit (subject to significant limitations) against the shareholder's federal income tax. If a Series makes the election, it will report annually to its shareholders the respective amounts per share of the Series' income from sources within, and taxes paid to, foreign countries and United States possessions.

Additional Tax Information Concerning the New York Tax Exempt, Ohio Tax Exempt and Diversified Tax Exempt Series -- The New York Tax Exempt Series, Ohio Tax Exempt Series and Diversified Tax Exempt Series (the "Tax Exempt Series") are designed to provide shareholders with current tax exempt interest income and are not intended to constitute a balanced investment program. Certain recipients of Social Security and railroad retirement benefits may be required to take into account income from the Tax Exempt Series in determining the taxability of their benefits. In addition, the Tax Exempt Series may not be an appropriate investment for shareholders that are "substantial users" or persons related to such users of facilities financed by private activity bonds or industrial revenue bonds. A "substantial user" is defined generally to include certain persons who regularly use a facility in their trade or business. Shareholders should consult their tax advisers to determine the potential effect, if any, on their tax liability of investing in the Tax Exempt Series.

If, at the close of each quarter of its taxable year, at least 50% of the value of a Tax Exempt Series' total assets consists of securities the interest on which is excludable from gross income, such Series may pay "exempt-interest dividends" to its shareholders. The policy of the Tax Exempt Series is to pay each year as dividends substantially all of its interest income, net of certain deductions. An exempt-interest dividend is any dividend or part thereof (other than a capital gain dividend) paid by a Tax Exempt Series, and designated by the Series as an exempt-interest dividend in a written notice mailed to shareholders within 60 days after the close of such Series' taxable year. However, aggregate exempt-interest dividends for the taxable year may not exceed the net interest from Municipal Securities and other securities exempt from the regular Federal income tax received by the Tax Exempt Series during the taxable year. The percentage of total dividends paid for any taxable year which qualifies as Federal exempt-interest dividends will be the same for all shareholders receiving dividends from the Tax Exempt Series during such year, regardless of the period for which the shares were held.

Exempt-interest dividends may nevertheless be subject to the alternative minimum tax (the "Alternative Minimum Tax") imposed by Section 55 of the Code or the environmental tax (the "Environmental Tax") imposed by Section 59A of the Code. The Environmental Tax is imposed at the rate of 0.12% and applies only to corporate taxpayers. The Alternative Minimum Tax and the Environmental Tax may be imposed in two circumstances. First, exempt-interest dividends derived from certain "private activity bonds" issued after August 7, 1986, will generally be an item of tax preference (and therefore potentially subject to the Alternative Minimum Tax and the Environmental Tax) for both corporate shareholders, all exempt-interest dividends, regardless of when the bonds from which they are derived were issued or whether they were derived from private activity bonds, will be included in the corporation's "adjusted current earnings", as defined in
Section 56(g) of the Code, in calculating the corporation's alternative minimum taxable income for purposes of determining the Alternative Minimum Tax and the Environmental Tax.

The deduction otherwise allowable to property and casualty insurance companies for "losses incurred" will be reduced by an amount equal to a portion of exempt-interest dividends received or accrued during the taxable year. Foreign corporations engaged in a trade or business in the United States will be subject to a "branch profits tax" on their "dividend equivalent amount" for the taxable year, which will include exempt-interest dividends. Certain Subchapter S corporations may also be subject to taxes on their "passive investment income", which could include exempt-interest dividends.

Issuers of bonds purchased by the Tax Exempt Series (or the beneficiary of such bonds) may have made certain representations or covenants in connection with the issuance of such bonds to satisfy certain requirements of the Code that must be satisfied subsequent to the issuance of such bonds. Investors should be aware that exempt-interest dividends derived from such bonds may become subject to Federal income taxation retroactively to the date thereof if such representations are determined to have been inaccurate or if the issuer of such bonds (or the beneficiary of such bonds) fails to comply with the covenants.

Under the Code, if a shareholder receives an exempt-interest dividend with respect to any share and such share is held for six months or less, any loss on the sale or exchange of such share will be disallowed to the extent of the amount of such exempt-interest dividend.

Although the Tax Exempt Series do not expect to earn any investment company taxable income (as defined by the Code), any income earned on taxable investments will be distributed and will be taxable to shareholders as ordinary income. In general, "investment company taxable income" comprises taxable net investment income plus the excess, if any, of and net short-term capital gains over net long-term capital losses. The Tax Exempt Series would be taxed on any undistributed investment company taxable income. Since any such income will be distributed, it is anticipated that no such tax will be paid by the Tax Exempt Series.

Although each Tax Exempt Series expects to qualify as a "regulated investment company" and to be relieved of all or substantially all Federal income taxes, depending upon the extent of its activities in states and localities in which its offices are maintained, in which its agents or independent contractors are located, or in which it is otherwise deemed to be conducting business, the Tax Exempt Series may be subject to the tax laws of such states or localities. In addition, in those states and localities which have income tax laws, the treatment of the Tax Exempt Series and their shareholders under such laws may differ from their treatment under Federal income tax laws. Shareholders are advised to consult their tax advisers concerning the application of state and local taxes.

If for any taxable year a Tax Exempt Series does not qualify for the special tax treatment afforded regulated investment companies, all of its taxable income will be subject to Federal tax at regular corporate rates (without any deduction for distributions to its shareholders). Moreover, upon distribution to shareholders, the Tax Exempt Series' income, including Municipal Securities interest income, will be taxable to shareholders to the extent of such Series' current and/or accumulated earnings and profits.

PERFORMANCE  INFORMATION

     The Fund may from time to time quote various performance figures to illustrate the Series' past performance.

Performance information for each Series contained in reports to shareholders or prospective shareholders, advertisements, and other promotional literature may be compared to the record of various unmanaged indices. Such unmanaged indices may assume the reinvestment of dividends, but generally do not reflect deductions for operating costs and expenses. In addition, a Series' total return may be compared to the performance of broad groups of comparable mutual funds with similar investment goals, as such performance is tracked and published by independent organizations. In addition, rankings, ratings, and comparisons of investment performance and/or assessments of the quality of shareholder service appear in numerous financial publications.

Performance quotations by investment companies are subject to rules adopted by the SEC, which require the use of standardized performance quotations. In the case of total return, non-standardized performance quotations may be furnished by the Fund but must be accompanied by certain standardized performance information computed as required by the SEC. Current yield and average annual compounded total return quotations used by the Fund are based on the standardized methods of computing performance mandated by the SEC. An explanation of those and other methods used by the Fund to compute or express performance follows.

TOTAL  RETURN
-------------

From time to time each Series may advertise total return for each class of shares of the Series. Total return figures are based on historical earnings and are not intended to indicate future performance. The average annual total return is determined by finding the average annual compounded rates of return over 1-, 5-, and 10-year periods (or over the life of the Series) that would equate an initial hypothetical $1,000 investment to its ending redeemable value. The calculation assumes that all dividends and distributions are reinvested when paid. The quotation assumes the amount was completely redeemed at the end of each 1-, 5-, and 10-year period (or over the life of the Series) and the deduction of all applicable Fund expenses on an annual basis.

The average annual compounded rates of return (unless otherwise noted) for the Fund's Series for the periods ended December 31, 2002 are as follows:





                                                                                               Most                Most
                                                               Avg.         Most              Recent              Recent
                                                  Aggregate   Annual       Recent           Five Year            Ten Year
                               Activation  Close    Total      Total   One Year Total   Avg. Annual Total   Avg. Annual Total
Series                            Date     Date     Return    Return       Return             Return              Return
Small Cap Series                 04/30/92  Open      114.02%    7.38%          -17.15%               0.99%               6.30%

International Series             08/27/92  Open       93.56%    6.59%          -14.30%               0.81%               6.20%

New York Tax Exempt Series       01/17/94  Open       58.23%    5.25%            9.81%               5.37%  n/a

Ohio Tax Exempt Series           02/14/94  Open       54.70%    5.03%            8.22%               4.81%  n/a

Diversified Tax Exempt Series    02/14/94  Open       57.83%    5.27%            9.21%               5.16%  n/a

World Opportunities Series       09/06/96  Open       47.74%    6.37%          -10.78%               5.50%  n/a

Global Fixed Income Series       10/31/97  Open       20.44%    3.66%            8.60%               3.38%  n/a

Life Sciences Series              11/5/99  Open       85.44%   21.59%          -17.93%  n/a                 n/a

Technology Series                  8/8/00  Open      -62.70%  -33.70%          -36.89%  n/a                 n/a




 Average annual total return figures were calculated according to the following formula:

P(1  +T)n     =     ERV

     where:
P=a  hypothetical  initial  payment  of  $1,000
     T=average  annual  total  return
n=number  of  years
ERV=ending redeemable value of hypothetical $1,000 payment made at the beginning of the l-, 5-, or 10-year periods at the end of the l-, 5-, or 10-year periods (or fractional portion thereof).


FINANCIAL  STATEMENTS

The financial statements of the Fund are incorporated by reference into this Statement of Additional Information. The financial statements with respect to the Series have been audited by PricewaterhouseCoopers LLP, independent public accountants to such Series. The Series' annual report(s)for the fiscal year ended December 31, 2002 are incorporated herein by reference in reliance upon their authority as experts in accounting and auditing. Because the Commodity Series and High Yield Bond Series were not active as of December 31, 2002, no financial statements are included for these Series. A copy of the December 31, 2002 Annual Report(s)to Shareholders must accompany the delivery of this Statement of Additional of Information.

The Global Fixed Series was in active operation from October 31, 1997 to February 28, 2003. On February 28, 2003,the Series redeemed all shares held based on the Series' net asset value on that date. Shares of the Series were held by persons who were investment advisory clients and employees of the Series' Advisor.

APPENDIX - DESCRIPTION OF BOND RATINGSThe ratings indicated herein are believed to be the most recent ratings available at the date of this statement of additional information for the securities listed. Ratings are generally given to securities at the time of issuance. While the rating agencies may from time to time revise such ratings, they undertake no obligation to do so, and the ratings indicated do not necessarily represent ratings which will be given to these securities on the date of the fund s fiscal year-end.

MOODY'S  INVESTORS  SERVICE,  INC.  ("MOODY'S") SHORT-TERM PRIME RATING SYSTEM -
TAXABLE  DEBT  AND  DEPOSITS  GLOBALLY

Moody's short-term debt ratings are opinions of the ability of issuers to repay punctually senior debt obligations. These obligations have an original maturity not exceeding one year, unless explicitly noted.

Moody's employs the following three designations, all judged to be investment grade, to indicate the relative repayment ability of rated issuers:

Prime-1: Issuers rated Prime-1 (or supporting institutions) have a superior ability for repayment of senior short-term debt obligations. Prime-1 repayment ability will often be evidenced by many of the following characteristics:

     Leading  market  positions  in  well-established  industries.
High  rates  of  return  on  funds  employed.
Conservative capitalization structure with moderate reliance on debt and ample asset protection.
Broad margins in earnings coverage of fixed financial charges and high internal cash generation.
Well-established access to a range of financial markets and assured sources of alternate liquidity.

Prime-2: Issuers rated Prime-2 (or supporting institutions) have a strong ability for repayment of senior short-term debt obligations. This will normally be evidenced by many of the characteristics cited above but to a lesser degree. Earnings trends and coverage ratios, while sound, may be more subject to variation. Capitalization characteristics, while still appropriate, may be more affected by external conditions. Ample alternate liquidity is maintained.

Prime-3: Issuers rated Prime-3 (or supporting institutions) have an acceptable ability for repayment of senior short-term obligations. The effect of industry characteristics and market compositions may be more pronounced. Variability in earnings and profitability may result in changes in the level of debt protection measurements and may require relatively high financial leverage. Adequate alternate liquidity is maintained.

Not Prime: Issuers rated Not Prime do not fall within any of the Prime rating categories.

Obligations of a branch of a bank are considered to be domiciled in the country in which the branch is located. Unless noted as an exception, Moody's rating on a bank's ability to repay senior obligations extends only to branches located in countries which carry a Moody's Sovereign Rating for Bank Deposits. Such branch obligations are rated at the lower of the bank's rating or Moody's Sovereign
Rating  for  Bank  Deposits  for  the  country  in  which the branch is located.

When the currency in which an obligation is denominated is not the same as the currency of the country in which the obligation is domiciled, Moody's ratings do not incorporate an opinion as to whether payment of the obligation will be affected by actions of the government controlling the currency of denomination. In addition, risks associated with bilateral conflicts between an investor's home country and either the issuer's home country or the country where an issuer's branch is located are not incorporated into Moody's short-term debt ratings.

If an issuer represents to Moody's that its short-term debt obligations are supported by the credit of another entity or entities, then the name or names of such supporting entity or entities are listed within the parenthesis beneath the name of the issuer, or there is a footnote referring the reader to another page for the name or names of the supporting entity or entities. In assigning ratings to such issuers, Moody's evaluates the financial strength of the affiliated corporations, commercial banks, insurance companies, foreign governments or other entities, but only as one factor in the total rating assessment.

MOODY'S  MUNICIPAL  AND  CORPORATE  BOND  RATINGS

Aaa: Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edge." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

Aa: Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long term risks appear somewhat larger than in Aaa securities.

A: Bonds which are rated A possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment sometime in the future.

Baa: Bonds which are rated Baa are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

Ba: Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well assured. Often the protection of interest and principal payments may be very moderate and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

B: Bonds which are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

Caa: Bonds which are rated Caa are of poor standing. Such issues may be in default or there may be present elements of danger with respect to principal or interest.

Ca: Bonds which are rated Ca represent obligations which are speculative in a high degree. Such issues are often in default or have other marked shortcomings.

C: Bonds which are rated C are the lowest rated class of bonds, and issues so rated can be regarded as having extremely poor prospects of ever attaining any real investment standing.

Note: Moody's applies numerical modifiers 1, 2 and 3 in each generic rating classification from Aa through Caa. The modifier 1 indicated that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicated a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

Moody's may also assign conditional ratings to municipal bonds. Bonds for which the security depends upon the completion of some act or the fulfillment of some condition are rated conditionally. These are bonds secured by (a) earnings of projects under construction, (b) earnings of projects unseasoned in operating experience, (c) rentals which begin when facilities are completed, or (d) payments to which some other limiting condition attaches. Parenthetical rating denotes probable credit stature upon completion of construction or elimination of basis of condition.

STANDARD  &  POOR'S  SHORT-TERM  ISSUE  CREDIT  RATINGS

A-1: A short-term obligation rated A-1 is rated in the highest category by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is strong. Within this category, certain obligations are designated with a plus sign (+). This indicates that the obligor's capacity to meet its financial commitment on these obligations is extremely strong.

A-2: A short-term obligation rated A-2 is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rating categories. However, the obligor's capacity to meet its financial commitment on the obligation is satisfactory.

A-3: A short-term obligation rated A-3 exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

B: A short-term obligation rated B is regarded as having significant speculative characteristics. The obligor currently has the capacity to meet its financial commitment on the obligation; however, it faces major ongoing uncertainties which could lead to the obligor's inadequate capacity to meet its financial commitment on the obligation.

C: A short-term obligation rated C is currently vulnerable to nonpayment and is dependent upon favorable business, financial, and economic conditions for the obligor to meet its financial commitment on the obligation.

D: A short-term obligation rated D is in payment default. The D rating category is used when payments on an obligation are not made on the date due even if the applicable grace period has not expired, unless Standard & Poor's believes that such payments will be made during such grace period. The D rating also will be used upon the filing of a bankruptcy petition or the taking of a similar action if payments on an obligation are jeopardized.

STANDARD  &  POOR'S  MUNICIPAL  AND  CORPORATE  BOND  RATINGS

Aaa: An obligation rated Aaa has the highest rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

AA: An obligation rated AA differs from the highest-rated obligations only in a small degree. The obligor's capacity to meet its financial commitment on the obligation is very strong.

A: An obligation rated A is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher-rated categories. However, the obligor's capacity to meet its financial commitment on the obligation is still strong.

BBB: An obligation rated BBB exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

Obligations rated BB, B, CCC, CC, and C are regarded as having significant speculative characteristics. BB indicates the least degree of speculation and C the highest. While such obligations will likely have some quality and protective characteristics, these may be outweighed by large uncertainties or major exposures to adverse conditions.

BB: An obligation rated BB is less vulnerable to nonpayment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial or economic conditions which could lead to the obligor's capacity to meet its financial commitment on the obligation.

B: An obligation rated B is more vulnerable to nonpayment than obligations rated BB, but the obligor currently has the capacity to meet its financial commitment on the obligation. Adverse business, financial, or economic conditions will likely impair the obligor's capacity or willingness to meet its financial commitment on the obligation.

CCC: An obligation rated CCC is currently vulnerable to nonpayment and is dependent upon favorable business, financial and economic conditions for the obligor to meet its financial commitment on the obligation. In the event of adverse business, financial or economic conditions, the obligor is not likely to have the capacity to meet its financial commitment on the obligation.

CC:  An  obligation  rated  CC  is  currently  highly  vulnerable to nonpayment.

C: The C rating may be used to cover a situation where a bankruptcy petition has been filed or similar action has been taken, but payments on this obligation are being continued.

D: An obligation rated D is in payment default. The D rating category is used when payments on an obligation are not made on the date due even if the applicable grace period has not expired, unless Standard & Poor's believes that such payments will be made during such grace period. The D rating also will be used upon the filing of a bankruptcy petition or the taking of a similar action if payments are jeopardized.

Plus (+) or Minus (-): The rating from AA to CCC may be modified by the addition of a plus or minus sign to show relative standing within the major categories. Standard & Poor's ratings may also be indicated by "NR". This designation indicates that no rating has been requested, that there is insufficient information on which to base a rating, or that Standard & Poor's does not rate a particular type of obligation as a matter of policy.

Standard & Poor's may also assign conditional ratings to municipal bonds. The letter "p" indicates that the rating is provisional. A provisional rating assumes the successful completion of the project being financed by the debt being rated and indicates that payment of debt service requirements is largely or entirely dependent upon the successful timely completion of the project. This rating, however, while addressing credit quality subsequent to completion of the project, makes no comment on the likelihood of, or the risk of default upon failure of, such completion. The investor should exercise his own judgment with respect to such likelihood and risk.

r: This symbol is attached to the ratings of instruments with significant noncredit risks. It highlights risks to principal or volatility of expected returns which are not addressed in the credit rating. Examples include: obligations linked or indexed to equities, currencies, or commodities;
obligations exposed to severe prepayment risk, such as interest-only or principal-only mortgage securities; and obligations with unusually risky interest terms, such as inverse floaters.





                           PART C - OTHER INFORMATION

ITEM  23.  EXHIBITS.

(a)
   (1)Articles of Incorporation as filed with the State of Maryland on July 26, 1984 (incorporated by reference to Exhibit (1)(a) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
   (2)Articles of Amendment as filed with the State of Maryland on March 25, 1985 (incorporated by reference to Exhibit (1)(b) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
   (3)Articles of Amendment as filed with the State of Maryland on May 23, 1985 (incorporated by reference to Exhibit (1)(c) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
   (4)Articles of Amendment as filed with the State of Maryland on October 7, 1985 (incorporated by reference to Exhibit (1)(d) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
   (5)Articles of Amendment as filed with the State of Maryland on July 3, 1986 (incorporated by reference to Exhibit (1)(e) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
   (6)Articles of Amendment as filed with the State of Maryland on September 26, 1997 (incorporated by reference to Exhibit (1)(f) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
   (7)Certificate of Correction to Articles of Amendment as filed with the State of Maryland on February 5, 1998 (incorporated by reference to Exhibit (1)(g) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
   (8)Articles of Amendment as filed with the State of Maryland on February 26, 1998 (incorporated by reference to Exhibit (1)(h) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
   (9)Articles of Amendment as filed with the State of Maryland on April 14, 1999 (incorporated by reference to Exhibit (1)(i) to Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A filed on April 19, 1999 with Accession Number 0000751173-99-000020) .
  (10)Articles of Amendment as filed with the State of Maryland on August 30, 1999 (incorporated by reference to Exhibit (1)(j) to Post Effective Amendment No. 35 to the Registration Statement on Form N-1A filed on February 29, 2000 with Accession Number 0000062039-00-000023).
  (11)Articles of Amendment as filed with the State of Maryland on May 31, 2001(incorporated by reference to Exhibit 99.A to Post Effective Amendment No. 40 to the Registration Statement on Form N-1A filed on February 28, 2002 with Accession Number 0000751173-02-000014).
(12)Articles of Amendment as filed with the State of Maryland on June 14, 2002(incorporated by reference to Exhibit 99.A(12) to Post Effective Amendment No. 42 to the Registration Statement on Form N-1A filed on June 25, 2002 with Accession Number 0000751173-02-000049).
(13) Articles of Amendment as filed with the State of Maryland on July 1, 2002 (incorporated by reference to Exhibit 99.a(13) to Post Effective Amendment No. 43 to the Registration Statement on Form N-1A filed on February 28, 2003 with Accession Number 0000751173-03-000030).
(14) Articles of Amendment as filed with the State of Maryland on November 22, 2002 (incorporated by reference to Exhibit 99.a(14) to Post Effective Amendment No. 43 to the Registration Statement on Form N-1A filed on February 28, 2003 with Accession Number 0000751173-03-000030).
(15) Articles of Amendment as filed with the State of Maryland on December 11, 2002 (incorporated by reference to Exhibit 99.a(15) to Post Effective Amendment No. 43 to the Registration Statement on Form N-1A filed on February 28, 2003 with Accession Number 0000751173-03-000030).

(b) By-Laws (incorporated by reference to Exhibit (2)(a) to Post- Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).

(c)
   (1)Specimen Stock Certificate (incorporated by reference to Exhibit 1(a) (Articles of Incorporation) and Exhibit (2) (By-Laws) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
   (2)Articles Supplementary to the charter as filed with the State of Maryland on July 3, 1986 (incorporated by reference to Exhibit 4)(b) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
   (3)Articles Supplementary to the charter as filed with the State of Maryland on January 20, 1989 (incorporated by reference to Exhibit (4)(c) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 000751173-98-00050).
   (4)Articles Supplementary to the charter as filed with the State of Maryland on September 22, 1989 (incorporated by reference to Exhibit (4)(d) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 000751173-98-00050).
   (5)Articles Supplementary to the charter as filed with the State of Maryland on November 8, 1989 (incorporated by reference to Exhibit (4)(e) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 000751173-98-00050).
   (6)Articles Supplementary to the charter as filed with the State of Maryland on January 30, 1991 (incorporated by reference to Exhibit (4)(f) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 000751173-98-00050)
   (7)Articles Supplementary to the charter as filed with the State of Maryland on April 27, 1992 (incorporated by reference to Exhibit (4)(g) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
   (8)Articles Supplementary to the charter as filed with the State of Maryland on April 29, 1993 (incorporated by reference to Exhibit (4)(h) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
   (9)Articles Supplementary to the charter as filed with the State of Maryland on September 23, 1993 (incorporated by reference to Exhibit (4)(i) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
  (10)Articles Supplementary to the charter as filed with the State of Maryland on January 17, 1994 (incorporated by reference to Exhibit (4)(j) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
  (11)Articles Supplementary to the charter as filed with the State of Maryland on December 13, 1995 (incorporated by reference to Exhibit (4)(k) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
  (12)Articles Supplementary to the charter as filed with the State of Maryland on April 22, 1996 (incorporated by reference to Exhibit (4)(l) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
  (13)Articles Supplementary to the charter as filed with the State of Maryland on September 26, 1997 (incorporated by reference to Exhibit (4)(m) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
  (14)Certificate of Correction to Articles Supplementary to the charter filed with the State of Maryland on February 24, 1998 (incorporated by reference to Exhibit (4)(n) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
  (15)Articles Supplementary to the charter as filed with the State of Maryland on April 14, 1999 (incorporated by reference to Exhibit (4)(o) to Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A filed on April 19, 1999 with Accession Number 0000751173-99-000020).
  (16)Articles Supplementary to the charter as filed with the State of Maryland on May 13, 1999 (incorporated by reference to Exhibit (4)(p) to Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A filed on May 25, 1999 with Accession Number 0001047469-99-022147).
  (17) Articles Supplementary to the charter as filed with the State of Maryland on February 24, 2000 (incorporated by reference to Exhibit (4)(q) to Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A filed on February 29, 2000 with Accession Number 0000062039-00-000023).
  (18) Articles of Supplementary to the charter as filed with the State of Maryland on November 20, 2000.(incorporated by reference to Exhibit 99.(c)18 to Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A filed on February 28, 2001 with Accession Number 0000751173-01-000016.)
(d)
   (1)Investment Advisory Agreement between Manning & Napier Advisors, Inc. and Exeter Fund, Inc.(incorporated by reference to Exhibit (5)(a) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).

     (a) Supplement to Schedule A of the Investment Advisory Agreement dated May 11, 1999 (incorporated by reference to Exhibit (5)(b) to Post-Effective No. 34 to the Registration Statement on Form N-1A filed on May 25, 1999 with Accession Number 0001047469-99-022147).

     (b) Supplement to Schedule A of the Investment Advisory Agreement dated February 2, 2000 (incorporated by reference to Exhibit 99.D(1)B to Post-Effective No. 38 to the Registration Statement on Form N-1A filed on April 30, 2001 with Accession Number 0000751173-01-500020.)

     (c)  Supplement  to  Schedule  A of the Investment Advisory Agreement dated
November 16, 2001 (incorporated by reference to Exhibit 99.D(1)C to Post-Effective No. 40 to the Registration Statement on Form N-1A filed on February 28, 2002 with Accession Number 0000751173-02-000014.)

     (d) Supplement to Schedule A of the Investment Advisory Agreement dated May 9, 2002(incorporated by reference to Exhibit 99.d1(d) to Post-Effective No. 42 to the Registration Statement on Form N-1A filed on June 25, 2002 with Accession Number 0000751173-02-000049.)

     (e)  Supplement  to  Schedule  A of the Investment Advisory Agreement dated
November 21, 2002 (incorporated by reference to Exhibit 99.d1(e) to Post Effective Amendment No. 43 to the Registration Statement on Form N-1A filed on February 28, 2003 with Accession Number 0000751173-03-000030).

   (2)Investment Advisory Agreement between Manning & Napier Advisory Advantage Corporation and Exeter Fund, Inc. (incorporated by reference to Exhibit (5)(c) to Post-Effective No. 34 to the Registration Statement on Form N-1A filed on May 25, 1999 with Accession Number 0001047469-99-022147).

       (a)Form of Sub-Advisory Agreement between Manning & Napier Advisory Advantage Corporation and Strong Capital Management, Inc. (incorporated by reference to Exhibit (5)(c) to Post-Effective No. 34 to the Registration
Statement on Form N-1A filed on May 25, 1999 with Accession Number 0001047469-99-022147).

       (b)Form of Sub-Advisory Agreement between Manning & Napier Advisory Advantage Corporation and Loomis, Sayles & Company, L.P. (incorporated by reference to Exhibit (5)(c) to Post-Effective No. 34 to the Registration
Statement on Form N-1A filed on May 25, 1999 with Accession Number 0001047469-99-022147).

       (c)Form of Sub-Advisory Agreement between Manning & Napier Advisory Advantage Corporation and State Street Global Advisors, Inc. (incorporated by reference to Exhibit (5)(c) to Post-Effective No. 34 to the Registration
Statement on Form N-1A filed on May 25, 1999 with Accession Number 0001047469-99-022147).

       (d)Form of Sub-Advisory Agreement between Manning & Napier Advisory Advantage Corporation and Scudder Kemper Investments, Inc. (incorporated by reference to Exhibit (5)(c) to Post-Effective No. 34 to the Registration
Statement on Form N-1A filed on May 25, 1999 with Accession Number 0001047469-99-022147).

       (e)Form of Sub-Advisory Agreement between Manning & Napier Advisory Advantage Corporation and Babson-Stewart Ivory International.(incorporated by reference to Exhibit (5)(c) to Post-Effective No. 34 to the Registration
Statement on Form N-1A filed on May 25, 1999 with Accession Number 0001047469-99-022147).

       (f)Form of Sub-Advisory Agreement between Manning & Napier Advisory Advantage Corporation and DLJ Investment Management Corp. (incorporated by reference to Exhibit (5)(c) to Post-Effective No. 34 to the Registration
Statement on Form N-1A filed on May 25, 1999 with Accession Number 0001047469-99-022147).

       (g)Form of Sub-Advisory Agreement between Manning & Napier Advisory Advantage Corporation and MFS Institutional Advisors, Inc. (incorporated by reference to Exhibit (5)(c) to Post-Effective No. 34 to the Registration
Statement on Form N-1A filed on May 25, 1999 with Accession Number 0001047469-99-022147).

       (h)Form of Sub-Advisory Agreement between Manning & Napier Advisory Advantage Corporation and Manning & Napier Advisors, Inc.(incorporated by reference to Exhibit (5)(c) to Post-Effective No. 34 to the Registration
Statement on Form N-1A filed on May 25, 1999 with Accession Number 0001047469-99-022147).

   (3)(a)Expense Limitation Agreement between Manning & Napier Advisors, Inc. and Exeter Fund, Inc. dated February 2, 2000 for the Defensive Series, Blended Asset Series I, Blended Asset Series II, Maximum Horizon Series, Tax Managed Series and PureMark[sm] Series filed on April 28, 2000 with Accession Number 0000751173-00-000012.

      (b)Expense Limitation Agreement between Manning & Napier Advisors, Inc. and Exeter Fund, Inc. dated February 2, 2000 for the New York Tax Exempt Series, Ohio Tax Exempt Series and Diversified Tax Exempt Series filed on April 28, 2000 with Accession Number 0000751173-00-000012.

          (c)Expense Limitation Agreement between Manning & Napier Advisors, Inc. and Exeter Fund, Inc. dated May 11, 1999 for the Socially Responsible
Series  filed  on  April  30,  2001  with Accession Number 0000751173-01-500020.

          (d)Expense Limitation Agreement between Manning & Napier Advisors, Inc. and Exeter Fund, Inc. dated May 5, 2000 for the New York Tax Exempt Series, Ohio Tax Exempt Series, Diversified Tax Exempt Series and Technology Series filed on April 30, 2001 with Accession Number 0000751173-01-500020.

          (e)Expense Limitation Agreement between Manning & Napier Advisors, Inc. and Exeter Fund, Inc. dated January 30, 2001 for the New York Tax Exempt Series, Ohio Tax Exempt Series, Diversified Tax Exempt Series and Technology Series filed on April 30, 2001 with Accession Number 0000751173-01-500020.

          (f) Expense Limitation Agreement between Manning & Napier Advisors, Inc. and Exeter Fund, Inc. dated January 30, 2001 for the Defensive Series, Blended Asset Series I, Blended Asset Series II, Maximum Horizon Series, Tax Managed Series and PureMark[sm] Series filed on April 30, 2001 with Accession Number 0000751173-01-500020.

          (g)Expense Limitation Agreement between Manning & Napier Advisors, Inc. and Exeter Fund, Inc. dated November 16, 2001 for the Defensive Series, Blended Asset Series I, Blended Asset Series II, Maximum Horizon Series, Tax Managed Series and PureMark[sm] Series
          filed on February 28, 2002 with Accession Number 0000751173-02-000014.

          (h)Expense Limitation Agreement between Manning & Napier Advisors, Inc. and Exeter Fund, Inc. dated November 16, 2001 for the New York Tax Exempt Series, Ohio Tax Exempt Series, Diversified Tax Exempt Series and Technology Series filed on February 28, 2002 with Accession Number 0000751173-02-000014.

          (i)Expense Limitation Agreement between Manning & Napier Advisors, Inc. and Exeter Fund, Inc. dated May 9, 2002 for the All-Equity Series and World Opportunities Series II(incorporated by reference to Exhibit 99.d3(I)to Post-Effective No. 42 to the Registration Statement on Form N-1A filed on June 25, 2002 with Accession Number 0000751173-02-000049.)

     (j)Expense Limitation Agreement between Manning & Napier Advisors, Inc. and Exeter Fund, Inc. dated January 30, 2003 for the New York Tax Exempt Series, Ohio Tax Exempt Series, Diversified Tax Exempt Series and Technology Series (incorporated by reference to Exhibit 99.d3(j) to Post Effective Amendment No. 43 to the Registration Statement on Form N-1A filed on February 28, 2003 with Accession Number 0000751173-03-000030).

(4) Amended and Restated Expense Limitation Agreement dated May 9, 2002 for the Defensive Series, Blended Asset Series I, Blended Asset Series II, Maximum Horizon Series, Tax Managed Series and PureMark[sm] Series(incorporated by reference to Exhibit 99.d4(I)to Post-Effective No. 42 to the Registration
Statement on Form N-1A filed on June 25, 2002 with Accession Number 0000751173-02-000049.)

     (a) Amended and Restated Expense Limitation Agreement dated January 30, 2003 for the Pro-Blend Conservative Term Series, Pro-Blend Moderate Term Series, Pro-Blend Extended Term Series, Pro-Blend Maximum Term Series, Tax Managed Series, PureMark[sm] Series, Equity Series, and Overseas Series (incorporated by reference to Exhibit 99.d4(a) to Post Effective Amendment No. 43 to the Registration Statement on Form N-1A filed on February 28, 2003 with Accession Number 0000751173-03-000030).


(e)
   (1) Amended and Restated Distribution Agreement dated May 11, 1999 incorporated by reference to Exhibit (6)(a) to Post-Effective No. 34 to the Registration Statement on Form N-1A filed on May 25, 1999 with Accession Number 0001047469-99-022147).

   (2)Form  of  Dealer  Agreement  (incorporated  by  reference  to  Exhibit
     (6)(b) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).

   (3)Amended and Restated Distribution Agreement Schedule A dated November 20, 2000.(incorporated by reference to Exhibit 99.e(3) to Post-Effective No. 37 to the Registration Statement on Form N-1A filed on February 28, 2001 with Accession Number 0000751173-01-000016).

     (a)Amended and Restated Distribution Agreement Schedule A dated November 16, 2001 (incorporated by reference to Exhibit 99.E(3)a to Post-Effective No. 40 to the Registration Statement on Form N-1A filed on February 28,2002 with Accession Number 0000751173-02-000014).

     (4) Amended and Restated Distribution Agreement dated May 9, 2002(incorporated by reference to Exhibit 99.e4 to Post-Effective No. 42 to the Registration Statement on Form N-1A filed on June 25,2002 with Accession Number 0000751173-02-000049).

     (a) Amended and Restated Distribution Agreement Schedule A dated November 21, 2002 (incorporated by reference to Exhibit 99.e4(a) to Post Effective Amendment No. 43 to the Registration Statement on Form N-1A filed on February 28, 2003 with Accession Number 0000751173-03-000030).


(f)   Not  Applicable.

(g) Custodian Agreement is incorporated by reference to Exhibit (8)(a) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050.

(h)
   (1) Transfer Agent Agreement (incorporated by reference to Exhibit (9)(a) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).

     (a)Supplement to Schedule A of the Transfer Agent Agreement dated May 11, 1999 (incorporated by reference to Exhibit (9)(b) to Post-Effective No. 34 to the Registration Statement on Form N-1A filed on May 25, 1999 with Accession Number 0001047469-99-022147).

     (b)Supplement to Schedule B of the Transfer Agent Agreement dated May 11, 1999 (incorporated by reference to Exhibit (9)(c) to Post-Effective No. 34 to the Registration Statement on Form N-1A filed on May 25, 1999 with Accession Number 0001047469-99-022147).

      (c)Supplement to Schedule A of the Transfer Agent Agreement dated November 20, 2000 (incorporated by reference to Exhibit 99.h(1)c to Post-Effective No. 37 to the Registration Statement on Form N-1A filed on February 28, 2001 with Accession Number 0000751173-01-000016).

      (d)Supplement to Schedule B of the Transfer Agent Agreement dated November 20, 2000 (incorporated by reference to Exhibit 99.h(1)d to Post-Effective No. 37 to the Registration Statement on Form N-1A filed on February 28, 2001 with Accession Number 0000751173-01-000016).

   (2)Master Services Agreement dated April 14, 2000 between Manning & Napier Advisors, Inc. and Exeter Fund, Inc. filed on April 28, 2000 with Accession Number 0000751173-00-000012.

     (a) Transfer Agent Services Appendix to the Master Services Agreement dated April 14, 2000.(incorporated by reference to Exhibit 99.h(2)a to Post-Effective No. 37 to the Registration Statement on Form N-1A filed on February 28, 2001 with Accession Number 0000751173-01-000016).

     (b) Amendment to the Master Services Agreement Schedule A, dated November 16, 2001 (incorporated by reference to Exhibit 99.h(2)b to Post-Effective No. 40 to the Registration Statement on Form N-1A filed on February 28, 2002 with Accession Number 0000751173-02-000014).

(i)  Opinion  of  Morgan,  Lewis  &  Bockius  is  filed  herewith.

(j) Consent of Independent Auditors PricewaterhouseCoopers, LLP is filed herewith.

(k)  Not  Applicable.

(l) Investment letters (incorporated by reference to Exhibit (13) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).

(m)  Form  of  12b-1  Plan  is incorporated by reference to Exhibit (15) to Post
Effective Amendment No.31 to the Registration Statement on Form N-1A filed on December 24, 1998 with Accession Number 0000751173-98-000065.

  (1)Form of 12b-1 Plan with respect to Class B Shares dated February 2, 2000.(incorporated by reference to Exhibit 99.m(1) to Post-Effective No. 37 to the Registration Statement on Form N-1A filed on February 28, 2001 with Accession Number 0000751173-01-000016).

  (2) Form of 12b-1 Plan with respect to Class C Shares dated February 2, 2000.(incorporated by reference to Exhibit 99.m(2) to Post-Effective No. 37 to the Registration Statement on Form N-1A filed on February 28, 2001 with Accession Number 0000751173-01-000016).

  (3) Form of 12b-1 Plan with respect to Class D Shares dated February 2, 2000.(incorporated by reference to Exhibit 99.m(3) to Post-Effective No. 37 to the Registration Statement on Form N-1A filed on February 28, 2001 with Accession Number 0000751173-01-000016).

  (4) Form of 12b-1 Plan with respect to Class E Shares dated February 2, 2000. (incorporated by reference to Exhibit 99.m(4) to Post-Effective No. 37 to the Registration Statement on Form N-1A filed on February 28, 2001 with Accession Number 0000751173-01-000016).

(n) (1)Rule 18f-3 Plan (incorporated by reference to Exhibit 18, to Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A on October 22, 1997 with Accession Number 0001047469-97-001380).

     (2)Amended Rule 18f-3 Plan (incorporated by reference to Exhibit (18)(a) to Post-Effective No. 34 to the Registration Statement on Form N-1A filed on May 25, 1999 with Accession Number 0001047469-99-022147).

(o)  Not  Applicable

(p) Code of Ethics adopted by Exeter Fund, Inc., Manning & Napier Advisors, Inc.,and Manning & Napier Investor Services, Inc. filed on April
28,  2000  with  Accession  Number  0000751173-00-000012.

     (1)Amended Code of Ethics adopted by Exeter Fund, Inc., Manning & Napier Advisors, Inc. and Manning & Napier Investor Services, Inc. (incorporated by reference to Exhibit 99.p(1) to Post-Effective No. 37 to the Registration
Statement on Form N-1A filed on February 28, 2001 with Accession Number 0000751173-01-000016).

     (2)Amended Code of Ethics adopted by Exeter Fund, Inc., Manning & Napier Advisors, Inc. and Manning & Napier Investor Services, Inc. (incorporated by reference to Exhibit 99.p(2) to Post-Effective No. 40 to the Registration
Statement on Form N-1A filed on February 28, 2002 with Accession Number 0000751173-02-000014).

     (3) Amended Code of Ethics adopted by Exeter Fund, Inc., Manning & Napier Advisors, Inc. and Manning & Napier Investor Services, Inc. dated December 13, 2002 (incorporated by reference to Exhibit 99.P(3) to Post Effective Amendment No. 43 to the Registration Statement on Form N-1A filed on February 28, 2003 with Accession Number 0000751173-03-000030).

     (4) Amended Code of Ethics adopted by Exeter Fund, Inc., Manning & Napier Advisors, Inc. and Manning & Napier Investor Services, Inc. dated April 25, 2003 is filed herewith.

(q)Powers of Attorney dated November 21, 2002 for William Manning,Martin F. Birmingham, Harris H. Rusitzky, Peter L. Faber, Stephen B. Ashley (incorporated by reference to Exhibit 99.q to Post Effective Amendment No. 43 to the Registration Statement on Form N-1A filed on February 28, 2003 with Accession Number 0000751173-03-000030).



ITEM  24.
PERSONS  CONTROLLED  BY  OR  UNDER  COMMON  CONTROL  WITH  REGISTRANT.

Not  Applicable

ITEM  25.
INDEMNIFICATION.

Reference is made to subparagraph (b) of paragraph (7) of Article SEVENTH of Registrant's Articles of Incorporation, which reflects the positions taken in Investment Company Act Release 11330.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling persons of Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Directors and Officers of the Registrant are covered parties under a Directors & Officers/Errors & Omissions insurance policy St. Paul Mercury Insurance Company and Vigilant Insurance Company. The effect of such insurance is to insure against liability for any act, error, omission, misstatement, misleading statement, neglect or breach of duty by the insureds as directors and/or officers of the Registrant.

ITEM  26.
BUSINESS  AND  OTHER  CONNECTIONS  OF  INVESTMENT  ADVISOR.

Manning & Napier Advisors, Inc. (dba Exeter Asset Management) is the investment advisor of the Small Cap Series, World Opportunities Series, Commodity Series, High Yield Bond Series, Technology Series, International Series, Global Fixed Income Series, Life Sciences Series, , Pro-Blend Moderate Term Series, Pro-Blend Extended Term Series, Pro-Blend Conservative Series, Pro-Blend Maximum Term Series, Equity Series, Overseas Series, New York Tax Exempt Series, Ohio Tax Exempt Series and the Diversified Tax Exempt Series. Manning & Napier Advisors, Inc. (dba Exeter Asset Management) was the investment advisor to the Flexible Yield Series I, Flexible Yield Series II, Flexible Yield Series III, prior to their liquidation on February 24, 2000 and to the PureMark [R]
Series  prior to it's liquidation on April 25, 2003.   For information as to
the business, profession, vocation or employment of a substantial nature of Manning & Napier Advisors, Inc. its directors and officers, reference is made to Part B of this Registration Statement and to Form ADV as filed under the Investment Advisers Act of 1940 by Manning & Napier Advisors, Inc.

  ITEM  27.
PRINCIPAL  UNDERWRITERS.

(a)    Not  Applicable

(b) Manning & Napier Investor Services, Inc. is the Distributor for the Registrant's shares.




Name & Principal        Positions & Offices        Positions & Offices
---------------------  ----------------------  ---------------------------
Business Address          With Distributor           With Registrant
---------------------  ----------------------  ---------------------------
                       ----------------------  ---------------------------
B. Reuben Auspitz      President and Director  Director and Vice President
                       ----------------------  ---------------------------
1100 Chase Square
Rochester,  NY  14604

Julie Raschella        Director                N/A
                       ----------------------  ---------------------------
1100 Chase Square
Rochester,  NY  14604

Beth H. Galusha        Treasurer               N/A
                       ----------------------  ---------------------------
1100 Chase Square
Rochester,  NY  14604

Joelle West            Corporate Secretary     N/A
                       ----------------------  ---------------------------
1100 Chase Square
Rochester,  NY 14604

George Nobilski        Director                N/A
                       ----------------------  ---------------------------
1100 Chase Square
Rochester,  NY  14604
---------------------




(c) The Distributor does not receive any commissions or other form of compensation for its distribution services to the Registrant.

ITEM  28.
LOCATION  OF  ACCOUNTS  AND  RECORDS.

The accounts, books and other documents required to be maintained by Registrant pursuant to Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder are in the possession of Registrant except for the records required by Rule 31a-1(b)(2)(a) and (b), which are in the possession of the Custodian.

ITEM  29.
MANAGEMENT  SERVICES.

Not  Applicable.

ITEM  30.
UNDERTAKINGS.

Not  Applicable.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant duly certifies that it meets all of the requirements for effectiveness of this Registration Statement pursuant to Rule 485 (b) under the Securities Act of 1933 and has duly caused this Post-Effective Amendment No. 44 to the Registration Statement to be signed on
                              ----
its behalf by the undersigned, thereunto duly authorized, in the City of Rochester and State of New York on the 30thday of April, 2003.
                                              -----        ------  -----

          Exeter  Fund,  Inc.
          (Registrant)

          By  /s/William  Manning*
            ----------------------
                William  Manning
                 President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 44 to the Registration Statement has been signed
                               ---
below  by  the  following  persons  in the capacities and on the date indicated.



Signature                  Title                                                            Date
------------------------  ---------------------------------------------------------------  --------------
 /s/William Manning*
------------------------
William Manning
                          President                                                        April 30, 2003
                                                                                           --------------
/s/ B. Reuben Auspitz
------------------------
B. Reuben Auspitz
                          Principal Executive Officer, Director and Officer                April 30, 2003
                                                                                           --------------
/s/Martin F. Birmingham*
------------------------
Martin F. Birmingham
                          Director                                                         April 30, 2003
                                                                                           --------------
/s/Harris H. Rusitzky*
------------------------
Harris H. Rusitzky
                          Director                                                         April 30, 2003
                                                                                           --------------
/s/ Peter L. Faber*
------------------------
Peter L. Faber
                          Director                                                         April 30, 2003
                                                                                           --------------
/s/Stephen B. Ashley*
------------------------
Stephen B. Ashley
                          Director                                                         April 30, 2003
                                                                                           --------------
/s/ Christine Glavin
------------------------
Christine Glavin
                          Principal Financial Officer, Chief Financial Officer, Treasurer  April 30, 2003
                                                                                           --------------


*By:  /s/  Christine  Glavin
          Christine  Glavin,  Attorney-in-Fact
          Pursuant  to  Power  of  Attorney

                                  EXHIBIT INDEX




EX-99.I          Opinion  of  Morgan,  Lewis  &  Bockius.

EX-99.J          Consent  of  PricewaterhouseCoopers,  LLP.

EX-99.P          Amended  Code  of  Ethics  dated  April  25,  2003.

Cover     Cover  letter  from  Exeter  Fund,  Inc.

Cover     Cover  letter  from  Morgan,  Lewis  &  Bockius.